As filed with the Securities and Exchange Commission on May 22, 2023

Registration No. 333-271689

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO.1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Senmiao Technology Limited

(Exact name of registrant as specified in its charter)

Nevada	6199	35-2600898
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

16F, Shihao Square, Middle Jiannan Blvd.

High-Tech Zone, Chengdu

Sichuan, People’s Republic of China

+86 28 61554399

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Xi Wen, Chief Executive Officer

16F, Shihao Square, Middle Jiannan Blvd.

High-Tech Zone, Chengdu

Sichuan, People’s Republic of China

+86 28 61554399

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Elizabeth F. Chen, Esq.

Pryor Cashman LLP

7 Times Square

New York, New York 10036

(212) 326-0199

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED May 22, 2023

670,706 Shares of Common Stock Issuable upon Conversion of Series A

Convertible Preferred Stock

5,310,762 Shares of Common Stock Issuable upon

Exercise of Investor Warrants

55,149 Shares of Common Stock Issuable upon

Exercise of Placement Agent Warrants

SENMIAO TECHNOLOGY LIMITED

This prospectus relates to the possible resale or other disposition, from time to time, of up to 6,036,617 shares of common stock (the “common stock”) of Senmiao Technology Limited (“Senmiao”) issuable upon conversion of the Series  A Convertible Preferred Stock and exercise of the Warrants to purchase shares of common stock by the selling stockholders named in this prospectus or in supplements to this prospectus. See “Selling Stockholders.” We are registering the applicable shares of common stock to provide the selling stockholders with freely tradable securities. The registration of the shares of common stock covered by this prospectus does not necessarily mean that any shares of common stock will be sold by any of the selling stockholders, and Senmiao cannot predict when or in what amounts any of the selling stockholders may sell any shares of common stock offered by this prospectus. The prices at which the selling stockholders may sell the shares of common stock will be determined by prevailing market prices or at prices that may be obtained in negotiated transactions. Senmiao is filing the registration statement of which this prospectus is a part pursuant to contractual obligations that exist with the selling stockholders.

Senmiao is not selling any shares of common stock under this prospectus and will not receive any proceeds from any sale or disposition by the selling stockholders of the shares of common stock covered by this prospectus. However, Senmiao will receive proceeds in connection with the applicable exercise price of the Warrants to purchase shares of common stock, unless any of such Warrants will be exercised via cashless exercise to the extent provided for in the applicable Warrant. In addition, Senmiao has agreed to pay all fees and expenses incident to its contractual obligations to register the shares of our common stock. The selling stockholders from time to time may offer and sell the shares of common stock held by them directly or through one or more underwriters, broker-dealers or agents on terms to be determined at the time of sale, as described in more detail in this prospectus under “Plan of Distribution.” No shares of common stock may be sold without delivery of this prospectus describing the method and terms of the offering of such shares.

Senmiao’s common stock trades on the Nasdaq Capital Market, or Nasdaq, under the symbol “AIHS.” On May 19, 2023, the last reported sale price of Senmiao’s common stock on Nasdaq was $0.88 per share.

INVESTING IN SENMIAO’S SECURITIES INVOLVES SUBSTANTIAL RISKS. SENMIAO IS NOT A CHINESE OPERATING COMPANY, BUT A HOLDING COMPANY INCORPORATED IN NEVADA. AS A HOLDING COMPANY WITH NO MATERIAL OPERATIONS OF ITS OWN, IT CONDUCTS A SUBSTANTIAL MAJORITY OF ITS OPERATIONS THROUGH ITS OPERATING ENTITIES ESTABLISHED IN THE PEOPLE’S REPUBLIC OF CHINA, OR THE PRC, PRIMARILY ITS WHOLLY AND MAJORITY OWNED SUBSIDIARIES. THE COMMON STOCK OFFERED IN THIS PROSPECTUS ARE SHARES OF SENMIAO, A NEVADA HOLDING COMPANY THAT MAINTAINS SERVICE AGREEMENTS WITH THE ASSOCIATED OPERATING COMPANIES. SENMIAO AND ITS SUBSIDIARIES ARE SUBJECT TO CERTAIN LEGAL AND OPERATIONAL RISKS IN CHINA. PRC LAWS AND REGULATIONS GOVERNING THE COMPANY’S CURRENT BUSINESS OPERATIONS ARE SOMETIMES VAGUE AND UNCERTAIN, AND THEREFORE, THESE RISKS MAY RESULT IN A MATERIAL CHANGE IN THE SUBSIDIARIES’ OPERATIONS, SIGNIFICANT DEPRECIATION OF THE VALUE OF SENMIAO’S COMMON STOCK,

OR A COMPLETE HINDRANCE OF SENMIAO’S ABILITY TO OFFER OR CONTINUE TO OFFER ITS SECURITIES TO INVESTORS. IN THE PAST FEW MONTHS, THE PRC GOVERNMENT INITIATED A SERIES OF REGULATORY ACTIONS AND STATEMENTS TO REGULATE BUSINESS OPERATIONS IN CHINA WITH LITTLE ADVANCE NOTICE, INCLUDING CRACKING DOWN ON ILLEGAL ACTIVITIES IN THE SECURITIES MARKET, ENHANCING SUPERVISION OVER CHINA-BASED COMPANIES LISTED OVERSEAS USING VARIABLE INTEREST ENTITY STRUCTURE, ADOPTING NEW MEASURES TO EXTEND THE SCOPE OF CYBERSECURITY REVIEWS, AND EXPANDING THE EFFORTS IN ANTI-MONOPOLY ENFORCEMENT. SINCE THESE STATEMENTS AND REGULATORY ACTIONS ARE NEW, IT IS HIGHLY UNCERTAIN HOW SOON LEGISLATIVE OR ADMINISTRATIVE REGULATION MAKING BODIES WILL RESPOND AND WHAT EXISTING OR NEW LAWS OR REGULATIONS OR DETAILED IMPLEMENTATIONS AND INTERPRETATIONS WILL BE MODIFIED OR PROMULGATED, IF ANY, AND THE POTENTIAL IMPACT OF SUCH MODIFIED OR NEW LAWS AND REGULATIONS WILL HAVE ON THE COMPANY’S DAILY BUSINESS OPERATION, THE ABILITY TO ACCEPT FOREIGN INVESTMENTS AND LIST ON AN U.S. OR OTHER FOREIGN EXCHANGE. THE CHINESE REGULATORY AUTHORITIES COULD DISALLOW THE COMPANY’S STRUCTURE, WHICH COULD RESULT IN A MATERIAL CHANGE IN THE COMPANY’S OPERATIONS AND THE VALUE OF SENMIAO’S SECURITIES COULD DECLINE OR BECOME WORTHLESS. FOR A DESCRIPTION OF THE COMPANY’S CORPORATE STRUCTURE, SEE “CORPORATE STRUCTURE” ON PAGE 10. SEE ALSO “RISK FACTORS - RISKS RELATED TO OUR CORPORATE STRUCTURE” INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

SEE THE SECTION TITLED “RISK FACTORS” BEGINNING ON PAGE 14 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF SENMIAO’S COMMON STOCK.

NONE OF SENIMAO’S SUBSIDIARIES OR ITS FORMER VIES HAS ISSUED ANY DIVIDENDS OR DISTRIBUTIONS TO RESPECTIVE HOLDING COMPANIES, OR TO ANY INVESTORS AS OF THE DATE OF THIS PROSPECTUS. SENMIAO’S SUBSIDIARIES IN THE PRC GENERATE AND RETAIN CASH GENERATED FROM OPERATING ACTIVITIES AND RE-INVEST IT IN THE COMPANY’S BUSINESS. IN THE FUTURE, CASH PROCEEDS RAISED FROM OVERSEAS FINANCING ACTIVITIES, INCLUDING THE CASH PROCEEDS FROM THE CONVERSION OF THE SERIES A CONVERTIBLE PREFERRED STOCK AND THE EXERCISE OF THE WARRANTS BY THE SELLING STOCKHOLDERS REFERENCED IN THIS PROSPECTUS, MAY BE TRANSFERRED BY SENMIAO TO SENMIAO’S PRC SUBSIDIARIES VIA CAPITAL CONTRIBUTION AND SHAREHOLDER LOANS, AS THE CASE MAY BE.

THE MAJORITY OF SENMIAO’S INCOME IS RECEIVED IN RMB AND SHORTAGES IN FOREIGN CURRENCIES MAY RESTRICT THE COMPANY’S ABILITY TO PAY DIVIDENDS OR OTHER PAYMENTS, OR OTHERWISE SATISFY THE COMPANY’S FOREIGN CURRENCY DENOMINATED OBLIGATIONS, IF ANY. UNDER EXISTING PRC FOREIGN EXCHANGE REGULATIONS, PAYMENTS OF CURRENT ACCOUNT ITEMS, INCLUDING PROFIT DISTRIBUTIONS, INTEREST PAYMENTS AND EXPENDITURES FROM TRADE-RELATED TRANSACTIONS, CAN BE MADE IN FOREIGN CURRENCIES WITHOUT PRIOR APPROVAL FROM THE STATE ADMINISTRATION OF THE FOREIGN EXCHANGE (“SAFE”) IN THE PRC AS LONG AS CERTAIN PROCEDURAL REQUIREMENTS ARE MET. APPROVAL FROM APPROPRIATE GOVERNMENT AUTHORITIES IS REQUIRED IF RENMINBI IS CONVERTED INTO FOREIGN CURRENCY AND REMITTED OUT OF CHINA TO PAY CAPITAL EXPENSES SUCH AS THE REPAYMENT OF LOANS DENOMINATED IN FOREIGN CURRENCIES. THE PRC GOVERNMENT MAY, AT ITS DISCRETION, IMPOSE RESTRICTIONS ON ACCESS TO FOREIGN CURRENCIES FOR CURRENT ACCOUNT TRANSACTIONS AND IF THIS OCCURS IN THE FUTURE, SENMIAO MAY NOT BE ABLE TO PAY DIVIDENDS IN FOREIGN CURRENCIES TO ITS SHAREHOLDERS. SEE THE SECTION TITLED “CASH TRANSFER AND DIVIDEND PAYMENT” BEGINNING ON PAGE 19 OF THIS PROSPECTUS FOR DETAILS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 22, 2023

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the Selling Stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of common stock covered by this prospectus. You should rely only on the information contained in this prospectus or any related prospectus supplement. Senmiao has not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only on the date of this prospectus. The Company’s business, financial condition, results of operations and prospects may have changed since such date. Other than as required under the federal securities laws, Senmiao undertakes no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any shares of common stock other than the shares of common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

Some of the industry data contained in this prospectus is derived from data from various third-party sources. Senmiao has not independently verified any of this information and cannot assure you of its accuracy or completeness. Such data is subject to change based on various factors, including those discussed under the “Risk Factors” section beginning on page 27 of this prospectus.

Unless otherwise stated in this prospectus, references to:

●	“China” or the “PRC” refers to the People’s Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, Macau and Taiwan;
●	“Corenel” refers to Chengdu Corenel Technology Limited, a PRC limited liability company and wholly owned subsidiary of Senmiao Consulting;
●	“Hunan Ruixi” refers to Hunan Ruixi Financial Leasing Co., Ltd., a PRC limited liability company and our majority owned subsidiary in China;
●	“Jiekai” refers to Chengdu Jiekai Technology Ltd., a PRC limited liability company in China and a majority owned subsidiary of Corenel.
●	“Jinkailong” refers to Sichuan Jinkailong Automobile Leasing Co., Ltd., our former variable interest entity, a PRC limited liability company with 35% equity interest held by Hunan Ruixi;
●	“Operating Entities” refers to Corenel, Hunan Ruixi, Jiekai, Senmiao Consulting, XXTX and Yicheng.
●	“RMB” and “Renminbi” refer to the legal currency of China;
●	“Ruixi Leasing” refers to Hunan Ruixi Automobile Leasing Co., Ltd., the former wholly owned subsidiary of Hunan Ruixi;
●	“Senmiao” refers to Senmiao Technology Limited.
●	“we,” “us,” “the Company”, “our company” and “our” refer to Senmiao Technology Limited., its subsidiaries and its former consolidated variable interest entities;
●	“Senmiao Consulting” refers to Sichuan Senmiao Zecheng Business Consulting Co., Ltd., a PRC limited liability company and our wholly owned subsidiary in China;
●	“Sichuan Senmiao” refers to Sichuan Senmiao Ronglian Technology Co., Ltd., a PRC limited liability company, the majority owned subsidiary of Senmiao Consulting and our former variable interest entity in China;
●	“U.S. dollars,” “$,” and “dollars” refer to the legal currency of the United States;
●	“XXTX” refers to Hunan Xixingtianxia Technology Co., Ltd. and its subsidiaries, a PRC limited liability company and wholly owned subsidiary of Senmiao Consulting;
●	“Yicheng” refers to Sichuan Senmiao Yicheng Assets Management Co., Ltd., formerly named Yicheng Financial Leasing Co., Ltd., a PRC limited liability company and our wholly owned subsidiary in China; and
●	“Youlu” refers to Chengdu Youlu Technology Ltd., our former variable interest entity in China.

We use U.S. dollars as reporting currency in our financial statements and in this prospectus. Monetary assets and liabilities denominated in Renminbi are translated into U.S. dollars at the rates of exchange as of the balance sheet date, equity accounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rate for the period. In other parts of this prospectus, any Renminbi denominated amounts are accompanied by translations. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. The PRC government restricts or prohibits the conversion of Renminbi into foreign currency and foreign currency into Renminbi for certain types of transactions.

PROSPECTUS SUMMARY

This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before buying common stock in this offering. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements, before deciding whether to invest in this offering.

Overview

Senmiao is not a Chinese operating company but a U.S. holding company incorporated in the State of Nevada on June 8, 2017. As a holding company with no material operations of its own, Senmiao conducts a substantial majority of its operations through its operating entities established in the PRC, including its subsidiaries and former variable interest entities (“VIEs”). Senmiao received the economic benefits of its former VIEs’ business operations through certain contractual arrangements. The VIE structure was used to allow non-Chinese companies to consolidate the financial statements of the China-based companies where Chinese law prohibits or restricts direct foreign investment in the operating companies, and that investors may never directly hold equity interests in the Chinese operating entities. As of March 31, 2022, Senmiao has terminated all its VIE Agreements and has no VIEs in its consolidation scope for its consolidated financial statements since March 31, 2022.

We provide automobile transaction and related services focusing on the online ride-hailing industry in the People’s Republic of China (“PRC” or “China”) through our wholly owned subsidiaries, Yicheng, Corenel and Jiekai, and our majority owned subsidiary, Hunan Ruixi, and its equity investee company and former VIE, Jinkailong. Since October 2020, we have been operating an online ride-hailing platform through XXTX, which is a wholly owned subsidiary of Senmiao Consulting. XXTX’s platform enables qualified ride-hailing drivers to provide transportation services mainly in Chengdu, Changsha, Guangzhou and other 23 cities in China as of the date of this prospectus. Our business includes Automobile Transaction and Related Services and Online Ride-hailing Platform Services, which constituted a series of services as follows:

Automobile Transactions and Related Services

Our automobile transaction and related services (the “Automobile Transaction and Related Services”) are mainly comprised of (i) automobile operating lease where we provide car rental services to individual customers to meet their personal needs with lease term no more than twelve months (the “Auto Operating Leasing”); (ii) automobile financing where we provide our customers with auto finance solutions through financing leases (the “Auto Financing”); (iii) automobile sales where we sell new purchased or used cars to our customers (the “Auto Sales”); (iv) service fees from new energy vehicles (“NEVs”) leasing and purchase services where we charge NEVs lessees or automobile purchasers for a series of the services provided to them throughout the leasing or purchase process based on the chosen product solutions, such as credit assessment, preparation of financing application materials, assistance with closing of financing transactions, license and plate registration, payment of taxes and fees, purchase of insurance, installation of GPS devices, ride-hailing driver qualification and other administrative procedures; and (v) other supporting services provided to online ride-hailing drivers. Our Operating Entities started the facilitation and supporting services in November 2018, the sale of automobiles in January 2019, and financial and operating leasing in March 2019, respectively.

Auto Operating Leasing

We, through our subsidiaries, Hunan Ruixi, Corenel, and former VIE, Jinkailong (the “Auto Business Entities”) in China, have generated revenue since March 2019 from operating lease services, where the Auto Business Entities lease their own automobiles, sublease automobiles leased from third-parties or rendered from certain online ride-hailing drivers they served before with their authorization, to other individuals, including new online ride-hailing drivers, for a lease term of no more than twelve months. Due to the intense competition and the COVID-19 pandemic, as of March 31, 2022, approximately 1,327 historical online ride-hailing drivers have exited the online ride-hailing business and rendered their automobiles to Hunan Ruixi is and Jinkailong. Hunan Ruixi is and Jinkailong was authorized to sublease or sell these drivers’ automobiles in order to offset the repayments those drivers owed to us and the financial institutions. The Auto Business Entities leased over 2,300 automobiles with an average monthly rental income of approximately $460 per automobile, resulting in rental income of $1,722,480, for the year ended March 31, 2022. Excluding Jinkailong, our other Auto Business Entities leased over 1,600 automobiles with an average monthly rental income of $389 per automobile, resulting in a rental income of $2,570,959, for the nine months ended December 31, 2022.

Auto Financial Leasing

Hunan Ruixi began offering auto financing services in March 2019 and began to generate interest income from providing financial leasing services to ride-hailing drivers in April 2019. In a self-operated financing transaction, Hunan Ruixi is a lessor and a customer (i.e., online ride-hailing driver) is a lessee. Hunan Ruixi offers to the customer a selection of automobiles that were purchased by Hunan Ruixi in advance. The customer will choose the desirable automobile to be purchased and enter into a financing lease with Hunan Ruixi. During the term of the financing lease, the customer will have use rights with respect to the automobile. Hunan Ruixi will obtain title to the automobile upfront and retain such title during the term of the financing lease, as lessor. At the end of the lease term, the customer will pay a minimal price and obtain full title of the automobile after the financing lease is repaid in full. In connection with the financing lease, the customer will enter into a service agreement with Hunan Ruixi. We recognized a total interest income of $101,828 and $30,965 for the year ended March 31, 2022 and the nine months ended December 31, 2022, respectively.

Auto Sales

Our Auto Business Entities are also engaged in the sales of automobiles through Hunan Ruixi and our former VIE, Jinkailong. Due to the increased competition in the online ride-hailing markets in Chengdu and Changsha, and the adverse impact of COVID-19 across mainland China, our Auto Business Entities have shifted their business focus to automobile leasing so the sales of automobiles has significantly decreased. Excluding Jinkailong, our other Auto Business Entities sold one new and five used automobiles, resulting in income of $26,019 during the year ended March 31, 2022. We sold 41 used automobiles resulting in income of $225,900 during the nine months ended December 31, 2022.

Service fees from NEVs leasing

Our Auto Business Entities charge lease service fees to lessees who rent NEVs from us, in accordance with the increasing demand for NEVs in the online ride-hailing industry in Chengdu, Changsha and Guangzhou. The amount of services fees for NEV leasing is based on its product solutions. We had revenue of $126,227 and $291,675 for the year ended March 31, 2022 and the nine months ended December 31, 2022, respectively.

Auto Management and Guarantee Services and automobile purchase services

The management and guarantee services of Hunan Ruixi are and the management and guarantee services of Jinkailong were provided to online ride-hailing drivers after the delivery of automobiles, covering (i) management services including, without limitation, ride-hailing driver training, assisting with purchase of insurances, insurance claims and after-sale automobile services, handling traffic violations and other consulting services; and (ii) guarantee services for the obligations of online ride-hailing drivers under their financing arrangement with financial institutions. The management and guarantee fees of Hunan Ruixi are and the management and guarantee fees of Jinkailong were based on the costs of our services and the results of our credit assessment of the automobile purchasers. We had revenue of $73,554 and $31,659 for the year ended March 31, 2022 and the nine months ended December 31, 2022, respectively.

As of December 31, 2022 and March 31, 2022, the maximum contingent liabilities that Hunan Ruixi would be exposed to, was approximately $0.47 million and $0.8 million, respectively, assuming all automobile purchasers were in default, which could cause an increase in guarantee expense and cash outflow in financing activities. As of December 31, 2022 and March 31, 2022, the maximum contingent liabilities of Jinkailong, our equity investee company and former VIE, would be exposed to were approximately $4.7 million and $6.3 million, respectively, assuming all automobile purchasers were in default. As of March 31, 2022, approximately $4.8 million, including interest of $286,000, due to financial institutions, of all the automobile purchases Jinkailong serviced were past due.

Hunan Ruixi also generates revenues from providing a series of automobile purchase services throughout the automobile purchase transaction process, including sales-type lease. We had revenue of $1,468 from two new automobiles purchase transactions during the year ended March 31, 2022. While we had revenue of $21,192 from ten automobiles purchase transactions during the nine months ended December 31, 2022.

Since November 22, 2018, the acquisition date of Hunan Ruixi, and as of March 31, 2022, the Auto Business Entities have facilitated financing for an aggregate of 1,687 automobiles with a total value of approximately $26.1 million, sold an aggregate of 1,423 automobiles with a total value of approximately $13.8 million and delivered approximately 2,321 automobiles under operating leases and 131 automobiles under financing leases to customers, the vast majority of whom are online ride-hailing drivers. As of December 31, 2022, the Auto Business Entities have facilitated financing for an aggregate of 1,687 automobiles with a total value of approximately $24.4 million, sold an aggregate of 1,465 automobiles with a total value of approximately $14.1 million and delivered approximately 2,942 automobiles under operating leases and 139 automobiles under financing leases to customers, the vast majority of whom are online ride-hailing drivers.

Ride-Hailing Platform Services

As part of our goal to provide an all- solution for online ride-hailing drivers as well as to increase our competitive power in an increasingly competitive online ride-hailing industry and to take advantage of the market potential, in October 2020, we, through XXTX, began operating an online ride-hailing platform (called Xixingtianxia) in Chengdu. Our ride hailing platform enables qualified ride-hailing drivers to provide application-based transportation services in China. XXTX holds a national online reservation taxi operating license. The platform is presently servicing ride-hailing drivers in 26 cities China, including Chengdu, Changsha, Guangzhou and so on, providing them with a platform to view and take customer orders for rides. XXTX currently collaborates with Gaode Map, a well-known aggregation platform in China on our ride-hailing platform services. Under the collaboration, when a rider searches for taxi/ride-hailing services on the aggregation platform, the platform provides such rider a number of online ride-hailing platforms for selection, including ours and if our platform is selected by the rider, the order will then be distributed to registered drivers on our platform for viewing and acceptance. The rider may also simultaneously select multiple online ride-hailing platforms, in which case, the aggregation platform will distribute the requests to different online ride-hailing platforms which they cooperate with, based on the number of available drivers using the platform in a certain area and these drivers’ historical performance, among other things. XXTX generates revenue from providing services to online ride-hailing drivers to assist them in providing transportation services to the riders looking for taxi/ride-hailing services. XXTX earns commissions for each completed order as the difference between an upfront quoted fare and the amount earned by a driver based on actual time and distance for the ride charged to the rider (the “Online Ride-hailing Platform Services”). XXTX settles its commissions with the aggregation platforms on a weekly basis.

The following chart illustrates our typical process of our ride-hailing platform services:

The acquisition of XXTX has brought us a new stream of revenue and helped achieve our goal of providing an all-encompassing solution for online ride-hailing drivers. During the year ended March 31, 2022, approximately 11.5 million rides with gross fare of approximately $37.3 million were completed through Xixingtianxia and an average of over 9,500 ride-hailing drivers completed rides and earned income through Xixingtianxia (the “Active Drivers”) each month. During the year ended March 31, 2022, we earned online ride-hailing platform service fees of approximately $2.7 million, netting off approximately $3.4 million incentives paid to Active Drivers.

During the nine months ended December 31, 2022, approximately 4.8 million rides with gross fare of approximately $15.7 million were completed through Xixingtianxia and an average of over 5,200 Active Drivers each month. During the nine months ended December 31, 2022, we earned online ride-hailing platform service fees of approximately $3.0 million, netting off approximately $0.4 million in incentives paid to Active Drivers.

Our executive offices are located in Chengdu City, Sichuan Province, China. Substantially all of our operations are conducted in China. We plan to expand our driver base for the platform and automobile rental business while strengthening the royalty of the drivers who both lease our cars and use our platform while expanding, but our platform is available to others. We plan to launch Xixingtianxia in more cities across China in the next 12 months.

Our Corporate History

Senmiao Technology Limited was incorporated in the State of Nevada on June 8, 2017. It established a wholly owned subsidiary, Senmiao Consulting in China in July 2017. Sichuan Senmiao, our former VIE, now a majority owned subsidiary of Senmiao Consulting, was established in China in June 2014. Senmiao Consulting provided services to Sichuan Senmiao, pursuant to a series of contractual arrangements (the “VIE Agreements”) with Sichuan Senmiao and each of its equity holders. Senmiao Consulting became the primary beneficiary of Sichuan Senmiao. The contractual arrangements had been in place since the establishment of Senmiao Consulting (the “Restructuring”). On March 23, 2022, shareholders with 94.5% equity interests of Sichuan Senmiao and Senmiao Consulting terminated the VIE Agreements. On March 28, 2022, these shareholders further sold a total of 94.5% equity interests of Sichuan Senmiao to Senmiao Consulting with a total consideration of zero due to continuous loss. Sichuan Senmiao became the majority owned subsidiary of Senmiao Consulting accordingly.

On September 25, 2016, Sichuan Senmiao acquired a P2P platform (including website, internet content provider (“ICP”) registration, operating systems, servers, management system, employees and users) from Sichuan Chenghexin Investment and Asset Management Co., Ltd. (“Chenghexin”), which had established and operated the platform for two years prior to our acquisition (the “Acquisition”), for a total cash consideration of RMB69,690,000 (approximately $10.1 million). Prior to the Acquisition, Sichuan Senmiao was a holding company that owned a 60% equity interest in an equity investment fund management company. Sichuan Senmiao sold its 60% equity interest for a cash consideration of RMB60 million (approximately $8.9 million) immediately following the Acquisition, in order to focus on the online marketplace lending business. The Company ceased the online lending services business in October 2019.

On November 21, 2018, Senmiao entered into an Investment and Equity Transfer Agreement (the “Investment Agreement”) with Hunan Ruixi and all the shareholders of Hunan Ruixi, pursuant to which Senmiao acquired an aggregate of 60% of the equity interest of Hunan Ruixi with a consideration of zero. Senmiao closed the acquisition on November 22, 2018 and agreed to make a cash contribution of $6,000,000 to Hunan Ruixi, representing 60% of its registered capital, in accordance with the Investment Agreement. Senmiao has made the full cash contributions (in the aggregate amount of $6,000,000) to Hunan Ruixi. Hunan Ruixi holds a business license for automobile sales and financial leasing and has been engaged in automobile financial leasing services and automobile sales since March 2019 and January 2019, respectively.

Hunan Ruixi had a wholly owned subsidiary, Ruixi Leasing, a PRC limited liability company formed in April 2018 with a registered capital of RMB10 million (approximately $1.5 million). Ruixi Leasing had no operations and was dissolved in June 2022.

Hunan Ruixi also owns 35% equity interest in Jinkailong and used to receive economic benefits of the remaining 65% equity interest through two voting agreements with other shareholders of Jinkailong. On March 31, 2022, the voting agreements were terminated by other shareholders of Jinkailong and Hunan Ruixi. As a result, Jinkailong ceased to be a VIE. Jinkailong is an automobile transaction and related services company in Chengdu City, Sichuan Province, China, which primarily targets drivers in the ride-hailing service sector, focus on automobile operating lease, and facilitates sales and financing transactions for its clients and provides relevant after-transaction services to them. Although Jinkailong was ceased from our consolidation scope since March 31, 2022, Huana Ruixi, Corenel and Jiekai continuously provide automobile transaction and related services similar to Jinkailong in Changsha and Chengdu.

In May 2019, Senmiao formed its wholly owned subsidiary, Yicheng, with a registered capital of $50 million in Chengdu City, Sichuan Province, China. Yicheng obtained its business licenses for automobiles sale and has engaged in the sales of automobiles since June 2019. Yicheng used to have a license of financial leasing, which was terminated since June 2022. As of the date of this prospectus, Senmiao has made contributions in an aggregate amount of $5,750,000 to Yicheng.

On September 11, 2020, Senmiao Consulting entered into an Investment Agreement relating to XXTX with all the original shareholders of XXTX, pursuant to which Senmiao Consulting would make an investment of RMB3.16 million (approximately $0.5 million) in XXTX in cash and obtain 51% equity interest accordingly. As of the date of this prospectus, the Company had remit approximately full amount of investment to XXTX pertained to above mentioned XXXT Investment Agreement.

On October 23, 2020, the registration procedures for the change in shareholders and registered capital were completed and XXTX became a majority owned subsidiary of Senmiao Consulting. On February 5, 2021, Senmiao Consulting and all the original shareholders of XXTX entered into a supplementary agreement related to XXTX’s Investment agreement (the “XXTX Increase Investment Agreement”). Under the XXTX Increase Investment Agreement, all the shareholders of XXTX agreed to increase the total registered capital of XXTX to RMB50.8 million (approximately $7.14 million). Senmiao Consulting shall pay another investment amounted to RMB36.84 million (approximately $5.18 million) in cash in exchange of additional 27.74% of XXTX’s equity interest. As of the date of this prospectus, the Company had remit approximately RMB36.60 million ($5.30 million) to XXTX pertained to above mentioned XXXT Increase Investment Agreement.

On October 22, 2021, the Company, Senmiao Consulting, XXTX and its other shareholders further entered into a Share Swap Agreement (the “Share Swap Agreement”), pursuant to which the Company, through Senmiao Consulting, purchased all of the remaining equity interests the original shareholders hold in XXTX at a total purchase price of $3.5 million, payable in the Company’s shares of common stock, par value $0.0001 per share at a per share price of the average closing price of a share of common stock reported on the Nasdaq Capital Market for ten (10) trading days immediately preceding the date of the Share Swap Agreement. On November 9, 2021, the issuance of 533,167 (5,331,667 pre reverse split) shares of the Company’s common stock for this transaction has been completed and on December 31, 2021, the registration procedures for the change in shareholders was completed. As a result, XXTX became a wholly-owned subsidiary of Senmiao Consulting. As of the filing date of these unaudited condensed consolidated financial statements, Senmiao Consulting has made a cumulative capital contribution of RMB39.76 million (approximately $5.76 million) to XXTX and the remaining amount is expected to be paid before December 31, 2025. As of the date of this prospectus, XXTX had ten wholly owned subsidiaries and only one of them has operations.

In December 2020, Senmiao Consulting formed a wholly owned subsidiary, Corenel, with a registered capital of RMB10.0 million (approximately $1.6 million) in Chengdu City, Sichuan Province. Corenel is engaged in automobile operating lease since March 2021.

In December 2020, Hunan Ruixi and a third party jointly formed a subsidiary, Chengdu Xichuang Technology Service Co., Ltd. (“Xichuang”), with a registered capital of RMB200,000 (approximately $32,000) in Chengdu City, Sichuan Province. Hunan Ruixi holds 70% of the equity interests of Xichuang. In August 2021, Hunan Ruixi signed an equity transfer agreement with the remaining shareholder of Xichuang. Pursuant to the equity transfer agreement, the remaining shareholder of Xichuang would transfer 30% of his shares to Hunan Ruixi for free. However, in November 2021, Xichuang was dissolved. The dissolution of Xichuang did not have a material impact to the Company’s financial results.

In April 2021, Senmiao formed Senmiao Technology (Hong Kong), Ltd. (“Senmiao HK”), a limited liability company with a registered capital of $10,000 in Hong Kong. We hold 99.99% of the equity interests of Senmiao HK. As of the date of this prospectus, Senmiao HK has no operations.

In March 2022, Corenel and another company in Chengdu formed a subsidiary, Jiekai, with a registered capital of RMB500,000 (approximately $80,000) in Chengdu City, Sichuan Province. Corenel holds 51% equity interests of Jiekai. Jiekai is engaged in automobile operating lease business since April 2022.

Our Corporate Structure

The following diagram illustrates the Company’s corporate structure, including its subsidiaries and equity investment as of the date of this prospectus:

Recent Developments

1-for-10 Reverse Stock Split

We implemented a 1-for-10 reverse stock split on our common stock, which became effective on April 6, 2022. In connection with the reverse stock split, we filed a Certificate of Change with the State of Nevada to reduce the authorized number of shares of our common stock from 100,000,000 shares to 10,000,000 shares, the reduction at the same ratio as its issued and outstanding shares of common stock. No amendment to our Articles of Incorporation and no stockholder’s approval are required pursuant to Nevada Revised States 78.207 and 78.209.

November 2021 Private Placement

On November 10, 2021, Senmiao completed a private placement (the “Private Placement”) of approximately $5 million with certain institutional investors. Pursuant to the securities purchase agreement, Senmiao sold its Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”) to initially acquire up to an aggregate number of shares of common stock of Senmiao equal to the number of shares of common stock to be issued upon conversion of the Preferred Shares at $0.68 per share (the “Initial Conversion Price”). The purchase price for the Preferred Shares was $1,000 per each Preferred Share.

FT Global acted as the exclusive placement agent for the Private Placement and received a cash fee equal to 7.5% of the aggregate proceeds received by Senmiao in the Private Placement. In addition to the cash fees, Senmiao issued to FT Global warrants to purchase an aggregate of up to 7.5% of the aggregate number of the Conversion Shares. The placement agent warrants shall generally be on the same terms and conditions as the investor warrants, exercisable at a price of $0.68 per share, provided that placement agent warrants will not provide for certain anti-dilution protections included in the investor warrants.

Senmiao raised approximately $4.4 million in the Private Placement, net of placement agent fees and other expenses, to support our working capital requirements. In connection with the Private Placement, Senmiao also issued warrants to the investors to purchase up to an aggregate number of shares of common stock equal to the number of shares of common stock to be issued upon conversion of the Series A Convertible Preferred Stock at the Initial Conversion Price. Pursuant to the Warrants Purchase Agreement of the November 2021 Investors Warrants, if at any time and from time to time on or after the issuance date there occurs any stock split, stock dividend, stock combination recapitalization or other similar transaction involving the common stock (“Stock Combination Event”) and the event market price is less than the original exercise price of $0.82 then in effect, then on the sixteenth (16th) trading day immediately following such Stock Combination Event, the exercise price then in effect on such sixteenth (16th) trading day shall be reduced (but in no event increased) to the event market price. As the 1-for-10 reverse stock split on the Company’s common stock became effective on April 6, 2022, the exercise price of the November 2021 Investors Warrants was adjusted to $1.13 and the total number of shares of the November 2021 Investors Warrants was adjusted to 5,335,763.

Pursuant to the certificate of designations for the Series A Convertible Preferred Stock (the “COD”), at any time after the initial issuance date, each holder shall be entitled to convert any portion of the outstanding Preferred Shares held by such holder into shares of Common Stock (the “Conversion Shares”) at Initial Conversion Price, which shall be adjusted to the greater of $0.41 per share or 85% of the closing bid price of Senmiao’s Common Stock reported on the NASDAQ Capital Market on the Applicable Date. As the 1-for-10 reverse stock split on the Company’s common stock became effective on April 6, 2022, the exercise price of the November 2021 Investors Warrants was adjusted to $4.10. As of April 25, 2023, 3,459 shares of Series A Convertible Preferred Stock had been converted to 1,596,125 shares of common stock. On August 9, 2022, we agreed with certain investors to further reduce the conversion price of the Series A Convertible Preferred Shares from $4.10 to $2.00 and to increase the number of the shares of common stock that are available to be issued upon conversion of the Preferred Shares from 1,092,683 to 2,240,000.

Former VIE Agreements with Sichuan Senmiao

Senmiao Consulting, Sichuan Senmiao and all the shareholders of Sichuan Senmiao (the “Sichuan Senmiao Shareholders”) entered into an Equity Interest Pledge Agreement, an Exclusive Business Cooperation Agreement, an Exclusive Option Agreement, Power of Attorneys, and Timely Report Agreements in September 2017 (collectively, the “Sichuan Senmiao VIE Agreements”). For the details of such agreements, please refer to the audited financial statements contained in our annual report on Form 10-K filed with the SEC on July 15, 2022. According to the VIE Agreements, Senmiao Consulting was the primary beneficiary of Sichuan Senmiao, and the financial statements of Sichuan Senmiao are consolidated in the accompanying consolidated financial statements. On March 23, 2022, Senmiao Consulting and other shareholders holding 94.5% equity interests of Sichuan Senmiao terminated the Sichuan Senmiao VIE Agreements and purchased Sichuan Senmiao’s 94.5% equity interests with total consideration of zero. Sichuan Senmiao became the majority owned subsidiary of Senmiao Consulting accordingly. The termination and equity transaction has no significant impact on the consolidated financial statements.

Former Voting Agreements with Jinkailong’s Other Shareholders

Hunan Ruixi entered into two voting agreements signed in August 2018 and February 2020, respectively, as amended (the “Voting Agreements”), with Jinkailong and other Jinkailong’s shareholders holding aggregate of 65% equity interest. Pursuant to the Voting Agreements, all other Jinkailong’s shareholders will vote in concert with Hunan Ruixi on all fundamental corporate transactions in the event of a disagreement for periods of 20 years and 18 years, respectively, ending on August 25, 2038.

On March 31, 2022, Ruixi entered into an Agreement for the Termination of the Agreement for Concerted Action by Shareholders of Jinkailong (the “Termination Agreement”), pursuant to which the Voting Agreements mentioned above shall be terminated as of the date of the Termination Agreement. The termination will not impair the past and future legitimate rights and interests of all parties in Jinkailong. As of March 31, 2022, the parties no longer maintained a concerted action relationship with respect to the decision required to take concerted action at its shareholders meetings as stipulated in the Voting Agreements. Each party shall independently express opinions and exercise various rights such as voting rights and perform relevant obligations in accordance with the provisions of laws, regulations, normative documents and the Jinkailong’s articles of association.

As a result of the Termination Agreement, the Company no longer has a controlling financial interest in Jinkailong and has determined that Jinkailong was deconsolidated from the Company’s consolidated financial statements effective as of March 31, 2022.

However, as Hunan Ruixi still holds 35% equity interests in Jinkailong, Jinkailong is the equity investee company of the Company since then. As of March 31, 2022 and December 31, 2022, the paid-in capital of Jinkailong is zero.

Former VIE Agreements with Youlu

On December 7, 2021, XXTX entered into a series of contractual arrangements (collectively, the “Youlu VIE Agreements”) with Youlu and each of its equity holders (“Youlu Shareholders”). The term of Youlu is similar to the VIE Agreements with Sichuan Senmiao as described above. According to the VIE Agreements, Youlu was obligated to pay XXTX service fees approximately equal to its net income. Youlu’s entire operations were, in fact, directly controlled by XXTX. There were no unrecognized revenue-producing assets that were held by Youlu. However, on March 31, 2022, the Youlu VIE Agreements were terminated by XXTX and Youlu Shareholders. As Youlu had limited operation, the termination has no significant impact on our consolidated financial statements.

Actual and Potential Impact of Ongoing Coronavirus (COVID-19) in China on Our Business

Impact on the Automobile Transactions and Related Services

Our Automobile Transactions and Related Services have been gradually recovering from the adverse impact of COVID-19 pandemic. As of December 31, 2022, 107 online ride-hailing drivers Hunan Ruixi serviced rendered their automobiles to Hunan Ruixi. As a result, we recorded accumulated allowance for doubtful accounts of approximately $372,006 for them. As most of the leasing term of the automobiles we delivered in Changsha in prior periods has come to the end, during the nine months ended December 31, 2022, the number of newly rendered automobiles decreased to 7 as compared with 25 during the nine months ended December 31, 2021.

However, our daily cash flow will be adversely impacted as a result of the unsatisfied collection from the online ride-hailing drivers and our potential guarantee expenditure pursuant to the financing agreements we guaranteed. Our cash flow has been adversely impacted by local resurgences of COVID-19 in Chengdu, Changsha and Guangzhou while the COVID measures in China keep applying the current control and prevention measures especially from September to November 2022, which had negative impact on the online ride-hailing market accordingly due to travel restriction. In addition, our automobile purchasers and lessees may be unable to generate sufficient income to make their monthly installment payments, which may create a significant risk of continuing default from our automobile purchasers or lessees. As a result, we may have to repay the defaulted amount as a guarantor or lose the monthly rental revenue. If we experience a widespread default by our automobile purchasers/lessees, our cash flow and results of operations will be materially and adversely affected. As a consequence, we could face shortfalls in liquidity without extra financing resources for the foreseeable future and lose the ability to grow our business or may even be required to scale down or restructure our operations..

Impact on the Ride-Hailing Platform Services

XXTX commenced the operation of its online ride-hailing platform since late October 2020 and have witnessed the decrease in online ride-hailing orders in July 2021, November 2021, February 2022, September 2022 and December 2022, when Chengdu, Changsha and Guangzhou reported several confirmed COVID-19 cases. Under the zero-tolerance approach to smothering Covid outbreaks in China, the local government usually ensured concrete and effective measures to fight against the resurgence, including suspending some traffic activities in certain medium-risk and high-risk areas. Fewer people took ride-hailing trips as a result and the average daily rides completed through our platform decreased and our income decreased accordingly. The average daily rides completed through our platform decreased by approximately 20% to 30% compared to that before the reporting of the new COVID-19 cases in these cities and recovered one to two weeks later as the new confirmed cases were fully under control. Furthermore, the online ride-hailing services in Chengdu was temporally suspended by the Municipal Communications Commission of Chengdu from September 1 to September 18, 2022, when Chengdu reported accumulated over 1,000 COVID-19 cases since late August 2022. We also had no income from the online ride-hailing platform services in Chengdu during those periods. The total number of rides completed through our platform in September 2022 decreased by approximately 35% compared with the prior months. Consequently, the income of our Automobile Transaction and Related Services customers who ran their business through the online ride-hailing platforms also decreased during this period.

Since March 2022, major outbreaks of the Omicron variant of COVID-19 occurred in many parts of China. These outbreaks resulted in lockdowns, highway closures and other restrictive measures across China, which caused severe hardships to countless dealers and consumers. Furthermore, Chengdu suffered an infection peak in the middle of December, after China shifted the prevention and control of COVID-19 infection strategy in December 2022. Base on the surveys released from Sichuan Provincial

Center for Disease Control and Prevention, the actual infection rate of the surveyed population was estimated to be over 80 percent. And the peak of positive detection in the whole province was concentrated from December 12 to 23, which caused significant decreasing orders for online ride-hailing in December. The central government of China has adjusted the prevention and control measures of COVID-19, and gradually restored the order of production and life, which would bring optimism for us to operate our online ride-hailing platform in the next 12 months. We may have a larger cash outflow in our daily operations in the next twelve months as we expand our Online Ride-hailing Platform Services in more cities in China and incur more marketing and promotion expenses. Our cash flow situation may worsen if the COVID-19 pandemic resurges in China.

Any of these factors related to COVID-19 and other similar or currently unforeseen factors beyond our control could have an adverse effect on our overall business environment, causing uncertainties in the regions in China where we conduct business, and causing our business to suffer in ways that we cannot predict and materially and adversely impact our business, financial condition and results of operations.

Corporate Information

Our principal executive offices are located at 16F, Building A, Shihao Square, Middle Jiannan Blvd., High-Tech Zone, Chengdu, Sichuan, China 610000, and our telephone number is +86 28 61554399. Our website address is http://www.senmiaotech.com. Information contained on our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making any investment decision, you should carefully consider the risk factors set forth below, the information under the caption “Risk Factors” in any applicable prospectus supplement, any related free writing prospectus that we may authorize to be provided to you and any subsequent filings with SEC, all of which are incorporated by reference in this prospectus.

These risks could materially affect our business, results of operation or financial condition and affect the value of our securities. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment. You could lose all or part of your investment. For more information, see “Where You Can Find More Information.”

Risk Factors Summary

Risks Related to Our Business and Industry

●	We recently launched our own online ride-hailing platform, which makes it difficult for investors to evaluate the success of this business to date and to assess the future viability of this business.
●	Relationship between us, our affiliates and Gaode Maps, Meituan and other cooperated partners such as Xiehua and Anma is crucial to our ability to grow our business, results of operations and financial condition.
●	If we are unable to repossess the car collateral for delinquent financing payments of the automobile purchasers referred by us or do so in a cost-effective manner or if our ability to collect delinquent financing payments is impaired, our business and results of operations would be materially and adversely affected. We may also be subject to risks relating to third-party debt collection service providers whom we engage for the recovery and collection of loans.
●	We are exposed to credit risk in our auto financing and prior auto financing facilitation businesses.
●	We are required to obtain licenses and permits related to financing and lending in China for our business operations.
●	Our failure to lease cars that we purchased from dealers or leased from other automobile rental companies with a satisfied utilization may have a material and adverse effect on our business, financial condition and results of operations.
●	If data provided by automobile lessees and other third-party sources or collected by us are inaccurate, customer trust in us could decline.

●	We may be subject to product liability claims if people or property are harmed by vehicles purchased through us.
●	If our safety system fails to ensure user safety while using our online ride-hailing platform, our business, results of operations and financial condition could be materially and adversely affected.
●	If we fail to cost-effectively attract and retain online ride-hailing drivers, or to increase utilization of our platform by existing users, our business, results of operations and financial condition could be materially and adversely affected.
●	Any significant disruption in our IT systems could materially and adversely affect our business.
●	If we fail to obtain and maintain the requisite licenses and approvals required for our online ride-hailing business, our business may be materially and adversely affected.
●	We rely primarily on a third-party insurance policy to insure our auto-related risks.
●	We rely on third-party payment processors to process payments made by our business partners.
●	Government policies on automobile purchases and usage in the online ride-hailing industry may materially affect our results of operations.
●	We have identified material weaknesses in our internal control over financial reporting.
●	Our auditor is headquartered in the United States, and is subject to inspection by the PCAOB on a regular basis. To the extent that our independent registered public accounting firm’s audit documentation related to their audit reports for our company become located in China, the PCAOB may not be able inspect such audit documentation and, as such, you may be deprived of the benefits of such inspection and our common stock could be delisted from the stock exchange pursuant to the Holding Foreign Companies Accountable Act.
●	We face risks related to natural disasters, health epidemics and other outbreaks, such as COVID-19, which could significantly disrupt our operations.

Risks Related to Doing Business in China

●	Our current corporate structure and business operations may be affected by the Foreign Investment Law.
●	Our previous contractual arrangements in relation to Sichuan Senmiao may be subject to scrutiny by the PRC tax authorities and they may determine that we or Sichuan Senmiao owe additional taxes, which could negatively affect our financial condition and the value of your investment.
●	If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC stockholders.
●	Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.
●	We are required to obtain a value-added telecommunication business certificate and be subject to foreign investment restrictions.
●	Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business that we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.
●	Adverse regulatory developments in China may subject us to additional regulatory review, and additional disclosure requirements and regulatory scrutiny to be adopted by the SEC in response to risks related to recent regulatory developments in China may impose additional compliance requirements for companies like us with significant China-based operations, all of which could increase our compliance costs, subject us to additional disclosure requirements.

●	Compliance with China’s new Data Security Law, Measures on Cybersecurity Review, Personal Information Protection Law, regulations and guidelines relating to the multi-level protection scheme and any other future laws and regulations may entail significant expenses and could materially affect our business.
●	Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offering.
●	PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of from our public offerings to make loans to or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.
●	We rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.
●	Governmental control of currency conversion may limit our ability to utilize our net revenues effectively and affect the value of your investment.
●	Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.
●	The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.
●	PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC law.

Risks Related to Our Securities

●	Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our common stock.
●	The market price for our common stock may be volatile.
●	A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future.
●	We have a significant number of outstanding warrants.
●	We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

Other General Risk Factors

●	We may need additional capital, and financing may not be available on terms acceptable to us.
●	Any harm to our brands or reputation may materially and adversely affect our business.
●	A severe or prolonged downturn in the Chinese or global economy could materially and adversely affect our business and financial condition.
●	From time to time, we may evaluate and potentially consummate strategic investments or acquisitions, which could require significant management attention, disrupt our business and adversely affect our financial results.

●	Our ability to protect the confidential information of our customers may be adversely affected by cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions.

Risks Related to Our Business and Industry

We only recently launched our own online ride-hailing platform, which makes it difficult for investors to evaluate the success of this business to date and to assess the future viability of this business.

We only launched our online ride-hailing platform since late October 2020. This lack of operating history may make it difficult for investors to evaluate our prospects for success for this business. We may not have sufficient experience to address the risks to which our operation in new or rapidly evolving markets may be exposed. There can be no assurances that we will be able to do so.

As a “startup” business, our online ride-hailing platform may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors that may alter or delay our plans. Before the year ended March 31, 2022, we used to pay a large number of driver incentives to acquire and maintain the large customer base. However, we shifted the expansion strategy of our online ride-hailing platform to launch our platform in more cities, rather than maintaining the customer base when the industry condition changed, especially the cyber security investigation on Didi performed by PRC authorities in July 2021. There is no assurance that we will be successful with this business and the likelihood of success of our online ride-hailing platform must be considered in light of our relatively early stage of operations. Any growth in this business will put significant demands on our processes, systems and personnel. If we are unable to successfully manage and support our growth and the challenges and difficulties associated with managing our ride-hailing platform as a larger, more complex business, this could cause a material adverse effect on our business, financial position and results of operations, and the market value of our securities could decline.

We face intense competition, which could lead to our inability to secure market share or cause us to lose market share to our competitors, any of which could materially and adversely affect our business, results of operations and financial condition.

The online ride-hailing market in China, especially in our initial target market of Chengdu, is intensely competitive and characterized by rapid changes in technology, shifting user preferences, and frequent introductions of new services and offerings. We face intense competition in the Automobile Transaction and Financing Services, as well as the Online Ride-hailing Platform Services. We face significant competition from existing, well-established, and low-cost alternatives, and in the future we expect to face competition from new market entrants. Our competitors may have significantly more resources than we do, including financial, technological, marketing and others and may be able to devote greater resources to the development and promotion of their services. As a result, they may have deeper relationships with online ride-hailing drivers, automobile dealers, automobile leasing companies and other third-party service providers than we do. This could allow them to develop new services, adapt more quickly to changes in technology and to undertake more extensive marketing campaigns, which allow them to derive greater revenue and profits from their existing user bases, enlarge their user base at lower costs, or respond more quickly to new and emerging technologies and trends. As a consequence, our services may be less attractive to consumers and cause us to lose market share.

Furthermore, they may be able to devote greater resources to the development, promotion and sale of offerings and offer lower prices than we do, which could further adversely affect our results of operations. Moreover, intense competition in the markets we operate in may reduce our service fees and revenue, increase our operating expenses and capital expenditures, and lead to departures of our qualified employees. We may also be harmed by negative publicity instigated by our competitors, regardless of its validity. We may in the future continue to encounter disputes with our competitors, including lawsuits involving claims asserted under unfair competition laws and defamation which may adversely affect our business and reputation. Failure to compete with current and potential competitors could materially harm our business, financial condition and our results of operations.

We only recently launched our own proprietary online ride-hailing platform, and as a new business line, we will be highly susceptible to competition. We expect competition to continue, both from current competitors and new entrants in the market that may be well-established and enjoy greater resources or other strategic advantages. If we are unable to anticipate or react to these competitive challenges, our competitive position could weaken, or fail to improve, and we could experience growth stagnation or even a decline in revenue that could materially and adversely affect our business, results of operations and financial condition.

The relationship between us, our affiliates and Gaode Maps and Meituan, the leading platforms in China, and other cooperated partners such as Xiehua and Anma is crucial to our ability to grow our business, results of operations and financial condition.

The strategic relationship between us, our affiliates and Gaode Maps and Meituan, the leading aggregation platforms, and other local online ride-hailing platforms is crucial to our business as most of customers we provide services to are online ride-hailing drivers. Those drivers earn income on our platform from the trip orders distributed from Gaode Maps, or directly from other platforms. If our collaboration with these platforms was terminated, we may not be able to maintain our existing customers or attract new customers who are and will be online ride-hailing drivers, which could materially and adversely affect our business and impede our ability to continue our operations. Our annual cooperative arrangements with Didi on Automobile Transaction and Related Services are non-exclusive basis, and Didi may have cooperative arrangements with our competitors.

We also cooperate with automobile dealers like BYD Auto Sales Co., Ltd. (“BYD”), automobile leasing companies, financial institutions and others to attract online ride-hailing drivers to run their business through our platform and provide automobile transaction and financing services. Our ability to acquire customers depends on our own marketing efforts through online advertising and billboard advertising, as well as the network of different third party sales teams. We intend to strengthen relationships with existing financing partners and develop new relationships for our automobile transaction and financing business. If we are not able to attract or retain cooperative automobile dealers, automobile leasing companies with favorable term as new business partners on acceptable terms, our business growth will be hindered and our results of operations and financial condition will suffer.

Illegal, improper or otherwise inappropriate activities of customers while utilizing our online ride-hailing platform or receiving our services could expose us to liabilities and harm our reputation, business, results of operations and financial condition.

Illegal, improper or otherwise inappropriate activities by customers while utilizing our online ride-hailing platform or receiving our services could expose us to liabilities and materially and adversely affect our reputation, business, results of operations and financial condition. These activities may include abuse, assault, theft, false imprisonment, sexual harassment, identity theft, unauthorized use of credit and debit cards or bank accounts, and other misconduct. We are not able to control or predict the actions of our customers and third parties, either during the process of providing services or otherwise. While we have implemented various measures to anticipate, identify and address risks associated with these activities, we may not adequately address or prevent all illegal, improper or otherwise inappropriate activities by our users, which could damage our brand and the viability of this business.

At the same time, if the measures we have taken to guard against these illegal, improper or otherwise inappropriate activities are too restrictive and inadvertently prevent qualified online ride-hailing drivers otherwise in good standing from using our platform and services, or if we are unable to implement and communicate these measures fairly and transparently or are perceived to have failed to do so, the growth and retention of our users and their utilization of our online ride-hailing platform could be negatively impacted. For example, if we cannot complete background checks of potential online ride-hailing drivers who apply to utilize our platform on a timely basis, we may not be able to onboard potential online ride-hailing drivers in time and, as a result, our platform may be less attractive to qualified online ride-hailing drivers.

Further, we may be subject to claims of significant liability based on traffic accidents, deaths, injuries, or other incidents that are caused by ride-hailing drivers, consumers, or third parties. Our auto liability and general liability insurance policies may not cover all potential claims to which we are exposed, and may not be adequate to indemnify us for all liabilities. These incidents may subject us to liability and negative publicity, which would increase our operating costs and adversely affect our business, operating results, and future prospects. Even if these claims do not result in liability, we will incur significant costs in investigating and defending against them. And any negative publicity related to the foregoing, whether such incident occurred on our platform or on our competitors’ platforms, could materially and adversely affect our reputation and brand and more importantly, public perception of the online ride-hailing industry as a whole, which could negatively affect the demand for platforms like ours, and potentially lead to increased regulatory or litigation exposure. Any of the foregoing risks could harm our business, results of operations and financial condition.

Our affiliate or equity investee company did not have written agreements in place with certain financing partners and adverse change in our relationship with such financing partners may materially and adversely impact our business and results of operations.

Hunan Ruixi and Jinkailong relied on a limited number of financing partners to fund automobile transactions for automobile purchasers. However, we did not have written agreements in place with these financing partners obligating them to provide financing. Because such financing partners are not contractually bound by any specific commitment to provide financing, they may determine not to collaborate with Hunan Ruixi and Jinkailong or limit the funding that was available for financing transactions we facilitated, which will materially and adversely affect our business, financial condition and results of operations.

We used to advance payments for over 90% of the automobile purchases for our customers and we can provide no assurances that our current financial resources will be adequate to support this operation.

We and our equity investee company, former VIE, Jinkailong, prepaid all the purchase price and expenses on behalf of the automobile purchasers in prior years when we provided purchase services and collect all the advance payment and relevant services fees from the proceeds disbursed by the financial institutions upon the closing of the financing and/or when the monthly installment payment made by automobile purchasers during the lease term. As of March 31, 2022, we still had accounts receivable of $0.3 million and advanced payments of approximately $0.2 million for the automobile purchases to be collected in the future. Jinkailong had accounts receivable and advanced payments totaling approximately $0.6 million. We funded those advance payments by proceeds of our initial public offering, the June 2019 Offering, August 2020 Offering, February 2021 Offering, May 2021 Offering, loans from financial institutions and capital contributions from shareholders.

Our liquidity may be negatively impacted as a result of the increases in advance payments for automobile purchases in addition to general economic and industry factors. We anticipate that, to the extent that we require additional liquidity, it will be funded through the incurrence of other indebtedness, additional equity financings or a combination of these potential sources of liquidity. If we raise additional funds by issuing equity securities or convertible debt, our stockholders will experience dilution. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. The covenants under future credit facilities may limit our ability to obtain additional debt financing. We cannot be certain that additional funding will be available on acceptable terms, or at all. Any failure to raise capital in the future could have a negative impact on our financial condition and our ability to pursue our business strategies.

Our failure to raise additional capital and in sufficient amounts may significantly impact our ability to maintain and expand our business.

Prior consent from financial institutions which provided financing to our online ride-hailing driver customers for the purchase of automobiles has not been obtained for us to sublease or sell the drivers’ automobiles.

As described in the section titled “Business” above, as of March 31, 2022, approximately 1,327 ride-hailing drivers in Chengdu and Changsha exited the online ride-hailing business and tendered their purchased automobile to us for sublease or sales in order to offset monthly payment owed to us and the financial institutions. Their Financing Agreements with the financial institutions are still valid and in effect. Pursuant to the Financing Agreements, the right of the automobile collateral to the financial institution belongs to the financial institution and without their consent, we may not dispose of, use, or take possession of those automobiles. To prevent the default in payments to the financial institutions and us, the drivers authorized us orally or in writing to sublease or sell the automobiles to other parties, and use the cash generated from the sublease or sales to cover the monthly installment payments to the financial institution and the monthly installment service fees as well as the automobile registration related fees that we previously advanced during the remaining original lease terms to us. As prior consent from the financial institutions have not been obtained, the financial institutions may require us to stop sublease and return the automobiles immediately. We may also be required to pay penalties to the financial institutions. Although we have not received any demand from any financial institution to stop the sublease practice, there is no assurance that future demand to stop such practice may not come along; if so, we may experience economic loss and reputation damage as a result.

If we are unable to repossess the car collateral for delinquent financing payments of the automobile purchasers referred by us or do so in a cost-effective manner or if our ability to collect delinquent financing payments is impaired, our business and results of operations would be materially and adversely affected. We may also be subject to risks relating to third-party debt collection service providers whom we engage for the recovery and collection of loans.

Under most of the Financing Agreements between the automobile purchasers and third-party financing partners, we guarantee the lease/loan payments including principal and the accrued and unpaid interest for the automobile purchase funded by these financing partners. Therefore, failure to collect lease/loan payments or to repossess the collateral may have a material adverse effect on our business operations and financial positions. Although the lease/loan payments are secured by the cars, we may not be able to repossess the car collateral when our customers default. Our measures to track the cars include installing GPS trackers on cars. We cannot assure you that we will be able to successfully locate and recover the car collateral. We have in the past failed to repossess one car as the

GPS trackers failed to function properly or had been disabled, and we cannot assure you that this incident will not happen again the future. We also cannot assure you that there will not be regulatory changes that prohibit the installation of GPS trackers, or the realized value of the repossessed cars will be sufficient to cover our customers’ payment obligations. If we cannot repossess some of these cars or the residual values of the repossessed cars are lower than we expected and not sufficient to cover the automobile purchaser’ payment obligation, our business, results of operations and financial condition may be materially and adversely affected.

Moreover, the current regulatory regime for debt collection in the PRC remains unclear. We aim to ensure our collection efforts carried out by our asset management department comply with the relevant laws and regulations in the PRC. However, if our collection methods are viewed by the automobile purchasers or regulatory authorities as harassments, threats or other illegal means, we may be subject to risks relating to our collection practice, including lawsuits initiated by the borrowers or prohibition from using certain collection methods by the regulatory authorities. Any perception that our collection practices are aggressive and not compliant with the relevant laws and regulations in the PRC may result in harm to our reputation and business, decrease in the willingness of prospective customers to apply for and utilize our service, or fines and penalties imposed by the relevant regulatory authorities, any of which may have a material adverse effect on our business, financial condition and results of operations.

We are exposed to credit risk in our auto financing and prior auto financing facilitation businesses. Our current risk management system may not be able to accurately assess and mitigate all risks to which we are exposed, including credit risk.

We are exposed to credit risk as we provide automobile financing facilitation to automobile purchasers and are required to provide guarantees to most of our financing partners on the financing for automobile purchases facilitated by us. As of March 31, 2022, the maximum contingent liabilities we and our equity investee company, Jinkailong would be exposed to was approximately $0.8 million and $6.3 million, respectively, assuming all the automobile purchasers were in default. As Hunan Ruixi holds 35% of equity interest of Jinkailong and has not made any consideration towards to the investment, Hunan Ruixi will subject to the maximum amount of RMB3.5 million (approximately $570,000) of which is equivalent to 35% of liabilities in case Jinkailong is liquidated in accordance with PRC’s company registry compliance. For the year ended March 31, 2022, we recognized estimated provisions loss of approximately $8,000 for the guarantee services as a result of default by the automobile purchasers. Customers may default on their lease/loan payments for a number of reasons including those outside of their or our control. The credit risk may be exacerbated in automobile financing due to the relatively limited credit history and other available information of many consumers in China. If we experience a widespread default by our automobile purchasers/lessees, our cash flow and results of operations will be materially and adversely affected. As a consequence, we could face shortfalls in liquidity without extra financing resources for the foreseeable future and lose the ability to grow our business or may even be required to scale down or restructure our operations.

We are required to obtain licenses and permits related to financing and lending in China for our business operations, and we may not be able to obtain or maintain such licenses or permits.

We may be deemed to operate financing guarantee business by the PRC regulatory authorities. Under certain arrangements in our services, we provide guarantees to our customers who apply for financing with certain of our financing partners. In August 2017, the PRC State Council promulgated the Regulations on the Administration of Financing Guarantee Companies (the “Financing Guarantee Rules”), which became effective on October 1, 2017. Pursuant to the Financing Guarantee Rules, “financing guarantee” refers to the activities in which guarantors provide guarantee to the guaranteed parties as to loans, bonds or other types of debt financing, and “financing guarantee companies” refer to companies legally established and operating financing guarantee business. According to the Financing Guarantee Rules, the establishment of financing guarantee companies are subject to the approval by the relevant governmental authority, and unless otherwise stipulated, no entity may operate financing guarantee business without such approval.

We do not believe that the Financing Guarantee Rules apply to our car financing facilitation business as we provide guarantees to our financing partners in connection with the financing of the purchase of automobiles and such guarantees are not provided independently as our principal business. However, due to the lack of further interpretations, the exact definition and scope of “operating financing guarantee business” under the Financing Guarantee Rules is unclear. It is uncertain whether we would be deemed to operate financing guarantee business in violation of relevant PRC laws or regulations because of our current arrangements with certain financial institutions. If the relevant regulatory authorities determine that we are operating financing guarantee business, we may be required to obtain approval or license for financing guarantee business to continue our collaboration arrangement with certain financial institutions.

In addition, based on our business model, we prepaid the purchase price of automobiles and all service related expenses and collect the advance payment (without any interest) through monthly installment payments from the automobile purchaser.

Pursuant to Provisions on Several Questions Concerning the Application of Law in the Trial of Private Lending Cases released by the Supreme People’s Court in June 2015, private lending refers to the act of financing between natural persons, legal persons and other organizations and among them. According to the Approval on How to Confirm the Effectiveness of Lending Behavior between Citizens and Enterprises issued by the PRC Supreme People’s Court in 1999, the private lending refers to the lending between citizens and non-financial enterprises (hereinafter referred to as enterprises). As long as all parties’ declaration of intention is true, it can be recognized as valid (the “Private Lending Rules”).

We do not believe that the Private Lending Rules apply to our automobile purchase services business as we need to pay in advance to different suppliers to complete our services such as preparation of financing application materials, assistance with closing of financing transactions, license and plate registration, payment of taxes and fees, purchase of insurance, installment of GPS devices, ride-hailing driver qualification and other administrative procedures. We have no intention to lend money to and gain interest from automobile purchasers. We collect payments in a period longer than 12 months based on current product designs.

However, it is uncertain whether we would be deemed to operate private lending business in violation of relevant PRC laws or regulations because we prepay on behalf of automobile purchasers and collect payments over a period of more than 12 months. If the relevant regulatory authorities determine that we are operating private lending business, we may be penalized for engaging in businesses out of the scope of our business license. Pursuant to the Regulations on the Registration of Enterprise Legal Persons, we may be given warnings, fined, confiscated of illegal income, required to suspension and rectification, or our business license might be withheld and revoked by relevant regulatory authorities.

Consequently, we may be required to obtain approval or license for financing business to continue our current collection method of payments. If we are no longer able to maintain our current collection method of payments, or become subject to penalties, our business, financial condition, results of operations and prospects could be materially and adversely affected.

Our failure to lease cars that we purchased from dealers or leased from other automobile rental companies with a satisfied utilization may have a material and adverse effect on our business, financial condition and results of operations.

In January 2019, we started to purchase automobiles from automotive dealers for sales. As we shifted our business focus to automobile rental since March 2020, we purchase and lease automobiles mainly for operating lease during the year ended March 31, 2022. We primarily purchase or lease automobile models that are reliable, affordable and based on the local regulation requirement of the automobiles used for online ride-hailing, feedback from and market analysis as to perception and demand for such models, and that will appeal to lessees in lower-tier cities. We adopt a stable pricing formula, considering the historical and future expenditure, remaining available leasing months and market price to determine our rental price for various rental solutions. During the year ended March 31, 2022, our average utilization of the automobiles for operating lease, including the ones operated by Jinkailong, was approximately 56.3%. However, we have limited experience in the operating lease of automobiles, and there is no assurance that we will be able to do so effectively and the utilization of automobiles held for operating lease is satisfied to generate sufficient profit and cash. Demand for the automobiles that we purchase or lease can change significantly between the time the automobiles are purchased and the date of sale or lease. Demand may be affected by new automobile launches, changes in the pricing of such automobiles, market conditions for the online ride-hailing, defects, changes in consumer preference and other factors, and dealers may not purchase them in the quantities that we expect. We may also need to adopt more aggressive pricing strategies for these cars than originally anticipated. We also face inventory risk in connection with the automobiles purchased, including the risk of inventory obsolescence, a decline in values, and significant inventory write-downs or write-offs. If we were to adopt more aggressive pricing strategies, our profit margin may be negatively affected as well. We may also face increasing costs associated with the storage of these automobiles. Any of the above may materially and adversely affect our financial condition and results of operations.

If data provided by automobile lessees and other third-party sources or collected by us are inaccurate, incomplete or fraudulent, the accuracy of our credit assessment could be compromised, customer trust in us could decline, and our business, financial position and results of operations would be harmed.

China’s credit infrastructure is still at an early stage of development. The Credit Reference Center established by the PBOC in 2002 has been the only credit reporting system in China. This centrally managed nationwide credit database operated by the Credit Reference Center only records limited credit information, such as tax payments, civil lawsuits, foreclosures and bankruptcies. Moreover, this credit database is only accessible to banks and a limited number of market players authorized by the Credit Reference Center and does not support sophisticated credit scoring and assessment. In 2015, the PBOC announced that it would open the credit reporting market to private sectors with a view to spurring competition and innovation, but it may be a long-term process to establish a widely-applicable, reliable and sophisticated credit infrastructure in the market we operate.

For the purpose of credit assessment, we obtain credit information from prospective customers, including online ride-hailing drivers, automobile lessees, and with their authorization, obtain credit data from external parties to assess applicants’ creditworthiness. We may not be able to source credit data from such external parties at a reasonable cost or at all. Such credit data may have limitations in measuring prospective automobile purchasers’ creditworthiness. If there is an adverse change in the economic condition, credit data provided by external parties may no longer be a reliable reference to assess an applicant’s creditworthiness, which may compromise our risk management capabilities. As a result, our assessment of an automobile purchaser’s credit profile may not reflect that particular car buyer’s actual creditworthiness because assessment may be based on outdated, incomplete or inaccurate information.

To the extent that our customers provide inaccurate or fraudulent information to us, or the data provided by third-party sources is outdated, inaccurate or incomplete, our credit evaluation may not accurately reflect the associated credit risks of automobile purchasers. Among other things, we rely on data from external sources, such as the personal credit report from PBOC. These checks may fail and fraud may occur as we may fail to discover or reveal fake documents or identities used by fraudulent automobile purchasers. Additionally, once we have obtained an automobile purchaser’s information, the automobile purchaser may subsequently (i) become delinquent in the payment of an outstanding obligation; (ii) default on a pre-existing debt obligation; (iii) take on additional debt; or (iv) experience other adverse financial events, making the information we previously obtained inaccurate. We also collect car collateral location data by installing GPS trackers for lease/loan payment monitoring purposes. The location data we collected may not be accurate. As a result, our ability to repossess the car collateral could be severely impaired. If we are unable to collect the lease/loan payments we facilitated or repossess the car collateral due to inaccurate or fraudulent information, our results of operations and profitability would be harmed.

We may be subject to product liability claims if people or property are harmed by vehicles purchased through us.

Vehicles purchased through us may be defectively designed or manufactured. As a result, we may be exposed to product liability claims relating to personal injury or property damage. Third parties subject to such injury or damage may bring claims or legal proceedings against us because we facilitate the financing/purchase of the product. Although we would have legal recourse against the automobile manufacturers or dealers under PRC law, attempting to enforce our rights against the automobile manufacturers or dealers may be expensive, time-consuming and ultimately futile. We currently maintain valid third-party liability insurance and product liability insurance in relation to vehicles purchased through us, and also ensure that appropriate insurances have covered automobiles leased from rental companies. As a result, any material product liability claim or litigation could have a material and adverse effect on our business, financial condition and results of operations. Even unsuccessful claims could result in the expenditure of funds and managerial efforts in defending them and could have a negative impact on our reputation.

If our safety system fails to ensure user safety while using our online ride-hailing platform, our business, results of operations and financial condition could be materially and adversely affected.

According to the Emergency Notice on Further Strengthening the Safety Management of Online Reservation of Taxis and Carpooling of Private Vehicles jointly promulgated by the General Office of the MOT and the General Office of the PRC Ministry of Public Security on September 10, 2018, online ride-hailing platforms shall carry out background checks on all online ride-hailing drivers according to relevant requirements of taxi driver background check and supervision.

We are in the process of improving a safety system to build up trust among our users and ensure the safety level, including conducting background checks to screen our potential online ride-hailing drivers and their vehicles to identify those that are not qualified to utilize our platform pursuant to applicable laws and regulations or our internal standards. We have also established a 24/7 emergency response mechanism to deal with emergency safety issues. Gaode Maps, Meituan and other online ride-hailing platforms also have various safety measures through mobile apps, such as one-button emergency calls, to protect riders during the trips.

We cannot assure you, however, that our own safety system and the safety measures of our cooperated platforms will always meet our expectations or the requirements under applicable laws and regulations, and that we will always be able to filter out unqualified online ride-hailing drivers or timely respond to and deal with emergency matters. We may also fail to effectively control the behaviors of these drivers, or cause them to fully comply with our platform policies and standards. Any negative publicity resulting from any failures, mistakes or omissions of our safety system, including any safety incidents or data security breaches, could materially and adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure. We also take measures to help increase safety, prevent privacy and security breaches, and protect against fraud which may make our platform less convenient or accessible for some drivers and discourage or diminish their use of our platform. Any reduction in the number or availability of drivers would likely lead to a reduction in platform usage by consumers, which in turn would make our platform less attractive to drivers. Any decline in the number of drivers or consumers using our platform would reduce the value of our network and would harm our future results of operations. If our safety system fails to ensure user safety while using our platform, our business, results of operations and financial condition could be materially and adversely affected.

We may be considered as conducting payment services as a non-financial institution without a Payment Business Permit.

Gaode Maps, Meituan and other online ride-hailing platforms settle payments to our accounts in Alipay or Qiandaibao once a week or a month. In general, after deducting service fees of these platforms, the remaining amounts, including the earnings of the drivers and our service fees, are transferred to XXTX’s accounts in Alipay, Qiandaibao or other banks. Then we settle the payments with the online ride-hailing drivers we served.

According to the Measures for the Administration of Payment Services of Non-Financial Institutions which were promulgated by the PRC government on June 14, 2010, effective on September 1, 2010 and amended on April 29, 2020, non-financial institutions are required to obtain a payment business permit (the “Payment Business Permit”) to provide payment services. Neither non-financial institutions nor individuals is permitted to engage in any form of payment business without the approval of the Chines government, including payment through the Internet.

The relevant PRC rules and regulations lack clear guidance as to what practice or process constitutes payment or settlement services without a Payment Business Permit. Therefore, there is a risk that our settlement practice may cause us to be deemed as engaging in payment and settlement services without a license. As of the date of this registration statement, to our knowledge, we were not required by the relevant regulatory authorities to obtain the Payment Business Permit for our past settlement practice, nor have we received any penalty in connection with any purported operations of payment and settlement services without a Payment Business Permit or otherwise in violation of the above-described rules and regulations. If we encounter issues in this regard, we will consider engaging a licensed commercial bank to escrow our bank account and manage the prepayments received from our enterprise users and refund balances attributable to our individual users. However, we cannot assure you that our cooperation with a commercial bank in this regard would completely address the payment-related risk or such cooperation would suffice for all of our present or future businesses. In addition, the settlement services provided by licensed third-parties and financial institutions are subject to various rules and regulations, which may be amended or reinterpreted to encompass additional requirements. In response to that, we may have to adjust our cooperation with such licensed commercial bank or any other financial institutions and may thus incur higher transaction and compliance costs. Any of the circumstances would have a material and adverse effect on our business, results of operations and financial condition.

If we fail to cost-effectively attract and retain online ride-hailing drivers, or to increase utilization of our platform by existing users, our business, results of operations and financial condition could be materially and adversely affected.

The growth of our online ride-hailing platform depends in part on our ability to cost-effectively attract and retain online ride-hailing drivers who satisfy our screening criteria and procedures, and to increase their utilization of our platform. To attract and retain qualified drivers, we have, among other things, offered incentives for drivers. We have experienced and expect to continue to experience ride-hailing drivers shortage in certain geographic markets in which we operate. To the extent that we experience ride-hailing drivers shortage in a given market, we may need to increase or may not be able to reduce the driver incentives that we offer without adversely affecting the liquidity network effect that we experience in that market, which would have adverse impact on our financial performance.

We believe that our sales and marketing initiatives is promoting awareness of our offerings, which in turn drives the growth of our driver pool and the utilization rate of our marketplace. However, we may fail to retain and attract qualified online ride-hailing drivers due to a number of reasons, such as our lack of brand recognition and reputation or our failure to provide subsidies that are comparable or superior to those of our competitors. Other factors beyond of our control, such as laws and regulations limiting in the markets in which we operate, increases in the price of gasoline, vehicles or insurance, and the vehicle quantity control of PRC government, may also reduce the number of private car owners and taxi drivers on our platform or their utilization of our online ride-hailing platform.

Our failure to continuously attract and retain drives and to increase utilization of our online ride-hailing platform in a cost-effective way would impair the network effect of our platform, which would in turn materially and adversely affect our business, results of operations and financial condition.

Changes to pricing for our online ride-hailing services could materially and adversely affect our ability to attract or retain riders and qualified drivers.

Demand for our online ride-hailing services is sensitive to ride fares, which takes into consideration, among other things, incentives paid to online ride-hailing drivers and our service fees. Our pricing strategies could be affected by a number of factors, including operating costs, legal and regulatory requirements or constraints, our current and future competitors’ pricing and marketing strategies, and the perception of ride fares as a non-compensatory sharing of travel cost by online ride-hailing drivers. Some competitors offer, or may in the future offer, lower-priced services. Similarly, some competitors may use marketing strategies to attract or retain riders and qualified online ride-hailing drivers at lower costs than us. Certain competitors may also attract and retain riders and qualified online ride-hailing drivers with significant subsidies. As such, we may be forced by competition, regulation or other reasons to reduce ride fares and service fees, increase incentives we pay to online ride-hailing drivers on our platform, reduce our service fees, or to increase our marketing and other expenses. Furthermore, our users’ price sensitivity may vary by geographic locations, and as we expand, our pricing methodologies may not enable us to compete effectively in these locations. We may launch new pricing strategies and initiatives, or modify existing pricing methodologies, any of which may not ultimately be successful in attracting and retaining riders and qualified online ride-hailing drivers.

Any significant disruption in our IT systems, including service on our online ride-hailing platform, malfunctions of our technology systems, errors and quality issues in our software, hardware and systems, or human errors in operating these systems, could materially and adversely affect our business, results of operation and financial condition.

Our businesses are dependent on the ability of our information technology systems to process massive amounts of information and transactions in a consistently stable and timely manner. Our information technology infrastructure for our online ride-hailing business in Hangzhou is hosted by third-party service providers. Our IT systems infrastructure is currently deployed, and our data is currently maintained through a customized cloud computing system. Our servers are housed at third-party data centers, and our operations depend on the service providers’ ability to protect our systems in their facilities as well as their own systems against damage or interruption from natural disasters, power or telecommunications failures, air quality issues, environmental conditions, computer viruses or attempts to harm our systems, criminal acts and similar events, many of which may be beyond our control. Many of our mobile applications are also provided through third-party app stores and any disruptions to the services of these app stores may negatively affect the delivery of our mobile applications to users. If our arrangement with the current host is terminated, or there is a lapse of service or damage to the host’s facilities, we could experience interruptions in our service as well as delays and incur additional expenses in arranging new facilities. In the event of a system outage, malfunction or data loss, our ability to provide services would be materially and adversely affected. In addition, a prolonged failure of our information technology system could damage our reputation and materially and adversely affect our prospects and profitability.

We may continue to experience, system failures and other events or conditions from time to time that interrupt the availability or reduce or affect the speed or functionality of our offerings. These events could result in material losses of revenue. A prolonged interruption in the availability or reduction in the availability, speed or other functionality of our services could adversely affect our business and reputation and could result in the loss of users. Also, our software, hardware and systems may contain undetected errors, which could have a material adverse impact on our online ride-hailing business, particularly where such errors are not timely detected and remedied. In addition, our platform and services use complex software, and may have coding defects or errors that may impair our users’ ability to use our platform and services. The models and algorithms that we use for our platform and services may also contain design or performance defects that are not detectable even after extensive internal testing. We cannot assure you that we would be able to detect and resolve all such defects and issues through our quality control measures. The satisfactory performance, reliability and availability of our technology and our underlying network infrastructure are critical to our operations, user service, reputation and our ability to attract new and retain existing car buyers and financial institutions.

Any errors, defects and disruptions in services, or other performance problems with our online ride-hailing platform and other services, whether as a result of third-party error, our error, natural disasters or security breaches, whether accidental or willful, could hurt our reputation, affect user experience or cause economic loss or other types of damage to our users. Software and system errors or human errors could delay or inhibit order dispatching, matching of users, route calculation, settlement of payments, and reporting of errors, or prevent us from collecting service fees or providing services. We may not have sufficient capacity to recover all data and services lost in the event of an outage. These factors could prevent us from processing information and other business operations, damage our brands and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause car buyers and financial institutions to abandon our solutions and services, any of which could adversely affect our business, financial condition and results of operations. In addition, if we fail to adopt new technologies or adapt our mobile apps, websites and systems to changing user preferences or emerging industry standards, our business and prospects may be materially and adversely affected.

If we fail to obtain and maintain the requisite licenses and approvals required for our online ride-hailing business, or if we are required to take compliance actions that are time-consuming or costly, our business, results of operations and financial condition may be materially and adversely affected.

As of the date of this registration statement, we believe we have obtained all licenses and permits and made all necessary filings that are essential to the operation of our online ride-hailing platform, many of which are generally subject to regular PRC government review or renewal. However, we cannot assure you that we can successfully update or renew the licenses required for our business in a timely manner or that these licenses are sufficient to conduct all of our present or future business. If the relevant authorities determine that our platform has not obtained the requisite licenses or our operations are not in compliance with the relevant regulations, we may be required to suspend our operations, which may cause significant loss of our users and materially and adversely affect our business, results of operations and financial condition. If we fail to complete, obtain or maintain any of the required licenses or approvals or make the necessary filings, we may be subject to various activities, including the imposition of fines and the discontinuation or restriction of our operations. Any such penalties may disrupt our business operations and materially and adversely affect our business, results of operations and financial condition.

Our customers’ failure to fully comply with PRC online ride-hailing-related laws may expose us to potential penalties and negatively affect our operations.

The online ride-hailing industry is highly regulated in China. According to the guidelines issued by the different local authorities in China, including our major operations, Chengdu, Changsha and Guangzhou, online reservation taxi operating license, automobile certificate and online reservation taxi driver’s license are required for a driver to operate the online ride-hailing business. Approximately 45% of our served online ride-hailing drivers have not obtained the online reservation taxi driver’s certificates as of March 31, 2022. During the year ended March 31, 2022, we have been fined by approximately $178,000 by Traffic Management Bureaus in Chengdu and Changsha for the non-compliance on taxi driver’s certificates, of which, approximately $16,000 was further compensated by drivers or cooperated third parties. We cannot assure you that we will not be subject to further fines, penalties or more severe administrative actions or proceedings in the future. If we or drivers or vehicles on our platform fail to obtain or maintain any required licenses, permits or approvals or make any necessary filings in a timely matter or at all, we may be subject to a variety of penalties, including fines or potentially being forced to suspend, terminate or significantly reduce our operations in the city or jurisdiction. Our business and results of operations will be materially affected if our affiliated drivers are suspended from providing ride-hailing services or receive substantial fines.

We are in the process of assisting the drivers to obtain the required certificates and licenses. However, there is no guarantee that all of the drivers affiliated with us would be able to obtain all the certificates and licenses. Our ability and method to provide the automobile transaction related services might be affected or restricted if our affiliated drivers or automobiles do not possess the requisite licenses. Further, there is no assurance that each of the drivers who use our platform or the cars used by such drivers in providing ride-hailing services possesses the requisite license or certificate. Our business and results of operations will be materially and adversely affected if our affiliated drivers are suspended from providing ride-hailing services or imposed substantial fines or if we are found to be in serious violation of the Interim Measures due to the drivers’ failure to obtain requite licenses and/or automobile certificates in connection with providing services through our platform.

We rely primarily on a third-party insurance policy to insure our auto-related risks relating to our online ride-hailing platform services. If our insurance coverage is insufficient for the needs of our business or our insurance providers are unable to meet their obligations, we may not be able to mitigate the risks facing our business, which could adversely affect our business, results of operations and financial condition.

We may become subject to claims arising primarily from our online ride-hailing platform services for automobile-related incidents, including bodily injury, property damage and uninsured and underinsured liability. If we are held liable to these automobile-related claims under court orders and the amounts exceed our applicable aggregate coverage limits, we would bear the excess, in addition to amounts already incurred in connection with deductibles or otherwise paid by our insurance provider. Insurance providers may continue to raise premiums and deductibles in the future. As a result, our insurance and claims expenses could increase, or we may decide to raise our deductibles when our policies are renewed or replaced. Our business, results of operations and financial condition could be adversely affected if cost per claim, premiums or the number of claims significantly exceeds our historical experience and coverage limits, we experience a claim in excess of our coverage limits, our insurance providers fail to pay on our insurance claims, we experience a claim for which coverage is not provided, or the number of claims under our deductibles differs from historic averages.

Our business would be adversely affected if drivers were classified as employees, workers or quasi-employees.

The classification of drivers is currently being challenged in courts, by legislators and by government agencies in a number of jurisdictions. We may become involved in legal proceedings, including lawsuits, demands for arbitration, charges and claims before administrative agencies, and investigations or audits by labor, social security, and tax authorities that claim that drivers should be treated as our employees (or as workers or quasi-employees where those statuses exist), rather than as independent contractors. We generally treat drivers as independent contractors. However, we may not be successful in defending the classification of drivers in some or all jurisdictions where it is challenged. Furthermore, the costs associated with defending, settling, or resolving pending and future lawsuits (including demands for arbitration) relating to the classification of drivers have been and may continue to be material to our business. In addition, even if we prevail under current law, the process can be time-consuming and cost-inefficient. The law may also be changed in the future in ways that are unfavorable to us. Reclassification of drivers as employees, workers or quasi-employees where those statuses exist could require us to fundamentally change our business model, with repercussions that are difficult to anticipate. Among other things, reclassification could subject us to vicarious liability for any misconduct of drivers, require us to pay them wages, make social insurance contributions or provide other benefits, or reduce our attractiveness to drivers given the loss of flexibility under an employee model.

In December 2021, media reported that China plans to amend laws to allow ride-hailing drivers and food delivery workers to form unions. unions of ride-hailing drivers and food delivery worker in China may complicate our relationship with them and our supply of drivers may be affected adversely.

Reclassification could also impact our current financial statement presentation, including the calculation of our revenues, cost of revenues and expenses, as further described in our significant and critical accounting policies in Note 3 to our consolidated financial statements.

We rely on third-party payment processors to process payments made by our business partners and payments made to private car owners and taxi drivers on our platform, and if we cannot manage our relationships with such third parties and other payment-related risks, our business, results of operations and financial condition could be adversely affected.

We rely on third-party payment processors, such as Alipay and Qiandaibao, and rarely, commercial banks, to process payments made by our business partners and payments made to online ride-hailing drivers on our platform. If any of our third-party payment processors terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternative payment processor, and may not be able to secure similar terms or replace such payment processor in an agreeable timeframe. Further, the software and services provided by our third-party payment processors may fail to meet our expectations, contain errors or vulnerabilities, encounter disruption or compromise, or experience outages. Our third-party payment processors may also be penalized or suspended if they fail to protect personal information in compliance with relevant laws and regulations. Any of these risks could cause us to lose our ability to accept online payments or other payment transactions or make timely payments to private car owners and taxi drivers on our platform, any of which could make our platform less convenient and attractive to users and adversely affect our ability to attract and retain users.

We may in the future offer new payment options to users that may be subject to additional regulations and risks. We are also subject to a number of other laws and regulations relating to the payments we accept from our business partners, including with respect to money laundering, money transfers, privacy and information security. If we fail to comply with applicable rules and regulations, we may be subject to civil or criminal penalties, fines or higher transaction fees and may lose our ability to accept online payments or other payment card transactions, which could make our services less convenient and attractive to our users. If any of these events occurs, our business, results of operations and financial condition could be adversely affected.

We depend on the ability of our online ride-hailing platform to operate across third-party applications and platforms that we do not control.

In connection with our online ride-hailing business, we have integrations with Gaode Maps, Meituan, Alipay, Qiandaibao and other third-party service providers. As our online ride-hailing services expand and evolve, we may have an increasing number of integrations with third-party applications, products and services. Third party applications, products and services are constantly evolving, and we may not be able to maintain or modify our platform to ensure its compatibility with third-party offerings following such changes. In addition, some of our competitors or technology partners may take actions which disrupt the interoperability of our platform with their own products or services, or exert strong business influence on our ability to and the terms on which we operate and distribute our platform. As our online ride-hailing services continue to evolve, we expect the types and levels of competition to increase. Should any of our competitors or technology partners modify their products, standards or terms of use in a manner that degrades the functionality or performance of our platform or gives preferential treatment to competitive products or services or is otherwise disadvantageous to us, our business, results of operations and financial condition could be materially and adversely affected.

If we fail to effectively manage the behaviors of order skipping, disintermediation and other misconduct and fraud by our users, our business, results of operations and financial condition could be materially and adversely affected.

Online ride-hailing drivers on our platform may skip orders and fail to pick up riders, or circumvent our platform and complete the transaction offline and in private. Our users may also maliciously misappropriate subsidies provided on our platform. For example, if we detect users engaging in cheating behaviors to earn incentives we have offered, we may be required to disqualify them from using such incentives. We have also implemented various measures to prevent order skipping. For example, we monitor the order completion rate for our online ride-hailing drivers, and those with low credit scores based on riders’ feedback or behavior scores will be less likely to receive orders on our platform. If we detect a persistent skipping pattern, we will permanently close their user accounts on our platform.

In addition, we may incur losses from various types of fraud by our users, including use of stolen or fraudulent credit card data, attempted payments by riders with insufficient funds and fraud committed by riders in concert with online ride-hailing drivers. Bad actors use increasingly sophisticated methods to engage in illegal activities involving personal information, such as unauthorized use of another person’s identity, account information or payment information and unauthorized acquisition or use of credit or debit card details, bank account information and mobile phone numbers and accounts. Under current credit card practices, we may be liable for rides facilitated on our online ride-hailing platform with fraudulent credit card data, even if the associated financial institution approved the credit card transaction. We are in the process of taking measures to detect and prevent fraudulent transactions by our users, such as cross-checking a driver’s travel path against the proposed itinerary to verify the authenticity of an order.

Despite our efforts, our measures may not eliminate order skipping, disintermediation, and other user misconducts and fraud. Our failure to adequately detect and prevent such user behaviors could materially and adversely affect our business, results of operations and financial condition.

Government policies on automobile purchases and usage in the online ride-hailing industry may materially affect our results of operations.

Government policies on automobile purchases and ownership may have a material effect on our business due to their influence on consumer behaviors. Since 2009, the PRC government has changed the purchase tax on automobiles with 1.6 liter or smaller engines several times. In addition, in August 2014, several PRC governmental authorities jointly announced that from September 2014 to December 2017, purchases of new energy vehicles (“NEV”) designated on certain catalogs will be exempted from the purchase taxes. In April 2015, several PRC governmental authorities also jointly announced that from 2016 to 2020, NEV purchasers designated on certain catalogs will enjoy subsidies. In December 2016, relevant PRC governmental authorities further adjusted the subsidy policy for NEVs. On March 26, 2019, the PRC governmental authorities updated government subsidy policy for NEVs which raises the threshold for the subsidy and reduces the amount of subsidies. On April 23, 2020, relevant PRC governmental authorities issue a notice, amongst others, that the subsidy policy for NEVs will be extended to the end of 2022, while the amount of subsidies will be reduced year by year. According to a notice effective from January 1, 2021, the subsidies will be declined by 20% on 2020’s basis. On March 24, 2021, Chengdu Ecological Environment Bureau issued the Action Plan for Prevention and Control of Air Pollution in Chengdu in 2021, pursuant to which, all the new cars (including the replaced ones) used for online ride-hailing should be NEVs or hydrogen fuel cell vehicles. Pursuant to the Action Plan for Prevention and Control of Air Pollution in Chengdu in 2022 issued on March 23, 2022, the whole city shall strive to ensure bus and cars used for online ride-hailing be NEVs. On August 21, 2018, General Office of Changsha Municipal People’s Government issued the Provisional Detailed Rules of the Implementation Rules for the Administration of Online Booking Taxi Management Services for Changsha, pursuant to which, the company who operates online ride-hailing platform shall give priority to the use of NEVs, and the number of NEVs put into operation shall not be less than 30%. On April 7, 2021, General Office of Changsha Municipal People’s Government issued the Three-year Action Plan of Blue Sky Defense for Changsha, pursuant to which, at least 50% of the new cars used for online ride-hailing should be NEVs or hydrogen fuel cell vehicles at the end of calendar year 2023.

We have been developing strategic collaboration with BYD, a leading NEV manufacturer in China, and other automobile rental companies who are able to lease us qualified NEVs. As we witness the emergence of NEVs in the automotive industry, as well as the online ride-hailing industry, as the next-generation trend, we have consistently focused on strengthening our cooperation with leading NEV manufacturers to obtain sufficient NEVs with favorable terms for our businesses. However, we cannot ensure we are able to retain long-term stable cooperative relationships with these NEVs companies. Our business growth will be hindered and our results of operations and financial condition will suffer if we could not obtain considerable resources for our business expansions.

Besides, we cannot predict whether government subsidies will remain in the future or whether similar incentives will be introduced, and if they are, their impact on automobile retail transactions in China. It is possible that automobile retail transactions may decline significantly upon expiration of the existing government subsidies if consumers have become used to such incentives and delay purchase decisions in the absence of new incentives. If automobile retail transactions indeed decline, our revenues may fluctuate and our results of operations may be materially and adversely affected.

The online ride-hailing service market in China is still in a relatively early stage of growth with intense competition in metropolitan cities and if such market does not continue to grow or grow less than we expect, our business, financial condition and results of operations could be adversely affected.

According to the Chinese Academy of Industry Economy Research Institute, the online ride-hailing service market in China has grown rapidly since 2015. However, it is still relatively new, and it is uncertain to what extent market acceptance will continue to grow, if at all. Our success will depend to a substantial extent on the willingness of people to more widely adopt ride-hailing. If the public does not perceive ridesharing as beneficial, or chooses not to adopt it as a result of concerns regarding safety, affordability or other reasons, then the ride-hailing service market may not further develop, or may develop more slowly than we expect or may not achieve the growth potential we expect, any of which could adversely affect our business, financial condition and results of operations.

Our business is subject to numerous legal and regulatory risks that could have an adverse impact on our business and future prospects.

As of March 31, 2022, our business are available in 21 cities in China. As the online ride-hailing industry is still at a relatively early stage of development, new laws and regulations may be adopted from time to time to address new issues that come to the authorities’ attention. In addition, considerable uncertainties still exist with respect to the interpretation and implementation of existing laws and regulations governing our business activities. For example, we generally treat drivers as independent contractors, but that determination may be challenged. See “Risks—Our business would be adversely affected if drivers were classified as employees, workers or quasi-employees”. A large number of proposals are before various regional, and local legislative bodies and regulatory entities regarding issues related to our industry or our business model. As we expand into new cities or as we add new products and services to our platform, we may become subject to additional laws and regulations that we are not subject to now. Existing or new laws and regulations could expose us to substantial liability, including significant expenses necessary to comply with such laws and regulations, and could dampen the growth and usage of our platform, which could adversely affect our business and results of operations.

Our business is subject to risks related to China’s automobile leasing and financing industry, including industry-wide and macroeconomic risks.

We operate in China’s automobile leasing and financing industry. We cannot assure you that this market will continue to grow rapidly in the future. Further, the growth of China’s automobile leasing and financing industry could be affected by many factors, including:

●	general economic conditions in China and around the world;
●	the impact by public health epidemics, including epidemic prevention policies against Covid-19, especially zero-COVID policy in China on the industries we operate in and our business, results of operations and financial condition
●	the growth of disposable household income and the availability and cost of credit available to finance car purchases and lease;
●	the growth of China’s automobile industry;
●	taxes and other incentives or disincentives related to NEV purchases and ownership;
●	environmental concerns and measures taken to address these concerns;

●	the cost of energy, including gasoline prices, and the cost of car license plates in various cities with license plate lottery or auction systems in China;
●	the improvement of the highway system and availability of parking facilities;
●	other government policies relating to automobile leasing and financing in China;
●	fluctuations in the sales and price of new and used cars;
●	consumer acceptance of financing car purchases;
●	changes in demographics and preferences of car purchasers;
●	ride sharing, transportation networks, and other fundamental changes in transportation pattern; and
●	other industry-wide issues, including supply and demand for cars and supply chain challenges.

Any adverse change to these factors could reduce demand for used cars and hence demand for our services, and our results of operations and financial condition could be materially and adversely affected.

We have incurred net losses and may continue to incur net losses in the future.

We had net losses from our continuing operations of $5,606,145 and $7,475,425 in the years ended March 31, 2022 and 2021, respectively. We had net loss from our discontinued operations of $2,747,209 and $5,187,214 for the years ended March 31, 2022 and 2021, respectively. We may continue to incur losses in the future. We anticipate that our operating expenses will increase in the foreseeable future as we seek to continue to grow our business, attract more customers and further enhance and develop our businesses. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. Our net revenue growth may slow, our net income margins may decline or we may incur additional net losses in the future and may not be able to achieve and maintain profitability on a quarterly or annual basis. In addition, our net revenue growth rate will likely decline as our net revenue grows to higher levels.

Our operations depend on the performance of the internet infrastructure and fixed telecommunications networks in China.

Almost all access to the internet in China is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the MIIT. We primarily rely on a limited number of telecommunication service providers to provide us with data communications capacity through local telecommunications lines and internet data centers to host our servers. We have limited access to alternative networks or services in the event of disruptions, failures or other problems with China’s internet infrastructure or the fixed telecommunications networks provided by telecommunication service providers. With the expansion of our business, we may be required to upgrade our technology and infrastructure to keep up with the requirements of our operations. We cannot assure you that the internet infrastructure and the fixed telecommunications networks in China will be able to support the demands associated with the continued growth in internet usage.

In addition, we have no control over the costs of the services provided by telecommunication service providers. If the prices we pay for telecommunications and internet services rise significantly, our results of operations may be adversely affected. Furthermore, if internet access fees or other charges to internet users increase, our user traffic may decline and our business may be harmed.

We have identified material weaknesses in our internal control over financial reporting. If we fail to develop and maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud.

In connection with the audit of our consolidated financial statements for the year ended March 31, 2022, we have identified “material weaknesses” and other control deficiencies including significant deficiencies in our internal control over financial reporting. As defined in the standards established by the Public Company Accounting Oversight Board of the United States (the “PCAOB”), a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses that have been identified include: (i) insufficient personnel with appropriate levels of accounting knowledge and experience to address complex U.S. GAAP accounting issues and to prepare and review financial statements and related disclosures under U.S. GAAP; (ii) be lacking adequate policies and procedures in internal audit function to ensure that our policies and procedures have been carried out as planned; (iii) be lacking adequate policies and procedures in our data management, storage, backup and recovery, including IT or Cybersecurity risk and vulnerability assessment, annual disaster recovery drills were not established and performed, system firewall configurations were not properly set up; (iv) did not establish and perform appropriate regular monitoring and testing on the security for the financial system, including lack of formal management of system change, user access and periodic review; and (iv) had deficiencies in our IT general controls, including lacking of IT policies and procedures, system monitoring, access and other managements, etc.

We have implemented, and will continue to implement, measures designed to improve our internal control over financial reporting and remediate the control deficiencies that led to these material weaknesses.. As of March 31, 2022, we hired an internal audit staff to start our internal audit work. We plan to (i) continuously hire additional accounting staffs with comprehensive knowledge of U.S. GAAP and SEC reporting requirements; (ii) ameliorate our internal audit to assist with assessment of Sarbanes-Oxley compliance requirements and improvement of internal controls related to financial reporting; (iii) improve our system security environment and conducting regular data and access management in all aspects of our financial system and penetration testing to ensure the network and information security; and (iv) improving our IT environment and daily management.

We cannot assure you that the measures we have taken to date, and actions we intend to take in the future, will be sufficient to remediate material weaknesses in our internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. In addition, neither our management nor an independent registered public accounting firm has performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act because no such evaluation has been required. Had we or our independent registered public accounting firm performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional material weaknesses may have been identified. If we are unable to successfully remediate our existing or any future material weaknesses in our internal control over financial reporting, or identify any additional material weaknesses, the accuracy and timing of our financial reporting may be adversely affected, potentially resulting in restatements of our financial statements, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports and applicable Nasdaq listing requirements, investors may lose confidence in our financial reporting, and our share price may decline as a result.

We have limited business insurance coverage.

Insurance companies in China currently do not offer as extensive an array of insurance products as insurance companies in more developed economies. Currently, we do not have any business liability or disruption insurance to cover our operations other than the accident insurance and commercial liability insurance, which are mandatory, on all the automobiles we purchase for sales or financing. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured business disruptions may result in our incurring substantial costs and the diversion of resources, which could have an adverse effect on our results of operations and financial condition.

We face risks related to natural disasters, health epidemics and other outbreaks, such as COVID-19, which could significantly disrupt our operations.

An outbreak of respiratory illness caused by COVID-19 emerged in China in late 2019 and has expanded within the rest of China and globally. On March 11, 2020, the WHO declared the outbreak of COVID-19 a pandemic, expanding its assessment of the threat beyond the global health emergency it had announced in January 2020. The COVID-19 pandemic has materially and adversely affected the global economy, our markets in China and our business. Although gradually recovering from the pandemic, China is still facing with multiple resurgences from time to time. China keeps its lockdown policy and travel restrictions to halt resurgences. Upon such occurrence, our operation for online ride-hailing services in that city may be materially and adversely impacted. Our business could also be adversely affected by the effects of other epidemics. Our business operations could be disrupted if any of our employees is infected, since it could require our employees to be quarantined and/or our offices to be disinfected. In addition, our results of operations could be adversely affected to the extent that any of these epidemics harms the Chinese economy in general.

At the same time, we are also vulnerable to other natural disasters and calamities. Fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events may give rise to server interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide products and services.

Risks Related to Doing Business in China

1.Corporate Structure

Our current corporate structure and business operations may be affected by the Foreign Investment Law. If the PRC government deems that our business falls within certain relevant industries that are subject to restriction or limitation, or if these regulations or the interpretation of existing regulations change in the future, we may have to adjust our corporate structure, switch our business focus, or even be forced to relinquish our interests in those operations.

The PRC Foreign Investment Law grants national treatment to foreign-invested entities, except for those foreign-invested entities that operate in industries specified as either “restricted” or “prohibited” from foreign investment in a “Negative List”. Foreign ownership of internet-based businesses, such as distribution of online information, is subject to restrictions under current PRC laws and regulations. For example, foreign investors are not allowed to own more than 50% of the equity interests in a value-added telecommunication service provider (except e-commerce) and any such foreign investor must have experience in providing value-added telecommunications services overseas and maintain a good track record in accordance with the Provisions on the Administration of Foreign-invested Telecommunication Enterprises, the Special Administrative Measures for Entrance of Foreign Investment (Negative List) (2018 Version), the Special Administrative Measures for Entrance of Foreign Investment (Negative List) (2019 Version), the Special Administrative Measures for Entrance of Foreign Investment (Negative List) (2020 Version) and the Special Administrative Measures for Entrance of Foreign Investment (Negative List) (2021 Version) (which came into force and replaced the 2020 Version on January 1, 2022). The PRC Foreign Investment Law provides that foreign-invested entities operating in “restricted” or “prohibited” industries will require market entry clearance and other approvals from relevant PRC government authorities. If any business of the Company is “restricted” or “prohibited” from foreign investment under the “Negative List” effective at the time, we may be deemed to be in violation of the Foreign Investment Law, and we may be required to unwind or restructure our business operations, any of which may have a material adverse effect on our business operation.

Furthermore, if future laws, administrative regulations or provisions mandate further actions to be taken by companies with respect to our business operation, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure and business operations.

Our Previous Contractual arrangements in relation to Sichuan Senmiao may be subject to scrutiny by the PRC tax authorities and they may determine that we or Sichuan Senmiao owe additional taxes, which could negatively affect our financial condition and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. The EIT Law requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its related parties to the relevant tax authorities. The tax authorities may impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with arm’s length principles. We may face material and adverse tax consequences if the PRC tax authorities determine that our previous contractual arrangements among Senmiao Consulting, Sichuan Senmiao, and Sichuan Senmiao Shareholders were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust Sichuan Senmiao’s income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by Sichuan Senmiao for PRC tax purposes, which could in turn increase its tax liabilities without reducing Senmiao Consulting’s tax expenses. In addition, if the equity interest transfer between Senmiao Consulting and certain shareholders of Sichuan Senmiao Shareholders in March 2022 was viewed as a gift and subject Senmiao Consulting to PRC income tax, the PRC tax authorities may impose late payment fees and other penalties on Sichuan Senmiao for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if Sichuan Senmiao’s tax liabilities increase or if it is required to pay late payment fees and other penalties.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC stockholders.

Under the EIT Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners like us, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” As substantially all of our management members are based in China, it remains unclear how the tax residency rule will apply to our case. If the PRC tax authorities determine that the Company or any of our subsidiaries outside of China is a PRC resident enterprise for PRC enterprise income tax purposes, then the Company or such subsidiary could be subject to PRC tax at a rate of 25% on its world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. Furthermore, if the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, gains realized on the sale or other disposition of our securities may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC stockholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our securities.

Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

The PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of certain taxable assets, including, in particular, equity interests in a PRC resident enterprise, by a non-resident enterprise by promulgating and implementing SAT Circular 59 and Circular 698, which became effective in January 2008, and a Circular 7 in replacement of some of the existing rules in Circular 698, which became effective in February 2015.

Under Circular 698, where a non-resident enterprise conducts an “indirect transfer” by transferring the equity interests of a PRC “resident enterprise” indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, may be subject to PRC enterprise income tax, if the indirect transfer is considered to be an abusive use of company structure without reasonable commercial purposes. As a result, gains derived from such indirect transfer may be subject to PRC tax at a rate of up to 10%. Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

In February 2015, the SAT issued Circular 7 to replace the rules relating to indirect transfers in Circular 698. Circular 7 has introduced a new tax regime that is significantly different from that under Circular 698. Circular 7 extends its tax jurisdiction to not only indirect transfers set forth under Circular 698 but also transactions involving transfer of other taxable assets, through the offshore transfer of a foreign intermediate holding company. In addition, Circular 7 provides clearer criteria than Circular 698 on how to assess reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. Circular 7 also brings challenges to both the foreign transferor and transferee (or other person who is obligated to pay for the transfer) of the taxable assets. Where a non-resident enterprise conducts an “indirect transfer” by transferring the taxable assets indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise being the transferor, or the transferee, or the PRC entity which directly owned the taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise.

On October 17, 2017, the SAT issued the Public Notice on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or the SAT Notice 37, which came into effect on December 1, 2017. According to SAT Notice 37, where the non-resident enterprise fails to declare its tax payable pursuant to Article 39 of the EIT Law, the tax authority may order it to pay its tax due within required time limits, and the non-resident enterprise shall declare and pay its tax payable within such time limits specified by the tax authority. If the non-resident enterprise voluntarily declares and pays its tax payable before the tax authority orders it to do so, it shall be deemed that such enterprise has paid its tax payable in time.

We face uncertainties on the reporting and consequences on future private equity financing transactions, share exchange or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to withholding obligation, and request our PRC subsidiaries to assist in the filing. As a result, we and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed, under Circular 59, Circular 7 or SAT Notice 37, and may be required to expend valuable resources to comply with Circular 59, Circular 7 and SAT Notice 37 or to establish that we and our non-resident enterprises should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

The PRC tax authorities have the discretion under SAT Circular 59, Circular 7 and SAT Notice 37 to make adjustments to the taxable capital gains based on the difference between the fair value of the taxable assets transferred and the cost of investment. Although we currently have no plans to pursue any acquisitions in China or elsewhere in the world, we may pursue acquisitions in the future that may involve complex corporate structures. If we are considered a non-resident enterprise under the EIT Law and if the PRC tax authorities make adjustments to the taxable income of the transactions under SAT Circular 59, Circular 7 and SAT Notice 37, our income tax costs associated with such potential acquisitions will be increased, which may have an adverse effect on our financial condition and results of operations.

2.Other Risks

We are required to obtain a value-added telecommunication business certificate and be subject to foreign investment restrictions.

PRC regulations impose sanctions for engaging in Internet information services of a commercial nature without having obtained an ICP certificate. PRC regulations also impose sanctions for engaging in the operation of online data processing and transaction processing without having obtained an online data processing and transaction processing, or ODPTP, certificate (ICP and ODPTP are both sub-sets of value-added telecommunication business certificates). These sanctions include corrective orders and warnings from the PRC communication administration authority, fines and confiscation of illegal gains and, in the case of significant infringements, the websites may be ordered to cease operation. To the extent that the PRC regulatory authorities require such value-added telecommunication certificate to be obtained or set forth rules that impose additional requirements, and we do not obtain such certificate, we may be subject to the sanctions described above.

According to the Provisions on the Administration of Foreign-Invested Telecommunication Enterprises, the ratio of investment by foreign investors in a foreign-invested telecommunication enterprise that engages in the operation of a value-added telecommunication business shall not exceed 50%. Foreign investors are only permitted to invest up to 50% of the registered capital in a foreign-invested telecommunication enterprise that engages in the operation of commercial Internet information services or general online data processing and transaction processing services.

As an exception, Circular 196, which was promulgated on June 19, 2015, provides that foreign investors are permitted to invest up to 100% of the registered capital in a foreign-invested telecommunication enterprise engaging in the operation of online data processing and transaction processing (E-commerce). While Circular 196 permits foreign ownership, in whole or in part, of online data processing and transaction processing businesses (E-commerce), a sub-set of value-added telecommunications services, there is still uncertainty regarding whether foreign investment restrictions may be applied to our business and industry.

Further, under either circumstance, the largest foreign investor will be required to have a satisfactory business track record and operational experience in the value-added telecommunication business. Any restructuring to meet the requirements may be costly and may involve interruptions to our business. If we are unable to obtain the telecommunication business certificate in a timely fashion, our business may be materially and adversely affected.

Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business that we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations conducted through our PRC operating entities may be adversely affected by the current and future political environment in the PRC. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations. Under the current government leadership, the government of the PRC has been pursuing reform policies which have adversely affected China-based operating companies whose securities are listed in the United States, with significant policies changes being made from time to time without notice. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements with borrowers in the event of the imposition of statutory liens, death, bankruptcy or criminal proceedings. Only after 1979 did the Chinese government begin to promulgate a comprehensive system of laws that regulate economic affairs in general, deal with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, as well as encourage foreign investment in China. Although the influence of the law has been increasing, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. Also, because these laws and regulations are relatively new, and because of the limited volume of published cases and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. In addition, there have been constant changes and amendments of laws and regulations over the past 30 years in order to keep up with the rapidly changing society and economy in China. Because government agencies and courts provide interpretations of laws and regulations and decide contractual disputes and issues, their inexperience in adjudicating new business and new polices or regulations in certain less developed areas causes uncertainty and may affect our business. Consequently, we cannot predict the future direction of Chinese legislative activities with respect to either businesses with foreign investment or the effectiveness on enforcement of laws and regulations in China. The uncertainties, including new laws and regulations and changes of existing laws, as well as judicial interpretation by inexperienced officials in the agencies and courts in certain areas, may cause possible problems to foreign investors. Although the PRC government has been pursuing economic reform policies for more than two decades, the PRC government continues to exercise significant control over economic growth in the PRC through the allocation of resources, controlling payments of foreign currency, setting monetary policy and imposing policies that impact particular industries in different ways. We cannot assure you that the PRC government will continue to pursue policies favoring a market oriented economy or that existing policies will not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting political, economic and social life in the PRC.

Accordingly, given the PRC government’s significant oversight and discretion over the conduct of our operating subsidiaries’ business, it may intervene or influence the operations of our PRC subsidiaries at any time and to exert control over an offering of securities conducted overseas and/or foreign investment in China-based issuers, which may cause us to make material changes to the operations of our PRC subsidiaries and could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.

Adverse regulatory developments in China may subject us to additional regulatory review, and additional disclosure requirements and regulatory scrutiny to be adopted by the SEC in response to risks related to recent regulatory developments in China may impose additional compliance requirements for companies like us with significant China-based operations, all of which could increase our compliance costs, subject us to additional disclosure requirements. If the Chinese government were to impose new requirements for approval from the PRC authorities to our future offshore offerings, such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

The recent regulatory developments in China, in particular with respect to restrictions on China-based companies raising capital offshore, may lead to additional regulatory review in China over our financing and capital raising activities in the United States. In addition, we may be subject to industry-wide regulations that may be adopted by the relevant PRC authorities, which may have the effect of limiting our service offerings, restricting the scope of our operations in China, or causing the suspension or termination of our business operations in China entirely, all of which will materially and adversely affect our business, financial condition and results of operations. We may have to adjust, modify, or completely change our business operations in response to adverse regulatory changes or policy developments, and we cannot assure you that any remedial action adopted by us can be completed in a timely, cost-efficient, or liability-free manner or at all.

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued Opinions on Strictly Cracking Down on Illegal Securities Activities in Accordance with the Law, or the Opinions. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the supervision over overseas listings by China-based companies. On July 30, 2021, in response to the recent regulatory developments in China and actions adopted by the PRC government, the Chairman of the SEC issued a statement asking the SEC staff to seek additional disclosures from offshore issuers associated with China-based operating companies before their registration statements will be declared effective. On August 1, 2021, the China Securities Regulatory Commission (the “CSRC”) stated in a statement that it had taken note of the new disclosure requirements announced by the SEC regarding the listings of Chinese companies and the recent regulatory development in China, and that both countries should strengthen communications on regulating China-related issuers. To the best knowledge of this Company, as of the date of this registration statement, current Chinese laws and regulations do not forbid us from issuing securities overseas. On December 24, 2021, the CSRC, issued Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Administration Provisions”), and the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Draft Measures”), which were opened for public comments until January 23, 2022. These draft measures propose to establish a new filing-based regime to regulate overseas offerings and listings by domestic companies. Specifically, an overseas offering and listing by a PRC company, whether directly or indirectly, an initial or follow-on offering, must be filed with the CSRC.

According to the Administration Provision and the Draft Measures, new initial public offerings and refinancing by existing overseas listed China-based companies will be required to complete the filing procedures with PRC regulatory authorities; other existing overseas listed companies will be allowed sufficient transition period to complete such filing procedure. We may be required to complete the filing procedure as an existing overseas listed China-based companies in the future. However, it is uncertain when the Administration Provision and the Draft Measures will take effect or if they will take effect as currently drafted. If it is determined in the future that the approval of the CSRC, the CAC or any other regulatory authority is required for listed companies like us, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies. These regulatory agencies may impose fines or penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of our stocks. The CSRC, the CAC, or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to suspend the listing or trading of our stocks before completing required procedures. Any uncertainties or negative publicity regarding such approval could have a material adverse effect on the trading price of our stocks.

Given the current PRC regulatory environment, it is uncertain when and whether we, our PRC subsidiaries will be required to obtain permission from the PRC government for listing overseas in the future, and even when such permission is obtained, whether it will be denied or rescinded. We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC or other PRC governmental authorities required for overseas listing. As of the date of this registration statement, we have not received any inquiry, notice, warning, sanctions or regulatory objection to our listing from the CSRC or other PRC governmental authorities. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities.

Compliance with China’s new Data Security Law, Measures on Cybersecurity Review, Personal Information Protection Law, regulations and guidelines relating to the multi-level protection scheme and any other future laws and regulations may entail significant expenses and could materially affect our business.

China has implemented or will implement rules and is considering a number of additional proposals relating to data protection. China’s Data Security Law promulgated by the SCNPC in June 2021, took effect in September 2021. The Data Security Law provides that the data processing activities must be conducted based on “data classification and hierarchical protection system” for the purpose of data protection and prohibits entities in China from transferring data stored in China to foreign law enforcement agencies or judicial authorities without prior approval by the Chinese government. As the Data Security Law has not yet come into effect, we may need to make adjustments to our data processing practices to comply with this law.

Additionally, China’s Cyber Security Law, requires companies to take certain organizational, technical and administrative measures and other necessary measures to ensure the security of their networks and data stored on their networks. Specifically, the Cyber Security Law provides that China adopt a multi-level protection scheme (MLPS), under which network operators are required to perform obligations of security protection to ensure that the network is free from interference, disruption or unauthorized access, and prevent network data from being disclosed, stolen or tampered. Under the MLPS, entities operating information systems must have a thorough assessment of the risks and the conditions of their information and network systems to determine the level to which the entity’s information and network systems belong-from the lowest Level 1 to the highest Level 5 pursuant to the Measures for the Graded Protection and the Guidelines for Grading of Classified Protection of Cyber Security. The grading result will determine the set of security protection obligations that entities must comply with. Entities classified as Level 2 or above should report the grade to the relevant government authority for examination and approval.

During the year ended March 31, 2022, the CAC has taken action against several Chinese internet companies in connection with their initial public offerings on U.S. securities exchanges, for alleged national security risks and improper collection and use of the personal information of Chinese data subjects. According to the official announcement, the action was initiated based on the National Security Law, the Cyber Security Law and the Measures on Cybersecurity Review, which are aimed at “preventing national data security risks, maintaining national security and safeguarding public interests.”

It is unclear at the present time how widespread the cybersecurity review requirement and the enforcement action will be and what effect they will have on the life sciences sector generally and the Company in particular. China’s regulators may impose penalties for non-compliance ranging from fines or suspension of operations, and this could lead to us delisting from the U.S. stock market.

Also, on August 20, 2021, the SCNPC passed the Personal Information Protection Law, started to be implemented on November 1, 2021. The law creates a comprehensive set of data privacy and protection requirements that apply to the processing of personal information and expands data protection compliance obligations to cover the processing of personal information of persons by organizations and individuals in China, and the processing of personal information of persons in China outside of China if such processing is for purposes of providing products and services to, or analyzing and evaluating the behavior of, persons in China. The law also proposes that critical information infrastructure operators and personal information processing entities who process personal information meeting a volume threshold to-be-set by Chinese cyberspace regulators are also required to store in China personal information generated or collected in China, and to pass a security assessment administered by Chinese cyberspace regulators for any export of such personal information. Lastly, the draft contains proposals for significant fines for serious violations of up to RMB 50 million or 5% of annual revenues from the prior year.

Interpretation, application and enforcement of these laws, rules and regulations evolve from time to time and their scope may continually change, through new legislation, amendments to existing legislation and changes in enforcement. Compliance with the Cyber Security Law and the Data Security Law could significantly increase the cost to us of providing our service offerings, require significant changes to our operations or even prevent us from providing certain service offerings in jurisdictions in which we currently operate or in which we may operate in the future. Despite our efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection and information security, and our belief that we are currently in compliance therewith, it is possible that our practices, offerings or platform could fail to meet all of the requirements imposed on us by the Cyber Security Law, the Data Security Law and/or related implementing regulations. Any failure on our part to comply with such law or regulations or any other obligations relating to privacy, data protection or information security, or any compromise of security that results in unauthorized access, use or release of personally identifiable information or other data, or the perception or allegation that any of the foregoing types of failure or compromise has occurred, could damage our reputation, discourage new and existing counterparties from contracting with us or result in investigations, fines, suspension or other penalties by Chinese government authorities and private claims or litigation, any of which could materially adversely affect our business, financial condition and results of operations. Even if our practices are not subject to legal challenge, the perception of privacy concerns, whether or not valid, may harm our reputation and brand and adversely affect our business, financial condition and results of operations. Moreover, the legal uncertainty created by the Data Security Law and the recent Chinese government actions could materially adversely affect our ability, on favorable terms, to raise capital, including engaging in follow-on offerings of our securities in the U.S. market or the Stock Exchange of Hong Kong. While we believe that our current operations are in compliance with the laws and regulations of the Cyberspace Administration of China, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry.

Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offering.

On December 28, 2021, the CAC and other relevant PRC governmental authorities jointly promulgated the Cybersecurity Review Measures, which will take effect on February 15, 2022. The Cybersecurity Review Measures provide that, in addition to critical information infrastructure operators (“CIIOs”) that intend to purchase Internet products and services, net platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures require that an online platform operator which possesses the personal information of at least one million users must apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries.

On November 14,2021, the CAC promulgated the draft Regulations on the Administration of Cyber Data Security for public comment, pursuant to which data processors conducting certain activities must apply for cybersecurity review. The draft regulations also require that data processors processing important data or going public overseas shall conduct an annual data security self-assessment or entrust a data security service institution to do so, and submit the data security assessment report of the previous year to the local branch of the CAC before January 31 each year. Further, the draft regulations would require internet platform operators to establish platform rules, privacy policies and algorithm strategies related to data, and solicit public comments on their official websites and personal information protection related sections for no less than 30 working days when they formulate platform rules or privacy policies or makes any amendments that may have a significant impact on users’ rights and interests. In addition, platform rules and privacy policies formulated by operators of large internet platforms with more than 100 million daily active users, or amendments to such rules or policies by operators of large internet platforms with more than 100 million daily active users that may have significant impacts on users’ rights and interests shall be evaluated by a third-party organization designated by the CAC and reported to local branch of the CAC for approval. The CAC has solicited comments on this draft until December 13, 2021, but there is no definite timetable as to when the draft regulations will be enacted. As such, substantial uncertainties exist with respect to the enactment timetable, final content, interpretation and implementation of such regulations.

As of the date of this registration statement, we, our PRC subsidiaries and equity investee company, (i) are not required to obtain permissions from any PRC government authorities on the operation of our PRC subsidiaries and the issuance of our stocks to foreign investors, (ii) are not required to obtain permissions from the CSRC, CAC or any other government authorities on our PRC subsidiaries’ operations, and (iii) have not received or were denied such permissions by any PRC government authorities. When the Cybersecurity Review Measures become effective, and if the Security Administration Draft is enacted as proposed, we believe that the operations of our PRC subsidiaries and our listing will not be affected and that we will not be subject to cybersecurity review by the CAC, given that our PRC subsidiaries possess personal data of fewer than one million individual clients and do not collect data that affects or may affect national security in their business operations as of the date of this registration statement and do not anticipate that they will be collecting over one million users’ personal information or data that affects or may affect national security in the near future. There remains uncertainty, however, as to how the Cybersecurity Review Measures and the Security Administration Draft will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures and the Security Administration Draft. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we will take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us. We cannot guarantee, however, that we will not be subject to cybersecurity review and network data security review in the future. During such reviews, we may be required to suspend our operation or experience other disruptions to our operations. Cybersecurity review and network data security review could also result in negative publicity with respect to our Company and diversion of our managerial and financial resources, which could materially and adversely affect our business, financial conditions, and results of operations.

As of the date of this registration statement, we have not received any notice from any authorities identifying our PRC subsidiaries as CIIOs. However, given the uncertainties surrounding the interpretation and implementation of the Cyber Security Law, Data Security Law and relevant regulations, we cannot rule out the possibility that we, or certain of our customers or suppliers may be deemed as a CIIO, or an operator processing “important data.” First, if we are deemed as a CIIO, our purchase of network products or services, if deemed to be affecting or may affect national security, will need to be subject to cybersecurity review, before we can enter into agreements with relevant customers or suppliers, and before the conclusion of such procedure, these customers will not be allowed to use our products or services, and we are not allowed to purchase products or services from our suppliers. There can be no assurance that we would be able to complete the applicable cybersecurity review procedures in a timely manner, or at all, if we are required to follow such procedures. Any failure or delay in the completion of the cybersecurity review procedures may prevent us from using certain network products and services, and may result in fines of up to ten times the purchase price of such network products and services being imposed upon us, if we are deemed a CIIO using network products or services without having completed the required cybersecurity review procedures. If the reviewing authority is of the view that the use of such network products or services by us, or by certain of our customers or suppliers, involves risk of disruption, is vulnerable to external attacks, or may negatively affect, compromise, or weaken the protection of national security, we may not be able to provide such products or services to relevant customers, or purchase products or services from relevant suppliers. This could have a material adverse effect on our results of operations and business prospects. Second, the notion of “important data” is not clearly defined by the Cyber Security Law or the Data Security Law. In order to comply with the statutory requirements, we will need to determine whether we possess important data, monitor the important data catalogs that are expected to be published by local governments and departments, perform risk assessments and ensure we are complying with reporting obligations to applicable regulators. We may also be required to disclose to regulators business-sensitive or network security-sensitive details regarding our processing of important data, and may need to pass the government security review or obtain government approval in order to share important data with offshore recipients, which can include foreign licensors, or share data stored in China with judicial and law enforcement authorities outside of China. If judicial and law enforcement authorities outside China require us to provide data stored in China, and we are not able to pass any required government security review or obtain any required government approval to do so, we may not be able to meet the foreign authorities’ requirements. The potential conflicts in legal obligations could have adverse impact on our operations in and outside of China.

We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of internet-related businesses and companies, and any lack of requisite approvals, licenses or permits applicable to our business may have a material adverse effect on our business and results of operations.

The PRC government extensively regulates the internet industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the internet industry. These internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations.

The evolving PRC regulatory system for the internet industry may lead to the establishment of new regulatory agencies. For example, in May 2011, the State Council announced the establishment of a new department, the State Internet Information Office (with the involvement of the State Council Information Office, the MIIT, and the MPS). The primary role of this new agency is to facilitate the policy-making and legislative development in this field, to direct and coordinate with the relevant departments in connection with online content administration and to deal with cross-ministry regulatory matters in relation to the internet industry.

The Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-added Telecommunications Business, issued by the MIIT in July 2006, prohibits domestic telecommunication service providers from leasing, transferring or selling telecommunications business operating licenses to any foreign investor in any form, or providing any resources, sites or facilities to any foreign investor for their illegal operation of a telecommunications business in China. According to this circular, either the holder of a value-added telecommunication services operation permit or its shareholders must directly own the domain names and trademarks used by such license holders in their provision of value-added telecommunication services. The circular also requires each license holder to have the necessary facilities, including servers, for its approved business operations and to maintain such facilities in the regions covered by its license.

The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the internet industry have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, internet businesses in China, including our business. We cannot assure you that we have obtained all the permits or licenses required for conducting our business in China or will be able to maintain our existing licenses or obtain new ones. If the PRC government considers that we were operating without the proper approvals, licenses or permits or promulgates new laws and regulations that require additional approvals or licenses or imposes additional restrictions on the operation of any part of our business, it has the power, among other things, to levy fines, confiscate our income, revoke our business licenses, and require us to discontinue our relevant business or impose restrictions on the affected portion of our business. Any of these actions by the PRC government may have a material adverse effect on our business and results of operations.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of from our public offerings to make loans to or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Under PRC laws and regulations, we are permitted to utilize the proceeds from our public offerings to fund our PRC subsidiaries by making loans to or additional capital contributions to our PRC subsidiaries, subject to applicable government registration and approval requirements.

Any loans to our PRC subsidiaries, which are treated as foreign-invested enterprises under PRC laws, are subject to PRC regulations and foreign exchange loan registrations. For example, loans by us to our PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE. The statutory limit for the total amount of foreign debts of a foreign-invested company is the difference between the amount of total investment as approved by the MOFCOM or its local counterpart and the amount of registered capital of such foreign-invested company.

We have financed and expect to continue to finance our PRC subsidiaries by means of capital contributions. These capital contributions must be approved by the MOFCOM or its local counterpart. In addition, SAFE issued a circular in September 2008, SAFE Circular 142, regulating the conversion by a foreign-invested enterprise of foreign currency registered capital into RMB by restricting how the converted RMB may be used. SAFE Circular 142 provides that the RMB capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable government authority and unless otherwise provided by law, may not be used for equity investments within the PRC. On July 4, 2014, the SAFE issued the Circular of the SAFE on Relevant Issues Concerning the Pilot Reform in Certain Areas of the Administrative Method of the Conversion of Foreign Exchange Funds by Foreign-invested Enterprises, or SAFE Circular 36, which launched a pilot reform of the administration of the settlement of the foreign exchange capitals of foreign-invested enterprises in certain designated areas from August 4, 2014 and some of the restrictions under SAFE Circular 142 will not apply to the settlement of the foreign exchange capitals of the foreign-invested enterprises established within the designate areas and such enterprises are allowed to use its RMB capital converted from foreign exchange capitals to make equity investment. On March 30, 2015, SAFE promulgated Circular 19, to expand the reform nationwide. Circular 19 came into force and replaced both Circular 142 and Circular 36 on June 1, 2015. Circular 19 allows foreign-invested enterprises to make equity investments by using RMB fund converted from foreign exchange capital. However, Circular 19 continues to prohibit foreign-invested enterprises from, among other things, using RMB fund converted from its foreign exchange capitals for expenditure beyond its business scope, providing entrusted loans or repaying loans between non-financial enterprises. In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of a foreign-invested company. The use of such RMB capital may not be altered without SAFE’s approval, and such RMB capital may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. On June 9, 2016, SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts (“Circular 16”), which became effective simultaneously. Pursuant to Circular 16, enterprises registered in the PRC may also convert their foreign debts from foreign currency to RMB on self-discretionary basis. Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on self-discretionary basis which applies to all enterprises registered in the PRC. Circular 16 reiterates the principle that RMB converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purpose beyond its business scope or prohibited by PRC Laws or regulations, while such converted RMB shall not be provide as loans to its non-affiliated entities. As Circular 16 is newly issued and SAFE has not provided detailed guidelines with respect to its interpretation or implementation, it is uncertain how these rules will be interpreted and implemented. Violations of these Circulars could result in severe monetary or other penalties. These circulars may significantly limit our ability to use RMB converted from the net proceeds of our public offerings to fund the establishment of new entities in China by our PRC subsidiaries, to invest in or acquire any other PRC companies through our PRC subsidiaries.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future capital contributions or future loans by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from our public offerings and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

We are a holding company, and we rely on dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our stockholders and service any debt we may incur. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.

Under PRC laws and regulations, our PRC subsidiaries, as a wholly foreign-owned enterprise in China, may pay dividends only out of their respective accumulated after-tax profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve funds, until the aggregate amount of such funds reaches 50% of its registered capital. At its discretion, a wholly foreign-owned enterprise may allocate a portion of its after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends.

Our PRC subsidiaries are currently unable to pay us any dividend given their financial condition. If our PRC subsidiaries’ financial condition improves, the above discussed PRC laws will likely limit their ability to pay dividends or make other distributions to us. Such limitations could materially and adversely impact our cash flows and limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the value of your investment.

Substantially all of our revenues and expenditures are denominated in RMB, whereas our reporting currency is the U.S. dollar. As a result, fluctuations in the exchange rate between the U.S. dollar and RMB will affect the relative purchasing power in RMB terms of our U.S. dollar assets and the proceeds from our public offerings. Our reporting currency is the U.S. dollar while the functional currency for our PRC subsidiaries is RMB. Gains and losses from the remeasurement of assets and liabilities that are receivable or payable in RMB are included in our consolidated statements of operations. The remeasurement has caused the U.S. dollar value of our results of operations to vary with exchange rate fluctuations, and the U.S. dollar value of our results of operations will continue to vary with exchange rate fluctuations. A fluctuation in the value of RMB relative to the U.S. dollar could reduce our profits from operations and the translated value of our net assets when reported in U.S. dollars in our financial statements. This could have a negative impact on our business, financial condition or results of operations as reported in U.S. dollars. If we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. In addition, fluctuations in currencies relative to the periods in which the earnings are generated may make it more difficult to perform period-to-period comparisons of our reported results of operations.

The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions and China’s foreign exchange policies. It is difficult to predict how long such depreciation of RMB against the U.S. dollar may last and when and how the relationship between the RMB and the U.S. dollar may change again.

There remains significant international pressure on the PRC government to adopt a flexible currency policy. Any significant appreciation or depreciation of the RMB may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our securities in U.S. dollars. For example, to the extent that we need to convert U.S. dollars we receive from our public offerings into RMB to pay our operating expenses, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, a significant depreciation of the RMB against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our securities.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

Governmental control of currency conversion may limit our ability to utilize our net revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our net revenues in RMB. Under our current corporate structure, we rely on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, our PRC subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulation, such as the overseas investment registrations by the beneficial owners of our company who are PRC residents. But approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our stockholders.

Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.

We are required under PRC laws and regulations to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. We have not made adequate employee benefit payments. As of March 31, 2022 and 2021, we did not make adequate employee benefit contributions in the amount of $963,824 and $111,534, respectively, for our continuing operations. As of March 31, 2021, we did not make adequate employee benefit contributions in the amount of $897,091 for our discontinued operations. We accrued the amount in accrued payroll and welfare. We may be required to make up the contributions for these plans as well as to pay late fees and fines. If we are subject to late fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”) and some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex, including requirements in some instances that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-Monopoly Law requires that the MOFCOM shall be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the security review rules issued by the MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOC, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

If the chops of our PRC subsidiaries are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised.

In China, a company chop or seal serves as the legal representation of the company towards third parties even when unaccompanied by a signature. Each legally registered company in China is required to maintain a company chop, which must be registered with the local Public Security Bureau. In addition to this mandatory company chop, companies may have several other chops which can be used for specific purposes. The chops of our PRC subsidiaries are generally held securely by personnel designated or approved by us in accordance with our internal control procedures. To the extent those chops are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised and those corporate entities may be bound to abide by the terms of any documents so chopped, even if they were chopped by an individual who lacked the requisite power and authority to do so. In addition, if the chops are misused by unauthorized persons, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve while distracting management from our operations.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly-Listed Companies, replacing earlier rules promulgated in March 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas listed company, and complete certain other procedures. In addition, an overseas entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our executive officers and other employees who are PRC citizens or who have resided in the PRC for a continuous period of not less than one year and who are granted options or other awards under our 2018 Equity Incentive Plan will be subject to these regulations. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC law.

SAFE promulgated the SAFE Circular 37 in July 2014 that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions. SAFE Circular 37 is issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose Vehicles, or SAFE Circular 75. SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which took effect on June 1, 2015. This notice has amended SAFE Circular 37 requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

If our stockholders who are PRC residents or entities do not complete their registration as required, our PRC subsidiaries may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our PRC subsidiaries. Moreover, failure to comply with the SAFE registration described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

To our knowledge, all of our pre-IPO PRC stockholders who are subject to the registration requirements of Circular 37 have completed the required foreign exchange registrations.

In addition, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. As a result, we cannot assure you that all of our stockholders or beneficial owners who are PRC residents or entities have complied with, and will in the future make or obtain any applicable registrations or approvals required by, SAFE regulations. Failure by such stockholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries’ ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

Risks Related to Our Securities

Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our common stock.

Our common stock is currently listed for trading on The Nasdaq Capital Market, and the continued listing of our common stock on The Nasdaq Capital Market is subject to our compliance with a number of listing standards. On August 16, 2021, we received notices from Nasdaq that because the closing bid price for our common stock had fallen below $1.00 per share for 30 consecutive business days, we no longer complied with the $1.00 minimum bid price requirement for continued listing on The Nasdaq Capital Market under Rule 5550(a)(2) of the Nasdaq Listing Rules. On February 15, 2022, we received a letter from Nasdaq informing that trading of the Company’s common stock will be suspended at the opening of business on February 24, 2022, unless the Company requests an appeal of Nasdaq’s determination. The Company has timely requested an appeal and on May 5, 2022, the Nasdaq Hearings Panel (the “Panel”) confirmed the Company has regained compliance with the minimum bid price through a reserve stock split effective on April 6, 2022. The Panel has also determined to impose a Panel Monitor for a period of one year from the date of the letter, or until May 5, 2023 to monitor the Company’s continued compliance with all Nasdaq continued listing requirements, pursuant to Nasdaq Listing Rule 5815(d)(4)(A). Should the Company fail to meet the minimum bid price requirement for a period of 30 consecutive trading days or any other requirements for continued listing on Nasdaq, the staff will issue a Delist Determination Letter and promptly schedule a new hearing.

If our common stock were no longer listed on The Nasdaq Capital Market, investors might only be able to trade on one of the over-the-counter markets. This would impair the liquidity of our common stock not only in the number of shares that could be bought and sold at a given price, which might be depressed by the relative illiquidity, but also through delays in the timing of transactions and reduction in media coverage. In addition, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;
●	a limited amount of news and analyst coverage for us; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

We may take actions to maintain our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock or prevent future non-compliance with Nasdaq’s listing requirements.

The market price for our common stock may be volatile.

The trading prices of our common stock are likely volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of internet or other companies based in China that have listed their securities in the United States in recent years. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial decline in their trading prices. The trading performances of other Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States, which consequently may impact the trading performance of our common stock, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or other matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. In addition, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, which may have a material adverse effect on the market price of our common stock.

In addition to the above factors, the price and trading volume of our common stock may be highly volatile due to multiple factors, including the following:

●	regulatory developments affecting us, our customers, or our industry;
●	announcements of studies and reports relating to our loan products and service offerings or those of our competitors;
●	changes in the economic performance or market valuations of other online finance marketplaces;
●	actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;
●	changes in financial estimates by securities research analysts;
●	conditions in the automobile finance and ride-hailing industries in China;
●	announcements by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures or capital commitments;
●	additions to or departures of our senior management;
●	detrimental negative publicity about us, our management or our industry;
●	fluctuations of exchange rates between the RMB and the U.S. dollar;
●	release or expiry of lock-up or other transfer restrictions on our outstanding shares of common stock; and
●	sales or perceived potential sales of additional shares of common stock.

We have a significant number of outstanding warrants, some of which contain full-ratchet anti-dilution protection and reset provisions, which may cause significant dilution to our stockholders, have a material adverse impact on the market price of our common stock and make it more difficult for us to raise funds through future equity offerings.

Pursuant to the Purchase Agreements with investors in our offerings in June 2019 and May 2021, we issued to the investors a series of warrants. The issuance of shares of common stock upon the exercise of the warrants would dilute the percentage ownership interest of all stockholders, might dilute the book value per share of our common stock and would increase the number of our publicly traded shares, which could depress the market price of our common stock. In addition, the so-called full-ratchet anti-dilution protections and reset provisions, subject to limited exceptions, would reduce the exercise price of the warrants in the event that we in the future issue common stock, or securities convertible into or exercisable to purchase common stock, at a lower price per share.

As of the date of this registration statement, there were 6,066,298 (14,873,821 pre reverse split) shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $2.29 per share, and we may issue additional options, warrants and other types of equity in the future as part of stock-based compensation, capital raising transactions or other strategic transactions. To the extent these options and warrants are ultimately exercised, existing holders of our common stock would experience dilution which may cause the price of our common stock to decline.

In addition to the dilutive effects described above, the perceived risk of dilution as a result of the significant number of outstanding warrants may cause our common stockholders to be more inclined to sell their shares, which would contribute to a downward movement in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our common stock price could encourage investors to engage in short sales of our common stock, which could further contribute to price declines in our common stock. The fact that our stockholders, warrant holders and option holders can sell substantial amounts of our common stock in the public market, whether or not sales have occurred or are occurring, as well as the existence of full-ratchet anti-dilution provisions and reset provisions in a substantial number of our outstanding warrants could make it more difficult for us to raise additional funds through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate, or at all.

Certain judgments obtained against us by our stockholders may not be enforceable.

We conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, most of our directors and executive officers reside within China, and most of the assets of these persons are located within China. As a result, it may be difficult or impossible for you to effect service of process within the United States upon these individuals, or to bring an action against us or against these individuals in the United States in the event that you believe your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

Our articles of incorporation and by-laws could deter a change of our management, which could discourage or delay offers to acquire us.

Certain provisions of our articles of incorporation (the “Articles of Incorporation”) and by-laws could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions include:

●	requiring stockholders who wish to request a special meeting of the stockholders to disclose certain specified information in such request and to deliver such request in a specific way within a certain timeframe, which may inhibit or deter stockholders from requesting special meetings of the stockholders;
●	requiring that stockholders who wish to act by written consent request a record date from us for such action and such request must include disclosure of certain specified information, which may inhibit or deter stockholders from acting by written consent;
●	establishing the board as the sole entity to fill vacancies of the board, which lengthens the time needed to elect a new majority of the board;
●	establishing a two-thirds majority vote of the stockholders to remove a director from the board, as opposed to a simple majority, which lengthens the time needed to elect a new majority of the board; and
●	establishing that any person who acquires equity in us shall be deemed to have notice and consented to the forum selection provision of our Bylaws requiring actions to be brought only in Nevada, which may inhibit or deter stockholders actions (i) on behalf of us; (ii) asserting claims of breach of fiduciary duty by officers or directors of us; or (iii) arising out of the Nevada Revised Statutes, and establishing more detailed disclosure in any stockholder’s advance notice to nominate a new member of the board, including specified information regarding such nominee, which may inhibit or deter such nomination and lengthen the time needed to elect a new majority of the board.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of Sarbanes-Oxley Act of 2002 for so long as we are an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected not to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for private companies. This decision to take advantage of the extended transition period under the JOBS Act is irrevocable.

Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our common stock for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our common stock as a source for any future dividend income.

Our board of directors has discretion as to whether to distribute dividends, subject to certain restrictions under Nevada law. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiary, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our common stock will likely depend entirely upon any future price appreciation of our common stock.

Other General Risk Factors

We may need additional capital to pursue business objectives and respond to business opportunities, challenges or unforeseen circumstances, and financing may not be available on terms acceptable to us, or at all.

We have been financing our Automobile Transaction and Related Services and Online Ride-hailing Platform Services through proceeds from our IPO and follow-on public offerings, and borrowing from third parties and related parties. As we intend to continue to make investments to support the growth of this business, we may require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, including developing new solutions and services, further enhance our risk management capabilities, increasing our sales and marketing expenditures to improve brand awareness and engage automobile purchasers through expanded online channels, enhancing our operating infrastructure and acquiring complementary businesses and technologies. To be in line with our strategy to cross sell our automobile leasing business with the online ride-hailing platform services business, we may need to make additional capital contribution for promotion activities as a result. Accordingly, we may need to engage in equity or debt financings to secure additional funds. However, additional funds may not be available when we need them, on terms that are acceptable to us, or at all. Repayment of the debts may divert a substantial portion of cash flow to repay principal and service interest on such debt, which would reduce the funds available for expenses, capital expenditures, acquisitions and other general corporate purposes; and we may suffer default and foreclosure on our assets if our operating cash flow is insufficient to service debt obligations, which could in turn result in acceleration of obligations to repay the indebtedness and limit our sources of financing.

Volatility in the credit markets may also have an adverse effect on our ability to obtain debt financing. If we raise additional funds through further issuances of equity or convertible debt securities, our existing shareholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, financial condition, results of operations and prospects could be adversely affected.

Fluctuations in interest rates could negatively affect our results of operations.

We charge service fees to automobile purchasers for facilitating financing transactions. If prevailing market interest rates increase, automobile purchasers would be less likely to finance automobile purchases with credit or we may need to reduce our service fees to mitigate the impact of increased interest rates. If we do not sufficiently lower our service fees and keep our fees competitive in such instances, automobile purchasers may decide not to utilize our services because of our less competitive service fees and may take advantage of lower service fees offered by other companies, and our ability to attract prospective automobile purchasers as well as our competitive position may be severely undermined. On the other hand, if prevailing market interest rates decline, the operating margins of financial institutions may decrease, which may make the financial institutions less likely to finance automobile purchases. Under either circumstance, our financial condition and profitability could also be materially and adversely affected.

Our operating results may fluctuate significantly and may not fully reflect the underlying performance of our business.

Our results of operations, including the levels of our net revenues, expenses, net (loss)/income and other key metrics, may vary significantly in the future due to a variety of factors, some of which are outside of our control, and period-to-period comparisons of our operating results may not be meaningful, especially given our limited operating history. Accordingly, the results for any one quarter are not necessarily an indication of future performance. Fluctuations in quarterly results may adversely affect the price of our common stock. Factors that may cause fluctuations in our quarterly financial results include:

●	our ability to attract new customers and maintain relationships with existing customers;
●	our ability to maintain existing relationship with existing business partners and establish new relationships with additional partners for our Automobile Transaction and Related Services and Online Ride-hailing Platform Services;
●	the revenue generated from automobile leasing and online ride-hailing platform services;
●	overdue ratios of automobile financing transactions we serve;
●	financial institutions’ willingness and ability to fund financing transactions through us on reasonable terms;
●	changes in our services and introduction of new products and services;
●	the amount and timing of operating expenses related to acquiring customers and the maintenance and expansion of our business, operations and infrastructure;
●	our ability to manage transaction volume growth during the period;
●	the timing of expenses related to the development or acquisition of technologies or businesses;
●	network outages or security breaches;
●	general economic, industry and market conditions;
●	our emphasis on customer experience instead of near-term growth; and
●	the timing of expenses related to the development or acquisition of technologies or businesses.

If we fail to promote and maintain our brands in an effective and cost-efficient way, our business and results of operations may be harmed.

We believe that developing and maintaining awareness of our brands effectively is critical to attracting new and retaining existing customers. Successful promotion of our brands and our ability to attract customers depend largely on the effectiveness of our marketing efforts and the success of the channels we use to promote our services. Our efforts to build our brands have caused us to incur expenses, and it is likely that our future marketing efforts will require us to incur additional expenses. These efforts may not result in increased revenues in the immediate future or at all and, even if they do, any increases in revenues may not offset the expenses incurred. If we fail to successfully promote and maintain our brands while incurring substantial expenses, our results of operations and financial condition would be adversely affected, which may impair our ability to grow our business.

Any harm to our brands or reputation or any damage to the reputation of our business partners or other third parties, or the automobile financing or ride-hailing industries in China may materially and adversely affect our business and results of operations.

Maintaining and enhancing the recognition and reputation of our brands is critical to our business and competitiveness. Factors that are vital to this objective include but are not limited to our ability to:

●	maintain and develop relationships with dealers, leasing companies, ride-hailing platforms and financial institutions;
●	provide prospective and existing customers with superior experiences;
●	enhance and improve our credit assessment and decision-making models;

●	effectively manage and resolve any user complaints of financial institutions or customers; and
●	effectively protect personal information and privacy of customers.

Any malicious or innocent negative allegation made by the media or other parties about the foregoing or other aspects of our company, including but not limited to our management, business, compliance with law, financial conditions or prospects, whether with merit or not, could severely hurt our reputation and harm our business and operating results. As the markets for China’s automobile financing and online ride-hailing are new and the regulatory framework for this market is also evolving, negative publicity about these markets may arise from time to time. Negative publicity about China’s automobile financing and ride-hailing industries in general may also have a negative impact on our reputation, regardless of whether we have engaged in any inappropriate activities.

In addition, certain factors that may adversely affect our reputation are beyond our control. Negative publicity about our partners, outsourced service providers or other counterparties, such as negative publicity about any failure by them to adequately protect the information of users, to comply with applicable laws and regulations or to otherwise meet required quality and service standards could harm our reputation. Furthermore, any negative development in any of the automobile financing or ride-hailing industries, such as bankruptcies or failures of other companies in any of this these, and especially a large number of such bankruptcies or failures, or negative perception of any of the industries as a whole, could compromise our image, undermine the trust and credibility we have established and impose a negative impact on our ability to attract new clients. Negative developments in these industries, such as widespread automobile purchaser/borrower defaults, unethical or illegal activities by industry players and/or the closure of companies providing similar services, may also lead to tightened regulatory scrutiny of these sectors and limit the scope of permissible business activities that may be conducted by us. If any of the foregoing takes place, our business and results of operations could be materially and adversely affected.

Our reputation may be harmed if information supplied by customers is inaccurate, misleading or incomplete.

Our customers supply a variety of information that is in the applications to financing partners. We do not verify all the information we receive from our customers, and such information may be inaccurate or incomplete. If financing partners provide funding to the automobile purchasers based on information supplied by automobile purchasers that is inaccurate, misleading or incomplete, those financing partners may not receive their expected returns and our reputation may be harmed. Moreover, inaccurate, misleading or incomplete customer information could also potentially subject us to liability as an intermediary under the PRC Contract Law. See “Business — Regulations.”

Misconduct, errors and failure to function by our employees and third-party service providers could harm our business and reputation.

We are exposed to many types of operational risks, including the risk of misconduct and errors by our employees and third-party service providers. Our business depends on our employees and third-party service providers to interact with potential customers, process large numbers of transactions and support the loan/lease payment collection process, all of which involve the use and disclosure of personal information. We could be materially adversely affected if transactions were redirected, misappropriated or otherwise improperly executed, if personal information was disclosed to unintended recipients or if an operational breakdown or failure in the processing of transactions occurred, whether as a result of human error, purposeful sabotage or fraudulent manipulation of our operations or systems. In addition, the manner in which we store and use certain personal information and interact with our customers is governed by various PRC laws. It is not always possible to identify and deter misconduct or errors by employees or third-party service providers, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses. If any of our employees or third-party service providers take, convert or misuse funds, documents or data or fail to follow protocol when interacting with customers, we could be liable for damages and subject to regulatory actions and penalties. We could also be perceived to have facilitated or participated in the illegal misappropriation of funds, documents or data, or the failure to follow protocol, and therefore be subject to civil or criminal liability. Aggressive practices or misconduct by any of our third-party service providers in the course of collecting loans could damage our reputation.

Furthermore, as we rely on certain third-party service providers, such as third-party payment platforms and custody and settlement service providers, to conduct our business, if these third-party service providers failed to function properly, we cannot assure you that we would be able to find an alternative in a timely and cost-efficient manner or at all. Any of these occurrences could result in our diminished ability to operate our business, potential liability to borrowers and investors, inability to attract borrowers and investors, reputational damage, regulatory intervention and financial harm, which could negatively impact our business, financial condition and results of operations.

A severe or prolonged downturn in the Chinese or global economy could materially and adversely affect our business and financial condition.

Any prolonged slowdown in the Chinese or global economy may have a negative impact on our business, results of operations and financial condition. In particular, general economic factors and conditions in China or worldwide, including the general interest rate environment and unemployment rates, may affect automobile purchasers’ willingness to seek financing and financing partners’ ability and desire to provide financing. Economic conditions in China are sensitive to global economic conditions. The global financial markets have experienced significant disruptions since 2008 and the United States, Europe and other economies have experienced periods of recession. The recovery from the lows of 2008 and 2009 has been uneven and there are new challenges, including the escalation of the European sovereign debt crisis from 2011 and the slowdown of China’s economic growth since 2012 which may continue. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. In particular, general economic factors and conditions in China or worldwide, including the general interest rate environment and unemployment rates, may affect consumers’ demand for cars, car buyers’ willingness to seek credit and financial institutions’ ability and desire to fund financing transactions we facilitate. Economic conditions in China are sensitive to global economic conditions. As of the date of this registration statement, we are unable to assess the full impact of the outbreak on our business, results of operations and financial condition. There have also been concerns over unrest in Ukraine, the Middle East and Africa, which have resulted in volatility in financial and other markets. There have also been concerns about the economic effect of the tensions in the relationship between China and the United States. If present Chinese and global economic uncertainties persist, our business partners may suspend their collaboration or reduce their business with us. Adverse economic conditions could also reduce the number of customers seeking to utilize our services. Should any of these situations occur, our transaction volume will decline, and our business and financial conditions will be negatively impacted. Additionally, continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

Our ability to protect the confidential information of our customers may be adversely affected by cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions.

We collect, store and process certain personal and other sensitive data from our customers, which makes it an attractive target and potentially vulnerable to cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions. While we have taken steps to protect the confidential information that we have access to, our security measures could be breached. Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any accidental or willful security breaches or other unauthorized access to our operation systems could cause confidential user information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our technology infrastructure are exposed and exploited, our relationships with customers could be severely damaged, we could incur significant liability and our business and operations could be adversely affected.

Moreover, the platforms we cooperate with, which have their own apps, are facing an increasingly tense regulatory environment. With respect to the security of information collected and used by mobile apps, the Announcement of Conducting Special Supervision against the Illegal Collection and Use of Personal Information requires that these app operators shall collect and use personal information in compliance with the Cyber Security Law, shall be responsible for the security of personal information obtained from users and take effective measures to strengthen personal information protection. If they are investigated or fined by China’s Cyber Security Review Office, we may be required to cooperate with the government and there is uncertainty as to the potential impact on our business.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our trademarks, domain names, know-how, proprietary technologies and similar intellectual property as critical to our success, and we rely on a combination of intellectual property laws and contractual arrangements, including confidentiality and non-compete agreements with our employees and others to protect our proprietary rights. We have 20 software copyrights, 52 trademarks and one trademark application pending at the PRC Trademark Office. Thus, we cannot assure you that any of our intellectual property rights would not be challenged, invalidated, circumvented or misappropriated, or such intellectual property will be sufficient to provide us with competitive advantages. In addition, because of the rapid pace of technological change in our industries, parts of our business rely on technologies developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties on reasonable terms, or at all.

It is often difficult to register, maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Confidentiality and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China. Preventing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. To the extent that our employees or consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related know-how and inventions. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how or other intellectual property rights held by third parties. We may be from time to time in the future subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be third-party trademarks, patents, copyrights, know-how or other intellectual property rights that are infringed by our products, services or other aspects of our business without our awareness. Holders of such intellectual property rights may seek to enforce such intellectual property rights against us in China, the United States or other jurisdictions. If any third-party infringement claims are brought against us, we may be forced to divert management’s time and other resources from our business and operations to defend against these claims, regardless of their merits.

Additionally, the application and interpretation of China’s intellectual property right laws and the procedures and standards for granting trademarks, patents, copyrights, know-how or other intellectual property rights in China are still evolving and are uncertain, and we cannot assure you that PRC courts or regulatory authorities would agree with our analysis. If we were found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. As a result, our business and results of operations may be materially and adversely affected.

Some aspects of our digital operations include open source software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect our business.

Some aspects of our digital operations include software covered by open source licenses. The terms of various open source licenses have not been interpreted by PRC courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our online and mobile-based channels. If portions of our proprietary software are determined to be subject to an open source license, we could be required to publicly release the affected portions of our source code, re-engineer all or a portion of our technologies if required so by the license, or otherwise be limited in the licensing of our technologies, each of which could reduce or eliminate the value of our technologies and loan products. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of the software. Many of the risks associated with use of open source software cannot be eliminated, and could adversely affect our business.

From time to time, we may evaluate and potentially consummate strategic investments or acquisitions, which could require significant management attention, disrupt our business and adversely affect our financial results.

Although we do not currently have any plans to consummate any acquisitions, we may in the future evaluate and consider strategic investments, combinations, acquisitions or alliances to further increase the value of our services and better serve our customers. These transactions could be material to our financial condition and results of operations if consummated. If we are able to identify an appropriate business opportunity, we may not be able to successfully consummate the transaction and, even if we do consummate such a transaction, we may be unable to obtain the benefits or avoid the difficulties and risks of such transaction.

Strategic investments or acquisitions will involve risks commonly encountered in business relationships, including:

●	difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;
●	inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits;
●	difficulties in retaining, training, motivating and integrating key personnel;
●	diversion of management’s time and resources from our normal daily operations;
●	difficulties in successfully incorporating licensed or acquired technology and rights into our business;
●	difficulties in maintaining uniform standards, controls, procedures and policies within the combined organizations;
●	difficulties in retaining relationships with customers, employees and suppliers of the acquired business;
●	risks of entering markets in which we have limited or no prior experience;
●	regulatory risks, including remaining in good standing with existing regulatory bodies or receiving any necessary pre-closing or post-closing approvals, as well as being subject to new regulators with oversight over an acquired business;
●	assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights or increase our risk for liability;
●	failure to successfully further develop the acquired technology;
●	liability for activities of the acquired business before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities;
●	potential disruptions to our ongoing businesses; and
●	unexpected costs and unknown risks and liabilities associated with strategic investments or acquisitions.

We may not make any investments or acquisitions, or any future investments or acquisitions may not be successful, may not benefit our business strategy, may not generate sufficient revenues to offset the associated acquisition costs or may not otherwise result in the intended benefits. In addition, we cannot assure you that any future investment in or acquisition of new businesses or technology will lead to the successful development of new or enhanced loan products and services or that any new or enhanced loan products and services, if developed, will achieve market acceptance or prove to be profitable.

Our business depends on the continued efforts of our senior management. If one or more of our key executives were unable or unwilling to continue in their present positions, our business may be severely disrupted.

Our business operations depend on the continued services of our senior management, particularly the executive officers named in this registration statement. While we have provided different incentives to our management, we cannot assure you that we can continue to retain their services. If one or more of our key executives were unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, our future growth may be constrained, our business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain qualified personnel. In addition, although we have entered into confidentiality and non-competition agreements with our management, there is no assurance that any member of our management team will not join our competitors or form a competing business. If any dispute arises between our current or former officers and us, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may be unable to enforce them at all.

Competition for employees is intense, and we may not be able to attract and retain the qualified and skilled employees needed to support our business.

We believe our success depends on the efforts and talent of our employees, including risk management, driver and automobile management, post-financing management, financial and marketing personnel. Our future success depends on our continued ability to attract, develop, motivate and retain qualified and skilled employees. Competition for highly skilled technical, risk management and financial personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Some of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment.

In addition, we invest significant time and expenses in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements, and the quality of our services and our ability to serve borrowers and investors could diminish, resulting in a material adverse effect to our business.

Increases in labor costs in the PRC may adversely affect our business and results of operations.

The economy in China has experienced increases in inflation and labor costs in recent years. As a result, average wages in the PRC are expected to continue to increase. In addition, we are required by PRC laws and regulations to pay various statutory employee benefits, including pension, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments to the statutory employee benefits, and those employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties. We expect that our labor costs, including wages and employee benefits, shall continue to increase, without regarding to the influence of resignation. Furthermore, if the drivers on our platform believe that their earnings on our platform are not competitive with wages that they can earn elsewhere, either with competitors or in other lines of work, we may have to increase their earnings to ensure an adequate supply of drivers on our platform, and we may be unable to pass that cost on to riders. In addition, if drivers on our platform are reclassified as employees instead of independent contractors, our labor costs will be substantially increased, which could adversely affect our business and results of operations. See also “Risks Factors—Risks Relating to Our Business—Our business would be adversely affected if drivers were classified as employees, workers or quasi-employees”.

Pursuant to the Labor Contract Law and its implementation rules, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration and statutory benefits, determining the term of employee’s probation and unilaterally terminating labor contracts. In addition, enterprises are forbidden to force laborers to work beyond the time limit and employers shall pay laborers for overtime work in accordance with the laws and regulations. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations.

To date, inflation in China has not materially impacted our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2019, 2020 and 2021 were increases of 4.5%, 0.2% and 1.5%, respectively. Although we have not been materially affected by inflation in the past, we may be affected by higher rates of inflation in China in the future, particularly if it affects labor costs. Unless we are able to control our labor costs or pass on these increased labor costs to our customers by increasing the fees of our services, our financial condition and results of operations may be adversely affected.

Furthermore, on July 16, 2021, the Ministry of Human Resources and Social Security, the National Development and Reform Commission, the Ministry of Transport, together with several other governmental authorities jointly promulgated Guiding Opinions on Safeguarding the Rights and Interests of Labors in New Forms of Employment, which require, among others, platform enterprises adopting labor outsourcing and other cooperative labor methods to undertake corresponding responsibilities in accordance with laws and regulations when labors’ rights and interests are damaged, call for organizing and launching pilot programs for occupational injury protection of flexible employment personnel, focusing on platform enterprises in industries such as mobility, takeout, instant delivery and intra-city freight, and encourage platform enterprises to improve the protection for flexible employment personnel on the platform by purchasing personal accident, employer liability and other commercial insurances. On November 17, 2021, the Ministry of Transport, the National Development and Reform Commission, the CAC and certain other governmental authorities jointly promulgated the Opinions on Strengthening the Protection of the Rights and Interests of Labors in New Forms of Transportation

Industry, which provide that the relevant departments shall urge online ride hailing platform enterprises to announce pricing rules and income distribution rules to relevant parties such as drivers and passengers. The total amount paid by the passengers and the remuneration of the driver, and the ratio of the difference between the aforementioned amounts to the total amount paid by the passengers shall be displayed to the drivers. In addition, these opinions aim to strengthen the occupational injury protection of online ride hailing drivers, encourage online ride hailing platform to actively participate in the occupational injury protection pilot, and urge online ride hailing platform to pay social insurance for drivers who meet the labor relationship conditions in accordance with the law, and guide and support drivers who do not fully meet the conditions for establishing labor relations with online ride hailing platform enterprises to participate in corresponding social insurance. These opinions also emphasize to safeguard the rights of the drivers to have reasonable remuneration and rest, among others.

As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that our employment practices do not and will not violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. We cannot assure you that we have complied or will be able to comply with all labor-related law and regulations. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations will be adversely affected.

If we cannot maintain our corporate culture as we grow, we could lose the innovation, collaboration and focus that contribute to our business.

We believe that a critical component of our success is our corporate culture, which we believe fosters innovation, encourages teamwork and cultivates creativity. As we develop the infrastructure of a public company and continue to grow, we may find it difficult to maintain these valuable aspects of our corporate culture. Any failure to preserve our culture could negatively impact our future success, including our ability to attract and retain employees, encourage innovation and teamwork and effectively focus on and pursue our corporate objectives.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our technologies.

We may seek additional capital through a combination of public and private equity offerings, debt financings, collaborations and licensing arrangements. To the extent that we raise additional capital through the sale of equity or debt securities, your ownership interest will be diluted and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. The incurrence of indebtedness would result in increased fixed payment obligations and could involve restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or grant licenses on terms unfavorable to us.

We will incur increased costs as a result of operating as a smaller reporting public company after we no longer qualify to be an emerging growth company, and our management will be required to devote substantial time to new compliance initiatives.

As a smaller reporting public company, and particularly after we are no longer an emerging growth company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act and rules subsequently implemented by the SEC and Nasdaq have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, which in turn could make it more difficult for us to attract and retain qualified members of our board of directors.

For as long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies as described in the preceding risk factor. We might remain an emerging growth company until March 31, 2023, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time or if we have annual gross revenues of $1.07 billion or more in any fiscal year, we would cease to be an emerging growth company as of December 31 of the applicable year. We also would cease to be an emerging growth company if we issue more than $1 billion of nonconvertible debt over a three-year period.

Pursuant to Section 404, we will be required to furnish a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for our common stock and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, the market price for our common stock would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our common stock to decline.

The Holding Foreign Companies Accountable Act, or the HFCAA, and the related regulations continue to evolve. Further implementations and interpretations of or amendments to the HFCAA or the related regulations, or a PCAOB determination of its lack of sufficient access to inspect our auditor, might pose regulatory risks to and impose restrictions on us because of our operations in mainland China.

On April 21, 2020, SEC released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets. On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the Company’s auditors.

On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act (the “HFCAA”) requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the Company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the Company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national securities exchange or in the over the counter trading market in the U.S. On December 18, 2020, the HFCAA was signed into law. The HFCAA has since then been subject to amendments by the U.S. Congress and interpretations and rulemaking by the SEC.

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which proposes to reduce the period of time for foreign companies to comply with PCAOB audits from three to two consecutive years, thus reducing the time period before the securities of such foreign companies may be prohibited from trading or delisted. On December 29, 2022, the Accelerating Holding Foreign Companies Accountable Act was signed into law.

On December 16, 2021, PCAOB announced the PCAOB HFCAA determinations relating to the PCAOB’s inability to inspect or investigate completely registered public accounting firms headquartered in mainland China of the PRC or Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in the PRC or Hong Kong. The inability of the PCAOB to conduct inspections of auditors in China made it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in issuers operating in China to lose confidence in such issuers’ procedures and reported financial information and the quality of financial statements.

Our auditor prior to October 12, 2022, Friedman LLP (“Friedman”), the independent registered public accounting firm that issued the audit report included elsewhere in this prospectus, was an auditor of companies that are traded publicly in the United States and a firm that was registered with the PCAOB, and was subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Friedman was combined with Marcum LLP on September 1, 2022 and filed its application to withdraw its PCAOB registration on December 30, 2022. As of the date of the prospectus, our current auditor, Marcum Asia CPAs LLP (“Marcum Asia”), is headquartered in New York, New York, and subject to inspection by the PCAOB on a regular basis with the last inspection in 2020. Neither Friedman nor Marcum Asia is subject to the determinations announced by the PCAOB on December 16, 2021.

On August 26, 2022, the PCAOB announced and signed a Statement of Protocol (the “Protocol”) with the China Securities Regulatory Commission and the Ministry of Finance of the People’s Republic of China (together, the “PRC Authorities”). The Protocol provides the PCAOB with: (1) sole discretion to select the firms, audit engagements and potential violations it inspects and investigates, without any involvement of Chinese authorities; (2) procedures for PCAOB inspectors and investigators to view complete audit work papers with all information included and for the PCAOB to retain information as needed; (3) direct access to interview and take testimony from all personnel associated with the audits the PCAOB inspects or investigates.

On December 15, 2022, the PCAOB announced in its 2022 HFCAA Determination Report (the “2022 Report”) its determination that the PCAOB was able to secure complete access to inspect and investigate audit firms in the People’s Republic of China (PRC), and the PCAOB Board voted to vacate previous determinations to the contrary. According to the 2022 Report, this determination was reached after the PCAOB had thoroughly tested compliance with every aspect of the Protocol necessary to determine complete access, including on-site inspections and investigations in a manner fully consistent with the PCAOB’s methodology and approach in the U.S. and globally. According to the 2022 Report, the PRC Authorities had fully assisted and cooperated with the PCAOB in carrying out the inspections and investigations according to the Protocol, and have agreed to continue to assist the PCAOB’s investigations and inspections in the future. The PCAOB may reassess its determinations and issue new determinations consistent with the HFCAA at any time.

The PCAOB is expected to continue to demand complete access to inspections and investigations against accounting firms headquartered in mainland China and Hong Kong in the future and states that it has already made plans to resume regular inspections in early 2023 and beyond. Each year, the PCAOB will determine whether it can inspect and investigate completely accounting firms headquartered in mainland China and Hong Kong. Furthermore, the Accelerating HFCA Act, which requires that the PCAOB be permitted to inspect the issuer’s public accounting firm within two years, may result in the delisting of our Company in the future if the PCAOB is unable to inspect our accounting firm at such future time. Our securities may be prohibited from trading if our auditor cannot be fully inspected. While the Company’s auditor is based in the U.S. and is registered with PCAOB and subject to PCAOB inspection, in the event it is later determined that the PCAOB is unable to inspect or investigate completely the Company’s auditor because of a position taken by an authority in a foreign jurisdiction, then such inability could cause trading in the Company’s securities to be prohibited under the Accelerating HFCA Act, and ultimately result in a determination by a securities exchange to delist the Company’s securities. If trading in our common stock is prohibited under the Accelerating HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our common stock. A termination in the trading of our securities or any restriction on the trading in our securities would be expected to have a negative impact on the Company as well as on the value of our securities.

Further developments related to the HFCAA could add uncertainties to our offering. We cannot assure you what further actions the SEC, the PCAOB or the stock exchanges will take to address these issues and what impact such actions will have on U.S. companies that have significant operations in the PRC and have securities listed on a U.S. stock exchange (including a national securities exchange or over-the-counter stock market). In addition, any additional actions, proceedings, or new rules resulting from these efforts to increase U.S. regulatory access to audit information could create uncertainty for investors, the market price of our common stock could be adversely affected, and we could be delisted if we and our auditor are unable to meet the PCAOB inspection requirement. Such a delisting would substantially impair your ability to sell or purchase our common stock when you wish to do so, and would have a negative impact on the price of our common stock.

The approval of the China Securities Regulatory Commission (“CSRC”) may be required in connection with any of our future offerings under series of PRC regulations recently adopted, and we cannot assure you that we will be able to obtain such approval.

On December 24, 2021, the China Securities Regulatory Commission, or the “CSRC”, published the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comment) (the “Draft Provisions”), and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies

(Draft for Comment) (the “Draft Measures”, collectively with the Draft Provisions, the “Draft Rules”) for public comments. The Draft Rules lay out specific filing requirements for overseas listing and offering by PRC domestic companies and include unified regulation management and strengthening regulatory coordination.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”), which took effect on March 31, 2023. The Trial Measures supersede the Draft Rules and clarified and emphasized several aspects, which include but are not limited to: (1) comprehensive determination of the “indirect overseas offering and listing by PRC domestic companies” in compliance with the principle of “substance over form” and particularly, an issuer will be required to go through the filing procedures under the Trial Measures if the following criteria are met at the same time: a) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by PRC domestic companies, and b) the main parts of the issuer’s business activities are conducted in mainland China, or its main places of business are located in mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in mainland China; (2) exemptions from immediate filing requirements for issuers that a) have already been listed or registered but not yet listed in foreign securities markets, including U.S. markets, prior to the effective date of the Trial Measures, and b) are not required to re-perform the regulatory procedures with the relevant overseas regulatory authority or the overseas stock exchange, and c) whose such overseas securities offering or listing shall be completed before September 30, 2023, provided however that such issuers shall carry out filing procedures as required if they conduct refinancing or are involved in other circumstances that require filing with the CSRC; (3) a negative list of types of issuers banned from listing or offering overseas, such as (a) issuers whose listing or offering overseas have been recognized by the State Council of the PRC as possible threats to national security, (b) issuers whose affiliates have been recently convicted of bribery and corruption, (c) issuers under ongoing criminal investigations, and (d) issuers under major disputes regarding equity ownership; (4) issuers’ compliance with web security, data security, and other national security laws and regulations; (5) issuers’ filing and reporting obligations, such as obligation to file with the CSRC after it submits an application for initial public offering to overseas regulators, and obligation after offering or listing overseas to report to the CSRC material events including change of control or voluntary or forced delisting of the issuer; and (6) the CSRC’s authority to fine both issuers and their shareholders between 1 and 10 million RMB for failure to comply with the Trial Measures, including failure to comply with filing obligations or committing fraud and misrepresentation.

According to the Trial Measures, as a company listed on Nasdaq, we are subject to the filing process if we conduct any offering of securities after the effective date of the Trial Measures of March 31, 2023. As the Trial Measures are newly issued, there remains uncertainty as to how it will be interpreted or implemented. Therefore, there is uncertainty that we will be able to get clearance from the CSRC in a timely fashion if we conduct any future filings.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “will,” “potential,” “projects,” “predicts,” “continues,” or “should,” or, in each case, their negative or other variations or comparable terminology. There can be no assurance that actual results will not materially differ from expectations. Such statements include, but are not limited to, any statements relating to our ability to consummate any acquisition or other business combination and any other statements that are not statements of current or historical facts. These statements are based on management’s current expectations, but actual results may differ materially due to various factors, including, but not limited to:

●	our goals and strategies, including our ability to expand our automobile transaction and related services business and our online ride-hailing platform services business in China;
●	our management’s ability to properly develop and achieve any future business growth and any improvements in our financial condition and results of operations;
●	the impact by public health epidemics, including epidemic prevention policies against Covid-19 in China on the industries we operate in and our business, results of operations and financial condition;
●	the growth or lack of growth in China of disposable household income and the availability and cost of credit available to finance car purchases;
●	the growth or lack of growth of China’s online ride-hailing, automobile financing and leasing industries;
●	taxes and other incentives or disincentives related to car purchases and ownership;
●	fluctuations in the sales and price of new and used cars and consumer acceptance of financing car purchases;

●	changes in online ride-hailing, transportation networks, and other fundamental changes in transportation pattern in China;
●	our expectations regarding demand for and market acceptance of our products and services;
●	our expectations regarding our customer base;
●	our plans to invest in our automobile transaction and related services business and our online ride-hailing platform services business;
●	our ability to maintain positive relationships with our business partners;
●	competition in the online ride-hailing, automobile financing and leasing industries in China;
●	macro-economic and political conditions affecting the global economy generally and the market in China specifically; and
●	relevant Chinese government policies and regulations relating to the industries in which we operate.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. Future developments affecting us may not be those that we have anticipated or over which we may not have any control. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those that are expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in this prospectus and our other periodic reports filed by us with the SEC. Should one or more of these risks or unanticipated risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. These risks and others described in our periodic reports are not exhaustive.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and developments in the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results or operations, financial condition and liquidity, and developments in the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock issuable upon conversion of the Series Preferred Stock and exercise of the Warrants to purchase shares of our common stock by the selling stockholders from time to time pursuant to this prospectus. The proceeds from the offering are solely for the account of the selling stockholders. See “Selling Stockholders.”

We will, however, receive proceeds in connection with the applicable exercise price of the warrants to purchase shares of our common stock, unless any of such warrants are exercised via cashless exercise to the extent provided for in the applicable warrant. We have also agreed to bear all fees and expenses incident to our obligation to register the shares of our common stock being offered by this prospectus.

DESCRIPTION OF OUR SECURITIES

General

The following description of our common stock, Series A Convertible Preferred Stock and Warrants does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and bylaws, as they may be amended from time to time, any certificates of designations through which we may establish the terms and conditions of particular series of preferred stock, other documents governing the terms and conditions of particular securities and applicable provisions of Nevada law.

As of the date of this prospectus, we are authorized to issue 500,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share. As of the date of this prospectus, 7,943,040 shares of common stock were issued and outstanding and 5,000 shares of Series A Convertible Preferred Stock were issued and outstanding, and our shares of common stock outstanding were held of record by 61 shareholders. These figures do not include securities that may be issued: (i) pursuant to outstanding warrants to purchase shares of our common stock, (ii) pursuant to our 2018 Equity Incentive Plan or (iii) pursuant to outstanding Series A Convertible Preferred Stock that may be converted into shares of our common stock.

We may issue secured or unsecured debt securities consisting of notes, debentures or other evidences of indebtedness which may be senior debt securities, senior subordinated debt securities or subordinated debt securities, each of which may be convertible into equity securities. We may issue the debt securities as exchangeable for or convertible into shares of common stock, preferred stock or other securities. The preferred stock may also be exchangeable for and/or convertible into shares of common stock, another series of preferred stock or other securities. The debt securities, the preferred stock, the common stock, the rights and the warrants are collectively referred to in this prospectus as the “securities.” When a particular series of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities.

Common Stock

Each share of our common stock is entitled to one vote on all matters submitted to a vote of our stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy. Holders of common stock representing a majority of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. Our articles of incorporation do not provide for cumulative voting in the election of directors. Holders of common stock have no pre-emptive or conversion rights and there are no redemption provisions applicable to the common stock.

Series A Convertible Preferred Stock

On November 8, 2021, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors pursuant to which we sold to certain investors, in a private placement, 5,000 shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Convertible Preferred Stock”) authorized and outstanding pursuant to a certificate of designations for the Series A Convertible Preferred Stock (the “COD”). Each holder of Series A Convertible Preferred Stock is entitled to convert such Series A Convertible Preferred Stock into shares of common stock at $4.10. On August 9, 2022, the Board approved and the investors in the Purchase Agreement agreed that the conversion price of the Series A Convertible Preferred Stock be reduced from $4.10 to $2.00, and the number of the shares of common stock that are available to be issued upon conversion of the Series A Convertible Preferred Stock be increased from 1,092,683 to 2,240,000.

Holders of Series A Convertible Preferred Stock shall have no voting rights, except as required by law. Holders of Series A Convertible Preferred Stock shall be entitled to receive dividends when and as declared by the Board of Directors. The right of the holders of Series A Convertible Preferred Stock to receive dividends is pari passu to the right of the holders of our common stock. In addition, holders of Series A Convertible Preferred Stock shall be entitled to receive certain dividends or other distributions of our assets (or rights to acquire its assets) declared or made to any or all holders of shares of our common stock, by way of return of capital or otherwise, as if such holder of Series A Convertible Preferred Stock had held the number of shares of common stock acquirable upon complete conversion of the Series A Convertible Preferred Stock immediately prior to the record date for such distribution. Further, if at any time we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of our common stock ( “Purchase Rights”), then each holder of Series A Convertible Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of common stock acquirable upon complete conversion of all the shares of Series A Convertible Preferred Stock held by such holder immediately prior to the record date.

In the event of the liquidation, dissolution or winding up of our company or its subsidiaries the assets of which constitute all or substantially all of the assets of our business, holders of Series A Convertible Preferred Stock shall be entitled to receive in cash out of our assets, the amount per share such holder would receive if such holder converted such Series A Convertible Preferred Stock into common stock immediately prior to the date of such payment, such right to receive such cash to be pari passu to the right of the holders of our common stock.

The foregoing description of the Series A Convertible Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the COD, which was filed as Exhibit 3.1 to the Current Report on Form 8-K filed on November 8, 2021 and is incorporated by reference herein.

Warrants

Pursuant to the Purchase Agreement, we also issued to certain investors a total of 5,335,763 warrants to purchase shares of common stock, each warrant entitling the holder to one share of common stock (the “Investor Warrants”). The Investor Warrants have a term of five years and are exercisable by the holders at any time at an exercise price of $1.13 per share, subject to the cashless exercise provisions contained in the warrant agreement governing the Investor Warrants. We also issued to the placement agent in the private placement warrants to purchase up to 55,149 shares of common stock at an exercise price of $6.80, subject to the cashless exercise provisions contained in the warrant agreement governing the Placement Agent Warrants (the “Placement Agent Warrants” and together with the Investor Warrants, the “Warrants”). The exercise price and the number of shares issuable upon exercise of the Warrants are subject to an adjustment upon the occurrence of certain events, including, but not limited to, stock splits or dividends, business combinations, sale of assets, similar recapitalization transactions, or other similar transactions. The exercise price of the Warrants are also subject to an adjustment in the event that we issue or are deemed to issue shares of common stock for less than the applicable exercise price of such Warrants. However, the exercise price of the Investor Warrants shall not be lower than $0.7125 as a result of an adjustment, unless we have obtained Stockholder Approval (as defined below). The exercisability of the Warrants may be limited if, upon exercise, the holder or any of its affiliates would beneficially own more than 4.99% or 9.99% as the Investor chooses.

Pursuant to the agreements governing the Warrants, no holder of a Warrant, by virtue of holding or having a beneficial interest in the Warrant, will have the right to vote, receive dividends, receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter, or exercise any rights whatsoever as a stockholder of our company unless, until and only to the extent such holders become holders of record of shares of common stock issued upon settlement of Warrants.

In the event of a Fundamental Transaction (as defined in the Warrants), holders of Warrants are entitled to receive upon an exercise of a Warrant at any time after the consummation of the applicable Fundamental Transaction but prior to the expiration date of the Warrants, in lieu of the shares of our common stock (or other securities, cash, assets or other property) issuable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had the Warrant been exercised immediately prior to the applicable Fundamental Transaction.

The foregoing description of the Investor Warrants and the Placement Agent Warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the agreements governing the warrants, which were filed as Exhibit 4.1 to the Current Report on Form 8-K filed on November 8, 2021 and Exhibit 4.1 to the Current Report on Form 8-K filed on November 12, 2021, respectively and are incorporated by reference herein.

Dividends

We have not declared any cash dividends on our common stock since inception and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is VStock Transfer, LLC, located at 18 Lafayette Place, Woodmere, New York 11598.

Stock Market Listing

Our common stock is currently listed on the Nasdaq Capital Market and trades under the symbol “AIHS.”

SELLING STOCKHOLDERS

The following table sets forth the name of each Selling Stockholder and the number of shares of common stock that each Selling Stockholder may offer from time to time pursuant to this prospectus. The shares of common stock that may be offered by the Selling Stockholders hereunder may be acquired by the Selling Stockholders upon the conversion of the Series A Convertible Preferred Stock and the exercise by the Selling Stockholders of the Warrants that are held by the Selling Stockholders. The shares of common stock that may be offered by the Selling Stockholders hereunder consist of (i)  670,706 shares of common stock issuable upon the conversion of the Series A Convertible Preferred Stock, (ii) 5,310,762 shares of common stock issuable upon the exercise of the

Investor Warrants and (iii) 55,149 shares of common stock issuable upon the exercise of the Placement Agent Warrants. Except as otherwise indicated, we believe that each of the beneficial owners and Selling Stockholders listed below has sole voting and investment power with respect to such shares of common stock, subject to community property laws, where applicable.

Except as noted in the table below, none of the Selling Stockholders has had a material relationship with us other than as a stockholder at any time within the past three years or has ever been one of our or our affiliates’ officers or directors. Each of the Selling Stockholders has acquired the Series A Convertible Preferred Stock (and the shares of common stock issuable upon the conversion thereof) and the Warrants (and the shares of common stock issuable upon the exercise thereof) in the ordinary course of business and, at the time of acquisition of the Series A Convertible Preferred Stock and the Warrants, none of the Selling Stockholders was a party to any agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock to be resold by such Selling Stockholders under the registration statement of which this prospectus forms a part.

In accordance with the terms of a registration rights agreement with the holders of the Series A Convertible Preferred Stock and the Warrants, this prospectus generally covers the resale of the sum of (i) the maximum number of shares of common stock issued or issuable pursuant to Certificate of Designations, (ii) the maximum number of shares of common stock issued or issuable upon exercise of the warrants, in each case, determined as if the outstanding preferred shares and warrants were converted or exercised (as the case may be) in full (without regard to any limitations on conversion or exercise contained therein solely for the purpose of such calculation) at a conversion price or exercise price (as the case may be) calculated as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the conversion price of the Series A Convertible Preferred Stock and the exercise price of the Warrants may be adjusted, the number of shares that will actually be issued may be more than the number of shares being offered by this prospectus.

Because a Selling Stockholder may sell all, some or none of the shares of common stock that it holds that are covered by this prospectus, and because the offering contemplated by this prospectus is not underwritten, no estimate can be given as to the number of shares of our common stock that will be held by a Selling Stockholder upon termination of the offering. The information set forth in the following table regarding the beneficial ownership after resale of shares is based upon the assumption that the Selling Stockholders will sell all of the shares of common stock covered by this prospectus.

In accordance with the rules and regulations of the SEC, in computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares issuable through the exercise of any option, warrant or right, through conversion of any security held by that person that are currently exercisable or that are exercisable within sixty (60) days are included. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

	Shares Owned Prior to the Offering		Number of Shares Offered	Shares Owned After the Offering
Name	Number (1)	Percent (2)	Shares (3)	Number	Percent
Intracoastal Capital, LLC (4)	928,024	4.99%	800,364	127,660	1.46%
3i, LP (5)	1,120,577	4.99%	950,364	170,213	1.90%
Anson Investments Master Fund LP (6)	1,591,593	4.99%	1,400,104	191,489	2.03%
Sabby Volatility Warrant Master Fund, Ltd.(7)	1,065,070	4.99%	1,065,070	—	—
Anson East Master Fund LP (8)	531,243	4.99%	467,413	63,830	0.76%
Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B (9)	764,577	4.99%	764,577	—	—
Hudson Bay Master Fund Ltd. (10)	533,576	4.99%	533,576	—	—
F. Alec Orudjev (11)	9,000	0.11%	9,000	—	—
Jian Ke (12)	119,887	1.52%	46,147	73,740	0.93%

(1)	Assumes the Warrants held by the Selling Stockholders are exercised in full solely for the purpose of this section.
(2)

Based on 7,843,040 shares issued and outstanding as of April 27, 2023. Amounts shown include shares of our common stock underlying the Series A Convertible Preferred Stock and common stock underlying the Warrants that is exercisable currently or within 60 days, giving retroactive effect to the 1-for-10 reverse stock split effected on April 6, 2022.

(3)	Assumes sale of all shares available for sale under this prospectus and no further acquisitions of shares by the Selling Stockholders.

(4)

Includes 0 and 800,364 shares of our common stock issuable upon the conversion of the Series A Convertible Preferred Stock and the exercise of the Warrants, respectively, and 127,660 shares of our common stock issuable upon the exercise of warrants previously held by the holder. The Series A Convertible Preferred Stock and Warrants held by Intracoastal Capital LLC (“Intracoastal”) are subject to a beneficial ownership limitation of 4.99%, which does not permit Intracoastal to exercise that portion of the Series A Convertible Preferred Stock and the Warrants that would result in Intracoastal and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act of the securities reported herein that are held by Intracoastal.

(5)

Includes 175,000 and 775,364 shares of our common stock issuable upon the conversion of the Series A Convertible Preferred Stock and the exercise of the Warrants, respectively, and 170,213 shares of our common stock issuable upon the exercise of warrants previously held by the holder. The Series A Convertible Preferred Stock and Warrants held by 3i, LP are subject to a beneficial ownership limitation of 4.99%, which does not permit 3i, LP to exercise that portion of the Series A Convertible Preferred Stock and Warrants that would result in 3i, LP and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. Maier J. Tarlow is the manager of 3i Management LLC, which is the general partner of 3i, LP and in such capacity has the right to vote and dispose of the securities held by 3i, LP. The business address of 3i is 140 Broadway Fl 38, New York, NY 10005.

(6)

Includes 0 and 1,400,104 shares of our common stock issuable upon the conversion of the Series A Convertible Preferred Stock and the exercise of the Warrants, respectively, and 191,489 shares of our common stock issuable upon the exercise of warrants previously held by the holder. The Series A Convertible Preferred Stock and Warrants held by Anson Investments Master Fund LP (“Anson Investments”) are subject to a beneficial ownership limitation of 4.99%, which does not permit Anson Investments to exercise that portion of the Series A Convertible Preferred Stock and the Warrants that would result in Anson Investments and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the common stock held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these common stock except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(7)

Includes 264,706 and 800,364 shares of our common stock issuable upon the conversion of the Series A Convertible Preferred Stock and the exercise of the Warrants, respectively. Sabby Management, LLC, the investment manager of Sabby Volatility Warrant Master Fund, Ltd. (“Sabby”), and Hal Mintz, manager of Sabby Management, LLC, share voting and investment power with respect to these securities. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The address of Sabby is 10 Mountainview Road, Suite 205, Upper Saddle River, NJ 07458.

(8)

Includes 0 and 467,413 shares of our common stock issuable upon the conversion of the Series A Convertible Preferred Stock and the exercise of the Warrants, respectively, and 63,829 shares of our common stock issuable upon the exercise of warrants previously held by the holder. Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson East Master Fund LP (“Anson”), hold voting and dispositive power over the common stock held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these common stock except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(9)

Includes 231,000 and 533,577 shares of our common stock issuable upon the conversion of the Series A Convertible Preferred Stock and the exercise of the Warrants, respectively. Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Ayrton Capital LLC is 55 Post Rd West, 2nd Floor, Westport, CT 06880.

(10)Includes 0 and 533,576 shares of our common stock issuable upon the conversion of the Series A Convertible Preferred Stock and the exercise of the Warrants, respectively. Hudson Bay Capital Management LP, the investment manager of Hudson Bay, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay and Sander Gerber disclaims beneficial ownership over these securities. Address: c/o Hudson Bay Capital Management LP, 28 Havemeyer Place, 2nd Floor Greenwich CT 06830.

(11)	Mr. Orudjev is the General Counsel of FT Global Capital, Inc. (Member FINRA/SIPC). Address: 1688 Meridian Avenue, Suite 700 Miami Beach, FL 33139.
(12)	Mr. Ke is the President of FT Global Capital, Inc. Address: 1688 Meridian Avenue, Suite 700 Miami Beach, FL 33139.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock and exercise of the Warrants to permit the resale of these shares of common stock by the holders of the preferred shares and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock, although we will receive the exercise price of any Warrants not exercised by the selling stockholders on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
●	in the over-the-counter market;
●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;
●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	short sales made after the date the Registration Statement is declared effective by the SEC;
●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the preferred shares, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

OUR BUSINESS

Overview

Senmiao is not a Chinese operating company but a U.S. holding company incorporated in the State of Nevada on June 8, 2017. As a holding company with no material operations of its own, Senmiao conducts a substantial majority of its operations through its operating entities established in the PRC, including its subsidiaries and former variable interest entities (“VIEs”). Senmiao received the economic benefits of its former VIEs’ business operations through certain contractual arrangements. The VIE structure was used to allow non-Chinese companies to consolidate the financial statements of the China-based companies where Chinese law prohibits or restricts direct foreign investment in the operating companies, and that investors may never directly hold equity interests in the Chinese operating entities. As of March 31, 2022, Senmiao has terminated all its VIE Agreements and has no VIEs in its consolidation scope for its financial statements since March 31, 2022.

We provide automobile transaction and related services focusing on the online ride-hailing industry in the People’s Republic of China (“PRC” or “China”) through our wholly owned subsidiaries, Yicheng, Corenel and Jiekai, and our majority owned subsidiary, Hunan Ruixi, and its equity investee company and former VIE, Jinkailong. Since October 2020, we have been operating an online ride-hailing platform through XXTX, which is a wholly owned subsidiary of Senmiao Consulting. XXTX’s platform enables qualified ride-hailing drivers to provide transportation services mainly in Chengdu, Changsha, Guangzhou and other 25 cities in China as of the date of this registration statement. Our business includes Automobile Transaction and Related Services and Online Ride-hailing Platform Services, which constituted a series of services as follows:

Automobile Transactions and Related Services

Our automobile transaction and related services (the “Automobile Transaction and Related Services”) are mainly comprised of (i) automobile operating lease where we provide car rental services to individual customers to meet their personal needs with lease term no more than twelve months (the “Auto Operating Leasing”); (ii) automobile financing where we provide our customers with auto finance solutions through financing leases (the “Auto Financing”); (iii) automobile sales where we sell new purchased or used cars to our customers (the “Auto Sales”); (iv) facilitation of automobile transaction and financing where we used to connect the prospective ride-hailing drivers to financial institutions to buy, or get financing on the purchase of, cars to be used to provide online ride-hailing services (the “Auto Financing and Transaction Facilitation”); and (v) other supporting services provided to online ride-hailing drivers. Our Operating Entities started the facilitation and supporting services in November 2018, the sale of automobiles in January 2019, and financial and operating leasing in March 2019, respectively.

Auto Operating Leasing

We, through our subsidiaries, Hunan Ruixi, Corenel, and former VIE, Jinkailong (the “Auto Business Entities”) in China, have generated revenue since March 2019 from operating lease services, where the Auto Business Entities lease their own automobiles, sublease automobiles leased from third-parties or rendered from certain online ride-hailing drivers they served before with their authorization, to other individuals, including new online ride-hailing drivers, for a lease term of no more than twelve months. Due to the intense competition and the COVID-19 pandemic, as of March 31, 2021, approximately 1,289 historical online ride-hailing drivers

(primarily in Chengdu City) have exited the online ride-hailing business. As COVID-19 is generally under control in China and the sporadic local resurgences of COVID-19 did not have material impact on the market, the number of additional automobiles rendered to us by the ride-hailing drivers exiting the business decreased during the year ended March 31, 2022 as compared with the same period in the prior year. As of March 31, 2022, approximately 1,327 historical online ride-hailing drivers have exited the online ride-hailing business. Hunan Ruixi is and Jinkailong was authorized to sublease or sell these drivers’ automobiles in order to offset the repayments those drivers owed to us and the financial institutions. The Auto Business Entities leased over 2,300 automobiles with an average monthly rental income of approximately $460 per automobile for the year ended March 31, 2022.

Auto Financial Leasing

Hunan Ruixi began offering auto financing services in March 2019. In a self-operated financing transaction, Hunan Ruixi is a lessor and a customer (i.e., online ride-hailing driver) is a lessee. Hunan Ruixi offers to the customer a selection of automobiles that were purchased by Hunan Ruixi in advance. The customer will choose the desirable automobile to be purchased and enter into a financing lease with Hunan Ruixi. During the term of the financing lease, the customer will have use rights with respect to the automobile. Hunan Ruixi will obtain title to the automobile upfront and retain such title during the term of the financing lease, as lessor. At the end of the lease term, the customer will pay a minimal price and obtain full title of the automobile after the financing lease is repaid in full. In connection with the financing lease, the customer will enter into a service agreement with Hunan Ruixi. Pursuant to this service agreement, the lessee will pay our operating entities a service fee ranging from approximately $1,600 to approximately $2,300 for Hunan Ruixi’s services, which includes, among others, payment of purchase taxes and insurance, license and plate registration, and training of ride-hailing drivers.

Auto Sales

Our Auto Business Entities are also engaged in the sales of automobiles through Hunan Ruixi and Jinkailong. Due to the increased competition in the online ride-hailing markets in Chengdu and Changsha, and the adverse impact of COVID-19 across mainland China, our Auto Business Entities have shifted their business focus to automobile leasing so the sales of automobiles has significantly decreased. They sold one new and five used-automobile during the year ended March 31, 2022.

Auto Management and Guarantee Services

The management and guarantee services of Hunan Ruixi are and the management and guarantee services of Jinkailong were provided to online ride-hailing drivers after the delivery of automobiles, covering (i) management services including, without limitation, ride-hailing driver training, assisting with purchase of insurances, insurance claims and after-sale automobile services, handling traffic violations and other consulting services; and (ii) guarantee services for the obligations of online ride-hailing drivers under their financing arrangement with financial institutions. The management and guarantee fees of Hunan Ruixi are and the management and guarantee fees of Jinkailong were based on the costs of our services and the results of our credit assessment of the automobile purchasers.

As of March 31, 2022, the maximum contingent liabilities Hunan Ruixi and Jinkailong would be exposed to, was approximately $0.8 million and $6.3 million, respectively, assuming all the automobile purchasers were in default, which may cause an increase in guarantee expense and cash outflow in financing activities. As of March 31, 2022, approximately $4.8 million, including interests of $286,000, due to financial institutions, of all the automobile purchases Jinkailong serviced were past due.

Auto Financing and Transaction Facilitation Services

Hunan Ruixi has and Jinkailong had established collaborations with a number of financial institutions in China, including commercial banks and financial leasing companies, which financed the purchase of automobiles by our automobile purchasers through the Financing Agreements. Hunan Ruixi charges and Jinkailong used to charge services fees from automobile purchasers for the new automobile transactions. During the year ended March 31, 2022, due to our shift on business focus, revenue generated from facilitation fees and service fees from new automobile transaction were minimal. However, Hunan Ruixi and Corenel are exploring new collaboration methods with financial institutions in connection with our automobile rental business and for our purchase of new energy vehicles (“NEVs”) in the next twelve months.

Since November 22, 2018, the acquisition date of Hunan Ruixi, and as of March 31, 2022, the Auto Business Entities have facilitated financing for an aggregate of 1,687 automobiles with a total value of approximately $26.1 million, sold an aggregate of 1,423 automobiles with a total value of approximately $13.8 million and delivered approximately 2,321 automobiles under operating leases and 131 automobiles under financing leases to customers, the vast majority of whom are online ride-hailing drivers.

Ride-Hailing Platform Services

As part of our goal to provide an all- solution for online ride-hailing drivers as well as to increase our competitive power in an increasingly competitive online ride-hailing industry and to take advantage of the market potential, in October 2020, we, through XXTX, began operating an online ride-hailing platform (called Xixingtianxia) in Chengdu. Our ride hailing platform enables qualified ride-hailing drivers to provide application-based transportation services in China. XXTX holds a national online reservation taxi operating license. The platform is presently servicing ride-hailing drivers in 21 cities China, including Chengdu, Changsha, Guangzhou and so on, providing them with a platform to view and take customer orders for rides. XXTX currently collaborates with Gaode Map, a well-known aggregation platform in China on our ride-hailing platform services. Under the collaboration, when a rider searches for taxi/ride-hailing services on the aggregation platform, the platform provides such rider a number of online ride-hailing platforms for selection, including ours and if our platform is selected by the rider, the order will then be distributed to registered drivers on our platform for viewing and acceptance. The rider may also simultaneously select multiple online ride-hailing platforms, in which case, the aggregation platform will distribute the requests to different online ride-hailing platforms which they cooperate with, based on the number of available drivers using the platform in a certain area and these drivers’ historical performance, among other things. XXTX generates revenue from providing services to online ride-hailing drivers to assist them in providing transportation services to the riders looking for taxi/ride-hailing services. XXTX earns commissions for each completed order as the difference between an upfront quoted fare and the amount earned by a driver based on actual time and distance for the ride charged to the rider (the “Online Ride-hailing Platform Services”). XXTX settles its commissions with the aggregation platforms on a weekly basis.

The following chart illustrates our typical process of our ride-hailing platform services:

The acquisition of XXTX has brought us a new stream of revenue and helped achieve our goal of providing an all-encompassing solution for online ride-hailing drivers. During the year ended March 31, 2022, approximately 11.5 million rides with gross fare of approximately $37.3 million were completed through Xixingtianxia and an average of over 9,500 ride-hailing drivers completed rides and earned income through Xixingtianxia (the “Active Drivers”) each month. During the year ended March 31, 2022, we earned online ride-hailing platform service fees of approximately $2.7 million, netting off approximately $3.4 million incentives paid to Active Drivers.

Our executive offices are located in Chengdu City, Sichuan Province, China. Substantially all of our operations are conducted in China. We plan to expand our driver base for the platform and automobile rental business while strengthening the royalty of the drivers who both lease our cars and use our platform while expanding, but our platform is available to others. We plan to launch Xixingtianxia in more cities across China in the next 12 months.

Our Corporate History

Senmiao Technology Limited was incorporated in the State of Nevada on June 8, 2017. It established a wholly owned subsidiary, Senmiao Consulting in China in July 2017. Sichuan Senmiao, our former VIE, now a majority owned subsidiary of Senmiao Consulting, was established in China in June 2014. Senmiao Consulting provided services to Sichuan Senmiao, pursuant to a series of contractual arrangements (the “VIE Agreements”) with Sichuan Senmiao and each of its equity holders. Senmiao Consulting became the primary beneficiary of Sichuan Senmiao. The contractual arrangements had been in place since the establishment of Senmiao

Consulting (the “Restructuring”). On March 23, 2022, shareholders with 94.5% equity interests of Sichuan Senmiao and Senmiao Consulting terminated the VIE Agreements. On March 28, 2022, these shareholders further sold a total of 94.5% equity interests of Sichuan Senmiao to Senmiao Consulting with a total consideration of zero due to continuous loss. Sichuan Senmiao became the majority owned subsidiary of Senmiao Consulting accordingly.

On September 25, 2016, Sichuan Senmiao acquired a P2P platform (including website, internet content provider (“ICP”) registration, operating systems, servers, management system, employees and users) from Sichuan Chenghexin Investment and Asset Management Co., Ltd. (“Chenghexin”), which had established and operated the platform for two years prior to our acquisition (the “Acquisition”), for a total cash consideration of RMB69,690,000 (approximately $10.1 million). Prior to the Acquisition, Sichuan Senmiao was a holding company that owned a 60% equity interest in an equity investment fund management company. Sichuan Senmiao sold its 60% equity interest for a cash consideration of RMB60 million (approximately $8.9 million) immediately following the Acquisition, in order to focus on the online marketplace lending business. We ceased the online lending services business in October 2019.

On November 21, 2018, Senmiao entered into an Investment and Equity Transfer Agreement (the “Investment Agreement”) with Hunan Ruixi and all the shareholders of Hunan Ruixi, pursuant to which Senmiao acquired an aggregate of 60% of the equity interest of Hunan Ruixi with a consideration of zero. Senmiao closed the acquisition on November 22, 2018 and agreed to make a cash contribution of $6,000,000 to Hunan Ruixi, representing 60% of its registered capital, in accordance with the Investment Agreement. Senmiao has made the full cash contributions (in the aggregate amount of $6,000,000) to Hunan Ruixi. Hunan Ruixi holds a business license for automobile sales and financial leasing and has been engaged in automobile financial leasing services and automobile sales since March 2019 and January 2019, respectively.

Hunan Ruixi had a wholly owned subsidiary, Ruixi Leasing, a PRC limited liability company formed in April 2018 with a registered capital of RMB10 million (approximately $1.5 million). Ruixi Leasing had no operations and was dissolved in June 2022.

Hunan Ruixi also owns 35% equity interest in Jinkailong and used to receive economic benefits of the remaining 65% equity interest through two voting agreements with other shareholders of Jinkailong. On March 31, 2022, the voting agreements were terminated by other shareholders of Jinkailong and Hunan Ruixi. As a result, Jinkailong ceased to be a VIE. Jinkailong is an automobile transaction and related services company in Chengdu City, Sichuan Province, China, which primarily targets drivers in the ride-hailing service sector, focus on automobile operating lease, and facilitates sales and financing transactions for its clients and provides relevant after-transaction services to them. Although Jinkailong was ceased from our consolidation scope since March 31, 2022, Huana Ruixi, Corenel and Jiekai continuously provide automobile transaction and related services similar to Jinkailong in Changsha and Chengdu.

In May 2019, Senmiao formed its wholly owned subsidiary, Yicheng, with a registered capital of $50 million in Chengdu City, Sichuan Province, China. Yicheng obtained its business licenses for automobiles sale and has engaged in the sales of automobiles since June 2019. Yicheng used to have a license of financial leasing, which was terminated since June 2022. As of the date of this registration statement, Senmiao has made contributions in an aggregate amount of $5,750,000 to Yicheng.

On September 11, 2020, Senmiao Consulting entered into an investment agreement relating to XXTX with all the original shareholders of XXTX (the “XXTX Investment Agreement”), pursuant to which Senmiao Consulting would make an investment of RMB3.16 million (approximately $0.44 million) in XXTX in cash and obtain a 51% equity interest. As of the date of this registration statement, the Company had remit approximately full amount of investment to XXTX pertained to above mentioned XXXT Investment Agreement.

On October 23, 2020, the registration procedures for the change in shareholders and registered capital were completed and XXTX became a majority owned subsidiary of Senmiao Consulting. On February 5, 2021, Senmiao Consulting and all the original shareholders of XXTX entered into a supplementary agreement related to XXTX’s Investment agreement (the “XXTX Increase Investment Agreement”). Under the XXTX Increase Investment Agreement, all the shareholders of XXTX agreed to increase the total registered capital of XXTX to RMB50.8 million (approximately $7.14 million). Senmiao Consulting shall pay another investment amounted to RMB36.84 million (approximately $5.18 million) in cash in exchange of additional 27.74% of XXTX’s equity interest. As of the date of this registration statement, the Company had remit approximately RMB36.60 million ($5.30 million) to XXTX pertained to above mentioned XXTX Increase Investment Agreement.

On October 22, 2021, the Company, Senmiao Consulting, XXTX and its other shareholders further entered into a Share Swap Agreement (the “Share Swap Agreement”), pursuant to which the Company, through Senmiao Consulting, purchased all of the remaining equity interests the original shareholders hold in XXTX at a total purchase price of $3.5 million, payable in the Company’s shares of common stock, par value $0.0001 per share at a per share price of the average closing price of a share of common stock reported on the Nasdaq Capital Market for ten (10) trading days immediately preceding the date of the Share Swap Agreement. On November 9, 2021, the issuance of 533,167 (5,331,667 pre reverse split) shares of the Company’s common stock for this transaction has been completed and on December 31, 2021, the registration procedures for the change in shareholders was completed. As a result, XXTX became a wholly-owned subsidiary of Senmiao Consulting.

As of the date of this registration statement, Senmiao Consulting has made capital contribution of RMB39.76 million (approximately $5.76 million) to XXTX and the remaining amount is expected to be paid before December 31, 2025. As of the date of this registration statement, XXTX had ten wholly owned subsidiaries and only one of them has operations.

In December 2020, Senmiao Consulting formed a wholly owned subsidiary, Corenel, with a registered capital of RMB10.0 million (approximately $1.6 million) in Chengdu City, Sichuan Province. Corenel is engaged in automobile operating lease since March 2021.

In December 2020, Hunan Ruixi and a third party jointly formed a subsidiary, Chengdu Xichuang Technology Service Co., Ltd. (“Xichuang”), with a registered capital of RMB200,000 (approximately $32,000) in Chengdu City, Sichuan Province. Hunan Ruixi holds 70% of the equity interests of Xichuang. In August 2021, Hunan Ruixi signed an equity transfer agreement with the remaining shareholder of Xichuang. Pursuant to the equity transfer agreement, the remaining shareholder of Xichuang would transfer 30% of his shares to Hunan Ruixi for free. However, in November 2021, Xichuang was dissolved. The dissolution of Xichuang did not have a material impact to the Company’s financial results.

In April 2021, Senmiao formed Senmiao Technology (Hong Kong), Ltd. (“Senmiao HK”), a limited liability company with a registered capital of $10,000 in Hong Kong. We hold 99.99% of the equity interests of Senmiao HK. As of the date of this registration statement, Senmiao HK has no operations.

In March 2022, Corenel and another company in Chengdu formed a subsidiary, Jiekai, with a registered capital of RMB500,000 (approximately $80,000) in Chengdu City, Sichuan Province. Corenel holds 51% equity interests of Jiekai. Jiekai is engaged in automobile operating lease business.

Our Corporate Structure

The following diagram illustrates the Company’s corporate structure, including its subsidiaries and equity investment as of the date of this registration statement:

Former VIE Agreements with Sichuan Senmiao

Senmiao Consulting, Sichuan Senmiao and all the shareholders of Sichuan Senmiao (the “Sichuan Senmiao Shareholders”) entered into an Equity Interest Pledge Agreement, an Exclusive Business Cooperation Agreement, an Exclusive Option Agreement, Power of Attorneys, and Timely Report Agreements in September 2017 (collectively, the “Sichuan Senmiao VIE Agreements”). For the details of such agreements, please refer to the audited financial statements contained in the annual report on Form 10-K filed with the SEC on July 8, 2021. According to the VIE Agreements, Senmiao Consulting was the primary beneficiary of Sichuan Senmiao, and the financial statements of Sichuan Senmiao are consolidated in the accompanying consolidated financial statements. On

March 23, 2022, Senmiao Consulting and other shareholders holding 94.5% equity interests of Sichuan Senmiao terminated the Sichuan Senmiao VIE Agreements and purchased Sichuan Senmiao’s 94.5% equity interests with total consideration of zero. Sichuan Senmiao became the majority owned subsidiary of Senmiao Consulting accordingly. The termination and equity transaction has no significant impact on the consolidated financial statements.

Former Voting Agreements with Jinkailong’s Other Shareholders

Hunan Ruixi entered into two voting agreements signed in August 2018 and February 2020, respectively, as amended (the “Voting Agreements”), with Jinkailong and other Jinkailong’s shareholders holding aggregate of 65% equity interest. Pursuant to the Voting Agreements, all other Jinkailong’s shareholders will vote in concert with Hunan Ruixi on all fundamental corporate transactions in the event of a disagreement for periods of 20 years and 18 years, respectively, ending on August 25, 2038.

On March 31, 2022, Ruixi entered into an Agreement for the Termination of the Agreement for Concerted Action by Shareholders of Jinkailong (the “Termination Agreement”), pursuant to which the Voting Agreements mentioned above shall be terminated as of the date of the Termination Agreement. The termination will not impair the past and future legitimate rights and interests of all parties in Jinkailong. As of March 31, 2022, the parties no longer maintained a concerted action relationship with respect to the decision required to take concerted action at its shareholders meetings as stipulated in the Voting Agreements. Each party shall independently express opinions and exercise various rights such as voting rights and perform relevant obligations in accordance with the provisions of laws, regulations, normative documents and the Jinkailong’s articles of association.

As a result of the Termination Agreement, Jinkailong ceased to be a variable interest entity of Ruixi. We, through Ruixi, will continue to keep our 35% equity interest in Jinkailong.

Former VIE Agreements with Youlu

On December 7, 2021, XXTX entered into a series of contractual arrangements (collectively, the “Youlu VIE Agreements”) with Youlu and each of its equity holders (“Youlu Shareholders”). The term of Youlu is similar to the VIE Agreements with Sichuan Senmiao as described above. According to the VIE Agreements, Youlu was obligated to pay XXTX service fees approximately equal to its net income. Youlu’s entire operations were, in fact, directly controlled by XXTX. There were no unrecognized revenue-producing assets that were held by Youlu. However, on March 31, 2022, the Youlu VIE Agreements were terminated by XXTX and Youlu Shareholders. As Youlu had limited operation, the termination has no significant impact on our consolidated financial statements.

Recent Developments

May 2021 Registered Direct Offering

On May 11, 2021, Senmiao entered into a securities purchase agreement with certain accredited investors in connection with a registered direct offering (the “May 2021 Offering”) of 553,192 (5,531,916 pre reverse split) shares of Senmiao’s common stock at a price of $1.175 per share for a purchase price of approximately $6,500,000. On May 13, 2021, Senmiao closed the May 2021 Offering. In connection with the May 2021 Offering, Senmiao also issued warrants to the investors to purchase a total of 553,192 (5,531,916 pre reverse split) shares of Senmiao’s common stock at an exercise price of $10.5 ($1.05 pre reverse split) per share. The warrants have a term of five years and are exercisable at any time on or after the issue date.

The shares and warrants sold in May 2021 Offering were issued pursuant to a prospectus supplement filed with the SEC on May 11, 2021 to Senmiao’s effective shelf registration statement on Form S-3 (Registration No. 333-230397), which was initially filed with the SEC on March 19, 2019, and was declared effective on April 15, 2019.

Senmiao used all of the net proceeds for general corporate purposes, including automobile purchases, the costs of providing leasing and other automobile transaction services, including financial leasing, costs of developing other types of financing businesses, investments in other entities, costs of technology development, costs of new hires, capital expenditures, working capital and the costs of operating as a public company.

FT Global Capital, Inc. (“FT Global”) acted as the exclusive placement agent for the May 2021 Offering. Pursuant to a placement agency agreement between Senmiao and FT Global dated May 11, 2021, FT Global received cash commission of approximately $487,500 and warrants which are exercisable into 41,490 (414,894 pre reverse split) shares of common stock at an exercise price of $10.5 ($1.05 pre reverse split) per share and will expire on the fifth year anniversary of their issuance.

November 2021 Private Placement

On November 10, 2021, Senmiao completed a private placement (the “Private Placement”) of approximately $5 million with certain institutional investors. Pursuant to the securities purchase agreement, Senmiao sold its Series A Convertible Preferred Stock (the “Series A Preferred Stock”) to initially acquire up to an aggregate number of shares of common stock of Senmiao equal to the number of shares of common stock to be issued upon conversion of the Preferred Shares at $0.68 per share (the “Initial Conversion Price”). The purchase price for the Preferred Shares was $1,000 per each Preferred Share.

Pursuant to the certificate of designations for the Series A Preferred Stock (the “COD”), at any time after the initial issuance date, each holder shall be entitled to convert any portion of the outstanding Preferred Shares held by such holder into shares of Common Stock (the “Conversion Shares”) at Initial Conversion Price, which shall be adjusted to the greater of $0.41 per share or 85% of the closing bid price of Senmiao’s Common Stock reported on the NASDAQ Capital Market on the Applicable Date. As the 1-for-10 reverse stock split on the Company’s common stock became effective on April 6, 2022, the exercise price of the November 2021 Investors Warrants was adjusted to $4.1. As of the date of this registration statement, 520 shares of the series A convertible preferred stock have been converted to 126,831 shares of common stock.

As a result, Senmiao raised approximately $4.4 million, net of placement agent fees and other expenses, to support the Company’s working capital requirements. In connection with the Private Placement, Senmiao also issued warrants to the investors to purchase up to an aggregate number of shares of common stock equal to the number of shares of common stock to be issued upon conversion of the Series A Preferred Stock at the Initial Conversion Price. Pursuant to the Warrants Purchase Agreement of the November 2021 Investors Warrants, if at any time and from time to time on or after the issuance date there occurs any stock split, stock dividend, stock combination recapitalization or other similar transaction involving the common stock (“Stock Combination Event”) and the event market price is less than the original exercise price of $0.82 then in effect, then on the sixteenth (16th) trading day immediately following such Stock Combination Event, the exercise price then in effect on such sixteenth (16th) trading day shall be reduced (but in no event increased) to the event market price. As the 1-for-10 reverse stock split on the Company’s common stock became effective on April 6, 2022, the exercise price of the November 2021 Investors Warrants was adjusted to $1.13 and the total number of shares of the November 2021 Investors Warrants was adjusted to 5,335,763.

FT Global acted as the exclusive placement agent for the Private Placement and received a cash fee equal to 7.5% of the aggregate proceeds received by Senmiao in the Private Placement. In addition to the cash fees, Senmiao issued to FT Global warrants to purchase an aggregate of up to 7.5% of the aggregate number of the Conversion Shares. The placement agent warrants shall generally be on the same terms and conditions as the investor warrants, exercisable at a price of $0.68 per share, provided that placement agent warrants will not provide for certain anti-dilution protections included in the investor warrants.

1-for-10 Shares Reverse Split

We implemented a 1-for-10 reverse stock split on our common stock which became effective on April 6, 2022. In connection with the reverse stock split, we filed a Certificate of Change with the State of Nevada to reduce the authorized number of shares of our common stock from 100,000,000 shares to 10,000,000 shares, the reduction at the same ratio as its issued and outstanding shares of common stock. No amendment to our Articles of Incorporation and no stockholder’s approval are required pursuant to Nevada Revised States 78.207 and 78.209.

Actual and Potential Impact of Ongoing Coronavirus (COVID-19) in China on Our Business

Beginning in late 2019, an outbreak of a novel strain of coronavirus and related respiratory illness (which we refer to as COVID-19) was first identified in China and has since spread rapidly globally. The COVID-19 pandemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities in China and globally. In March 2020, the WHO declared COVID-19 a pandemic. Given the rapidly expanding nature of the COVID-19 pandemic, and because all of our business operations and our workforce are concentrated in China (where the virus first originated), our operating companies’ business, results of operations and financial condition have been adversely affected.

Due to the lockdown policy and travel restrictions, the demand for ride-hailing services has been materially and adversely impacted in our areas of operation in China, which reduced the demand of our Automobile Transaction and Related Services.

Impact on the Automobile Transactions and Related Services

Our ability to collect monthly installment payments from ride-hailing drivers during February and March 2020 was adversely impacted. Since April 2020, the COVID-19 epidemic in China has been effectively controlled and the online ride-hailing markets have been recovering since May, 2020. As of March 31, 2022, 100 and 1,227 online ride-hailing drivers we serviced rendered their automobiles to Hunan Ruixi and Jinkailong, respectively. As a result, we recorded accumulated allowance for doubtful accounts of approximately $411,528 and $3,374,064, respectively, for them. During the year ended March 31, 2022, local resurgences of COVID-19 cases in Chengdu and Changsha have limited material negative impacts on the economy of these areas as local governments have established procedures to rapidly contain the spread of COVID-19 cases, the number of newly rendered automobiles decreased to 38 as compared with 452 during the year ended March 31, 2021.

Our daily cash flow will be adversely impacted as a result of the unsatisfied collection from the online ride-hailing drivers and our potential guarantee expenditure pursuant to the financing agreements we guaranteed. Our cash flow will be adversely impacted if local resurgences of COVID 19 cases occur frequently in Chengdu, Changsha and Guangzhou while the COVID measures in China do not change the series of COVID-19 control and prevention measures, which would have negative impact on the online ride-hailing market accordingly due to travel restriction. In addition, our automobile purchasers and lessees may be unable to generate sufficient income to make their monthly installment payments, which may create a significant risk of continuing default from our automobile purchasers or lessees. As a result, we may have to repay the defaulted amount as a guarantor or lose the monthly rental revenue. If we experience a widespread default by our automobile purchasers/lessees, our cash flow and results of operations will be materially and adversely affected. As a consequence, we could face shortfalls in liquidity without extra financing resources for the foreseeable future and lose the ability to grow our business or may even be required to scale down or restructure our operations.

In an effort to assist with our automobile purchasers, Jinkailong has negotiated with the financial institutions we cooperate with to extend the due dates for monthly payments that may be affected by the epidemic cases. Certain financial institutions agreed to grant a grace period of up to six months from for certain qualified drivers.

Impact on the Ride-Hailing Platform Services

XXTX commenced the operation of its online ride-hailing platform since late October 2020 and have witnessed the decrease in online ride-hailing orders in July 2021, November 2021 and February 2022, when Chengdu, Changsha and Guangzhou reported several confirmed COVID-19 cases, the local government usually ensured concrete and effective measures to fight against the resurgence, including suspending some traffic activities in certain medium-risk and high-risk areas. Fewer people took ride-hailing trips as a result and the average daily rides completed through our platform decreased and our income increased accordingly. The average daily rides completed through our platform decreased by approximately 20% to 30% compared to that before the reporting of the new COVID-19 cases in these cities and recovered one to two weeks later as the new confirmed cases were fully under control. Consequently, the income of our Automobile Transaction and Related Services customers who ran their business through the online ride-hailing platforms also decreased during this period.

During the year ended March 31, 2022, recent local resurgences of COVID-19 cases in our major operating cities, Chengdu, Changsha and Guangzhou did not have material negative impacts on the economy situations. We temporally closed our corporate headquarter to adhere to the lockdown policy in Chengdu from July 28 to August 11, 2021, as required by relevant Chengdu regulatory authorities as a countermeasure for the local resurgences of COVID-19 in late July 2021. Our employees were working in other offices and the closure of our headquarter did not have significant impact on our business operations during such period. We reopened our headquarter in Chengdu on August 12, 2021. However, Since March 2022, major outbreaks of the Omicron variant of COVID-19 have occurred in many parts of China. These outbreaks have resulted in lockdowns, highway closures and other restrictive measures across China, which have caused severe hardships to countless dealers and consumers. If the epidemic in China deteriorates and China does not change the current COVID-19 control and prevention measures in the next 12 months, large number of newly confirmed COVID-19 cases in the regions where we operate our online ride-hailing platform may have significant negative impact on the demand for rides through online ride-hailing platforms, including our platform and our revenue from the Online Ride-hailing Platform Services may decrease.

We may have a larger cash outflow in our daily operations in the next twelve months as we expand our Online Ride-hailing Platform Services in more cities in China and incur more marketing and promotion expenses. Our cash flow situation may worsen if the COVID 19 pandemic resurges in China.

Any of these factors related to COVID 19 and other similar or currently unforeseen factors beyond our control could have an adverse effect on our overall business environment, causing uncertainties in the regions in China where we conduct business, and causing our business to suffer in ways that we cannot predict and materially and adversely impact our business, financial condition and results of operations.

Customers

The significant majority of our Operating Entities’ customers are online ride-hailing drivers. Due to the complexity and difficulty of obtaining registration of various licenses required for driving an online ride-hailing car, our customers choose to lease automobile from us or become affiliated with us who offer them a simplified and smooth process to obtain qualified cars for online ride-hailing. The automobile lessees typically lease automobiles which meet the criteria of cars used for online ride-hailing for their own business in the industry. The automobile purchasers typically become affiliated with Hunan Ruixi and Jinkailong through affiliation agreements pursuant to which Hunan Ruixi and Jinkailong, as a qualified management company, provide them post-transaction management services during the affiliation period, which is usually the same as the term of the Financing Agreements. The users of Xixingtianxia platform typically use it to view and take customer orders for rides.

Our Auto Business Entities acquire customers through the network of third-party sales teams, cooperated lease companies and our own efforts including online advertising and billboard advertising. Our operating entities also send out fliers and participate in trade shows to advertise our services. During the year ended March 31, 2022, we have serviced over 2,300 customers for our Automobile Transaction and Related Services. During the year ended March 31, 2022, approximately 11.5 million rides with gross fare of approximately $37.3 million were completed through our platform orders.

Risk Management

To mitigate risk associate with our Automobile Transaction and Related Services and Online Ride-hailing Platform Services, our operating entities conduct assessments and evaluations of prospective online ride-hailing drivers and leases separately, including identity verification and background checks. For an online ride-hailing platform driver who uses our platform as well as purchases or leases automobile from our Auto Business Entities, the assessments typically involve two rounds from our subsidiaries who operate Automobile Transaction and Related Services and Online Ride-hailing Platform Services, respectively. We believe our manual review and verification process is sufficient for the requirements of our current operations.

Our Operating Entities conduct an initial screening when they receive an application from a prospective automobile buyer/lessee based on credit reports from People’s Bank of China (“PBOC”) and third party credit rating companies, and personal information including residence, ethnicity group, driving history and involvement in legal proceeding. An automobile buyer/lessee must meet the following preliminary criteria:

●	be between 18-65 years old;
●	reside in the mainland of China and have the local residential identification;
●	have a driving history of at least three years;
●	not be subject to on-going legal proceedings or enforcement;
●	not be listed on a national delinquent debtor’s list;
●	the value of purchased automobile matches the income of the candidate.

Additionally, our Operating Entities arrange a simple in-person interview with the applicant where we gather information on marital/family status, income, assets, borrowing history and default history, if any. This interview is typically conducted by our operating entities’ risk management staff who will verify the accuracy of information on the prospective driver by cross-checking information provided by the applicant with other sources. Our Operating Entities will also assess the prospective customer’s potential repayment ability.

Applicants with any of the follow attributes will be rejected:

●	engaging in illegal or criminal activities;
●	involvement in pornography, gambling, drug dealing and gangster activities and experiences;
●	engaging in usury lending; or

●	providing fraudulent information.

Our Operating Entities also conduct an assessment and evaluation when they receive an application from a prospective online ride-hailing driver. Under our online ride-hailing platform’s standards, a qualified driver must meet certain minimum criteria:

●	have obtained online booking taxi driver’s license with age of 21 to 60 years old for males; 21 to 55 years old for females;
●	have a driving history of at least three years with driving license of (i) A1, A2, A3, B1, B2, C1 and C2 (referring to the different classes of driver’s license in China based on vehicle types);
●	must not have committed any hit-and-run accidents;
●	have no record of dangerous driving, drug use, driving under alcoholic influence, and violent crime;
●	have no traffic violation of 12 demerit points or more in any year of the past three years; and
●	have not been investigated or disciplined for unlawfully engaging in taxi services or other passenger transportation operations within the past five years.

XXTX’s online ride-hailing platform also sets criteria for the automobiles used for online ride-hailing business, which need to be completed before the driver commences to use the automobile for online ride-hailing business:

●	has obtained online booking taxi transportation certificate and be registered as “reserved taxi service” with less than 7 seats and local registered number; or in accordance with the requirements by local government;
●	has installed vehicle satellite positioning device and emergency alarm device with driving record function;
●	motor vehicle driving permit is still in use;
●	has been covered with compulsory insurance for motor vehicle traffic accident liability and compulsory insurance for third party liability of motor vehicle, and within the insurance period, or in accordance with the requirements by local government;
●	vehicle miles traveled is less than 600,000 km and the service life is less than 8 years;
●	other requirements by local government.

Post-Financing Services and Collection Monitor

Our Auto Business Entities’ post financing management department is in charge of monitoring and managing monthly payments by the purchaser/lessee. Our Auto Business Entities send text messages and make phone calls as reminders three business days prior to the payment due date. If a purchaser/lessee fails to pay on the due date, our Auto Business Entities will pay the financial institution on behalf of the defaulted automobile purchaser but continue to contact the automobile purchaser and request for payments. If the delinquency continues for more than 15 days, our Auto Business Entities then seek to repossess the car. Every car purchased through us has a GPS device installed, which helps us locate the car. After a car is repossessed, our Auto Business Entities store it in a warehouse and later dispose of the automobile in accordance with law and relevant financing documents. If our Auto Business Entities are unable to repossess collateral from a delinquent automobile purchaser/lessee, they may commence a lawsuit against such purchaser.

Competition

The online ride-hailing industry in China is large and evolving. There were approximately 80 automobile financing and leasing companies that provide automobile purchasing and leasing services to online ride-hailing drivers in Chengdu, Changsha and Guangzhou City as of June 2022. We face significant competition primarily from companies that operate in Chengdu City, such as Sichuan Jiyouche Automobile Serving Co., Ltd., FAW Huidi Automotive Technology Co., Ltd. and Sichuan Qihuxing Automobile Trading Co., Ltd.

The acquisition of XXTX has brought us a new business of online ride-hailing platform services and helped achieving our goal of providing an all-encompassing solution for online ride-hailing drivers. However, Didi takes over 80% market share of the online ride-hailing platforms according to the public information. We choose to cooperate with well-known aggregation platforms to commence our online ride-hailing platform business rather than competing with Didi directly. As of June 2022, there were approximately 70 companies who operate their own online ride-hailing platforms and have established business relationships with Gaode in Chengdu, Changsha and Guangzhou, our major operation cities and are engaged in the same business as ours. We face significant competition primarily from platforms that have operation in Chengdu and Changsha City, such as Caocao, Robotaxi and Feima Chuxing. We expect to have more cooperation with other aggregation platforms in the online ride-hailing industries to have more competitive advantage in the industry.

Regulations

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China or the rights of our stockholders to receive dividends and other distributions from us.

Regulations Related to Cybersecurity, Information Security and Confidentiality of User Information

PRC government authorities have enacted laws and regulations with respect to Internet information security and protection of personal information from any abuse or unauthorized disclosure. Internet information in China is regulated and restricted from a national security standpoint.

The Ministry of Public Security of the People’s Republic of China (“the MPS”) has promulgated measures that prohibit use of the Internet in ways that, among other things, result in leaks of government secrets or the spread of socially destabilizing content. The MPS and its local counterparts have authority to supervise and inspect domestic websites to carry out its measures. Internet information service providers that violate these measures may have their licenses revoked and their websites shut down.

On June 22, 2007, the MPS, the State Secrecy Administration and other relevant authorities jointly issued the Administrative Measures for the Hierarchical Protection of Information Security, which divides information systems into five categories and requires the operators of information systems ranking above Grade II to file an application with the local Bureau of Public Security within 30 days of the date of its security protection grade determination or since its operation. The Company completed its registration with the local Bureau of Public Security in April, 2017.

The PRC government regulates the security and confidentiality of Internet users’ information. The Administrative Measures on Internet Information Service, the Regulations on Technical Measures of Internet Security Protection and the Provisions on Protecting Personal Information of Telecommunication and Internet Users, which were issued on July 16, 2013 by the General Office of the Ministry of Transport (“MIIT”), set forth strict requirements to protect personal information of Internet users and require Internet information service providers to maintain adequate systems to protect the security of such information. Personal information collected must be used only in connection with the services provided by the Internet information service provider. Moreover, the Rules for Regulating the Order in the Market for Internet Information Service also protect Internet users’ personal information by (i) prohibiting Internet information service providers from unauthorized collection, disclosure or use of their users’ personal information and (ii) requiring Internet information service providers to take measures to safeguard their users’ personal information. In December 2012, the Standing Committee of the National People’s Congress (the “SCNPC”) passed the Decision on Strengthening Internet Information Protection, which provides that all Internet service providers in China, including Internet information service providers, must require that their users provide identification information before entering into service agreements or providing services.

On November 7, 2016, the SCNPC released the Cyber Security Law, which came into effect on June 1, 2017 (“Cyber Security Law”). The Cyber Security Law requires network operators to perform certain functions related to cyber security protection and the strengthening of network information management. For instance, under the Cyber Security Law, network operators of key information infrastructure generally shall, during their operations in the PRC, store the personal information and important data collected and produced within the territory of PRC.

Besides, mobile internet applications and the internet application store are specifically regulated by the Administrative Provisions on Mobile Internet Application Information Services (the “Mobile Application Administrative Provisions”) which were promulgated by the Cyberspace Administration of China (the “CAC”) on June 28, 2016 and effective on August 1, 2016. Pursuant to the Mobile Application Administrative Provisions, application information service providers shall obtain the relevant qualifications prescribed by laws and regulations, strictly implement their information security management responsibilities and carry out certain duties, including establish and complete user information security protection mechanism and information content inspection and management mechanisms, protect users’ right to know and right to choose in the process of usage, and to record users’ daily information and preserve it for 60 days. Furthermore, internet application store service providers and internet application information service providers shall sign service agreements to determinate both sides’ rights and obligations.

Furthermore, on December 16, 2016, MIIT promulgated the Interim Measures on the Administration of Pre-Installation and Distribution of Applications for Mobile Smart Terminals (the “Mobile Application Interim Measures”), effective on July 1, 2017. The Mobile Application Interim Measures requires, among others, that internet information service providers must ensure that a mobile application, as well as its ancillary resource files, configuration files and user data can be uninstalled by a user on a convenient basis, unless it is a basic function software, which refers to a software that supports the normal functioning of hardware and operating system of a mobile smart device.

On April 11, 2017, the CAC announced the Measures for the Security Assessment of Personal Information and Important Data to be Transmitted Abroad (consultation draft) (the “Consultation Draft of Security Assessment Measures”). The Consultation Draft of Security Assessment Measures requires network operators to conduct security assessments and obtain consents from owners of personal information prior to transmitting personal information and other important data abroad. Moreover, under the Consultation Draft of Security Assessment Measures, the network operators are required to apply to the relevant regulatory authorities for security assessments under several circumstances, including but not limited to: (i) if data to be transmitted abroad contains personal information of more than 500,000 users in aggregate; (ii) if the quantity of the data to be transmitted abroad is more than 1,000 gigabytes; (iii) if data to be transmitted abroad contains information regarding nuclear facilities, chemical biology, national defense or military projects, population and health, or relates to large-scale engineering activities, marine environment issues or sensitive geographic information; (iv) if data to be transmitted abroad contains network security information regarding system vulnerabilities or security protection of critical information infrastructure; (v) if key information infrastructure network operators transmit personal information and important data abroad; or (vi) if any other data to be transmitted abroad contains information that might affect national security or public interest and are required to be assessed as determined by the relevant regulatory authorities.

On November 28, 2019, the Security Bureau of the CAC, the General Office of the MIIT, the General Office of the MPS and the General Office of the State Market Supervision and Administration (the “MSA”) jointly issued the Notice on Measures for Determining the Illegal Collection and Use of Personal Information through Mobile Applications, which aims to provide reference for supervision and administration departments of the PRC government and provide guidance for mobile applications operators’ self-examination and self-correction and social supervision by avid internet users (so called “netizens”), and further elaborates the forms of behavior constituting the illegal collection and use of personal information through mobile applications including: (i) failing to publish the rules on the collection and use of personal information; (ii) failing to explicitly explain the purposes, methods and scope of the collection and use of personal information; (iii) collecting and using personal information without the users’ consent; (iv) collecting personal information unrelated to the services the collector of the information provided and beyond the necessary principle of such services; (v) providing personal information to others without the users’ consent; (vi) failing to provide the function of deleting or correcting personal information according to PRC laws or failing to publish information such as ways for internet users to file complaints and reports.

On June 10, 2021, the SCNPC promulgated the Data Security Law, which took effect in September 2021. The Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities. The Data Security Law also introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, as well as the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, or illegally acquired or used. The appropriate level of protection measures is required to be taken for each respective category of data. For example, a processor of important data shall have designated personnel and management body in responsible for data security, conduct risk assessments for its data processing activities and file risk assessment reports with the competent authorities. In addition, the Data Security Law provides a national security review procedure for those data activities which may affect national security and imposes export restrictions on certain data and information. We may be required to make further adjustments to our business practices to comply with this law.

On July 30, 2021, the State Council promulgated the Regulations on Security Protection of Critical Information Infrastructure, effective on September 1, 2021. According to the Regulations on Security Protection of Critical Information Infrastructure, a “critical information infrastructure” refers to an important network facility and information system in important industries such as, among others, public communications and information services, as well as other important network facilities and information systems that may severely endanger national security, economy, people’s livelihood, or the public interests in the event of damage, loss of function, or data leakage. The competent governmental authorities and supervision and management authorities of the aforementioned important industries will be responsible for (i) organizing the identification of critical information infrastructures in their respective industries in accordance with certain identification rules, and (ii) promptly notifying the identified operators and the public security department of the State Council of the identification results.

On August 20, 2021, the SCNPC promulgated the Personal Information Protection Law, which took effect on November 1, 2021. Pursuant to the Personal Information Protection Law, “personal information” refers to any kind of information related to an identified or identifiable individual as electronically or otherwise recorded and exclude anonymized information. The processing of personal information includes the collection, storage, use, processing, transmission, provision, disclosure and deletion of personal information. The Personal Information Protection Law applies to the processing of personal information of individuals within the territory of the PRC, as well as personal information processing activities outside the territory of PRC, for the purpose of providing products or services to natural persons located within PRC, for analyzing or evaluating the behaviors of natural persons located within PRC, or for other circumstances as prescribed by laws and administrative regulations. A personal information processor may process the personal information of this individual only under the following circumstances: (i) where consent is obtained from the individual; (ii) where it is necessary for the execution or performance of a contract to which the individual is a party, or where it is necessary for carrying out human resource management pursuant to employment rules or collective contracts made and executed in accordance with laws; (iii) where it is necessary for performing a statutory responsibility or statutory obligation; (iv) where it is necessary in response to a public health emergency, or for protecting the life, health or property of a natural person in the case of an emergency; (v) where the personal information is processed within a reasonable scope to carry out news reporting, supervision by public opinions or any other activity for public interest purposes; (vi) where the personal information, which has already been disclosed by the individual or otherwise legally disclosed, is processed within a reasonable scope; or (vii) any other circumstance as provided by laws or administrative regulations. In principle, the consent of an individual must be obtained for the processing of his or her personal information, except under the circumstances of the aforementioned items (ii) to (vii). Where personal information is to be processed based on the consent of an individual, such consent shall be a voluntary and explicit indication of intent given by such individual on a fully informed basis. If laws or administrative regulations provide that the processing of personal information shall be subject to a separate consent or written consent of the individual concerned, such provisions shall prevail. In addition, the processing of the personal information of a minor under 14 years old must obtain the consent by a parent or a guardian of such minor and the personal information processors must adopt special rules for processing personal information of minors under 14 years old.

On November 14, 2021, the CAC promulgated the draft Regulations on the Administration of Cyber Data Security for public comment, pursuant to which data processors conducting the following activities must apply for cybersecurity review: (i) merger, reorganization or division of internet platform operators that have acquired a large number of data resources related to national security, economic development or public interests affects or may affect national security; (ii) listing abroad of data processors processing over one million users’ personal information; (iii) listing in Hong Kong which affects or may affect national security; or (iv) other data processing activities that affect or may affect national security. The draft regulations also provide that operators of large internet platforms that set up headquarters, operation centers or R&D centers overseas shall report to the CAC and competent authorities. The draft regulations also require that data processors processing important data or going public overseas shall conduct an annual data security self-assessment or entrust a data security service institution to do so, and submit the data security assessment report of the previous year to the local branch of the CAC before January 31 each year. Further, the draft regulations would require internet platform operators to establish platform rules, privacy policies and algorithm strategies related to data, and solicit public comments on their official websites and personal information protection related sections for no less than 30 working days when they formulate platform rules or privacy policies or makes any amendments that may have a significant impact on users’ rights and interests. In addition, platform rules and privacy policies formulated by operators of large internet platforms with more than 100 million daily active users, or amendments to such rules or policies by operators of large internet platforms with more than 100 million daily active users that may have significant impacts on users’ rights and interests shall be evaluated by a third-party organization designated by the CAC and reported to local branch of the CAC for approval. The CAC has solicited comments on this draft until December 13, 2021, but there is no definite timetable as to when the draft regulations will be enacted. As such, substantial uncertainties exist with respect to the enactment timetable, final content, interpretation and implementation of such regulations.

On December 28, 2021, the CAC, together with certain other PRC governmental authorities, promulgated the Cybersecurity Review Measures that replaced the previous version and took effect from February 15, 2022. Pursuant to these measures, the purchase of network products and services by an operator of critical information infrastructure or the data processing activities of a network platform operator that affect or may affect national security will be subject to a cybersecurity review. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures require that an online platform operator which possesses the personal information of at least one million users must apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries.

Article 10 of the Cybersecurity Review Measures also set out certain general factors which would be the focus in assessing the national security risk during a cybersecurity review, including (i) risks of critical information infrastructure being illegally controlled or subject to interference or destruction; (ii) the harm caused by the disruption of the supply of the product or service to the business continuity of critical information infrastructure; (iii) the security, openness, transparency and diversity of sources of the product or service, the reliability of supply channels, and risks of supply disruption due to political, diplomatic, trade and other factors; (iv) compliance with PRC laws, administrative regulations and departmental rules by the provider of the product or service; (v) the risk of core data, important data or a large amount of personal information being stolen, leaked, damaged, illegally used, or illegally transmitted overseas; (vi) the risk that critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, and maliciously used by foreign governments for a listing, as well as network information security risks; and (viii) other factors that may endanger the security of critical information infrastructure, cybersecurity and data security.

In the meantime, the PRC regulatory authorities have also enhanced the supervision and regulation on cross-border data transmission. For example, on October 29, 2021, the Measures for the Security Assessment of Cross-border Data Transmission (Draft for Comment) were proposed by the CAC for public comments, which require that any data processor providing important data collected and generated during operations within the PRC or personal information that should be subject to security assessment according to law to an overseas recipient shall conduct security assessment. The final Measures was promulgated on July 7, 2022 and shall take effective from September 1, 2022. The measures provide five circumstances, under any of which data processors shall, through the local cyberspace administration at the provincial level, apply to the CAC for security assessment of data cross-border transfer. These circumstances include: (i) where the data to be transferred to an overseas recipient are personal information or important data collected and generated by operators of critical information infrastructure; (ii) where the data to be transferred to an overseas recipient contain important data; (iii) where a personal information processor that has processed personal information of more than one million people provides personal information overseas; (iv) where the personal information of more than 100,000 people or sensitive personal information of more than 10,000 people are transferred overseas accumulatively; or (v) other circumstances under which security assessment of data cross-border transfer is required as prescribed by the CAC. As of the date of this registration statement, the above measures have not been formally adopted, and substantial uncertainties still exist with respect to the enactment timetable, final content, interpretation and implementation of these measures and how they will affect our business operation.

Our Chinese subsidiaries and affiliates have incurred, and will continue to incur, significant expenses in an effort to comply with cybersecurity and information security standards and protocols imposed by law, regulation, industry standards or contractual obligations to the date of this registration statement in all material respects. However, changes in existing laws or regulations or adoption of new laws and regulations relating to cybersecurity and information security, particularly any new or modified laws or regulations that require enhanced protection of certain types of data or new obligations with regard to data retention, transfer or disclosure, could greatly increase the cost to us of providing our service offerings, require significant changes to our operations or even prevent us from providing certain service offerings in jurisdictions in which we currently operate or in which we may operate in the future.

Regulations Related to Online Ride-Hailing Services

Our ride hailing business is regulated by certain laws and regulations relating to online ride hailing services. As a ride hailing platform, we are required to obtain permits for an online ride hailing business in the cities in China where we operate such a business, and specific licenses and permits are also required for the drivers and vehicles on our platform engaged in our ride hailing business.

In order to manage the rapidly growing online ride-hailing service market and control relevant risks, on July 27, 2016, seven ministries and commissions, including the Ministry of Transport (the “MOT”), jointly promulgated the Interim Measures for the Administration of Online Taxi Booking Business Operations and Services and amended on December 28, 2019, which legalizes online ride-hailing services such as Didi and requires the online ride-hailing services to meet the requirements set out by the Interim Measures and obtain requisite service licenses and take full responsibility of the ride services to ensure the safety of riders. According to the Interim Measures, (i) the competent transport department of the State Council shall be responsible for guiding the administration of online ride hailing services nationwide, (ii) the competent transport department of the government of a province or an autonomous region shall be responsible for guiding the administration of online ride hailing services within its respective administrative region, and (iii) the competent transport department of a municipality directly under the central government, a city divided into districts, a county, or other competent administrative department designated by the government shall be responsible for the specific administration of online ride hailing service. Before carrying out online ride hailing services, an online ride hailing service platform must obtain a permit for the online ride hailing business and complete the record filing of internet information services with the provincial communications administration in the place of its enterprise registration. Such platform must be capable of exchanging and processing the relevant information and data with its servers located within the PRC, establish a sound operational management system, work safety management system and service quality assurance system, and fulfill other conditions as prescribed. Platforms that conduct the online ride hailing business without obtaining the necessary permit may be subject to an order of correction, a warning by the local authority, a fine of RMB10,000 to RMB30,000, or even criminal liabilities if a violation constitutes a crime. Vehicles used for online ride hailing services must also satisfy certain conditions in order to obtain the transportation permit for vehicles used for online ride hailing services, including, among others, installation of satellite navigation system and emergency alarm devices, and meeting certain operational safety criteria. The Interim Measures also impose certain requirements on drivers engaged in online ride hailing services, including, among others, a driving experience of more than three years and no transport or driving related or violent criminal offense or violent crime record. Drivers must meet the prescribed conditions and pass the relevant exams before they can obtain the driver’s license for online ride hailing services. Platforms may be subject to an order of correction and a fine of RMB5,000 to RMB10,000, and in severe cases a fine of RMB10,000 to RMB30,000, if the relevant vehicle or driver providing the online ride hailing services has not obtained the applicable permit. Furthermore, the Interim Measures also provide that competent local governmental authorities may formulate detailed implementing rules for their respective regions in accordance with the Interim Measures and in light of local conditions.

Following the promulgation of the Interim Measures, various local governmental authorities have promulgated implementing rules to further stipulate the detailed requirements for online ride hailing service platforms, vehicles and drivers, including the major cities of our operations. On November 5, 2016, the Municipal Communications Commission of Chengdu City and a number of municipal departments jointly issued the Implementation Rules for the Administration of Taxi Management Services for Chengdu Network, which was replace by the one promulgated on July 26, 2021. On August 10, 2017, the Transportation Commission of Chengdu further issued guidelines on compliance requirements for online ride-hailing businesses, including Working Process for the Online Appointment of Taxi Drivers Qualification Examination and Issuance and Online Appointment Taxi Transportation Certificate Issuance Process. On November 28, 2016, Guangzhou Municipal People’s Government promulgated Interim Measures for the Management of Online Ride Hailing Operation and Service in Guangzhou, as amended on November 14, 2019. On July 23, 2018, the General Office of Changsha Municipal People’s Government issued the “Detailed Rules for the Administration of Online Booking Taxi Management Services for Changsha”. On June 12, 2019, the Municipal Communications Commission of Changsha City further issued “Transfer and Registration Procedures of Changsha Online Booking of Taxi”. According to these regulations and guidelines, three licenses or certificates are required for operating the online ride-hailing business: (1)  online ride-hailing service platforms such as Didi is required to obtain the online reservation taxi operating license; (2)  automobiles used for online ride-hailing are required to obtain the online reservation taxi transport certificate (the “automobile certificate”); (3)  online ride-hailing drivers are required obtain the online reservation taxi driver’s license (the “driver’s license”). Those regulations also stipulates a series of detailed requirements for the online ride-hailing platforms, drivers and automobiles in different cities.

In addition to the national online reservation taxi operating license, XXTX and its subsidiaries also obtained the local online reservation taxi operating license in Chengdu, Changsha, Neijiang, Panzhihua, Nanchong and Guangzhou, and other 24 cities from April 2020 to June 2022, issued by local authorities, to operate the online ride-hailing platform services. Without a requisite automobile certificate or driver’s license, ride-hailing drivers may be suspended from providing online ride-hailing services, their illegal income may be confiscated and they may be subject to fines amounting to RMB5,000 (US$789) to RMB30,000 (US$4,732) for each offense.

However, approximately 45% of our online ride-hailing drivers had not obtained the driver’s license as of March 31, 2022 while all of the cars used for online ride-hailing services which we provided management services to have the automobile certificate. Without requisite automobile certificate or driver’s license, these drivers may be suspended from providing online ride-hailing services, confiscated their illegal income and subject to fines of up to 10 times of their illegal income.

Furthermore, according to the Interim Measures, no enterprise or individual is allowed to provide information form online ride-hailing services to unqualified vehicles and drivers. During the year ended March 31, 2022, we have been fined by approximately $178,000 by Traffic Management Bureaus in Chengdu and Changsha, of which, approximately $16,000 was further compensated by drivers or cooperated third parties. If we are deemed in serious violation of the Interim Measures, our Online Ride-hailing Platform Services may be suspended and the relevant licenses may be revoked by certain government authorities. We are in the process of assisting the drivers to obtain the required certificate and license, such as providing registered and training services. However, there is no guarantee that all of the drivers who run their online ride-hailing business through our platform would be able to obtain all the certificates and licenses.

On February 15, 2022, the MIIT, the MPS and several other governmental authorities jointly promulgated the Notice on Strengthening the Joint Supervision of the Entire Chain of Online Ride Hailing Industry, which provides that the departments of transportation, telecommunications, public security, human resources and social security, the People’s Bank of China, taxation, market regulation and internet information shall accelerate the establishment of a collaborative supervision mechanism led by the transportation department for new forms of transportation at the provincial and municipal levels, or the joint supervision mechanism. This notice requires relevant governmental authorities to optimize service processes, strictly control industry access, and urge online ride hailing platforms not to grant access to drivers and vehicles with no valid licenses. In case certain violations by online ride hailing platforms trigger the supervisions of various governmental authorities or different provinces and have serious adverse impacts, the relevant authorities of the State Council may organize joint regulatory talks and urge the online ride hailing platforms to rectify. If the online ride hailing platforms commit serious violations but refuse to rectify, the relevant governmental authorities of the municipal level or above may initiate joint supervision and report such violations to the inter-ministerial joint meeting mechanism, and the Ministry of Transport shall take the lead and work together with the CAC, the MIIT, the MPS and other governmental authorities, or instruct their relevant local counterparts, to take measures in accordance with laws, including ordering online ride hailing platforms to suspend services in the region, suspend the release of apps or take down the apps, etc. According to this notice, the joint supervision mechanism shall apply to certain violations of laws and regulations by online ride hailing platforms, which include (i) engaging in online ride hailing business or in a disguised form without obtaining the permit for online ride hailing business; (ii) failing to secure that the vehicles and drivers providing services have relevant licenses and professional qualifications, dispatching orders to drivers and vehicles that have not obtained the corresponding licenses, failing to transmit relevant data information to online ride hailing supervision information exchange platform as required or other serious violations of laws and regulations occurring in the process of operating online ride hailing business; (iii) low-price dumping, fraud, and unreasonably differential treatment of individuals in terms of transaction conditions; (iv) endangering network security, data security, or infringing on the rights and interests of users’ personal information; (v) illegal operation of payment and settlement business; (vi) serious infringement of the labor security rights and interests of the drivers; (vii) failure to pay taxes in accordance with the law; and (viii) other serious violations that endanger public interests, disrupt social order, and affect social security and stability.

Regulations Related to Financial Leasing

In September 2013, the Ministry of Commerce of the People’s Republic of China (“MOFCOM”) issued the Administration Measures of Supervision on Financing Lease Enterprises (the “Leasing Measures”), to regulate and administer the business operations of financial leasing enterprises. According to the Leasing Measures, financial leasing enterprises are allowed to carry out financial leasing businesses in such forms as direct lease, sublease, sale-and-lease-back, leveraged lease, entrusted lease and joint lease in accordance with the provisions of relevant laws, regulations and rules. However, the Leasing Measures prohibit financial leasing enterprises from engaging in financial businesses such as accepting deposits, and providing loans or entrusted loans. Without the approval from relevant authorities, financial leasing enterprises may not engage in inter-bank borrowing and other businesses. In addition, financial leasing enterprises are prohibited from carrying out illegal fund-raising activities in the name of financial leases. The Leasing Measures require financial leasing enterprises to establish and improve their financial and internal risk control systems, and a financial leasing enterprise’s risk assets may not exceed ten times that of its total net assets.

In April 2018, China Banking and Insurance Regulatory Commission (“CBIRC”) took over the authority over supervision of financing lease companies from MOFCOM.

On May 26, 2020, CBIRC issued the Interim Measures for Supervision and Administration of Financial Leasing Companies (the “Financial Leasing Measures”), which clarified the business scope, the scope of the leased property and the prohibited business or activity of the financial leasing company, as well as other business-related definitions, such as purchase, registration, retrieval and value management of financial leasing products. Financial leasing companies may conduct some or all of the following businesses: (1) financial leasing business; (2) leasing business; (3) purchase, disposal of residual value and repair of leased assets related to financial leasing and leasing business, consulting of the leasing transaction, receipt of leasing deposit; (4) transfer of financial leases or leased assets or acceptance of financial leases or leased assets transferred; (5) fixed income securities investment business. The measures have also discussed certain regulatory standards, including the proportion of financial leasing assets, the proportion of fixed income securities investment business, business concentration and so on. Financial leasing companies shall not conduct the following businesses or activities: (1) illegal fund-raising, acceptance or disguised acceptance of deposits; (2) extension of loans or entrusted loans; (3) placements with or from other financial leasing companies or in disguise; (4) financing or transferring assets through Internet Lending Information Intermediaries, private equity funds; (5) other businesses or activities prohibited by laws and regulations, the CBIRC and local financial regulatory authorities in provinces, autonomous regions and municipalities.

The Financial Leasing Measures clarify and enumerate the scopes of the financing lease business activities, the leased properties and the activities prohibited to be conducted by the financing lease companies, and set forth the regulatory indexes applicable to financing lease companies including, among others, (i) the assets for financial leasing and other lease arrangements accounting for not less than 60% of the total assets of a financial leasing company; (ii) the risk assets of a financing lease company not exceeding eight times of its total net assets, and the term “risk assets” of a financing lease company refers to its total assets, net of cash, bank deposits,

Chinese treasury bonds; (iii) the fixed-income securities investment business carried out by a financial leasing company not exceeding 20% of its net assets. The Financial Leasing Measures also requires financial leasing companies should comply with the following regulatory indicators: (1) degree of concentration of single client financing, meaning the balance of all financial leasing business of a financial leasing company to a single lessee shall not exceed 30% of its net assets; (2) degree of concentration of single group client financing, meaning the balance of all financial leasing business of a financial leasing company to a single group shall not exceed 50% of its net assets; (3) ratio of a single related client, meaning the balance of all financial leasing business of a financial leasing company to a related party shall not exceed 30% of its net assets; (4) ratio of all related parties, meaning the balance of all financial leasing business of a financial leasing company to all related parties shall not exceed 50% of its net assets, and (5) ratio of a single related shareholder, meaning the financing balance to a single shareholder and all its related parties shall not exceed the shareholder’s capital contribution in the financial leasing company, and at the same time meet the provisions of the measures on the ratio of a single related client. The CBIRC may make adjustments to the above indicators according to regulatory needs.

Financial leasing companies that were established before the implementation of the Interim Measures for the Supervision and Administration of Financial Leasing Companies are required meet the requirements stipulated in the Measures within the transition period prescribed by the provincial local financial supervision department. In principle, the transition period shall not exceed three years. Provincial local financial supervision departments can appropriately extend the transition period arrangement according to the actual situation of specific industries.

As of the date of this registration statement, Hunan Ruixi, our proprietary financing lease subsidiary, has utilized our own capital to fund financing leases to automobile purchasers. Hunan Ruixi has not complied with all the requirements stipulated under the Financial Leasing Measures and intends to rectify and to comply with all the requirements stipulated under the Financial Leasing Measure during the transition period, failing which, Hunan Ruixi cannot carry out financial leasing business. Yicheng has removed the financial leasing from its business license.

The PRC Civil Code promulgated by the SCNPC effective from January 1, 2021 regulates the civil contractual relationship among natural persons, legal persons and other organizations. Chapter 15 of the PRC Civil Code sets forth related rules about financing lease contracts including that financing lease contracts shall be in written form and normally include terms such as the name, quantity, specifications, technical performance and inspection method of the leased property, the lease term, the composition, payment term, payment method and currency of the rent and the ownership of the leased property upon expiration of the lease. The PRC Civil Code further provides that the lessor and the lessee may agree on the ownership of the leased property upon expiry of the lease term. If the ownership of the leased property is not or is not clearly agreed between the parties, and is still cannot be determined pursuant to the PRC Civil Code, the leased property shall be owned by the lessor.

Regulation Related to Financing Guarantee Companies

The State Council of China promulgated the Regulations on the Administration of Financing Guarantee Companies on August 2, 2017, and on April 2, 2018, the CBIRC, together with several other governmental authorities, jointly adopted four supplemental rules over the Administration of Financing Guarantee Companies: (i) the Administrative Measures for the Financing Guarantee Business Permit, (ii) Measures for Measuring the Outstanding Amount of Financing Guarantee Liabilities, (iii) Administrative Measures for the Asset Percentages of Financing Guarantee Companies and (iv) Guidelines on Business Cooperation between Banking Financial Institutions and Financing Guarantee Companies, or the Four Supporting Measures of the Financing Guarantee Rules. In addition, the CBIRC, together with several other governmental authorities, jointly issued the Supplementary Provisions on the Supervision and Administration of Financing Guarantee Companies on October 9, 2019.

According to the above rules on financing guarantee companies, or the Financing Guarantee Rules, “financing guarantee” refers to the activities that guarantors provide guarantee to the guaranteed parties as to loans, bonds or other types of debt financing, including, among other things, the activities whereby a guarantor provides guarantee for loans, online lending, financial leasing, commercial factoring, bill acceptance, letters of credit or other forms of debt financing. “Financing guarantees companies” refer to companies legally established and engaged in financing guarantee business. According to those rules, the establishment of a financing guarantee company is subject to the approval by the competent government authority, and unless otherwise stipulated, no entity may operate financing guarantee business without such approval. If any entity violates these regulations and operates financing guarantee business without approval, the entity may be subject to penalties including ban or suspension of business, fines of RMB500,000 to RMB1,000,000, and confiscation of illegal gains, if any. If the violation constitutes a criminal offense, criminal liability will be imposed in accordance with the law.

In connection with our automotive financing facilitation business, Hunan Ruixi provides and Jinkailong provided guarantees to our financing partners in connection with the financing of the purchase of automobiles and such guarantee business is not our principal business. It is uncertain whether this practice would be deemed as operations in financing guarantee business. See “Risk—Risks

Relating to Our Industry and Business—We are required to obtain certain licenses and permits for our business operations, and we may not be able to obtain or maintain such licenses or permits.”

Regulations Related to Value-Added Telecommunication Business Certificates and Foreign Investment Restrictions

PRC regulations impose sanctions for engaging in Internet information services of a commercial nature without having obtained an ICP certificate or engaging in the operation of online data processing and transaction processing (“ODPTP”) without having obtained an ODPTP certificate. These sanctions include corrective orders and warnings from the PRC communication administration authority, fines and confiscation of illegal gains and, in the case of significant infringements, the websites may be ordered to close.

According to the Provisions on the Administration of Foreign-invested Telecommunication Enterprises, the ratio of investment by foreign investors in a foreign-invested telecommunication enterprise that engages in the operation of a value-added telecommunication business shall not exceed 50%. The Circular of Ministry of Industry and Information Technology Concerning Lifting Restrictions on the Proportion of Foreign Equity in Online Data Processing and Transaction Processing Business (E-commerce) (the “Circular 196”), which was promulgated on June 19, 2015, provides that foreign investors are permitted to invest up to 100% of the registered capital in a foreign-invested telecommunication enterprise engaging in the operation of online data processing and transaction processing (E-commerce). However, foreign investors are only permitted to invest up to 50% of the registered capital in a foreign-invested telecommunication enterprise that engages in the operation of Internet information services. Under either circumstance, the largest foreign investor will be required to have a satisfactory business track record and operational experience in the value-added telecommunications business.

While Circular 196 permits foreign ownership, in whole or in part, of online data and deal processing businesses (E-commerce), a sub-set of value-added telecommunications services, it is not clear whether our online ride-hailing platform would be deemed as online data and deal processing. See “Risk Factors — Risks Related to Doing Business in China — We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of internet-related businesses and companies, and any lack of requisite approvals, licenses or permits applicable to our business may have a material adverse effect on our business and results of operations.”

According to the Special Entry Management Measures (Negative List) for the Access of Foreign Investment (2021 version) and the Administrative Regulations on Foreign-Invested Telecommunications Enterprises, which were most recently amended by the State Council on April 7, 2022 and took effect on May 1, 2022, the equity interest of foreign investors in value-added telecommunications enterprises that are open for foreign investment according to China’s WTO commitment may not exceed 50%, except as otherwise stipulated by the state. Foreign investment in entities holding VATS Licenses for internet data center services, content delivery network services, domestic internet protocol virtual private network services and internet access services, which are not open for foreign investment according to China’s WTO commitment, are generally prohibited, except that qualified telecommunication service providers incorporated in Hong Kong or Macau may hold up to 50% equity interest in such entities according to the Mainland and Hong Kong Closer Economic Partnership Agreement or the Mainland and Macao Closer Economic Partnership Agreement, respectively. From May 1, 2022, the amended Administrative Regulations on Foreign-Invested Telecommunications Enterprises canceled the qualification requirement on the primary foreign investor in a foreign invested value-added telecommunications enterprise for having a good track record and operational experience in the value-added telecommunications industry as stipulated in the previous version.

Regulations Related to Internet Advertising

The Interim Measures for Administration of Internet Advertising (the “Internet Advertising Measures”), were adopted by the SAIC and became effective on September 1, 2016. The Internet Advertising Measures regulate Internet advertising activities. According to the Internet Advertising Measures, Internet advertisers are responsible for the authenticity of the content of advertisements. The identity, administrative license, cited information and other certificates that advertisers are required to obtain in publishing Internet advertisements shall be true and valid. Internet advertisements shall be distinguishable and prominently marked as “advertisements” in order to enable consumers to identify them as advertisements. Publishing and circulating advertisements through the Internet shall not affect the normal use of the Internet by users. It is not allowed to induce users to click on the content of advertisements by any fraudulent means, or to attach advertisements or advertising links in the emails without permission. The Internet Advertising Measures also impose several restrictions on the forms of advertisements and activities used in advertising. “Internet advertising” as defined in the Internet Advertising Measures refers to commercial advertisements that directly or indirectly promote goods or services through websites, web pages, Internet applications or other Internet media in various forms, including texts, pictures, audio clips and videos. Where Internet advertisements are not identifiable and marked as “advertisements”, a fine of not more than RMB100,000 (approximately US$15,780) may be imposed in accordance with Advertising Law. A fine ranging from RMB5,000 (approximately US$789) to RMB30,000 (approximately US$4,732) may be imposed for any failure to provide a prominently marked

“CLOSE” button to ensure “one-click closure”. Advertisers who induce users to click on the content of advertisements by fraudulent means or without permission, attach advertisements or advertising links in the emails shall be imposed a fine ranging from RMB10,000 (approximately US$1,578) to RMB30,000 (approximately US$4,732). Our marketplace is in the process of complying with the new Internet Advertising Measures during our advertising activities.

Regulations Related to Company Establishment and Foreign Investment

The establishment, operation and management of corporate entities in China is governed by the Company Law of the PRC (the “Company Law”). All of our subsidiaries in China are subject to the Company Law. According to the Company Law, companies established in the PRC are either limited liability companies or joint stock limited liability companies. The Company Law applies to both PRC domestic companies and foreign-invested companies. The establishment procedures, approval procedures, registered capital requirements, foreign exchange matters, accounting practices, taxation and labor matters of a wholly foreign-owned enterprise are regulated by the Wholly Foreign-Owned Enterprise Law of the PRC and the Implementation Regulation of the Wholly Foreign-Owned Enterprise Law. According to these regulations, foreign-invested enterprises in the PRC may only pay dividends out of their accumulated profit, if any, determined in accordance with PRC accounting standards and regulations. A PRC company is required to set aside general reserves of at least 10% of its after-tax profit, until the cumulative amount of such reserves reaches 50% of its registered capital unless the provisions of laws regarding foreign investment provide otherwise. In addition, PRC companies may allocate a portion of their after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves and employee welfare and bonus funds are not distributable as cash dividends. A PRC company may not distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year. In September 2016, the SCNPC published its decision to revise the laws relating to wholly foreign-owned enterprises and other foreign-invested enterprises. Such decision, which became effective on October 1, 2016, changes the “filing or approval” procedure for foreign investments in China such that foreign investments in business sectors not subject to special administrative measures will only be required to complete a filing instead of the existing requirements to apply for approval. The special entry management measures shall be promulgated or approved to be promulgated by the State Council. Pursuant to a notice issued by the National Development and Reform Commission (“NDRC”) and MOFCOM on October 8, 2016, the special entry management measures shall be implemented with reference to the relevant regulations as stipulated in the Catalogue of Industries for Guiding Foreign Investment in relation to the restricted foreign investment industries, prohibited foreign investment industries and encouraged foreign investment industries. Pursuant to the Provisional Administrative Measures on Establishment and Modifications Filing for Foreign Investment Enterprises promulgated by MOFCOM on October 8, 2016, establishment and changes of foreign investment enterprises not subject to the approval under the special entry management measures shall be filed with the relevant commerce authorities.

The Provisions on Guiding the Orientation of Foreign Investment and the 2015 revision of the Catalogue of Industries for Guiding Foreign Investment classify foreign investment projects into four categories: encouraged projects, permitted projects, restricted projects and prohibited projects. The purpose of these regulations is to direct foreign investment into certain priority industry sectors and restrict or prohibit investment in other sectors. If the industry sector in which the investment is to occur falls into the encouraged category, foreign investment can be conducted through the establishment of a wholly foreign-owned enterprise. If a restricted category, foreign investment may be conducted through the establishment of a wholly foreign-owned enterprise, provided certain requirements are met, and, in some cases, the establishment of a joint venture enterprise is required with varying minimum shareholdings for the Chinese party depending on the particular industry. If a prohibited category, foreign investment of any kind is not allowed. Any industry not falling into any of the encouraged, restricted or prohibited categories is classified as a permitted industry for foreign investment. Our prior Online Lending Services are classified as permitted foreign investment projects.

According to the PRC Foreign Investment Law, “foreign investment” refers to investment activities directly or indirectly conducted by one or more natural persons, business entities, or otherwise organizations of a foreign country (collectively referred to as “foreign investor”) within China, and the investment activities include the following situations: (i) a foreign investor, individually or collectively with other investors, establishes a foreign-invested enterprise within China; (ii) a foreign investor acquires stock shares, equity shares, shares in assets, or other like rights and interests of an enterprise within China; (iii) a foreign investor, individually or collectively with other investors, invests in a new project within China; and (iv) investments in other means as provided by laws, administrative regulations, or the State Council. Since we are incorporated in Nevada, our activities in China are subject to the PRC Foreign Investment Law.

According to the PRC Foreign Investment Law, the State Council will publish or approve to publish the “negative list” for special administrative measures concerning foreign investment. The PRC Foreign Investment Law grants national treatment to foreign-invested enterprises (“FIEs”), except for those FIEs that operate in industries deemed to be either “restricted” or “prohibited” in the “negative list”. Because the “negative list” has yet to be published, it is unclear whether it will differ from the current Special

Administrative Measures for Market Access of Foreign Investment (Negative List). The PRC Foreign Investment Law provides that FIEs operating in foreign restricted or prohibited industries will require market entry clearance and other approvals from relevant PRC governmental authorities. If a foreign investor is found to invest in any prohibited industry in the “negative list”, such foreign investor may be required to, among other aspects, cease its investment activities, dispose of its equity interests or assets within a prescribed time limit and have its income confiscated. If the investment activity of a foreign investor is in breach of any special administrative measure for restrictive access provided for in the “negative list”, the relevant competent department shall order the foreign investor to make corrections and take necessary measures to meet the requirements of the special administrative measure for restrictive access.

The most recent 2021 Negative List was promulgated by the National Development and Reform Commission and the Ministry of Commerce on December 27, 2021 and took effect from January 1, 2022. Industries that are not restricted or prohibited are generally open for foreign investments unless specifically restricted by other PRC laws. Neither our Automobile Transaction and Related Services nor our Online Ride-hailing Platform Services is listed in 2020 Negative List or 2021 Negative List.

In addition, the PRC government has established a foreign investment information reporting system, according to which foreign investors or foreign-invested enterprises are required to submit investment information to the competent department for commerce concerned through the enterprise registration system and the enterprise credit information publicity system, and a security review system under which the security review shall be conducted for foreign investment affecting or likely affecting the state security.

Furthermore, the PRC Foreign Investment Law provides that foreign invested enterprises established according to the existing laws regulating foreign investment may maintain their structure and corporate governance within five years after the implementing of the Foreign Investment Law.

In addition, the PRC Foreign Investment Law provides several protective rules and principles for foreign investors and their investments in the PRC, including, among others, that a foreign investor may freely transfer into or out of China, in Renminbi or a foreign currency, its contributions, profits, capital gains, income from disposition of assets, royalties of intellectual property rights, indemnity or compensation lawfully acquired, and income from liquidation, among others, within China; local governments shall abide by their commitments to the foreign investors; governments at all levels and their departments shall enact local normative documents concerning foreign investment in compliance with laws and regulations and shall not impair legitimate rights and interests, impose additional obligations onto FIEs, set market access restrictions and exit conditions, or intervene with the normal production and operation activities of FIEs; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; and mandatory technology transfer is prohibited.

On March 15, 2019, the SCNPC approved the Foreign Investment Law, and on December 26, 2019, the State Council promulgated the Implementing Rules to Further Clarify and Elaborate the Relevant Provisions of the PRC Foreign Investment Law (the “Implementing Rules”). The PRC Foreign Investment Law and the Implementing Rules both took effect on January 1, 2020 and replaced three major previous laws on foreign investments in China, namely, the Sino-foreign Equity Joint Venture Law, the Sino-foreign Cooperative Joint Venture Law and the Wholly Foreign-owned Enterprise Law, and their respective implementing rules. Pursuant to the Foreign Investment Law, “foreign investments” refer to investment activities conducted by foreign investors (including foreign natural persons, foreign enterprises or other foreign organizations) directly or indirectly in the PRC, which include any of the following circumstances: (i) foreign investors setting up foreign-invested enterprises in the PRC solely or jointly with other investors, (ii) foreign investors obtaining shares, equity interests, property portions or other similar rights and interests of enterprises within the PRC, (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors, and (iv) investment in other methods as specified in laws, administrative regulations, or as stipulated by the State Council. The Implementing Rules introduce a see-through principle and further provide that foreign-invested enterprises that invest in the PRC are also governed by the PRC Foreign Investment Law and the Implementing Rules.

According to the Implementing Rules, the registration of foreign-invested enterprises is processed by the MSA or its authorized local counterparts. Where a foreign investor invests in an industry or field subject to licensing in accordance with laws, the relevant competent government department responsible for granting such license shall review the license application of the foreign investor in accordance with the same requirements and procedures applicable to PRC domestic investors unless it is stipulated otherwise by the laws and administrative regulations, and the competent government department may not apply discriminatory standards to the foreign investor in terms of licensing requirements, application materials, reviewing steps, deadlines and so on.

Pursuant to the Foreign Investment Law, the Implementing Rules, and the Information Reporting Measures for Foreign Investment jointly promulgated by the MOFCOM and the MSA, which took effect on January 1, 2020, a foreign investment information reporting system was established and foreign investors or foreign-invested enterprises must report investment information to competent commerce departments of the PRC government through the enterprise registration system, the enterprise credit information publicity system and the foreign investment information reporting system, and the relevant government authorities shall share such investment information to the competent commerce departments in a timely manner. We are subject to these regulatory requirements.

Regulations Related to Labor and Social Security

Pursuant to the PRC Labor Law, the PRC Labor Contract Law and the Implementing Regulations of the Employment Contracts Law, labor relationships between employers and employees must be executed in written form. Wages may not be lower than the local minimum wage. Employers must establish a system for labor safety and sanitation, strictly abide by state standards and provide relevant education to its employees. Employees are also required to work in safe and sanitary conditions.

On December 28, 2012, the PRC Labor Contract Law was amended with effect on July 1, 2013 to impose more stringent requirements on labor dispatch. Under such law, dispatched workers are entitled to pay equal to that of full-time employees for equal work, but the number of dispatched workers that an employer hires may not exceed a certain percentage of its total number of employees as determined by the Ministry of Human Resources and Social Security. Additionally, dispatched workers are only permitted to engage in temporary, auxiliary or substitute work. According to the Interim Provisions on Labor Dispatch promulgated by the Ministry of Human Resources and Social Security on January 24, 2014, which became effective on March 1, 2014, the number of dispatched workers hired by an employer shall not exceed 10% of the total number of its employees (including both directly hired employees and dispatched workers). The Interim Provisions on Labor Dispatch require employers not in compliance with the PRC Labor Contract Law in this regard to reduce the number of its dispatched workers to below 10% of the total number of its employees prior to March 1, 2016. In addition, an employer is not permitted to hire any new dispatched worker until the number of its dispatched workers has been reduced to below 10% of the total number of its employees.

Under PRC laws, rules and regulations, including the Social Insurance Law, the Interim Regulations on the Collection and Payment of Social Security Funds and the Regulations on the Administration of Housing Accumulation Funds, employers are required to contribute, on behalf of their employees, to a number of social security funds, including funds for basic pension insurance, unemployment insurance, basic medical insurance, occupational injury insurance, maternity leave insurance and housing accumulation funds. These payments are made to local administrative authorities and any employer who fails to contribute may be fined and ordered to pay the deficit amount. See “Risk Factors — Risks Related to Doing Business in China — Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.”

Anti-money Laundering Regulation

The PRC Anti-money Laundering Law, which became effective in January 2007, sets forth the principal anti-money laundering requirements applicable to financial institutions, as well as non-financial institutions with anti-money laundering obligations, including the adoption of precautionary and supervisory measures, establishment of various systems for client identification, retention of clients’ identification information and transactions records, and reports on large transactions and suspicious transactions. According to the PRC Anti-money Laundering Law, financial institutions subject to the PRC Anti-money Laundering Law include banks, credit unions, trust investment companies, stock brokerage companies, futures brokerage companies, insurance companies and other financial institutions as listed and published by the State Council, while the list of the non-financial institutions with anti-money laundering obligations will be published by the State Council. The PBOC and other governmental authorities issued a series of administrative rules and regulations to specify the anti-money laundering obligations of financial institutions and certain non-financial institutions, such as payment institutions. However, the State Council has not promulgated the list of the non-financial institutions with anti-money laundering obligations.

Regulation Related to the Payment Services of Non-financial Institutions

According to Measures for the Administration of Payment Services of Non-Financial Institutions which were promulgated by PBOC on June 14, 2010, effective on September 1, 2010 and amended on April 29, 2020, and Implementing Rules for the Measures for the Administration of Payment Services of Non-Financial Institution which were promulgated by the PBOC, effective on December 1, 2010 and amended on June 2, 2020, the payment services provided by non-financial institutions refer to some or all of the following monetary capital transfer services provided by the non-financial institutions as intermediary agencies between payers and payees: (1) payment through the internet; (2) issuance and acceptance of prepaid cards; (3) bankcard acquiring; and (4) other payment services as determined by the PBOC. Non-financial institutions which provide payment services shall obtain a “Payment Business License” and become a “payment institution.” Payment Business License is valid for five years from the date of issuance. Payment institutions shall carry out business activities in compliance with the scope of business approved by the Payment Business License, and shall not outsource any business, transfer, lease, or lend its Payment Business License. Any non-financial institution or individual shall not directly or indirectly engage in payment business without the approval of the PBOC.

On May 9, 2019, the MOT, the PBOC, the NDRC, the MPS, the SAMR and Banking and Insurance Regulatory Commission, jointly issued the Measures for the Administration of User Funds in New Forms of Transport Business (Trial) (the “Trial Measures on Administration of User Funds”) which became effective on June 1, 2019. According to the Trial Measures on Administration of User Funds, an operating enterprise shall open a special deposit account for user deposits and a special deposit account for prepayments, respectively, as are nationwide unique at the bank in the place of its registration in mainland China, and the bank where the special deposit accounts are opened shall be the depository bank to preserve user funds.

Regulations on Intellectual Property

The PRC has adopted legislation governing intellectual property rights, including copyrights, trademarks and patents. The PRC is a signatory to major international conventions on intellectual property rights and is subject to the Agreement on Trade Related Aspects of Intellectual Property Rights as a result of its accession to the World Trade Organization in December 2001.

The SCNPC amended the Copyright Law in 2001 and 2010 to widen the scope of works and rights that are eligible for copyright protection. The amended, the Copyright Law extends copyright protection to Internet activities, products disseminated over the Internet and software products. In addition, there is a voluntary registration system administered by the China Copyright Protection Center. To address copyright infringement related to content posted or transmitted over the Internet, the National Copyright Administration and former Ministry of Information Industry jointly promulgated the Administrative Measures for Copyright Protection Related to the Internet in April 2005. These measures became effective in May 2005.

On December 20, 2001, the SCNPC promulgated the new Regulations on Computer Software Protection, effective from January 1, 2002, and revised in 2013, which are intended to protect the rights and interests of the computer software copyright holders and encourage the development of software industry and information economy. In the PRC, software developed by PRC citizens, legal persons or other organizations is automatically protected immediately after its development, without an application or approval. Software copyrights may be registered with the designated agency and if registered, the certificate of registration issued by the software registration agency will be the primary evidence of the ownership of the copyright and other registered matters. On February 20, 2002, the National Copyright Administration of the PRC introduced the Measures on Computer Software Copyright Registration, which outline the operational procedures for registration of software copyright, as well as registration of software copyright license and transfer contracts. The Copyright Protection Center of China is mandated as the software registration agency.

The PRC Trademark Law, adopted in 1982 and revised in 1993, 2001, 2013 and 2019, respectively, protects the proprietary rights to registered trademarks. The Trademark Office under the SAIC handles trademark registrations and may grant a term of ten years for registered trademarks, which may be extended for another ten years upon request. Trademark license agreements shall be filed with the Trademark Office for record. In addition, if a registered trademark is recognized as a well-known trademark, the protection of the proprietary right of the trademark holder may reach beyond the specific class of the relevant products or services.

The Patent Law of the PRC and its Implementation Rules provide for three types of patents: invention, utility model and design. The duration of a patent right is either 10 years or 20 years from the date of application, depending on the type of patent right.

Regulations Related to Foreign Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, which were most recently amended in August 2008. Payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can usually be made in foreign currencies without prior approval from the State Administration of Foreign Exchange (“SAFE”) by complying with certain procedural requirements. By contrast, approval from or registration with appropriate PRC authorities or banks authorized by appropriate PRC authorities is required where RMB capital is to be converted into foreign currency and remitted out of China to pay capital expenses.

SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises (“Circular 19”), effective on June 1, 2015, in replacement of SAFE Circular 142 (the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises. According to Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans or the repayment of inter-enterprise loans or the repayment of banks loans that have been transferred to a third party. Although Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within the PRC, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether SAFE will permit such capital to be used for equity investments in the PRC in actual practice. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account (the “Circular 16”), effective on June 9, 2016, which reiterates some of the rules set forth in Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 or Circular 16 could result in administrative penalties.

From 2012, SAFE has promulgated several circulars to substantially amend and simplify the current foreign exchange procedure. Pursuant to these circulars, the opening of various special purpose foreign exchange accounts, the reinvestment of RMB proceeds by foreign investors in the PRC and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE. In addition, domestic companies are no longer limited to extend cross-border loans to their offshore subsidiaries but are also allowed to provide loans to their offshore parents and affiliates and multiple capital accounts for the same entity may be opened in different provinces. SAFE also promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents in May 2013, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches. In February 2015, SAFE promulgated SAFE Circular 13, which took effect on June 1, 2015. SAFE Circular 13 delegates the power to enforce the foreign exchange registration in connection with inbound and outbound direct investments under relevant SAFE rules from local branches of SAFE to banks, thereby further simplifying the foreign exchange registration procedures for inbound and outbound direct investments.

On January 26, 2017, SAFE issued the Notice of State Administration of Foreign Exchange on Improving the Check of Authenticity and Compliance to Further Promote Foreign Exchange Control (the “SAFE Circular 3”), which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years’ losses before remitting the profits. Moreover, pursuant to SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

On October 23, 2019, SAFE promulgated the Circular of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-border Trade and Investment, or Circular 28, which permits non-investment foreign-invested enterprises to use their capital funds to make equity investments in China, with genuine investment projects and in compliance with effective foreign investment restrictions and other applicable laws. However, as the Circular 28 was newly issued, there are still substantial uncertainties as to its interpretation and implementations in practice.

Regulations Relating to Offshore Special Purpose Companies Held by PRC Residents

SAFE promulgated the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles (the “SAFE Circular 37”) in July 2014 that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions.

SAFE Circular 37 was issued to replace SAFE Circular 75 (the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose Vehicles). SAFE further enacted the Notice on Further Simplifying and Improving the Foreign Exchange Management Policies for Direct Investment (the “SAFE Circular 13”) effective from June 1, 2015, which allows PRC residents or entities to register with qualified banks in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. However, remedial registration applications made by PRC residents that previously failed to comply with the SAFE Circular 37 continue to fall under the jurisdiction of the relevant local branch of SAFE. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from distributing profits to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiaries. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls.

See “Risk Factors — Risks Related to Doing Business in China — PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC law.”

SAFE Regulations Relating to Employee Stock Incentive Plans

On February 15, 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly-Listed Companies (the “Stock Option Rules”), which replaced the Application Procedures of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Ownership Plans or Stock Option Plans of Overseas Publicly-Listed Companies issued by SAFE on March 28, 2007. Under the Stock Option Rules and other relevant rules and regulations, PRC residents who participate in a stock incentive plan in an overseas publicly listed company are required to register with SAFE or its local branches and complete certain other procedures. Participants of a stock incentive plan who are PRC residents must retain a qualified PRC agent, which could be a PRC subsidiary of such overseas publicly listed company or another qualified institution selected by such PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the stock incentive plan on behalf of its participants. Such participants must also retain an overseas entrusted institution to handle matters in connection with their exercise of stock options, the purchase and sale of corresponding shares or interests and fund transfers. In addition, the PRC agent is required to amend the SAFE registration with respect to our share incentive plans if there are any material changes to the share incentive plans, the PRC agent or the overseas entrusted institution or other material changes. In addition, SAFE Circular 37 provides that PRC residents who participate in a share incentive plan of an overseas unlisted special purpose company may register with SAFE or its local branches before exercising rights. See “Risk Factors — Risks Related to Doing Business in China — Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.”

Regulations Related to Income Tax

Under the PRC Enterprise Income Tax Law (the “EIT Law”), which became effective on January 1, 2008, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. In 2009, the State Administration of Taxation (the “SAT”) issued the Notice Regarding the Determination of Chinese-Controlled Overseas Incorporated Enterprises as PRC Tax Resident Enterprise on the Basis of De Facto Management Bodies (the “SAT Circular 82”), which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Further to SAT Circular 82, in 2011, the SAT issued the Administrative Measures for Enterprise Income Tax of Chinese-Controlled Offshore Incorporated Resident Enterprises (Trial) (the “SAT Bulletin 45”) to provide more guidance on the implementation of SAT Circular 82.

According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be considered a PRC resident enterprise by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following conditions are met: (a) the senior management and core management departments in charge of its daily operations function have their presence mainly in the PRC; (b) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) its major assets, accounting books, company seals, and minutes and files of its board of directors and shareholders’ meetings are located or kept in the PRC; and (d) more than half of the enterprise’s directors or senior management with voting rights habitually reside in the PRC.

Although SAT Circular 82 and SAT Bulletin 45 only apply to offshore-incorporated enterprises controlled by PRC enterprises or PRC enterprise groups and not those controlled by PRC individuals or foreigners, the determination criteria set forth therein may reflect the SAT’s general position on how the term “de facto management body” could be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners.

The State Administration of Taxation has promulgated several rules and notices to tighten the scrutiny over acquisition transactions in recent years, including the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises (the “SAT Circular 698”), the Notice on Several Issues Regarding the Income Tax of Non-PRC Resident Enterprises (the “SAT Circular 24”) and the Notice on Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-PRC Resident Enterprises (the “SAT Circular 7”). Pursuant to these rules and notices, if a non-PRC resident enterprise transfers its equity interests in a PRC tax resident enterprise, such non-PRC resident transferor must report to the tax authorities at the place where the PRC tax resident enterprise is located and is subject to a PRC withholding tax of up to 10%. In addition, if a non-PRC resident enterprise indirectly transfers so-called PRC Taxable Properties, referring to properties of an establishment or a place of business in China, real estate properties in China and equity investments in a PRC tax resident enterprise, by disposition of the equity interests in an overseas non-public holding company without a reasonable commercial purpose and resulting in the avoidance of PRC enterprise income tax, the transfer will be re-characterized as a direct transfer of the PRC Taxable Properties and gains derived from the transfer may be subject to a PRC withholding tax of up to 10%. SAT Circular 7 has listed several factors to be taken into consideration by the tax authorities in determining if an indirect transfer has a reasonable commercial purpose. However, regardless of these factors, an indirect transfer satisfying all the following criteria will be deemed to lack a reasonable commercial purpose and be taxable in the PRC: (i) 75% or more of the equity value of the intermediary enterprise being transferred is derived directly or indirectly from PRC Taxable Properties; (ii) at any time during the one year period before the indirect transfer, 90% or more of the asset value of the intermediary enterprise (excluding cash) is comprised directly or indirectly of investments in the PRC, or 90% or more of its income is derived directly or indirectly from the PRC; (iii) the functions performed and risks assumed by the intermediary enterprise and any of its subsidiaries that directly or indirectly hold the PRC Taxable Properties are limited and are insufficient to prove their economic substance; and (iv) the foreign tax payable on the gain derived from the indirect transfer of the PRC Taxable Properties is lower than the potential PRC tax on the direct transfer of those assets. On the other hand, indirect transfers falling into the scope of the safe harbors under SAT Circular 7 may not be subject to PRC tax. The safe harbors include qualified group restructurings, public market trades and exemptions under tax treaties.

Under SAT Circular 7 and other PRC tax regulations, in the case of an indirect transfer, entities or individuals obligated to pay the transfer price to the transferor must act as withholding agents and are required to withhold the PRC tax from the transfer price. If they fail to do so, the seller is required to report and pay the PRC tax to the PRC tax authorities. If neither party complies with the tax payment or withholding obligations under SAT Circular 7, the tax authority may impose penalties such as late payment interest on the seller. In addition, the tax authority may also hold the withholding agents liable and impose a penalty of 50% to 300% of the unpaid tax on them. The penalty imposed on the purchasers may be reduced or waived if the withholding agents have submitted the relevant materials in connection with the indirect transfer to the PRC tax authorities in accordance with SAT Circular 7.

In January 2019, the SAT issued Announcement on the Implementation of the Preferential Income Tax Reduction Policy for Small and Low Profit Enterprises (the “SAT 2019 Circular 2”). Pursuant to SAT 2019 Circular 2, from January 1, 2019 to December 31, 2021, for small low profit enterprises, (i) the tax rate for the first RMB1 million the annual income does not exceed RMB1 million is 20% and the taxable income is 25% of the annual taxable income; (ii) the tax rate for the portion of annual income that exceeds RMB1 million but does not exceed RMB3 million is 20% and the taxable income is 50% of the annual income. SAT 2019 Circular 2 also defines “small low profit enterprises” as enterprises who are engaged in industries not restricted or prohibited and meet the three conditions of (i) annual taxable income of RMB3 million or lower, (ii) employees’ number of 300 or lower; and (iii) total assets of RMB50 million or lower. On March 18, 2022, the SAT issued Announcement on the Further Implementation of the Preferential Income Tax Reduction Policy for Small and Low Profit Enterprises (the “SAT 2022 Circular 13”). Pursuant to SAT 2022 Circular 13, the preferential income tax reduction policy for small low profit enterprise shall be expanded from January 1, 2022 to December 31, 2024. During the calendar year ended December 31, 2021, all our subsidiaries in China met the three criteria and enjoyed the preferential tax rates.

Regulations Related to PRC Value-Added Tax

In March 2016, the Ministry of Finance and the State Administration of Taxation further promulgated the Notice on Fully Promoting the Pilot Plan for Replacing Business Tax by Value-Added Tax (“VAT”), which became effective on May 1, 2016. Pursuant to the pilot plan and relevant notices, VAT is generally imposed in lieu of business tax in the modern service industries, including the value-added telecommunication services, on a nationwide basis. VAT of a rate of 6% applies to revenue derived from the provision of some modern services. Certain small taxpayers under PRC law are subject to reduced value-added tax at a rate of 3%. Unlike business tax, a taxpayer is allowed to offset the qualified input VAT paid on taxable purchases against the output VAT chargeable on the modern services provided.

On April 4, 2018, the Ministry of Finance and the State Administration of Taxation issued the Notice on Adjustment of VAT Rates, which came into effect on May 1, 2018. According to the abovementioned notice, the taxable goods previously subject to VAT rates of 17% and 11% respectively become subject to lower VAT rates of 16% and 10% respectively starting from May 1, 2018. Furthermore, according to the Announcement on Relevant Policies for Deepening Value-added Tax Reform jointly promulgated by the Ministry of Finance, the State Administration of Taxation and the General Administration of Customs, which became effective on April 1, 2019, the taxable goods previously subject to VAT rates of 16% and 10% respectively become subject to lower VAT rates of 13% and 9% respectively starting from April 1, 2019.

Pursuant to applicable PRC regulations promulgated by the Ministry of Finance of China and the SAT, we are required to pay a VAT at a rate of 6% for our services and 13% for our automobile sales, operating lease and financial leasing, with respect to revenues derived from the provision of Automobile Transaction and Related Services. In addition, as part of the Chinese government’s effort to ease the burden of businesses affected by COVID-19, the Ministry of Finance and the State Administration of Taxation temporarily reduced or exempted VAT on revenues derived from the provision of certain transportation services from January 2020 to March 2021 and from January 1, 2022 to December 31, 2022. Accordingly, during the year ended March 31, 2022, our revenues generated from our Online Ride-hailing Platform Services was exempted from duty since January 1, 2022 to March 31, 2022. A taxpayer is allowed to offset the qualified input VAT paid on taxable purchases against the output VAT chargeable on the revenue from services provided.

Regulations Related to Mergers and Acquisitions

On August 8, 2006, six PRC regulatory agencies, including China Securities Regulatory Commission (the “CSRC”), promulgated the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which became effective on September 8, 2006 and were amended on June 22, 2009. The M&A Rules, among other things, require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC domestic enterprises or individuals to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval.

The M&A Rules, and other recently adopted regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. Moreover, the Anti-Monopoly Law promulgated by the SCNPC on August 30, 2007 and effective as of August 1, 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by MOFCOM before they can be completed. In addition, on February 3, 2011, the General Office of the State Council promulgated a Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “Circular 6”), which officially established a security review system for mergers and acquisitions of domestic enterprises by foreign investors. Further, on August 25, 2011, MOFCOM promulgated the Regulations on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors (the “MOFCOM Security Review Regulations”), which became effective on September 1, 2011, to implement Circular 6. Under Circular 6, a security review is required for mergers and acquisitions by foreign investors having “national defense and security” concerns and mergers and acquisitions by which foreign Investors may acquire the “de facto control” of domestic enterprises with “national security” concerns. Under the MOFCOM Security Review Regulations, MOFCOM will focus on the substance and actual impact of the transaction when deciding whether a specific merger or acquisition is subject to security review. If MOFCOM decides that a specific merger or acquisition is subject to security review, it will submit it to the Inter-Ministerial Panel, an authority established under Circular 6 led by the NDRC and MOFCOM under the leadership of the State Council, to carry out the security review. The regulations prohibit foreign investors from bypassing the security review by structuring transactions through trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions. There is no explicit provision or official interpretation stating that the merger or acquisition of a company engaged in the marketplace lending business requires security review.

On December 24, 2021, the CSRC released the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), or the Draft Administrative Provisions, and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), or the Draft Filing Measures, both of which were open for public comments till January 23, 2022. Under these draft new rules, a filing-based regulatory system will be applied to “indirect overseas offering and listing” of PRC domestic companies, which refers to such securities offering and listing in an overseas market made in the name of an offshore entity, but based on the equity, assets, profits or other similar interests of a domestic company which mainly operates its business in the PRC. If the issuer meets the following conditions, the offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (i) the total assets, net assets, revenues or profits of the domestic operating entity or entities of the issuer in the most recent accounting year account for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; (ii) most of the senior managers in charge of business operation and management of the issuer are Chinese citizens or domicile in China, and its main places of business are located in China or main business activities are conducted in China. Domestic companies that seek to offer and list securities in overseas markets shall fulfill the filing procedure with the CSRC, and, among others, shall strictly comply with laws and regulations and relevant provisions concerning national security in areas of foreign investment, cybersecurity, and data security, and earnestly fulfill their obligations to protect national security. The Draft Administrative Provisions provide that an overseas offering and listing is prohibited under any of the following circumstances: (i) if the proposed securities offering and listing falls under specific provisions in national laws and regulations and relevant provisions prohibiting such financing activities; (ii) if the proposed securities offering and listing in overseas market may constitute a threat to or endanger national security after review and determination made by competent authorities under the State Council in accordance with law; (iii) if there are material ownership disputes over, but not limited to, equity, major assets, and core technology; (iv) if, in recent three years, the domestic company, its controlling shareholders, or actual controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses that are disruptive to the order of the socialist market economy; or are currently under judicial investigations for suspicion of criminal offenses or under investigations for suspicion of major violations; (v) if, in recent three years, directors, supervisors, or senior executives have been subject to administrative punishments for severe violations, or are currently under judicial investigations for suspicion of criminal offenses or under investigations for suspicion of major violations; or (vi) other circumstances as prescribed by the State Council. These draft measures propose to establish a new filing-based regime to regulate overseas offerings and listings by domestic companies. Specifically, an overseas offering and listing by a PRC company, whether directly or indirectly, an initial or follow-on offering, must be filed with the CSRC. According to the Trial Measures, as a company listed on Nasdaq, we are subject to the filing process if we conduct any offering of securities after the effective date of the Trial Measures of March 31, 2023. As the Trial Measures are newly issued, there remains uncertainty as to how it will be interpreted or implemented. Therefore, there is uncertainty that we will be able to get clearance from the CSRC in a timely fashion if we conduct any future filings.

Employees

As of the date of this registration statement, we had a total of 96 full-time employees including four executive officers, 62 employees in our Automobile Transaction and Related Services segment and 31 employees in our Online Ride-hailing Platform Services segment. Meanwhile, there were 102 full-time employees in our equity investee company, Jinkailong.

The following table sets forth the breakdown of our employees by function in our Automobile Transaction and Related Services segment:

0
Function	Number of Employees
Management	2
Legal & Risk Management	10
Operations	7
Marketing	9
Drivers & Automobile Management and Services	13
Technology	2
Human Resources & Administration	9
Finance and Accounting	9
Internal Control and Audit	1
Total	62

The following table sets forth the breakdown of our employees by function in our Online Ride-hailing Platform Services segment:

Function	Number of Employees
Management	2
Operations	16
Drivers & Risk Management and Services	6
Technology	2
Human Resources & Administration	1
Finance and Accounting	4
Total	31

All of our employees are based in the cities of Chengdu, Changsha and Guangzhou, where our main operations are located.

We believe we offer our employees competitive compensation packages and work environment that encourages initiative and is based on merit, and as a result, we have generally been able to attract and retain qualified personnel and maintain a stable core management team. We plan to hire additional employees as we expand our business.

As required by PRC regulations, we participate in various government statutory employee benefit plans, including social insurance funds, namely a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan and a housing provident fund. We are required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. We have not made adequate employee benefit payments, and may be required to make up the contributions for these plans as well as to pay late fees and fines. See “Risk Factors — Risks Related to Doing Business in China — Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.”

We enter into standard labor and confidentiality agreements with each of our employees. We believe that we maintain a good working relationship with our employees, and we have not experienced any major labor disputes.

Seasonality

We have observed seasonal trends or patterns in revenues related to our Automobile Transaction and Related Services. Because of the PRC National Holiday in October, New Year’s Day, and the traditional Lunar New Year in January or February, there is a seasonal decrease in the demand of automobile purchase/leasing in certain months during the six months ended March 31 (our third and fourth fiscal quarter). We also expect to experience seasonality in our Online Ride-hailing Platform Services. For example, we expect to experience higher user traffic during the Chinese National holiday. Other seasonal trends that may affect us or China’s online ride-hailing industry generally may develop, and current seasonal trends may become more extreme, all of which would contribute to fluctuations in our results of operations.

Our results of operations in future quarters or years may fluctuate and deviate from the expectations of our investors, and any occurrence that disrupts our business during any particular quarters could have a disproportionately material adverse effect on our liquidity and results of operations.

Research and Development

With an aim to standardize our transaction process and achieve higher operating efficiency, we are developing an integrated information system for our Automobile Transaction and Related Services. The system comprises modules for procurement, qualification assessment, delivery and post-transaction management which covers the whole transaction process. We have completed the development of certain functions such as information entry and delivery which are being tested by us. We launched the system in March 2020 and keep upgrading the system to support our business expansion. We are also in the progress of developing the managing system for online ride-hailing platform, and the comprehensive management system which could link all key information between Automobile Transaction and Related Services and Online Ride-hailing Platform Services for our internal manage purpose.

Intellectual Property

We regard our trademarks, domain names, know-how, proprietary technologies and similar intellectual property as critical to our success, and we rely on PRC trademark and trade secret law and confidentiality, invention assignment and non-compete agreements with our employees and others to protect our proprietary rights. We own 19 software copyrights and 52 trademarks. We have one trademark application pending at the PRC Trademark Office. We have also registered numerous domain names, including www.51ruixi.com, www.91xixing.com/, 91xixingcd.com, www.coreneltech.com, www.senmiaotech.com and senmiaotechir.com. The information on our websites is not part of, or incorporated in, this registration statement.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our technology. Monitoring unauthorized use of our technology is difficult and costly, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources.

In addition, third parties may initiate litigations against us alleging infringement of their proprietary rights or respond to our litigations declaring their non-infringement of our intellectual property rights. In the event of a successful claim of infringement and our failure or inability to develop non-infringing technology or license the infringed or similar technology on a timely basis, our business could be harmed. Moreover, even if we are able to license the infringed or similar technology, license fees could be substantial and may adversely affect our results of operations.

See “Risk Factors — Risks Related to Our Business — We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.” and “— We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.”

Insurance

The Auto Business Entities have obtained accident insurance and commercial liability insurance, which are mandatory, on all the automobiles they purchased for sales, leasing or financing and pass on the costs of such insurance to their customers in the sale/leasing/financing transaction. We provide social security insurance including pension insurance, unemployment insurance, work-related injury insurance and medical insurance for our employees. We do no maintain any property insurance policies, business interruption insurance or general third-party liability insurance, nor do we maintain product liability insurance or key-man insurance. We consider our insurance coverage to be sufficient for our business operations in China.

LEGAL PROCEEDINGS

We are not currently a party to any material legal or administrative proceedings. We may from time to time be subject to legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention. Please see “Risk Factors.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read together with our unaudited condensed consolidated financial statements and the notes thereto, which are included elsewhere in this registration statement and our Annual Report on Form 10-K for the year ended March 31, 2022 (the “Annual Report”) filed with the SEC and are included herein. Our unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Overview

We are a provider of automobile transaction and related services, connecting auto dealers, financial institutions, and consumers, who are mostly existing and prospective ride-hailing drivers affiliated with different operators of online ride-hailing platforms in the People’s Republic of China (“PRC” or “China”). We provide automobile transaction and related services through our wholly owned subsidiaries, Yicheng Financial Leasing Co., Ltd., a PRC limited liability company (“Yicheng”), Chengdu Corenel Technology Limited, a PRC limited liability company (“Corenel”), and our majority owned subsidiaries, Chengdu Jiekai Technology Ltd. (“Jiekai”), and Hunan Ruixi Financial Leasing Co., Ltd. (“Hunan Ruixi”), a PRC limited liability company, and equity investee company, Sichuan Jinkailong Automobile Leasing Co., Ltd. (“Jinkailong”). Since October 2020, we also operate an online ride-hailing platform through Hunan Xixingtianxia Technology Co., Ltd. (“XXTX”), a wholly-owned subsidiary of Sichuan Senmiao Zecheng Business Consulting Co., Ltd., our wholly-owned subsidiary (“Senmiao Consulting”). Our platform enables qualified ride-hailing drivers to provide application-based transportation services mainly in Chengdu, Changsha, Guangzhou, and other 23 cities in China. Substantially all of our operations are conducted in China.

Our Automobile Transactions and Related Services

Our Automobile Transaction And Related Services are mainly comprised of (i) automobile operating lease where we provide car rental services to individual customers to meet their personal needs with lease term no more than twelve months (the “Auto Operating Leasing”); (ii) automobile financing where we provide our customers with auto finance solutions through financing leases (the “Auto Financing”); (iii) automobile sales where we sell new purchased or used cars to our customers (the “Auto Sales”); (iv) facilitation of automobile transaction and financing where we used to connect the prospective ride-hailing drivers to financial institutions to buy, or get financing on the purchase of, cars to be used to provide online ride-hailing services (the “Auto Financing and Transaction Facilitation”); and (v) other supporting services provided to online ride-hailing drivers. We started our facilitation and supporting services in November 2018, the sale of automobiles in January 2019, and financial and operating leasing in March 2019, respectively.

Since November 22, 2018, the acquisition date of Hunan Ruixi, and as of December 31, 2022, we and our former VIEs have facilitated financing for an aggregate of 1,687 automobiles with a total value of approximately $24.4 million, sold an aggregate of 1,465 automobiles with a total value of approximately $14.1 million and delivered approximately 2,942 automobiles under operating leases (including 1,826 automobiles used to be delivered by Jinkailong before March 31, 2022) and 139 automobiles under financing leases to customers, the vast majority of whom are online ride-hailing drivers.

The table below provides a breakdown of the number of vehicles sold or delivered under different leasing arrangements or managed/guaranteed by us and corresponding revenue generated for the three and nine months ended December 31, 2022 and 2021:

	Three Months Ended				Nine Months Ended
	December 31				December 31
	2022		2021		2022		2021
	Number of	Revenue	Number of	Revenue	Number of	Revenue	Number of	Revenue
	Vehicles	(Approximate)	Vehicles	(Approximate)	Vehicles	(Approximate)	Vehicles	(Approximate)
Auto Operating Leasing	802	$781,000	468	$511,000	1,607	$2,571,000	484	$1,166,000
Auto Sales	—	$—	—	$—	41	$226,000	—	$—
Auto Financing	139	$9,000	131	$22,000	139	$31,000	131	$86,000
Other Services	>780	$141,000	>410	$110,000	>1,000	$525,000	>420	$283,000

As of March 31, 2022, we deconsolidated Jinkailong and its operation result was not included in our unaudited condensed consolidated statements of operations and comprehensive loss during the three and nine months ended December 31, 2022. However, although Jinkailong ceased to be within our consolidation scope since March 31, 2022, Hunan Ruixi, Corenel and Jiekai continuously provide automobile transaction and related services, mainly Auto Operating Leasing, similar to Jinkailong in Changsha and Chengdu. During the three months ended December 31, 2022, our Auto Operating Leasing and Auto Financing accounted for approximately 83.9% and 0.9% of our total revenue from our automobile transactions and related services, respectively, while our Auto Operating Leasing, and Auto Financing accounted for approximately 79.4% and 3.4% for the three months ended December 31, 2021, respectively, excluding the income which Jinkailong generated. During the nine months ended December 31, 2022, our Auto Operating Leasing, Auto Sales, and Auto Financing accounted for approximately 76.7%, 6.7%, and 0.9% of our total revenue from our automobile transactions and related services, respectively, while our Auto Operating Leasing, and Auto Financing accounted for approximately 75.9% and 5.6% for the nine months ended December 31, 2021, respectively, excluding the income which Jinkailong generated.

Our Ride-Hailing Platform Services

As part of our goal to provide an all-round solution for online ride-hailing drivers as well as to increase our competitive power in an increasingly competitive online ride-hailing industry and to take advantage of the market potential, in October 2020, we began operating our own online ride-hailing platform in Chengdu. The platform (called Xixingtianxia) was owned and operated by XXTX, of which Senmiao Consulting acquired the 100% equity interest pursuant to a series of investment and supplementary agreements. As of the date of filing of this unaudited condensed consolidated financial statements, Senmiao Consulting has made accumulated capital contribution of RMB39.76 million (approximately $5.76 million) to XXTX and the remaining amount is expected to be paid before December 31, 2025.

XXTX operates Xixingtianxia and holds a national online reservation taxi operating license. The platform is presently servicing online ride-hailing drivers in 26 cities in China, including Chengdu, Changsha, Guangzhou and so on, providing them with a platform to view and take customer orders for rides. We currently collaborate with Gaode Map, a well-known aggregation platform in China on our ride-hailing platform services. Under our collaboration, when a rider uses the platform to search for taxi/ride-hailing services on the aggregation platform, the platform provides such rider a number of online ride-hailing platforms for selection, including ours and if our platform is selected by the rider, the order will then be distributed to registered drivers on our platform for viewing and acceptance. The rider may also simultaneously select multiple online ride-hailing platforms in which case, the aggregation platform will distribute the requests to different online ride-hailing platforms which they cooperate with, based on the number of available drivers using the platform in a certain area and these drivers’ historical performance, among other things. XXTX generates revenue from providing services to online ride-hailing drivers to assist them in providing transportation services to the riders looking for taxi/ride-hailing services. XXTX earns commissions for each completed order as the difference between an upfront quoted fare and the amount earned by a driver based on actual time and distance for the ride charged to the rider. XXTX settles its commissions with the aggregation platforms on a weekly basis.

Meanwhile, in order to strengthen our market position in certain cities, our collaboration model with Meituan has been changed from the one same as Gaode, to the one focusing on automobile operating lease and drivers’ management services since August 2021. Our equity investee company and former VIE, Jinkailong, signed a new contract with an affiliate of Meituan, whereby the online ride-hailing requests and orders shall be completed on Meituan’s platform utilizing our network of cars and drivers. Jinkailong earned rental income from drivers and earned commissions from Meituan. During the nine months ended December 31, 2022, Jiekai also signed similar contracts with Meituan and other similar ride-hailing platform companies, such as Chengdu Anma Zhixing Technology Co., Ltd. and Hangzhou Xiehua Network Technology Co., Ltd.

The acquisition of XXTX has brought us a new stream of revenue and enhanced our goal of providing an all-round solution for online ride-hailing drivers. We launched Xixingtianxia in specific markets within Chengdu in late October 2020, focusing on current driver customers. As of the date of filing of this unaudited condensed consolidated financial statements, we have expanded marketing of our ride-hailing platform to a larger pool of potential drivers and riders in Chengdu, Changsha, Guangzhou and other 23 cities through cooperation with certain local car rental companies and through offering attractive incentives and awards to drivers.

During the nine months ended December 31, 2022, approximately 4.8 million rides with gross fare of approximately $15.7 million were completed through Xixingtianxia and an average of over 5,200 ride-hailing drivers completed rides and earned income through Xixingtianxia (the “Active Drivers”) each month. During the nine months ended December 31, 2022, we earned online ride-hailing platform service fees of approximately $3.0 million, netting off approximately $0.4 million incentives paid to Active Drivers.

During the nine months ended December 31, 2021, approximately 10.2 million rides with gross fare of approximately $32.2 million were completed through Xixingtianxia and an average of over 10,900 Active Drivers each month. During the nine months ended

December 31, 2021, we earned online ride-hailing platform service fees of $1.6 million, netting off approximately $3.2million incentives paid to Active Drivers.

We plan to expand our driver base for the platform and automobile rental business while strengthening the royalty of the drivers who both lease our cars and use our platform while expanding, but our platform is available to others. We plan to launch Xixingtianxia in more cities across China the next 12 months.

Key Factors and Risks Affecting Results of Operations

Ability to Increase Our Automobile Lessee and Active Driver Base

Our revenue growth has been largely driven by the expansion of our automobile lessee base and the corresponding revenue generated from operating and financial leasing. After the acquisition of XXTX, our revenue growth also depends on the number of completed online ride-hailing orders on our platform, which largely depends on the number of Active Drivers who complete ride-hailing transactions on our platform. We acquire customers for our Automobile Transaction and Related Services, as well as for our Online Ride-hailing Platform Services, through the network of third-party sales teams, referral from online ride-hailing platforms and our own efforts including online advertising and billboard advertising. We also send out fliers and participate in trade shows to advertise our services. We plan to increase the number of our Active Drivers by expanding our platform to more cities during the next five years as well as marketing our platform to our existing and prospective automobile lessees. We expect the expansion of our Active Driver base to promote the growth of our automobile rental business because we offer automobile rental solutions/incentives specifically targeted at drivers using our platform. An effective cross-selling strategies between our automobile leasing business and online ride-hailing platform services business is important to our expansion and revenue growth. We also plan to strengthen our marketing efforts through the collaboration with certain automobile dealers and through our own team by employing more experienced staffs and improving the quality and variety of our services. As of December 31, 2022, we had 17 and 51 employees in our own sales department and sales department of our equity investee company, Jinkailong, respectively.

Management of Automobile Rentals

Due to the fierce competition of online ride-hailing industry in Chengdu and the adverse impact from COVID-19 pandemic across mainland China, a significant number of online ride-hailing drivers exited the ride-hailing business and rendered their automobiles to us for sublease or sales in order to generate income/proceeds to cover their payments owed to the financial institutions and us. We have seen an increasing demand for short-term car rentals since the end of 2019, which remained stable during the nine months ended December 31, 2022. To meet the demand of business expansion in Chengdu, Changsha and Guangzhou, we also purchased and leased automobiles from third parties for our operating lease. The daily management and timely maintenance of leased automobiles will have a significant effect on the growth of our income from leasing automobiles in the next twelve months. The effective management of our automobiles through our proprietary system and experienced auto-management team could provide qualified automobiles to potential lessees, either for personal use or providing online ride-hailing services. As of December 31, 2022, we had one parking lot and 3 employees in Guangzhou, and one parking lot, an exhibition hall and 4 employees in Changsha, and our equity investee company, Jinkailong, had one parking lot and 9 employees in Chengdu, for parking and management of automobiles for operating lease. During the three months ended December 31, 2022 and 2021, our average utilization of the automobiles for operating lease was approximately 43% and 72%, respectively. During the nine months ended December 31, 2022 and 2021, the average utilization of the automobiles for operating lease was approximately 65% and 74%, respectively.

Our Service Offerings and Pricing

The growth of our revenue depends on our ability to improve existing solutions and services provided, continue identifying evolving business needs, refine our collaborations with business partners and provide value-added services to our customers. The attraction of new automobile leases depends on our leasing solutions with attractive rental price and flexible leasing terms. We have also adopted a stable pricing formula, considering the historical and future expenditure, remaining available leasing months and market price to determine our rental price for varied rental solutions. Furthermore, our product designs affect the type of automobile leases we attract, which in turn affect our financial performance. The attraction of new Active Drivers depends on the comprehensive income they could earn from our own or cooperated platform, which is mainly affected by the number orders distributed to them through our platform and the amount of the incentives paid to them from platforms. Our revenue growth also depends on our abilities to effectively price our services, which enables us to attract more customers and improve our profit margin.

Ability to Retain and Key Business Cooperators

Historically, we have set up a series of strategy and business relationships with certain affiliates of some famous and leading companies of new energy vehicles (“NEVs”) manufacturers, online ride-hailing platforms and travel service providers to develop our Automobile Transaction and Related Services and Online Ride-hailing Platform Services. We earned commission or services fee from them, purchased and leased automobiles for our business at a favorable price. The close relationships have provided us with the necessary capacity to support the development of our online ride-hailing platform and leasing business. To retain these valuable cooperators and continuously explore opportunities to collaborate with them in more areas is important to us to have considerable resources to support the exploration and expansion of our business into new cities.

Ability to Retain Existing Financial Institutions and Engage New Financial Institutions

Historically, the growth of our business is dependent on our ability to retain existing financial institutions and engage new financial institutions. During the nine months ended December 31, 2022 and 2021, we did not generate revenue from automobile financing facilitation transactions because of the shift of our business focus to automobile rental. Despite such decrease, we are exploring new collaboration methods with financial institutions in connection with our automobile rental business and for our purchase of NEVs in the next twelve months. Our collaborations with financial institutions may be affected by factors beyond our control, such as perception of automobile financing as an attractive asset, stability of financial institutions, general economic conditions and regulatory environment. To increase the number of our cooperative financial institutions and the availability of financing for our existing and new businesses will enhance the overall stability and sufficiency of funding for automobile transactions.

Ability to Collect Receivables on a Timely Basis

We used to advance the purchase price of automobiles and all service expenses when we provide related services to the purchasers. We collect the receivables due from automobile purchasers from their monthly installment payments and repay financial institutions on behalf of the purchasers every month. As of December 31, 2022, we had accounts receivable, net of allowance of approximately $107,000 and advanced payments of approximately $103,000 due from the automobile purchasers, net of allowance, which will be collected through installment payments on a monthly basis during the relevant affiliation periods. For receivables from Auto Operating Leasing, we usually settle the rental income with each online ride-hailing driver monthly based on the product solutions they chose. In accordance with the development of the operating lease business, our cooperated platforms, such as Meituan, agree to temporarily “lock-up” the fares of the rides which Active Drivers earn from the platform to ensure the timely collection of its rental receivables from those Active Drivers. Besides, during the nine months ended December 31, 2022, we settle our commissions with the aggregation platforms for our online ride-hailing platform services and automobile rental income on a monthly basis. As of December 31, 2022, we had accounts receivable of online ride-hailing service fees of approximately $47,000 in total.

The efficiency of collection of the monthly and weekly payments has a material impact on our daily operation. Our risk and asset management department has set up a series of procedures to monitor the collection from drivers. Our business department has also set up a stable and close relationship with cooperated platform to ensure the timely collection of commissions. The accounts receivable and advance payments may increase our liquidity risk. We have used the majority of the proceeds from our equity offerings and plan to seek equity and/or debt financings to pay for the expenditure related to the automobile purchase. To pay for the expenditure in advance will enhance the stability of our daily operation and lower the liquidity risk, and attract more customers.

Ability to Manage Defaults and Potential Guarantee Liability Effectively

Our subsidiary, Hunan Ruixi, and its equity investee company and former VIE, Jinkailong are exposed to credit risk as they are required by certain financial institutions to provide guarantee on the lease/loan payments (including principal and interests) of the automobile purchasers referred by us. If a default occurs, they are required to make the monthly payments on behalf of the defaulted purchasers to the financial institution.

We manage the credit risk arising from the default of automobile purchasers and lessees by performing credit checks on each automobile purchaser or lessee based on the credit reports from People’s Bank of China and third-party credit rating companies, and personal information including residence, ethnicity group, driving history and involvement in legal proceeding. Our risk department continuously monitors the payment by each purchaser and sends them payment reminders. We also keep monitoring the daily gross fare earned by the online ride-hailing drivers, who are our majority customers and run their business through our online ride-hailing platform during the nine months ended December 31, 2022. We do this so that we can evaluate their financial conditions and provide them with assistance including the transfer of automobile to a new driver if they are no longer interested in providing ride-hailing services or are unable to earn enough income to make monthly lease/loan payments.

In addition, automobiles are used as collateral to secure purchasers’ payment obligations under the financing arrangement. In the event of a default, Hunan Ruixi and Jinkailong can track the automobile through an installed GPS system and repossess and handover the automobile over to the financial institution so that they can be released from their guarantee liability. However, if a financial institution initiates a legal proceeding to collect payments due from a defaulted automobile purchaser, Hunan Ruixi and Jinkailong may be required to repay the defaulted amount as a guarantor. If they are unable to undertake the responsibility as a guarantor, their own assets, such as cash and cash equivalents, may be frozen by the court if the financial institution successfully requests for an order to freeze our assets or bank accounts, which may adversely affect our operations.

As of December 31, 2022, 107 online ride-hailing drivers we serviced rendered their automobiles to Hunan Ruixi for sublease or sale. In general, most of the defaulted automobile purchasers who want to remain in online ride-hailing business would pay the default amounts within one to three months. Our risk management department typically starts to interact with overdue purchasers if they have missed one monthly installment payment. However, if the balances are overdue for more than two months or the purchasers decide to exit the online ride-hailing business and sublease or sell their automobiles, we would fully record an allowance against receivables from those purchasers. As of December 31, 2022, we recognized an accumulated allowance against receivables of $372,006 from these purchasers served by Hunan Ruixi. For the three and nine months ended December 31, 2022, we recognized approximately $0 and $7,300 expenses for the guarantee services as the drivers exited the online ride-hailing business and would no longer make the monthly repayments to us. During the nine months ended December 31, 2022, we sub-leased approximately 62 rendered automobiles in total to other customers. By subleasing automobiles from these drivers, we believe we can cope with the defaults and control associated risks.

Further, the automobiles subject to our financing leases are not collateralized by us. As of December 31, 2022, the total value of non-collateralized automobiles was approximately $486,000. We believe our risk exposure of financing leasing is immaterial as we have experienced limited default cases and we are able to re-lease those automobiles to drivers under financing leases.

Actual and Potential Impact of Ongoing Coronavirus (COVID 19) in China on Our Business

Impact on the Automobile Transactions and Related Services

Our Automobile Transactions and Related Services have been gradually recovering from the adverse impact of COVID-19 pandemic. As of December 31, 2022, 107 online ride-hailing drivers we serviced rendered their automobiles to Hunan Ruixi. As a result, we recorded accumulated allowance for doubtful accounts of approximately $372,006 for them. As most of the leasing term of the automobiles we delivered in Changsha in prior periods has come to the end, during the nine months ended December 31, 2022, the number of newly rendered automobiles decreased to 7 as compared with 25 during the nine months ended December 31, 2021.

However, our daily cash flow will be adversely impacted as a result of the unsatisfied collection from the online ride-hailing drivers and our potential guarantee expenditure pursuant to the financing agreements we guaranteed. Our cash flow has been adversely impacted by local resurgences of COVID-19 in Chengdu, Changsha and Guangzhou while the COVID measures in China keep applying the current control and prevention measures especially from September to November 2022, which had negative impact on the online ride-hailing market accordingly due to travel restriction. In addition, our automobile purchasers and lessees may be unable to generate sufficient income to make their monthly installment payments, which may create a significant risk of continuing default from our automobile purchasers or lessees. As a result, we may have to repay the defaulted amount as a guarantor or lose the monthly rental revenue. If we experience a widespread default by our automobile purchasers/lessees, our cash flow and results of operations will be materially and adversely affected. As a consequence, we could face shortfalls in liquidity without extra financing resources for the foreseeable future and lose the ability to grow our business or may even be required to scale down or restructure our operations.

Impact on the Ride-Hailing Platform Services

XXTX commenced the operation of its online ride-hailing platform since late October 2020 and have witnessed the decrease in online ride-hailing orders in July 2021, November 2021, February 2022, September 2022 and December 2022, when Chengdu, Changsha and Guangzhou reported several confirmed COVID-19 cases. Under the zero-tolerance approach to smothering Covid outbreaks in China, the local government usually ensured concrete and effective measures to fight against the resurgence, including suspending some traffic activities in certain medium-risk and high-risk areas. Fewer people took ride-hailing trips as a result and the average daily rides completed through our platform decreased and our income decreased accordingly. The average daily rides completed through our platform decreased by approximately 20% to 30% compared to that before the reporting of the new COVID-19 cases in these cities and recovered one to two weeks later as the new confirmed cases were fully under control. Furthermore, the online ride-hailing services in Chengdu was temporally suspended by the Municipal Communications Commission of Chengdu from September 1 to September 18, 2022, when Chengdu reported accumulated over 1,000 COVID-19 cases since late August 2022. We also had no income from the online ride-hailing platform services in Chengdu during those periods. The total number of rides completed through our platform in September 2022 decreased by approximately 35% compared with the prior months. Consequently, the income of our Automobile Transaction and Related Services customers who ran their business through the online ride-hailing platforms also decreased during this period.

Since March 2022, major outbreaks of the Omicron variant of COVID-19 occurred in many parts of China. These outbreaks resulted in lockdowns, highway closures and other restrictive measures across China, which caused severe hardships to countless dealers and consumers. Furthermore, Chengdu suffered an infection peak in the middle of December, after China shifted the prevention and control of COVID-19 infection strategy in December 2022. Base on the surveys released from Sichuan Provincial Center for Disease Control and Prevention, the actual infection rate of the surveyed population was estimated to be over 80 percent. And the peak of positive detection in the whole province was concentrated from December 12 to 23, which caused significant decreasing orders for online ride-hailing in December. The central government of China has adjusted the prevention and control measures of COVID-19, and gradually restored the order of production and life, which would bring optimism for us to operate our online ride-hailing platform in the next 12 months.

We may have a larger cash outflow in our daily operations in the next twelve months as we expand our Online Ride-hailing Platform Services in more cities in China and incur more marketing and promotion expenses. Our cash flow situation may worsen if the economy in China does not improve as expected.

Any of these factors related to COVID 19 and other similar or currently unforeseen factors beyond our control could have an adverse effect on our overall business environment, causing uncertainties in the regions in China where we conduct business, and causing our business to suffer in ways that we cannot predict and materially and adversely impact our business, financial condition and results of operations.

Ability to Manage and Grow New Ride-Hailing Business

Due to the fierce competition of online ride-hailing industry in Chengdu and Changsha, our ability to increase our revenue over time may be limited if we focus only on our current Automobile Transaction and Related Services business model. As part of our strategy to provide an all-encompassing solution for online ride-hailing drivers, we have expanded our services to drivers through the operation of Xixingtianxia, our own online ride-hailing platform, which has brought us a new stream of revenue. We generate revenue from commissions earned from each completed order, which represent the difference between an upfront quoted fare and the amount earned by a driver based on actual time and distance for the ride charged to the rider. As the aggregation platforms distribute the demand orders to different online ride-hailing platforms, the flow of drivers in our area of operations is enhanced, leading to a higher probability that more ride orders will be distributed to our platform, which in turn will increase the revenue of the drivers who use our platform (and our revenue). This also allows us to attract more drivers to engage their online ride-hailing business on our platform. Through a series of promotion and effective daily management and training services, we expect our own online ride-hailing platform will offer us a stable revenue source which can also help grow our automobile financing and leasing business. Besides, we are dealing with other trip platforms to attract more riders choosing their trip through our platform.

Pursuant to the cooperation agreement signed with Didi Chuxing Technology Co., Ltd. (“Didi”) for our Automobile Transaction and Related Services, we may be penalized by Didi, or our partnership with Didi may be terminated as we now operate a business competitive with Didi. However, the service fees we earned from Didi for automobile transaction and related services currently represent less than 0.1% of our total revenue. Therefore, we believe that the risk of termination of cooperation with Didi on automobile transaction and related services will not have a material influence on our business or results of operations.

Ability to Compete Effectively

Our business and results of operations depend on our ability to compete effectively. Overall, our competitive position may be affected by, among other things, our service quality and our ability to price our solutions and services competitively. We will set up and continuously optimize our own business system to improve our service quality and user experience. Our competitors may have more resources than we do, including financial, technological, marketing and others and may be able to devote greater resources to the development and promotion of their services. We will need to continue to introduce new or enhance existing solutions and services to continue to attract automobile dealers, financial institutions, car buyers, lessees, ride-hailing drivers and other industry participants. Whether and how quickly we can do so will have a significant impact on the growth of our business.

Market Opportunity and Government Regulations in China

The demand for our services depends on overall market conditions of the online ride-hailing industry in China. The continuous growth of the urban population places increasing pressure on the urban transportation and the improvement of living standards has increased the market demand for quality travel in China. Traditional taxi service is limited, and the emerging online platforms have created good opportunities for the development of the online ride-hailing service market. According to the 50th Statistical report on Internet Development in China published in August 2022 by the China Internet Network Information Center (CNNIC), the number of online ride-hailing service users had reached 405 million by the end of June 2022, decreased by 10.5% from December 2021, and took approximately 38.5% of the total number of Chinese internet users. The online ride-hailing industry is facing increasing competition in China and is attracting more capital investment. According to the MOT of the People’s Republic of China, as of December 31, 2022, approximately 298 online ride-hailing platforms have obtained booking taxi operating licenses and the total volume of online ride-hailing orders was approximately 504 million in December 2022 in China. Meanwhile, approximately 2.12 million online booking taxi transportation certificates and approximately 5.09 million online booking taxi driver’s licenses were issued nationwide in China. Since 2019, in addition to the traditional online ride-hailing platforms, automobile manufacturers, offline operation service companies, financial and map service providers, among others, have built cooperation relationships with each other to make the online ride-hailing industry a more aggregated industry.

The online ride-hailing industry may also be affected by, among other factors, the general economic conditions in China. The interest rates and unemployment rates may affect the demand of ride-hailing services and automobile purchasers’ willingness to seek credit from financial institutions. Adverse economic conditions could also reduce the number of qualified automobile purchasers and online ride-hailing drivers seeking credit from the financial institutions, as well as their ability to make payments. Should any of those negative situations occur, the volume and value of the automobile transactions we service will decline, and our revenue and financial condition will be negatively impacted.

In order to manage the rapidly growing ride-hailing service market and control relevant risks, on July 27, 2016, seven ministries and commissions in China, including the MOT, jointly promulgated the “Interim Measures for the Administration of Online Taxi Booking Business Operations and Services” (“Interim Measures”) and amended it on December 28, 2019, which legalizes online ride-hailing services such as Didi and requires the online ride-hailing services to meet the requirements set out by the measures and obtain taxi-booking service licenses and take full responsibility of the ride services to ensure the safety of riders.

On November 5, 2016, the Municipal Communications Commission of Chengdu City and a number of municipal departments jointly issued the “Implementation Rules for the Administration of Online Booking Taxi Management Services for Chengdu”, which was abolished and replaced by the updated version issued on July 26, 2021. On August 10, 2017, the Transportation Commission of Chengdu further issued the detailed guidance “Working Process for the Online Booking Taxi Drivers Qualification Examination and Issuance” and the “Online Booking Taxi Transportation Certificate Issuance Process”. On November 28, 2016, Guangzhou Municipal People’s Government promulgated Interim Measures for the Management of Online Ride Hailing Operation and Service in Guangzhou, as amended on November 14, 2019. According to these regulations and guidelines, three licenses /certificates are required for operating the online ride-hailing business in Chengdu: (1) the ride-hailing service platform such as Didi should obtain the online booking taxi operating license; (2) the automobiles used for online ride-hailing should obtain the online booking taxi transportation certificate (“automobile certificate”); (3) the drivers should obtain the online booking taxi driver’s license (“driver’s license”). Besides, all the new cars used for online ride-hailing should be NEVs.

On July 23, 2018, the General Office of Changsha Municipal People’s Government issued the “Detailed Rules for the Administration of Online Booking Taxi Management Services for Changsha.” On June 12, 2019, the Municipal Communications Commission of Changsha City further issued “Transfer and Registration Procedures of Changsha Online Booking of Taxi.” According to the regulations and guidelines, to operate a ride-hailing business in Changsha requires similar licenses in Chengdu, except those automobiles used for online ride-hailing services are required to meet certain standards, including that the sales price (including taxes) is over RMB120,000 (approximately $17,000). In practice, Hunan Ruixi is also required to employ a safety administrator for every 50 automobiles used for online ride-hailing services and submit daily operation information of these automobiles such as traffic violation to the Transport Management Office of the Municipal Communications Commission of Changsha City every month.

In addition to the national online reservation taxi operating license, XXTX and its subsidiaries also obtained the online reservation taxi operating license in 28 cities, including Chengdu, Changsha, Guangzhou, Tianjin, Shenyang, Harbin, Nanchang, Haikou, Foshan, Xining, two cities in Zhejiang, Shandong, Guangxi and Guizhou Province, respectively, five cities in Jiangsu Province and other five cities in Sichuan Province from June 2020 to July 2022, to operate the online ride-hailing platform services.

However, approximately 53% of our ride-hailing drivers have not obtained the driver’s license as of December 31, 2022 while all of the cars used for online ride-hailing services which we provided management services have the automobile certificate. Without requisite automobile certificate or driver’s license, these drivers may be suspended from providing ride-hailing services, confiscated their illegal income and subject to fines of up to 10 times of their illegal income. Starting in December 2019, Didi began to enforce such limitation on drivers in Chengdu who have a driver’s license but operate automobiles without the automobile certificate.

Furthermore, according to the Interim Measures, no enterprise or individual is allowed to provide information for conducting online ride-hailing services to unqualified vehicles and drivers. Pursuant to the Interim Measures, XXTX and its subsidiaries may be fined between RMB5,000 to RMB30,000 (approximately $725 to $4,350) for violations of the Interim Measures, including providing online ride-hailing platform services to unqualified drivers or vehicles. During the three and nine months ended December 31, 2022, we have been fined by approximately $8,000 and $19,000 by Traffic Management Bureaus in Chengdu and Changsha, of which, approximately $0 and $2,000, respectively, was further compensated by drivers or cooperated third parties, respectively. If we are deemed in serious violation of the Interim Measures, our Online Ride-hailing Platform Services may be suspended and the relevant licenses may be revoked by certain government authorities.

We are in the process of assisting the drivers to obtain the required certificate and license both for our Automobile Transaction and Related Services and our Online Ride-hailing Platform Services. However, there is no guarantee that all of the drivers affiliated with us would be able to obtain all the certificates and licenses. Further, there is no assurance that each of the drivers who uses our platform or the cars can possess the requisite license or certificate. Our business and results of operations will be materially and adversely affected if our affiliated drivers are suspended from providing ride-hailing services or imposed substantial fines or if we are found to be in serious violation of the Interim Measures due to the drivers’ failure to obtain requite licenses and/or automobile certificates in connection with providing services through our platform.

The Chinese government has exercised and continued to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. For example, the Chinese cybersecurity regulator announced on July 2, 2021 that it had begun an investigation of Didi and two days later ordered that the company’s app be removed from smartphone app stores. We believe that our current operations are in compliance with the laws and regulations of the Chinese cybersecurity regulator. However, the Company’s operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry.

Results of Operations for the Three months ended December 31, 2022 Compared to the Three months ended December 31, 2021

	For the Three Months Ended
	December 31,
	2022	2021	Change
	(unaudited)	(unaudited)
Revenues	$1,740,920	$1,660,119	$80,801
Cost of revenues	(1,558,170)	(1,457,589)	(100,581)
Gross profit	182,750	202,530	(19,780)
Operating expenses
Selling, general and administrative expenses	(1,385,580)	(2,701,921)	1,316,341
Provision for doubtful accounts	(126,546)	(6,926)	(119,620)
Impairments of long-lived assets	—	(1,975)	1,975
Total operating expenses	(1,512,126)	(2,710,822)	1,198,696
Loss from operations	(1,329,376)	(2,508,292)	1,178,916
Other income, net	320,151	97,710	222,441
Interest expense	(6,975)	—	(6,975)
Interest expense on finance leases	(626)	(13,612)	12,986
Change in fair value of derivative liabilities	30,557	3,536,859	(3,506,302)
Issuance cost incurred for issuing series A convertible preferred stock	—	(821,892)	821,892
Income (loss) before income taxes	(986,269)	290,773	(1,277,042)
Income tax expenses	—	(4,539)	4,539
Net income (loss) from continuing operations	$(986,269)	$286,234	$(1,272,503)

Revenues

We started generating revenue from Automobile Transaction and Related Services from our acquisition of Hunan Ruixi on November 22, 2018 and revenue from Online Ride-hailing Platform Services from our acquisition of XXTX on October 23, 2020, respectively.

Revenue for the three months ended December 31, 2022 increased by $80,801, or approximately 5%, as compared with the three months ended December 31, 2021. The increase was mainly due to the increase of operating lease revenues from automobile rentals, which was offset by the decrease in revenue from online ride-hailing services as the completed orders decreased during the three months ended December 31, 2022.

As we have focused on our automobile rental and Online Ride-hailing Platform Services business, we expect revenue from our Online Ride-hailing Platform Services and automobile rental to keep stable over the next twelve months. We also expect them to continuously account for a majority of our revenues. We plan to provide a series of product solutions to sustain and further increase the number of our automobiles for operating leases.

The following table sets forth the breakdown of revenues by revenue source for the three months ended December 31, 2022 and 2021:

	For the Three Months Ended
	December 31,
	2022	2021
	(unaudited)	(unaudited)
Revenue from automobile transactions and related services	$930,625	$642,963
- Operating lease revenues from automobile rentals	781,210	510,636
- Service fees from NEVs leasing	49,002	43,015
- Service fees from automobile management and guarantee services	8,915	11,616
- Financing revenues	8,606	22,072
- Other service fees	82,892	55,624

Revenue from online ride-hailing platform services	810,295	1,017,156

Total Revenue	$1,740,920	$1,660,119

Revenue from Automobile Transactions and Related Services

Revenue from our automobile transaction and related services mainly includes operating lease revenues from automobile rentals, service fees from NEVs leasing, service fees from automobile management and guarantee services, financing revenues (representing interest income from financial leasing),  and other services fees, which accounted for approximately 83.9%, 5.3%, 1.0%, 0.9%, and 8.9%, respectively, of the total revenue from automobile transaction and related services during the three months ended December 31, 2022. Meanwhile, operating lease revenues from automobile rentals, service fees from NEVs leasing, financing revenues, service fees from automobile management and guarantee services and other services fees, which accounted for approximately 79.4%, 6.7%, 3.4%, 1.8%, and 8.7%, respectively, of the total revenue from automobile transaction and related services during the three months ended December 31, 2021.

Operating lease revenues from automobile rentals

We generate revenues from leasing our own automobiles, sub-leasing automobiles leased from third-parties or rendered by online ride-hailing drivers with their authorization for a lease term of no more than twelve months. The increase of rental income of $270,574 during the three months ended December 31, 2022 was due to the increased number of leased automobiles. We leased over 800 automobiles with an average monthly rental income of $474 per automobile, resulting in a rental income of $781,210, including rental income of $30,748 from one of our related parties, for the three months ended December 31, 2022. While we leased over 460 automobiles with an average monthly rental income of $464 per automobile, resulting in a rental income of $510,636, for the three months ended December 31, 2021. Meanwhile, the rental income of approximately $0.36 million generated from the rental of approximately 370 automobiles from our former VIE, Jinkailong, was eliminated in the unaudited condensed consolidated statements of operations and comprehensive loss for the three months ended December 31, 2021.

Service fees from NEVs leasing

We generated revenues of $49,002 and $43,015 from leasing NEVs by charging leases service fees during the three months ended December 31, 2022 and 2021, respectively, in accordance with the increasing demand for NEVs in the online ride-hailing industry in Chengdu, Changsha and Guangzhou. The amount of services fees for NEVs leasing is based on its product solutions.

Service fees from automobile management and guarantee services and Financing revenues

The majority of our customers are online ride-hailing drivers. Some of them also entered into affiliation service agreements with us in prior periods pursuant to which we provide them post-transaction management services and guarantee services. We had management and guarantee services for over 91 and 197 automobiles during the three months ended December 31, 2022 and 2021, respectively.

We started our financial leasing business in March 2019 and began to generate interest income from providing financial leasing services to ride-hailing drivers in April 2019. We also charge the customers of our automobile financing facilitation services interest on their monthly payments which cover purchase price of automobile and our services fees and facilitation fees for terms of 36 or

48 months. We recognized a total interest income of $8,606 from an average monthly number of 37 automobiles and $22,072 from an average monthly number of 69 automobiles during the three months ended December 31, 2022 and 2021, respectively. The decrease was further aggravated by the decrease in the monthly amortization of interest income for automobiles leased in prior periods.

Other service fees

We generate other revenues such as monthly services commissions from insurance companies and other companies, and other miscellaneous service fees charged to our customers, which accounted for approximately 65.6%, and 34.4% of revenues from other service fees during the three months ended December 31, 2022, respectively. The commissions from insurance companies and other companies, and other miscellaneous service fees charged to the automobile purchasers, which accounted for approximately 94.8%, and 5.2% of revenues from other service fees during the three months ended December 31, 2021, respectively.

Revenue from online ride-hailing platform services

We generate revenue from providing services to online ride-hailing drivers to assist them in providing transportation service to the riders though our platform and earn commissions for each completed order equal to the difference between an upfront quoted fare and the amount earned by a driver based on actual time and distance for the ride charged to the rider since October 2020. During the three months ended December 31, 2022, approximately 1.4 million rides with gross fare of approximately $4.4 million were completed through our Xixingtianxia platform and we earned online ride-hailing platform service fees of $810,295, netting off approximately $0.1 million incentives paid to Active Drivers.

During the three months ended December 31, 2021, approximately 1.5 million rides with gross fare of approximately $5.6 million were completed through our Xixingtianxia platform and we earned online ride-hailing platform service fees of $1,017,156, netting off approximately $0.13 million incentives paid to Active Drivers.

Cost of Revenues

Cost of revenues represents the amortization, daily maintenance and insurance expense of automobiles leased to online ride-hailing drivers of $1,055,103, technical service charges, insurance and other expenses of online ride-hailing platform services of $503,067. Cost of revenues increased by $100,581, or approximately 7%, during the three months ended December 31, 2022 as compared with the same period in 2021, mainly due to the increase of $139,611 in costs of automobiles under operating leases as a result of business expansion, partially offset by the decrease of $39,030 in direct expense and technical service fees of Online Ride-hailing Platform Services due to the decrease in the number of completed orders. During the three months ended December 31, 2022, the costs of automobiles under operating leases of $185,254 was from one of our related parties.

Gross Profit

We had gross profit of $182,750 during the three months ended December 31, 2022 as compared with $202,530 in the same period in 2021. The decrease of $19,780 was mainly due to the decrease in profit in our online ride-hailing platform services and offset by the decrease in loss in our operating lease. The gross profit in our online ride-hailing platform services decreased by $167,831 due to the decrease in the number of completed orders. The gross loss generated from automobile rentals decreased by $128,767 due to the higher average rental income from operating lease. The other revenues with no cost of revenues slightly increased by $19,284 during the three months ended December 31, 2022 as compared with the same period in 2021.

Selling, General and Administrative Expenses

Selling, general and administrative expenses primarily consist of salary and employee benefits, office rental expense, travel expenses, and other costs. Selling, general and administrative expenses decreased from $2,701,921 for the three months ended December 31, 2021 to $1,385,580 for the three months ended December 31, 2022, representing a decrease of $1,316,341, or approximately 48.7%. The decrease was attributable to that our cost-cutting strategy implemented during the three months ended December 31, 2022. The decrease mainly consists of (1) a decrease of $765,041 in professional service fees such as financial, legal and market consulting. During the three months ended December 31, 2021, the Company incurred a consulting fee of approximately $653,000 for certain market research and business development advisory services; (2) a decrease of $252,182 in salary and employee benefits as the average monthly number of our employee decreased from 198 to 174; (3) a decrease of $187,849 in advertising and promotion for the new online ride-hailing platform services; (4) a decrease of $88,652 in offices expenditure; (5) a slight decrease of

$22,617 in other miscellaneous expenses during the three months ended December 31, 2022, as compared with the same period in 2021.

Provision for doubtful accounts

We re-evaluated the possibility of collection of unsettled balances from Jinkailong and a customer we serviced who purchased our automobiles from Yicheng, and provided bad debt expense for the receivables of $123,154 and $3,392, respectively, during the three months ended December 31, 2022, while we provided additional bad debt expense of $6,926 for those receivables from the online ride-hailing drivers we serviced during the three months ended December 31, 2021.

Impairments of Long-lived Assets

We evaluated the future cash flow of our right-of-use assets and our own vehicles used for operating leases during their remaining useful life and did not recognize any impairment loss for the three months ended December 31, 2022. While for the three months ended December 31, 2021, we recognized an additional impairment loss of $1,975 for certain right-of-use assets and our own vehicles as property and equipment that could not generate sufficient cash.

Other income, net

For the three months ended December 31, 2022, we had other income, net of $320,151, which primarily consisted of the income of approximately $240,000 from the disposal of our right-of-use assets and our own vehicles used for operating leases; and miscellaneous income of approximately $80,000. For the three months ended December 31, 2021, we had other income, net, of $97,710, which was mainly the penalty income of from some lessees who failed to perform in accordance with the signed contracts and other miscellaneous service fees.

Interest Expense on Finance Leases

Interest expense on finance leases for the three months ended December 31, 2022 was $626, representing the interest expense accrued under financing leases for the leased automobiles rendered to us for sublease or sale by the online ride-hailing drivers who exited the ride-hailing business. Interest expense on finance leases decreased by $12,986, or approximately 95%, as compared with the three months ended December 31, 2021, mainly due to the decreased weighted average number of rendered automobiles during the three months ended December 31, 2022.

Change in Fair Value of Derivative Liabilities

Warrants issued in our registered direct offerings that took place in June 2019, February 2021 and May 2021, and the August 2020 underwritten public offering, and November 2021 private placement were classified as liabilities under the caption “Derivative Liabilities” in the consolidated balance sheet and recorded at estimated fair value at each reporting date, computed using the Black-Scholes valuation model. The change in fair value of derivative liabilities for the three months ended December 31, 2022 was a gain of $30,557 in total as our stock price as of December 31, 2022 was lower than the price on September 30, 2022. The gain consists of a gain of $524 for the warrants issued in our June 2019 registered direct offering, a gain of $1,180 for the warrants issued in our August 2020 underwritten public offering, a gain of $1,952 for the warrants issued in our February 2021 registered direct offering, a gain of $4,974 for the warrants issued in our May 2021 registered direct offering, and a gain of $21,927 for the warrants issued in our November 2021 private placement.

The change in fair value of derivative liabilities the three months ended December 31, 2021 was a gain of $3,536,859 in total, which consists of a gain of $32,150 for the warrants issued in our June 2019 registered direct offering, a gain of $64,140 for the warrants issued in our August 2020 underwritten public offering, and a gain of $102,569 for the warrants issued in our February 2021 registered direct offering, a gain of $1,186,876 for the warrants issued in our May 2021 registered direct offering, and a gain of $2,151,124 for the warrants issued in our November 2021 private placement.

Issuance costs for issuing series A convertible preferred stock

Issuance costs for the series A convertible preferred stock in our November 2021 private placement in connection with the placement agent warrants, placement commission and other direct costs were expensed. Total issuance costs charged to expense for the three months ended December 31, 2021 were $821,892. Issuance costs allocated to the series A convertible preferred (Mezzanine Equity) were recorded as a reduction of the share balance.

Income Tax Expense

Generally, our subsidiaries are subject to enterprise income tax on their taxable income in China at a rate of 25%. The enterprise income tax is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards. All subsidiaries in China incurred cumulative losses and no tax expense was recorded for the three months ended December 31, 2022, while for the three months ended December 31, 2021, income tax expense of $4,539 mainly represented the provision of enterprise income tax resulting from the taxable income of $18,156 from Hunan Ruixi.

Net income (loss) from continuing operations

As a result of the foregoing, net loss from our continuing operations for the three months ended December 31, 2022 was $986,269, representing a change of $1,272,503 from net income of $286,234 for three months ended December 31, 2021.

Results of Operations for the Nine months ended December 31, 2022 Compared to the Nine months ended December 31, 2021

	For the Nine Months Ended
	December 31,
	2022	2021	Change
	(unaudited)	(unaudited)
Revenues	$6,323,918	$3,152,592	$3,171,326
Cost of revenues	(5,372,370)	(5,378,411)	6,041
Gross profit (loss)	951,548	(2,225,819)	3,177,367
Operating expenses
Selling, general and administrative expenses	(4,832,658)	(7,102,107)	2,269,449
Provision for doubtful accounts	(470,982)	(125,709)	(345,273)
Impairments of inventories	(3,085)	—	(3,085)
Impairments of long-lived assets and goodwill	—	(142,516)	142,516
Total operating expenses	(5,306,725)	(7,370,332)	2,063,607
Loss from operations	(4,355,177)	(9,596,151)	5,240,974
Other income, net	807,276	81,600	725,676
Interest expense	(6,975)	(5,872)	(1,103)
Interest expense on finance leases	(8,927)	(44,369)	35,442
Change in fair value of derivative liabilities	1,641,650	5,185,309	(3,543,659)
Issuance cost incurred for issuing series A convertible preferred stock	—	(821,892)	821,892
Loss before income taxes	(1,922,153)	(5,201,375)	3,279,222
Income tax expenses	—	(4,550)	4,550
Net loss from continuing operations	$(1,922,153)	$(5,205,925)	$3,283,772

Revenues

Revenue for the nine months ended December 31, 2022 increased by $3,171,326, or approximately 101%, as compared with the nine months ended December 31, 2021. The increase was mainly due to the increase of operating lease revenues from automobile rentals and revenues from online ride-hailing platform services, as a result of the expansion and our continuous “efficiency – improving” strategy of those two businesses.

The following table sets forth the breakdown of revenues by revenue source for the nine months ended December 31, 2022 and 2021:

	For the
	Nine Months Ended
	December 31,
	2022	2021
	(unaudited)	(unaudited)
Revenue from automobile transactions and related services	$3,353,400	$1,535,138
- Operating lease revenues from automobile rentals	2,570,959	1,165,625
- Service fees from NEVs leasing	291,675	87,112
- Revenues from sales of automobiles	225,900	—
- Service fees from automobile management and guarantee services	31,659	54,987
- Financing revenues	30,965	86,454
- Service fees from automobile purchase services	21,192	—
- Other service fees	181,050	140,960

Revenue from online ride-hailing platform services	2,970,518	1,617,454
Total Revenue	$6,323,918	$3,152,592

Revenue from Automobile Transactions and Related Services

Revenue from our automobile transaction and related services mainly includes operating lease revenues from automobile rentals, service fees from NEVs leasing, sales revenue of automobiles, service fees from automobile management and guarantee services, financing revenues, service fees from automobile purchase services, and other services fees, which accounted for approximately 76.7%, 8.7%, 6.7%, 0.9%, 0.9%, 0.6% and 5.5%, respectively, of the total revenue from automobile transaction and related services during the nine months ended December 31, 2022. Meanwhile, operating lease revenues from automobile rentals, service fees from NEVs leasing, financing revenues, service fees from automobile management and guarantee services and other services fees, which accounted for approximately 75.9%, 5.7%, 5.6%, 3.6%, and 9.2%, respectively, of the total revenue from automobile transaction and related services during the nine months ended December 31, 2021

Operating lease revenues from automobile rentals

We generate revenues from leasing our own automobiles, sub-leasing automobiles leased from third-parties or rendered by online ride-hailing drivers with their authorization for a lease term of no more than twelve months. The increase of rental income of $1,405,334 during the nine months ended December 31, 2022 was due to the increased number of leased automobiles. We leased over 1,600 automobiles with an average monthly rental income of $389 per automobile, resulting in a rental income of $2,570,959, including rental income of $323,321 from one of our related parties, for the nine months ended December 31, 2022. While we leased over 480 automobiles with an average monthly rental income of $475 per automobile, resulting in a rental income of $1,165,625, for the nine months ended December 31, 2021. Meanwhile, the rental income of approximately $0.9 million generated from the rental of approximately 370 automobiles from our former VIE, Jinkailong, was eliminated in the unaudited condensed consolidated statements of operations and comprehensive loss for the nine months ended December 31, 2021.

Service fees from NEVs leasing

We generated revenues of $291,675 and $87,112 from leasing NEVs by charging leases service fees during the nine months ended December 31, 2022 and 2021, respectively, in accordance with the increasing demand for NEVs in the online ride-hailing industry in Chengdu, Changsha and Guangzhou. The amount of services fees for NEVs leasing is based on its product solutions. The increase of $204,563 was mainly due to the increase in the number of NEVs we own and lease to drivers.

Sales of automobiles

As we have shifted our business focus to automobile leasing, we sold 41 used- automobiles with income of $225,900 during the nine months ended December 31, 2022. Meanwhile, we had no automobile sold during the nine months ended December 31, 2021.

Service fees from automobile management and guarantee services and Service fees from automobile purchase services

The majority of our customers are online ride-hailing drivers. Some of them also entered into affiliation service agreements in prior periods with us pursuant to which we provide them post-transaction management services and guarantee services. The decrease of $23,328 was due to the decrease in the accumulated number of rendered automobiles which were subsequently rented to ride-hailing drivers whom we charge rent rather than charging management and guarantee services fee. We had management and guarantee services for over 130 and 212 automobiles during the nine months ended December 31, 2022 and 2021, respectively.

We generate revenues from providing a series of automobile purchase services throughout the automobile purchase transaction process, including sales-type lease. We had revenue from 10 automobiles purchase transactions during the nine months ended December 31, 2022 while we had no revenue from automobile purchase services during the nine months ended December 31, 2021.

Financing revenues

We started our financial leasing business in March 2019 and began to generate interest income from providing financial leasing services to ride-hailing drivers in April 2019. We also charge the customers of our automobile financing facilitation services interest on their monthly payments which cover purchase price of automobile and our services fees and facilitation fees for terms of 36 or 48 months. We recognized a total interest income of $30,965 from an average monthly number of 46 automobiles and $86,454 from an average monthly number of 79 automobiles during the nine months ended December 31, 2022 and 2021, respectively. The decrease was further aggravated by the decrease in the monthly amortization of interest income for automobiles leased in prior periods.

Other service fees

We generate other revenues such as monthly services commissions from insurance companies and other companies, and other miscellaneous service fees charged to our customers, which accounted for approximately 60.2%, and 39.8% of revenues from other service fees during the nine months ended December 31, 2022, respectively. The commissions from insurance companies and other companies, and other miscellaneous service fees charged to the automobile purchasers, which accounted for approximately 66.4%, and 33.6% of revenues from other service fees during the nine months ended December 31, 2021, respectively.

Revenue from online ride-hailing platform services

We generate revenue from providing services to online ride-hailing drivers to assist them in providing transportation service to the riders though our platform and earn commissions for each completed order equal to the difference between an upfront quoted fare and the amount earned by a driver based on actual time and distance for the ride charged to the rider since October 2020. During the nine months ended December 31, 2022, approximately 4.8 million rides with gross fare of approximately $15.7 million were completed through our Xixingtianxia platform and we earned online ride-hailing platform service fees of $2,970,518, netting off approximately $0.4 million incentives paid to Active Drivers.

During the nine months ended December 31, 2021, approximately 10.2 million rides with gross fare of approximately $32.2 million were completed through our Xixingtianxia platform and we earned online ride-hailing platform service fees of $1,617,454, netting off approximately $3.2 million incentives paid to Active Drivers.

Cost of Revenues

Cost of revenues represents the amortization, daily maintenance and insurance expense of automobiles leased to online ride-hailing drivers of $3,245,235, technical service charges, insurance and other expenses of online ride-hailing platform services of $1,820,588 and costs of automobiles sold of $306,547. Cost of revenues slightly decreased by $6,041, during the nine months ended December 31, 2022 as compared with the same period in 2021, mainly due to the decrease of $1,388,577 in direct expense and technical service fees of Online Ride-hailing Platform Services due to the decrease in the number of completed orders, partially offset by the increase of $1,075,989 in costs of automobiles under operating leases as a result of business expansion and $306,547 in costs of automobile sold as the number of automobiles sold increased from 0 to 41. During the nine months ended December 31, 2022, the costs of automobiles under operating leases of $333,756 was from one of our related parties.

Gross Profit (loss)

We had gross profit of $951,548 during the nine months ended December 31, 2022 as compared with the gross loss of $2,225,819 in the same period in 2021. The change of $3,177,367 was mainly due to the increase in profit in our online ride-hailing platform services and operating lease, partially offset by the gross loss of $80,647 from sales of automobiles. We had a gross profit of $1,149,930 in our online ride-hailing platform services during the nine months ended December 31, 2022, which increased by $2,741,641 from a gross loss of $1,591,711 in the same period in 2021. We paid excess driver incentives to attract drivers to our platform during the nine months ended December 31, 2021 based on the historical market strategy and reduced the expenditure in the nine months ended December 31, 2022 in accordance with the market change. The gross profit generated from automobile rentals from operating lease and other revenues with no cost of revenues increased by $516,373 during the nine months ended December 31, 2022 as compared with the same period in 2021.

Selling, General and Administrative Expenses

Selling, general and administrative expenses primarily consist of salary and employee benefits, office rental expense, travel expenses, and other costs. Selling, general and administrative expenses decreased from $7,102,107 for the nine months ended December 31, 2021 to $4,832,658 for the nine months ended December 31, 2022, representing a decrease of $2,269,449, or approximately 32%. The decrease was attributable to that our continuous control on costs and streamline expenses during the nine months ended December 31, 2022. The decrease mainly consists of (1) a decrease of $842,895 in advertising and promotion for the new online ride-hailing platform services; (2) a decrease of $823,170 in professional service fees such as financial, legal and market consulting as the Company incurred a consulting fee of approximately $653,000 for certain market research and business development advisory services during the nine months ended December 31, 2021; (3) a decrease of $478,945 in salary and employee benefits as the average monthly number of our employee decreased from 200 to 186; (4) a decrease of $303,060 in offices expenditure; and partially offset by (5) an increase of $92,371 in amortization of intangible assets and automobiles which were rendered to us but have not been sub-leased as we leased more automobiles; (6) a liquidated damages compensation of $86,250 for investors in November 2021 Private Placement during the nine months ended December 31, 2022, as compared with the same period in 2021.

Provision for doubtful accounts

We re-evaluated the possibility of collection of unsettled balances from customers of our automobile transactions and related services, and provided bad debt expense for the receivables of $467,590 and $3,392, respectively, against receivables from Jinkailong and an automobile purchaser, during the nine months ended December 31, 2022, while we provided additional bad debt expense of $125,709 for those receivables during the nine months ended December 31, 2021.

Impairments of inventories

For the nine months ended December 31, 2022, we evaluated the net realizable value of our inventories and recognized an impairment loss of $3,085 for certain automobiles for sale based on their selling price in the market. For the nine months ended December 31, 2021, we did not recognize impairment for inventories.

Impairments of Long-lived Assets and Goodwill

For the nine months ended December 31, 2022 and 2021, we evaluated the future cash flow of our right-of-use assets and our own vehicles used for operating leases during their remaining useful life. We did not recognize any impairment loss for the nine months ended December 31, 2022 while we recognized an impairment loss of $2,936 for certain right-of-use assets and our own vehicles as property and equipment that could not generate sufficient cash and fully recognized impairment of $139,580 against goodwill during the nine months ended December 31, 2021.

Other income, net

For the nine months ended December 31, 2022, we had other income, net of $807,276, which primarily consist of the income of approximately $597,000 from the disposal of our right-of-use assets and our own vehicles used for operating leases; and the miscellaneous income of approximately $210,000. For the nine months ended December 31, 2021, we had other income, net of $81,600, which primarily consist of penalty income of $172,000 from some lessees who failed to perform in accordance with the signed contracts and other miscellaneous non-recurring income, partially offset by fines expense of approximately $90,000 for our served online ride-hailing drivers who failed to obtain the ride-hailing driver’s licenses.

Interest Expense on Finance Leases

Interest expense on finance leases for the nine months ended December 31, 2022 was $8,927, representing the interest expense accrued under financing leases for the leased automobiles rendered to us for sublease or sale by the online ride-hailing drivers who exited the ride-hailing business. Interest expense on finance leases decreased by $35,442, or approximately 80%, as compared with the nine months ended December 31, 2021, mainly due to the decreased weighted average number of rendered automobiles during the nine months ended December 31, 2022.

Change in Fair Value of Derivative Liabilities

Warrants issued in our registered direct offerings that took place in June 2019, February 2021 and May 2021, and the August 2020 underwritten public offering, and November 2021 private placement were classified as liabilities under the caption “Derivative Liabilities” in the consolidated balance sheet and recorded at estimated fair value at each reporting date, computed using the Black-Scholes valuation model. The change in fair value of derivative liabilities for the nine months ended December 31, 2022 was a gain of $1,641,650 in total as our stock price as of December 31, 2022 was lower than the price on March 31, 2022. The gain consists of a gain of $12,220 for the warrants issued in our June 2019 registered direct offering, a gain of $34,526 for the warrants issued in our August 2020 underwritten public offering, a gain of $51,581 for the warrants issued in our February 2021 registered direct offering, a gain of $634,040 for the warrants issued in our May 2021 registered direct offering, and a gain of $909,283 for the warrants issued in our November 2021 private placement.

The change in fair value of derivative liabilities for the nine months ended December 31, 2021 was a gain of $5,185,309 in total, which consists of a gain of $168,230 for the warrants issued in our June 2019 registered direct offering, a gain of $315,393 for the warrants issued in our August 2020 underwritten public offering, a gain of $514,123 for the warrants issued in our February 2021 registered direct offering, a gain of $2,036,440 for the warrants issued in our May 2021 registered direct offering, and a gain of $2,151,123 for the warrants issued in our November 2021 private placement.

Income Tax Expense

Generally, our subsidiaries are subject to enterprise income tax on their taxable income in China at a rate of 25%. The enterprise income tax is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards. All subsidiaries in China incurred cumulative losses and no tax expense was recorded for the nine months ended December 31, 2022, while for the nine months ended December 31, 2021, income tax expense of $4,550 mainly represented the provision of enterprise income tax resulting from the taxable income of $18,200 from Hunan Ruixi.

Net loss from continuing operations

As a result of the foregoing, net loss from our continuing operations for the nine months ended December 31, 2022 was $1,922,153, representing a decrease of $3,283,772 from net loss of $5,205,925 for nine months ended December 31, 2021.

Results of Discontinued Operations for the Three months ended December 31, 2021

For the Three months Ended
December 31, 2021
(unaudited)
Revenues	$1,882,930
Cost of revenues	(1,375,818)
Gross profit	507,112
Operating expenses
Selling, general and administrative expenses	(921,071)
Recovery of doubtful accounts	29,256
Impairments of long-lived assets	(6,007)
Total operating expenses	(897,822)
Loss from operations	(390,710)
Other income, net	73,777
Interest expense	(17,115)
Interest expense on finance leases	(84,307)
Loss before income taxes	(418,355)
Income tax expenses	—
Loss from discontinued operations	$(418,355)

The results of discontinued operations mainly consist of the financial figures of our former VIE, Jinkailong. As of March 31, 2022, we deconsolidated Jinkailong and its operation result was not included in our unaudited condensed consolidated statements of operations and comprehensive loss during the three months ended December 31, 2022.

Revenues

The following table sets forth the breakdown of revenues by revenue source for the three months ended December 31, 2021:

For the Three Months Ended
December 31, 2021
(unaudited)
- Operating lease revenues from automobile rentals	$1,436,886
- Commission from an online ride-hailing platform	274,643
- Service fees from automobile management and guarantee services	38,221
- Financing revenues	3,677
- Other service fees	129,503
Total revenues from discontinued operations	$1,882,930

Revenue from discontinued operations mainly included operating lease revenues from automobile rentals, commission from Online Ride-hailing platforms, and other services fees, which accounted for approximately 76.3%, 14.6% and 9.1%, respectively, of the total revenue from discontinued operations during the three months ended December 31, 2021.

Jinkailong generated revenues from leasing its own automobiles, sub-leasing automobiles leased from other companies or from rendered by online ride-hailing drivers with their authorization for a lease term of no more than twelve months. Jinkailong leased over 1,550 automobiles with an average monthly rental income of $456 per automobile, resulting in a rental income of $1,436,886, for the three months ended December 31, 2021.

During the three months ended December 31, 2021, Jinkailong earned commissions of $274,643 from Meituan. Meanwhile, Jinkailong earned commissions of approximately $19,000 from XXTX, which was eliminated in the loss of discontinued operations of the unaudited condensed consolidated statements of operations and comprehensive loss during the three months ended December 31, 2021.

Jinkailong had management and guarantee services for over 1,100 automobiles and generated revenues of $38,221 from automobile management and guarantee services during the three months ended December 31, 2021.

Jinkailong generated other revenues such as monthly services commissions from insurance companies, and other miscellaneous service fees charged to our customers, which accounted for approximately 31.3% and 68.7% of revenues from services commissions from insurance companies, and other miscellaneous service fees during the three months ended December 31, 2021, respectively.

Cost of Revenues

Cost of revenues represents the amortization and depreciation of $776,187, daily maintenance and insurance expense, and rental costs of automobiles leased to online ride-hailing drivers of $599,631 during the three months ended December 31, 2021. Jinkailong leased approximately another 459 automobiles, including approximately 370 from Corenel and Yicheng, to expand leasing scale during the three months ended December 31, 2021. Meanwhile, the rental costs of approximately $0.36 million for automobiles leased from Corenel and Yicheng was eliminated in the loss of discontinued operations of the unaudited condensed consolidated statements of operations and comprehensive loss during the three months ended December 31, 2021.

Selling, General and Administrative Expenses

Selling, general and administrative expenses primarily consist of $602,966 in salary and employee benefits, $195,529 in office rental and charges, and $122,576 in promotion and other expenses during the three months ended December 31, 2021.

Provision for doubtful accounts

During the three months ended December 31, 2021, Jinkailong recovered allowance for doubtful accounts of $29,256 for receivables as some drivers who postponed the monthly installment at the beginning of year 2021 and repaid them in the nine months ended December 31, 2021 as the online ride-hailing market recovered.

Impairments of Long-lived Assets

For the three months ended December 31, 2021, Jinkailong evaluated the future cash flow of our right-of-use assets and its own vehicles used for operating leases during their remaining useful life and recognized an impairment loss of $6,007 for those assets that could not generate sufficient cash.

Interest Expense and Interest Expense on Finance Leases

Interest expense for the three months ended December 31, 2021 was $17,115, resulting from the borrowings from financial institutions. Interest expense on finance leases for the three months ended December 31, 2021 was $84,307, representing the interest expense accrued under financing leases for the leased automobiles rendered to Jinkailong for sublease or sale by the online ride-hailing drivers who exited the ride-hailing business.

Net loss from discontinuing operations

As a result of the foregoing, net loss from our discontinued operations for the three months ended December 31, 2021 was $418,355.

Results of Discontinued Operations for the Nine months ended December 31, 2021

For the Nine months Ended
December 31, 2021
(unaudited)
Revenues	$5,096,441
Cost of revenues	(4,295,661)
Gross profit	800,780
Operating expenses
Selling, general and administrative expenses	(2,992,872)
Recovery of doubtful accounts	45,299
Impairments of long-lived assets	(35,609)
Total operating expenses	(2,983,182)
Loss from operations	(2,182,402)
Other expenses, net	71,293
Interest expense	(38,251)
Interest expense on finance leases	(269,397)
Loss before income taxes	(2,418,757)
Income tax expenses	—
Loss from discontinued operations	$(2,418,757)

The results of discontinued operations mainly consist of the financial figures of our former VIE, Jinkailong. As of March 31, 2022, we deconsolidated Jinkailong and its operation result was not included in our unaudited condensed consolidated statements of operations and comprehensive loss during the nine months ended December 31, 2022.

Revenues

The following table sets forth the breakdown of revenues by revenue source for the nine months ended December 31, 2021:

For the Nine Months Ended
December 31, 2021
(unaudited)
- Operating lease revenues from automobile rentals	$4,274,900
- Commission from an online ride-hailing platform	274,643
- Service fees from automobile management and guarantee services	96,019
- Service fees from NEVs leasing	58,185
- Financing revenues	15,284
- Other service fees	377,410
Total revenues from discontinued operations	$5,096,441

Revenue from discontinued operations mainly included operating lease revenues from automobile rentals, commission from Online Ride-hailing platforms, service fees from automobile management and guarantee services, and other services fees, which accounted for approximately 83.9%, 5.4%, 1.9% and 8.8%, respectively, of the total revenue from discontinued operations during the nine months ended December 31, 2021.

Jinkailong leased over 1,600 automobiles with an average monthly rental income of $430 per automobile, resulting in a rental income of $4,274,900, for the nine months ended December 31, 2021. Jinkailong generated revenues of $96,019 and $58,185 from providing management and guarantee services, and from leasing NEVs by charging leases service fees for over 1,100 automobiles during the nine months ended December 31, 2021, respectively.

During the nine months ended December 31, 2021, Jinkailong earned commissions of $274,643 from Meituan. Meanwhile, Jinkailong earned commissions of approximately $0.52 million from XXTX, which was eliminated in the loss of discontinued operations of the unaudited condensed consolidated statements of operations and comprehensive loss during the nine months ended December 31, 2021.

Jinkailong also generated other revenues such as monthly services commissions from insurance companies, and other miscellaneous service fees charged to our customers, which accounted for approximately 53.1% and 46.9% of revenues from services commissions from insurance companies, and other miscellaneous service fees during the nine months ended December 31, 2021, respectively.

Cost of Revenues

Cost of revenues represents the amortization and depreciation of $2,245,354, daily maintenance and insurance expense, and rental costs of automobiles leased to online ride-hailing drivers of $2,050,307 during the nine months ended December 31, 2021. Jinkailong leased approximately another 459 automobiles, including 370 from Corenel and Yicheng, to expand leasing scale during the nine months ended December 31, 2021. Meanwhile, the rental costs of approximately $0.9 million belong to Corenel and Yicheng was eliminated in the loss of discontinued operations of the unaudited condensed consolidated statements of operations and comprehensive loss during the nine months ended December 31, 2021.

Selling, General and Administrative Expenses

Selling, general and administrative expenses primarily consist of $1,635,082 in salary and employee benefits, $560,449 in office rental and charges, $395,398 in amortization of rendered automobiles which were rendered to Jinkailong but have not been sub-leased, and $173,018 in advertising and promotion, during the nine months ended December 31, 2021.

Recovery of doubtful accounts

During the nine months ended December 31, 2021, Jinkailong recovered allowance for doubtful accounts of $45,299 for receivables as some drivers who postponed the monthly installment at the beginning of year 2021 and repaid them in the nine months ended December 31, 2021 as the online ride-hailing market recovered.

Impairments of Long-lived Assets

For the nine months ended December 31, 2021, Jinkailong evaluated the future cash flow of our right-of-use assets and its own vehicles used for operating leases during their remaining useful life and recognized an impairment loss of $35,609 for those assets that could not generate sufficient cash.

Interest Expense and Interest Expense on Finance Leases

Interest expense for the nine months ended December 31, 2021 was $38,251, resulting from the borrowings from financial institutions. Interest expense on finance leases for the three months ended December 31, 2021 was $269,397, representing the interest expense accrued under financing leases for the leased automobiles rendered to Jinkailong for sublease or sale by the online ride-hailing drivers who exited the ride-hailing business.

Net loss from our discontinuing operations

As a result of the foregoing, net loss from our discontinued operations for the nine months ended December 31, 2021 was $2,418,757.

Liquidity and Going Concern

We have financed our operations primarily through proceeds from our equity offerings, stockholder loans, commercial debt and cash flow from operations.

We had cash and cash equivalents of $1,537,609 as of December 31, 2022 as compared to $1,185,221 as of March 31, 2022 for our continuing operations. We primarily hold our excess unrestricted cash in short-term interest-bearing bank accounts at financial institutions.

Our business is capital intensive. We have considered whether there is substantial doubt about our ability to continue as a going concern due to (1) the net loss of approximately $1.9 million for the nine months ended December 31, 2022; (2) accumulated deficit of approximately $36.3 million as of December 31, 2022; (3) the working capital deficit of approximately $0.8 million as of December 31, 2022; and (4) the potential purchase commitment of approximately $2.4 million. As of the date of filing of this unaudited condensed consolidated financial statements, we have entered into two purchase contracts with two automobile dealers to purchase a total of 300 automobiles in the amount of approximately $4.7 million, of which, 100 automobiles of approximately $1.6 million have been purchased in cash and delivered to the Company, and approximately $0.3 million has been remitted as purchase deposit. The remaining purchase commitment of approximately $2.4 million of which approximately $1.6 million shall be completed with financing option through the dealer’s designated financial institutions, and approximately $0.8 million shall be remit in installment to be due by the end of March 31, 2023.

We do not believe that the proceeds from our public offerings and our anticipated cash flows would be sufficient to meet our anticipated working capital requirements and capital expenditures in the ordinary course of business for the next 12 months from the date of our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2022. We have determined there is substantial doubt about our ability to continue as a going concern. If we are unable to generate significant revenue, we may be required to cease or curtail our operations. We are trying to alleviate the going concern risk through the following sources:

•	equity financing to support our working capital;
•	other available sources of financing (including debt) from PRC banks and other financial institutions; and
•	financial support and credit guarantee commitments from our related parties.

Based on the above considerations, we are of the opinion that we will probably not have sufficient funds to meet our working capital requirements and debt obligations as they become due one year from the filing date of our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2022, if we are unable to obtain additional financing. In addition, the maximum contingent liabilities for automobile purchasers we would be exposed to was approximately $0.47 million as of December 31, 2022, assuming all the automobile purchasers were in default. However, there is no assurance that we will be successful in implementing the foregoing plans or that additional financial will be available to us on commercially reasonable terms, or at all. There are a number of factors that could potentially arise that could undermine our plans, such as (i) the impact of the COVID-19 pandemic on our business and areas of operations in China, (ii) changes in the demand for our services, (iii) PRC government policies, (iv) economic conditions in China and worldwide, (v) competitive pricing in the automobile transaction and related service and ride-hailing industries, (vi) changes in our relationships with key business partners, (vii) that financial institutions in China may not able to provide continued financial support to our customers, and (viii) the perception of PRC-based companies in the U.S. capital markets. Our inability to secure needed financing when required could require material changes to our business plans and could have a material adverse effect on our viability and results of operations.

	For the Nine Months Ended
	December 31,
	2022	2021
	(unaudited)	(unaudited)
Net Cash Provided by (Used in) Operating Activities	$249,287	$(6,459,172)
Net Cash Provided by (Used in) Investing Activities	287,146	(3,538,102)
Net Cash Provided by (Used in) Financing Activities	(101,372)	8,177,287
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(82,673)	173,623
Cash and Cash Equivalents at Beginning of Period	1,185,221	4,448,075
Cash and Cash Equivalents at End of Period	1,537,609	2,801,711
Less: Cash and cash equivalents from discontinued operations	—	833,060
Cash and cash equivalents from continuing operations, end of period	$1,537,609	$1,968,651

Cash Flow in Operating Activities

For the nine months ended December 31, 2022, net cash provided by operating activities was $249,2870. While for the nine months ended December 31, 2021, net cash used in operating activities was $6,459,172, which consists of $6,875,694 used in continuing operations and $416,522 provided by discontinued operations.

The total net cash provided by operating activities from continuing operations primarily comprised of the revenue received of $6,528,262, and the net collection of $187,695 on automobiles used for financial lease to be collected within the lease terms, partially offset by the payment of salary and employee benefits of $1,647,926, maintenance fees, insurance and other costs for automobiles and related transactions of $4,070,055, and other operating costs of $748,689. The change of $7,124,981 in net cash provided by operating activities from continuing operations for the nine months ended December 31, 2022 was primarily attributable to (1) increase of $3,283,772 in net income; (2) increase of $3,543,659 in change in fair value of derivative liabilities; (3) increase of $1,304,505 in the change of accrued expenses and other liabilities; (4) increase of $432,222 in the change of prepayments, other receivables and other assets; (5) increase of $415,861 in the change of inventories, and partially offset by (6) issuance cost incurred for issuing series A convertible preferred stock of $821,892; (7) stock compensation expense of $653,000, and (8) gain on disposal of long-lived assets of $596,564.

For the nine months ended December 31, 2021, net cash used in operating activities from discontinued operation was primarily the payment to investors of the discontinued P2P platform of $1.7 million, offset by the net cash inflow of approximately $2.1 million for nine months ended December 31, 2021.

Cash Flow in Investing Activities

For the nine months ended December 31, 2022, we had net cash provided by investing activities of $287,146. The majority net cash provided by investing was for the proceeds from sales of the used-automobiles and rendered automobiles and offset by the expenditures on the licenses of online ride-hailing platforms in different cities in China and purchase of automobiles for operating lease purpose.

For the nine months ended December 31, 2021, we had net cash used in investing activities of $3,538,102, which consisted of $3,560,688 used in continuing operations and offset by $22,586 provided by discontinued operations. The majority net cash used in investing was for the purchase of automobiles for operating lease purpose.

Cash Flow in Financing Activities

For the nine months ended December 31, 2022, we had net cash used in financing activities of $101,372, which primarily consisted of: (1) principal payments made for finance lease liabilities of $349,140, (2) repayments of current borrowings from a financial institution of $111,615, partially offset by (3) repayment from related parties and affiliates of $359,383.

For the nine months ended December 31, 2021, we had net cash provided by financing activities of $8,177,287, which consisted of $9,617,206 from continuing operations and offset by $1,439,919 used in discontinued operations. The net cash provided by financing activities from continuing operations primarily consisted of: (1) total net proceeds of approximately $5.8 million from our registered public offering in May 2021, approximately $4.4 million from our private placement in November 2021, and $22,015 from exercised warrants from investors, respectively; (2) borrowings from a financial institution of $534,112; (3) repayment from related parties and affiliates of $15,546, partially offset by (4) principal payments made for finance lease liabilities of $333,480, (5) loan to related parties of $232,751; and (6) repayments of current borrowings from financial institutions of $529,226.

For the nine months ended December 31, 2021, net cash used in financing activities from discontinued operations primarily consisted of: (1) principal payments made for finance lease liabilities of $1,660,597; offset by (2) borrowings from a financial institution of $159,665, and (3) borrowings from related parties and affiliates $61,013.

Off-Balance Sheet Arrangements

As of the date of our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2022, we have the following off-balance sheet arrangements that are likely to have a future effect on our financial condition, revenues or expenses, results of operations and liquidity:

•	Purchase Commitments

On February 22, 2021, we entered into one purchase contract with an automobile dealer to purchase a total of 200 automobiles for the amount of approximately $3.2 million. Pursuant to the contract, we are required to purchase 100 automobiles in cash with the amount of approximately $1.6 million. The remaining 100 automobiles purchase commitment with the amount of approximately $1.6 million shall be completed with financing option through the dealer’s designated financial institutions. As of the date of filing of this unaudited condensed consolidated financial statements, 100 automobiles of the contract signed in February 2021 have been purchased in cash and delivered to us. As we are in process of getting approval from the dealer’s designated financial institutions in financing the 100 automobiles’ purchase, there is no clear timing schedule for completing the remaining purchase commitment with this automobile dealer. However, we expect the purchase to be completed by June 30, 2023.

On September 23, 2022, we entered into another purchase contract with an automobile dealer to purchase a total of 100 automobiles for the amount of approximately $1.5 million, of which approximately $0.7 million has been remitted as purchase prepayments, and we expect to fulfill the purchase commitment before March 31, 2023.

•	Contingent Liabilities

We are exposed to credit risk as we are required by certain financial institutions to provide guarantee on the lease/loan payments (including principal and interests) of the automobile purchasers referred by us. As of December 31, 2022, the maximum contingent liabilities we would be exposed to was approximately $47,000, assuming all the automobile purchasers were in default, which may cause an increase in guarantee expense and cash outflow in financing activities. Besides, the maximum contingent liabilities our former VIE, Jinkailong, would be exposed to was approximately $4.8 million, assuming all the automobile purchasers were in default, which may cause an increase in guarantee expense and cash outflow in its own financing activities. As Hunan Ruixi holds 35% of equity interest of Jinkailong and has not made any consideration towards to the investment, Hunan Ruixi will subject to the maximum amount of RMB3.5 million (approximately $507,000) of which is equivalent to 35% of liabilities in case Jinkailong is liquidated in accordance with PRC’s company registry compliance.

Inflation

We do not believe our business and operations have been materially affected by inflation.

Critical Accounting Estimates

Our unaudited condensed consolidated financial statements and accompanying notes have been prepared in accordance with U.S. GAAP. The preparation of these unaudited condensed consolidated financial statements and accompanying notes requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We have identified certain accounting estimates that are significant to the preparation of our financial statements. These estimates are important for an understanding of our financial condition and results of operation. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting estimates involve the most significant estimates and judgments used in the preparation of our financial statements.

In presenting the unaudited condensed consolidated financial statements in accordance with U.S. GAAP, management make estimates and assumptions that affect the amounts reported and related disclosures. Estimates, by their nature, are based on judgement and available information. Accordingly, actual results could differ from those estimates. On an ongoing basis, management reviews these estimates and assumptions using the currently available information. Changes in facts and circumstances may cause us to revise our estimates. we base our estimates on past experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Estimates are used when accounting for items and matters including, but not limited to the critical accounting estimates as follows.

(a)	Derivative liabilities

A contract is designated as an asset or a liability and is carried at fair value on a company’s balance sheet, with any changes in fair value recorded in a company’s results of operations. We then determine which options, warrants and embedded features require liability accounting and records the fair value as a derivative liability by using Black-Scholes model. The changes in the values of these instruments are shown in the accompanying unaudited condensed consolidated statements of operations and comprehensive loss as “change in fair value of derivative liabilities”.

(b)	Revenue recognition

Leases - Lessor

We recognized revenue as lessor in accordance with ASC 842. We recognized sales from sales-type leases equal to the present value of the minimum lease payments discounted using the implicit interest rate in the lease and cost of sales equal to carrying amount of the asset being leased and any initial direct costs incurred, less the present value of the unguaranteed residual. Interest income from the lease is recognized in financing revenues over the lease term. Operating leases and revenue is recognized over the term of the lease. The basis of the amount of revenue that is recognized since it isn’t straight-line basis

We consider the economic life of most of automobile to be three to four years, since this represents the most frequent contractual lease term for its automobile and the automobile will be used for Didi driving services. We believe three to four years is representative of the period during which the automobile is expected to be economically usable, with normal service, for the purpose for which it is intended.

A portion of our direct sales of automobile to end customers are made through bundled lease arrangements which typically include automobile, services (automobile purchase services, facilitation fees, and management and guarantee services) and financing components where the customer pays a single negotiated fixed minimum monthly payment for all elements over the contractual lease term. Revenues under these bundled lease arrangements are allocated considering the relative standalone selling prices of the lease and non-lease deliverables included in the bundled arrangement and the financing components. Lease deliverables include the automobile and financing, while the non-lease deliverables generally consist of the services and repayment of advanced fees made on behalf of its customers. We consider the fixed payments for purposes of allocation to the lease elements of the contract. The fixed minimum monthly payments are multiplied by the number of months in the contract term to arrive at the total fixed lease payments that the customer is obligated to make over the lease term. Amounts allocated to the automobile and financing elements are then subjected to the accounting estimates under ASC 842 to ensure the values reflect standalone selling prices. The remainder of any fixed payments are allocated to non-lease elements (automobile purchase services, facilitation fees, and management and guarantee services), for which these revenues are recognized in a manner consistent with the guidance for service fees from automobile purchase services, facilitation fees from automobile transactions, and service fees from management and guarantee services as discussed above.

Our lease pricing interest rates, which are used in determining customer payments in a bundled lease arrangement, are developed based upon the local prevailing rates in the marketplace where its customer will be able to obtain an automobile loan under similar terms from the bank. We reassess our pricing interest rates quarterly based on changes in the local prevailing rates in the marketplace. As of December 31, 2022, our pricing interest rate is 6.0% per annum.

(c)	Share-based awards

Share-based awards are measured at fair value on grant date and share-based compensation expense is recognized (i) immediately at the grant date if no vesting conditions are required, or (ii) using the accelerated attribution method, net of estimated forfeitures, over the requisite service period. The fair value of restricted shares is determined with reference to the fair value of the underlying shares.

At each date of measurement, we review internal and external sources of information to assist in the estimation of various attributes to determine the fair value of the share-based awards granted by us, including but not limited to the fair value of the underlying shares, expected life, expected volatility and expected forfeiture rates. We are required to consider many factors and make certain assumptions during this assessment. If any of the assumptions used to determine the fair value of the share-based awards changes significantly, share-based compensation expense may differ materially in the future from that recorded in the current reporting period.

(d)	Leases - Lessee

Finance and operating lease ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. Since the implicit rate for our leases is not readily determinable, we use our incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The incremental borrowing rate is the rate of interest that we would have to pay to borrow, on a collateralized basis, an amount equal to the lease payments, in a similar economic environment and over a similar term.

Lease terms used to calculate the present value of lease payments generally do not include any options to extend, renew, or terminate the lease, as we do not have reasonable certainty at lease inception that these options will be exercised. We generally consider the economic life of its operating lease ROU assets to be comparable to the useful life of similar owned assets. We have elected the short-term lease exception; therefore, operating lease ROU assets and liabilities do not include leases with a lease term of twelve months or less. The leases generally do not provide a residual guarantee. The finance or operating lease ROU asset also excludes lease incentives. Lease expense is recognized on a straight-line basis over the lease term for operating lease. Meanwhile, the Company recognizes the finance leases ROU assets and interest on an amortized cost basis. The amortization of finance ROU assets is recognized on an accretion basis as amortization expense, while the lease liability is increased to reflect interest on the liability and decreased to reflect the lease payments made during the period. Interest expense on the lease liability is determined each period during the lease term as the amount that results in a constant periodic interest rate of the automobile loans on the remaining balance of the liability.

We review the impairment of our ROU assets consistent with the approach applied for our other long-lived assets. We review the recoverability of its long-lived assets when events or changes in circumstances occur, indicating that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. We have elected to include the carrying amount of operating lease liabilities in any tested asset group and include the associated operating lease payments in the undiscounted future pre-tax cash flows.

(e)	Business acquisitions

The Company accounts for its business combinations using the acquisition method of accounting in accordance with ASC 805 “Business Combinations.” The cost of an acquisition is measured at the aggregate of the acquisition date fair value of the assets transferred to the sellers and liabilities incurred by the Company and equity instruments issued. Transaction costs directly attributable to the acquisition are expensed as incurred. Identifiable assets and liabilities acquired or assumed are measured separately at their fair values as of the acquisition date, irrespective of the extent of any non-controlling interests.

(f)	Impairment of long-lived assets and goodwill

Long-lived assets

Long-lived assets, including property and equipment and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. We assess the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, we would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values.

Goodwill

We review the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist annually or more frequently if events and circumstances indicate that it is more likely than not that an impairment has occurred. The Company assesses qualitative factors to determine whether it is necessary to perform the two-step in accordance with ASC 350-20. If the Company believes, as a result of the qualitative carrying amount, the two-step quantitative impairment test described below is required.

The first step compares the fair values of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required.

If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business acquisition with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. Estimating fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow.

For the three and nine months ended December 31, 2022, we did not record impairment against goodwill. For the three and nine months ended December 31, 2021, we recorded an impairment of $0 and $139,580 against goodwill, respectively.

(g)	Allowances for doubtful accounts

Management reviews the adequacy of the allowance for doubtful accounts on an ongoing basis, using historical collection trends and aging of account receivable, finance receivable, prepayment, other receivables and other assets, and due from related parties. Management also periodically evaluates above mentioned account’s corresponding parties’ financial condition, credit history and the current economic conditions to make adjustments in the allowance when necessary. Above mentioned account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

(h)	Inventory obsolescence

Inventories consist of automobiles which are held primarily for sale and for leasing purposes, and are stated at lower of cost or net realizable value, as determined using the weighted average cost method. Management compares the cost of inventories with the net realizable value and if applicable, an allowance is made for writing down the inventory to its net realizable value, if lower than cost. On an ongoing basis, inventories are reviewed for potential write-down for estimated obsolescence or unmarketable inventories which equals the difference between the costs of inventories and the estimated net realizable value based upon forecasts for future demand and market conditions. When inventories are written-down to the lower of cost or net realizable value, it is not marked up subsequently based on changes in underlying facts and circumstances.

(i)	Valuation of deferred tax assets

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The following discussion and analysis of our results of operations and financial condition should be read together with our consolidated financial statements and the notes thereto and other financial information, which are included elsewhere in this registration statement. Our financial statements have been prepared in accordance with U.S. GAAP. In addition, our financial statements and the financial information included in this registration statement reflect our organizational transactions and have been prepared as if our current corporate structure had been in place throughout the relevant periods.

Overview

We are a provider of automobile transaction and related services, connecting auto dealers, financial institutions, and consumers, who are mostly existing and prospective ride-hailing drivers affiliated with different operators of online ride-hailing platforms in the People’s Republic of China (“PRC” or “China”). We provide automobile transaction and related services through our wholly owned subsidiaries, Yicheng Financial Leasing Co., Ltd., a PRC limited liability company (“Yicheng”), Chengdu Corenel Technology Limited, a PRC limited liability company (“Corenel”), and Hunan Ruixi Financial Leasing Co., Ltd. (“Hunan Ruixi”), a PRC limited liability company, and its equity-investment, also its former variable interest entity (“VIE”), Sichuan Jinkailong Automobile Leasing Co., Ltd. (“Jinkailong”). Since October 2020, we also operate an online ride-hailing platform through Hunan Xixingtianxia Technology Co., Ltd. (“XXTX”), a wholly-owned subsidiary of Sichuan Senmiao Zecheng Business Consulting Co., Ltd., our wholly-owned subsidiary (“Senmiao Consulting”). Our platform enables qualified ride-hailing drivers to provide application-based transportation services mainly in Chengdu, Changsha, Guangzhou, and other 18 cities in China. Substantially all of our operations are conducted in China.

Our Automobile Transactions and Related Services

Our Automobile Transaction And Related Services are mainly comprised of (i) automobile operating lease where we provide car rental services to individual customers to meet their personal needs with lease term no more than twelve months (the “Auto Operating Leasing”); (ii) automobile financing where we provide our customers with auto finance solutions through financing leases (the “Auto Financing”); (iii) automobile sales where we sell new purchased or used cars to our customers (the “Auto Sales”); (iv) facilitation of automobile transaction and financing where we used to connect the prospective ride-hailing drivers to financial institutions to buy, or get financing on the purchase of, cars to be used to provide online ride-hailing services (the “Auto Financing and Transaction Facilitation”); and (v) other supporting services provided to online ride-hailing drivers. We started our facilitation and supporting services in November 2018, the sale of automobiles in January 2019, and financial and operating leasing in March 2019, respectively.

Since November 22, 2018, the acquisition date of Hunan Ruixi, and as of March 31, 2022, we have facilitated financing for an aggregate of 1,687 automobiles with a total value of approximately $26.1 million, sold an aggregate of 1,423 automobiles with a total value of approximately $13.8 million and delivered approximately 2,321 automobiles under operating leases (including 1,826 automobiles delivered by Jinkailong) and 131 automobiles under financing leases to customers, the vast majority of whom are online ride-hailing drivers.

The table below provides a breakdown of the number of vehicles sold or delivered under different leasing arrangements or managed/guaranteed by us and corresponding revenue generated for the years ended March 31, 2022 and 2021:

	For the Years Ended
	March 31，
	2022		2021
	Number of		Number of
	Vehicles	Revenue*	Vehicles	Revenue*
Auto Operating Leasing	>2,300	$7,175,000	>1,200	$3,435,000
Auto Financing	131	$102,000	131	$228,000
Auto Sales	6	$26,000	36	$487,000
Auto Financing and Transaction Facilitation	—	$—	61	$189,000
Other Services	>1,800	$1,775,000	>2,500	$919,000
*	The number included operation information of our former VIE and was rounded to the nearest thousand for disclosure purpose.

As of March 31, 2022, we deconsolidated Jinkailong and its operation result was separately disclosed in our consolidated statements of operations and comprehensive loss. However, although Jinkailong was ceased from our consolidation scope since March 31, 2022, Huana Ruixi, Corenel and Jiekai continuously provide automobile transaction and related services, mainly Auto Operating Leasing, similar to Jinkailong in Changsha and Chengdu. During the year ended March 31, 2022, our Auto Operating

Leasing, Auto Financing, automobile management services, and Auto Sales accounted for approximately 76.6%, 4.5%, 3.3% and 1.2% of our total revenue from our automobile transactions and related services, respectively, for the year ended March 31, 2022, while our Auto Sales, Auto Operating Leasing, Auto Financing and Transaction Facilitation, Auto Financing and automobile management services accounted for approximately 38.0%, 17.5%, 14.7%, 14.3% and 6.2% for the year ended March 31, 2021, respectively, excluding the income which Jinkailong generated.

Our Ride-Hailing Platform Services

As part of our goal to provide an all-round solution for online ride-hailing drivers as well as to increase our competitive power in an increasingly competitive online ride-hailing industry and to take advantage of the market potential, in October 2020, we began operating our own online ride-hailing platform in Chengdu. The platform (called Xixingtianxia) was owned and operated by XXTX, of which Senmiao Consulting acquired a 78.74% equity interest pursuant to a supplementary agreement to XXTX Investment Agreement with all the original shareholders of XXTX on February 5, 2021 (the “XXTX Increase Investment Agreement”).

Pursuant to the XXTX Increase Investment Agreement, Senmiao Consulting agreed to make an investment of RMB40 million (approximately $6 million) in XXTX in cash in exchange for a 78.74% equity interest in XXTX. The registration procedures for the change in shareholders and registered capital of XXTX were completed on March 19, 2021. After the transaction, the total registered capital of XXTX increased to RMB50.8 million (approximately $7.8 million).

On October 22, 2021, Senmiao Consulting further entered into a Share Swap Agreement (the “Share Swap Agreement”), pursuant to which the Senmiao Consulting shall acquire all of the remaining equity interests the original shareholders hold in XXTX at a total purchase price of $3.5 million, payable in the Company’s shares of common stock, par value $0.0001 per share (the “Common Stock”) at a per share price of the average closing price of a share of Common Stock reported on the Nasdaq Capital Market for ten (10) trading days immediately preceding the date of the Share Swap Agreement. On November 9, 2021, the issuance of 5,331,667 shares of the Company’s common stock for this transaction has been completed and on December 31, 2021, the registration procedures for the change in shareholders and thee record-filing of the local PRC government have been completed. Upon the completion of the transaction, Senmiao Consulting holds 100% equity interest in XXTX.

As of the date of our Annual Report on Form 10-K for the year ended March 31, 2022, Senmiao Consulting has made capital contribution of RMB36.86 million (approximately $5.81 million) to XXTX and the remaining amount is expected to be paid before December 31, 2025.

XXTX operates Xixingtianxia and holds a national online reservation taxi operating license. The platform is presently servicing online ride-hailing drivers in 21 cities in China, including Chengdu, Changsha, Guangzhou and so on, providing them with a platform to view and take customer orders for rides. We currently collaborate with Gaode Map, a well-known aggregation platform in China on our ride-hailing platform services. Under our collaboration, when a rider uses the platform to search for taxi/ride-hailing services on the aggregation platform, the platform provides such rider a number of online ride-hailing platforms for selection, including ours and if our platform is selected by the rider, the order will then be distributed to registered drivers on our platform for viewing and acceptance. The rider may also simultaneously select multiple online ride-hailing platforms in which case, the aggregation platform will distribute the requests to different online ride-hailing platforms which they cooperate with, based on the number of available drivers using the platform in a certain area and these drivers’ historical performance, among other things. XXTX generates revenue from providing services to online ride-hailing drivers to assist them in providing transportation services to the riders looking for taxi/ride-hailing services. XXTX earns commissions for each completed order as the difference between an upfront quoted fare and the amount earned by a driver based on actual time and distance for the ride charged to the rider. XXTX settles its commissions with the aggregation platforms on a weekly basis.

Meanwhile, in order to strengthen our market position in certain cities, our collaboration model with Meituan has been changed from the one same as Gaode, to the one focusing on automobile operating lease and drivers’ management services since August 2021. Since early August 2021, our equity investee company and former VIE, Jinkailong, signed a new contract with an affiliate of Meituan, whereby the online ride-hailing requests and orders shall be completed on Meituan’s platform utilizing our network of cars and drivers. Jinkailong earned rental income from drivers and earned commissions from Meituan.

The acquisition of XXTX has brought us a new stream of revenue and enhanced our goal of providing an all-round solution for online ride-hailing drivers. We launched Xixingtianxia in specific markets within Chengdu in late October 2020, focusing on current driver customers. During the year ended March 31, 2022, we have expanded marketing of our ride-hailing platform to a larger pool of potential drivers and riders in Chengdu, Changsha, Guangzhou and other 16 cities through cooperation with certain local car rental companies and through offering attractive incentives and awards to drivers.

During the year ended March 31, 2022, approximately 11.5 million rides with gross fare of approximately $37.3 million were completed through Xixingtianxia and an average of over 9,500 ride-hailing drivers completed rides and earned income through Xixingtianxia (the “Active Drivers”) each month. During the year ended March 31, 2022, we earned online ride-hailing platform service fees of approximately $2.7 million, netting off approximately $3.4 million incentives paid to Active Drivers.

During the period from the acquisition date to March 31, 2021, approximately 4.4 million rides with gross fare of approximately $12.4 million were completed through Xixingtianxia and an average of over 6,000 ride-hailing drivers completed rides and earned income through Xixingtianxia each month. During the period since the acquisition date to March 31, 2021, we achieved revenue of approximately $0.9 million from our Online Ride-hailing Platform Services, after taking into account approximately $1.8 million incentives paid by us to Active Drivers, which were recorded as a reduction to our revenue.

We plan to expand our driver base for the platform and automobile rental business while strengthening the royalty of the drivers who both lease our cars and use our platform while expanding, but our platform is available to others. We plan to launch Xixingtianxia in more cities across China the next 12 months.

Key Factors and Risks Affecting Results of Operations

Ability to Increase Our Automobile Lessee and Active Driver Base

Our revenue growth has been largely driven by the expansion of our automobile lessee base and the corresponding revenue generated from operating and financial leasing. After the acquisition of XXTX, our revenue growth also depends on the number of completed online ride-hailing orders on our platform, which largely depends on the number of Active Drivers who complete ride-hailing transactions on our platform. We acquire customers for our Automobile Transaction and Related Services, as well as for our Online Ride-hailing Platform Services, through the network of third-party sales teams, referral from online ride-hailing platforms and our own efforts including online advertising and billboard advertising. We also send out fliers and participate in trade shows to advertise our services. We plan to increase the number of our Active Drivers by expanding our platform to more cities during the next five years as well as marketing our platform to our existing and prospective automobile lessees. We expect the expansion of our Active Driver base to promote the growth of our automobile rental business because we offer automobile rental solutions/incentives specifically targeted at drivers using our platform. An effective cross-selling strategies between our automobile leasing business and online ride-hailing platform services business is important to our expansion and revenue growth. We also plan to strengthen our marketing efforts through the collaboration with certain automobile dealers and through our own team by employing more experienced staffs and improving the quality and variety of our services. As of March 31, 2022, we had 22 and 52 employees in our own sales department and sales department of our equity investee company, Jinkailong, respectively.

Management of Automobile Rentals

Due to the fierce competition of online ride-hailing industry in Chengdu and the adverse impact from COVID-19 pandemic across mainland China, a significant number of online ride-hailing drivers exited the ride-hailing business and rendered their automobiles to us for sublease or sales in order to generate income/proceeds to cover their payments owed to the financial institutions and us. We have seen an increasing demand for short-term car rentals since the end of 2019, which remained stable during the three months and year ended March 31, 2022. To meet the demand of business expansion in Chengdu, Changsha and Guangzhou, we also purchased and leased automobiles from third parties for our operating lease. The daily management and timely maintenance of leased automobiles will have a significant effect on the growth of our income from leasing automobiles in the next twelve months. The effective management of our automobiles through our proprietary system and experienced auto-management team could provide qualified automobiles to potential lessees, either for personal use or providing online ride-hailing services. As of March 31, 2022, we had one parking lot and 4 employees in Guangzhou, and one parking lot, and an exhibition hall and 6 employees in Changsha, and our equity investee company, Jinkailong, had one parking lot and 10 employees in Chengdu, for parking and management of automobiles for operating lease. During the year ended March 31, 2022, our average utilization of the automobiles for operating lease, including the ones operated by Jinkailong, was approximately 56.3%. During the year ended March 31, 2021, the average utilization of the automobiles for operating lease was approximately 79.1%.

Our Service Offerings and Pricing

The growth of our revenue depends on our ability to improve existing solutions and services provided, continue identifying evolving business needs, refine our collaborations with business partners and provide value-added services to our customers. The attraction of new automobile leases depends on our leasing solutions with attractive rental price and flexible leasing terms. We have also adopted a stable pricing formula, considering the historical and future expenditure, remaining available leasing months and market price to determine our rental price for varied rental solutions. Furthermore, our product designs affect the type of automobile leases we attract, which in turn affect our financial performance. The attraction of new Active Drivers depends on the comprehensive income they could earn from our own or cooperated platform, which is mainly affected by the number orders distributed to them through our platform and the amount of the incentives paid to them from platforms. Our revenue growth also depends on our abilities to effectively price our services, which enables us to attract more customers and improve our profit margin.

Ability to Retain and Key Business Cooperators

Historically, we have set up a series of strategy and business relationships with certain affiliates of some famous and leading companies of new energy vehicles (“NEVs”) manufacturers, online ride-hailing platforms and travel service providers to develop our Automobile Transaction and Related Services and Online Ride-hailing Platform Services. We earned commission or services fee from them, purchased and leased automobiles for our business at a favorable price. The close relationships have provided us with the necessary capacity to support the development of our online ride-hailing platform and leasing business. To retain these valuable cooperators and continuously explore opportunities to collaborate with them in more areas is important to us to have considerable resources to support the exploration and expansion of our business into new cities.

Ability to Retain Existing Financial Institutions and Engage New Financial Institutions

Historically, the growth of our business is dependent on our ability to retain existing financial institutions and engage new financial institutions. During the year ended March 31, 2022, we did not generate revenue from automobile financing facilitation transactions because of the shift of our business focus to automobile rental. Despite such decrease, we are exploring new collaboration methods with financial institutions in connection with our automobile rental business and for our purchase of NEVs in the next twelve months. Our collaborations with financial institutions may be affected by factors beyond our control, such as perception of automobile financing as an attractive asset, stability of financial institutions, general economic conditions and regulatory environment. To increase the number of our cooperative financial institutions and the availability of financing for our existing and new businesses will enhance the overall stability and sufficiency of funding for automobile transactions.

Ability to Collect Receivables on a Timely Basis

We used to advance the purchase price of automobiles and all service expenses when we provide related services to the purchasers. We collect the receivables due from automobile purchasers from their monthly installment payments and repay financial institutions on behalf of the purchasers every month. As of March 31, 2022, we had accounts receivable, net of allowance of approximately $0.3 million and advanced payments of approximately $0.2 million due from the automobile purchasers, net of allowance, which will be collected through installment payments on a monthly basis during the relevant affiliation periods. In accordance with the development of the operating lease business, our cooperated platforms, such as Meituan, agree to temporarily “lock-up” the fares of the rides which Active Drivers earn from the platform to ensure the timely collection of our rental receivables from those Active Drivers. We settle the rental income with each online ride-hailing driver monthly based on the product solutions they chose. Besides, during the year ended March 31, 2022, we settle our commissions with the aggregation platforms on a weekly basis for our online ride-hailing platform services and automobile rental income on a monthly basis. As of March 31, 2022, we had accounts receivable of online ride-hailing service fees of approximately $0.1 million in total.

The efficiency of collection of the monthly and weekly payments has a material impact on our daily operation. Our risk and asset management department has set up a series of procedures to monitor the collection from drivers. Our business department has also set up a stable and close relationship with cooperated platform to ensure the timely collection of commissions. The accounts receivable and advance payments may increase our liquidity risk. We have used the majority of the proceeds from our equity offerings and plan to seek equity and/or debt financings to pay for the expenditure related to the automobile purchase. To pay for the expenditure in advance will enhance the stability of our daily operation and lower the liquidity risk, and attract more customers.

Ability to Manage Defaults and Potential Guarantee Liability Effectively

Our subsidiary, Hunan Ruixi, and its equity investee company and former VIE, Jinkailong are exposed to credit risk as they are required by certain financial institutions to provide guarantee on the lease/loan payments (including principal and interests) of the automobile purchasers referred by us. If a default occurs, they are required to make the monthly payments on behalf of the defaulted purchasers to the financial institution.

We manage the credit risk arising from the default of automobile purchasers by performing credit checks on each automobile purchaser based on the credit reports from People’s Bank of China and third-party credit rating companies, and personal information including residence, ethnicity group, driving history and involvement in legal proceeding. Our risk department continuously monitors the payment by each purchaser and sends them payment reminders. We also keep close communication with our purchasers in particular the online ride-hailing drivers so that we can evaluate their financial conditions and provide them with assistance including the transfer of automobile to a new driver if they are no longer interested in providing ride-hailing services or are unable to earn enough income to make monthly lease/loan payments.

In addition, automobiles are used as collateral to secure purchasers’ payment obligations under the financing arrangement. In the event of a default, Hunan Ruixi and Jinkailong can track the automobile through an installed GPS system and repossess and handover the automobile over to the financial institution so that they can be released from their guarantee liability. However, if a financial institution initiates a legal proceeding to collect payments due from a defaulted automobile purchaser, Hunan Ruixi and Jinkailong may be required to repay the defaulted amount as a guarantor. If they are unable to undertake the responsibility as a guarantor, their own assets, such as cash and cash equivalents, may be frozen by the court if the financial institution successfully requests for an order to freeze our assets or bank accounts, which may adversely affect our operations.

As of March 31, 2022, 100 and 1,227 online ride-hailing drivers we serviced rendered their automobiles to Hunan Ruixi and Jinkailong, respectively, for sublease or sale. In general, most of the defaulted automobile purchasers who want to remain in online ride-hailing business would pay the default amounts within one to three months. Our risk management department typically starts to interact with overdue purchasers if they have missed one monthly installment payment. However, if the balances are overdue for more than two months or the purchasers decide to exit the online ride-hailing business and sublease or sell their automobiles, we would fully record an allowance against receivables from those purchasers. As of March 31, 2022, we recognized an accumulated allowance against receivables of approximately $411,528 and $3,374,064 from these purchasers served by Hunan Ruixi and Jinkailong, respectively. For the year ended March 31, 2022, we provided additional allowance for doubtful accounts of $123,744 and $11,746, respectively, based on re-evaluation collection from those drivers served by Hunan Ruixi and Jinkailong. We also recognized approximately $8,000 expenses for the guarantee services as the drivers exited the online ride-hailing business and would no longer make the monthly repayments to us. During the year ended March 31, 2022, we sub-leased approximately 1,300 rendered automobiles in total to other customers. By subleasing automobiles from these drivers, we believe we can cope with the defaults and control associated risks.

Further, the automobiles subject to our financing leases are not collateralized by us. As of March 31, 2022, the total value of non-collateralized automobiles was approximately $877,000. We believe our risk exposure of financing leasing is immaterial as we have experienced limited default cases and we are able to re-lease those automobiles to drivers under financing leases.

Actual and Potential Impact of Ongoing Coronavirus (COVID-19) in China on Our Business

Due to the lockdown policy and travel restrictions in our areas of operation in China where local resurgences of COVID-19 cases, our Automobile Transaction and Related Services and Online Ride-hailing Platform Services have been adversely impacted. See “Business —  Actual and Potential Impact of Ongoing Coronavirus (COVID 19) in China on Our Business.”

Ability to Manage and Grow New Ride-Hailing Business

Due to the fierce competition of online ride-hailing industry in Chengdu and Changsha, our ability to increase our revenue over time may be limited if we focus only on our current Automobile Transaction and Related Services business model. As part of our strategy to provide an all-encompassing solution for online ride-hailing drivers, we have expanded our services to drivers through the operation of Xixingtianxia, our own online ride-hailing platform, which has brought us a new stream of revenue. We generate revenue from commissions earned from each completed order, which represent the difference between an upfront quoted fare and the amount earned by a driver based on actual time and distance for the ride charged to the rider. As the aggregation platforms distribute the demand orders to different online ride-hailing platforms, the flow of drivers in our area of operations is enhanced, leading to a higher probability that more ride orders will be distributed to our platform, which in turn will increase the revenue of the drivers who use our platform (and our revenue). This also allows us to attract more drivers to engage their online ride-hailing business on our platform. Through a series of promotion and effective daily management and training services, we expect our own online ride-hailing platform will offer us a stable revenue source which can also help grow our automobile financing and leasing business. Besides, we are dealing with other trip platforms to attract more riders choosing their trip through our platform.

Pursuant to the cooperation agreement signed with Didi Chuxing Technology Co., Ltd. (“Didi”) for our Automobile Transaction and Related Services, we may be penalized by Didi, or our partnership with Didi may be terminated as we now operate a business competitive with Didi. However, the service fees we earned from Didi for automobile transaction and related services currently represent less than 0.1% of our total revenue. Therefore, we believe that the risk of termination of cooperation with Didi on automobile transaction and related services will not have a material influence on our business or results of operations.

Ability to Compete Effectively

Our business and results of operations depend on our ability to compete effectively. Overall, our competitive position may be affected by, among other things, our service quality and our ability to price our solutions and services competitively. We will set up and continuously optimize our own business system to improve our service quality and user experience. Our competitors may have more resources than we do, including financial, technological, marketing and others and may be able to devote greater resources to the development and promotion of their services. We will need to continue to introduce new or enhance existing solutions and services to continue to attract automobile dealers, financial institutions, car buyers, lessees, ride-hailing drivers and other industry participants. Whether and how quickly we can do so will have a significant impact on the growth of our business.

Market Opportunity and Government Regulations in China

The demand for our services depends on overall market conditions of the online ride-hailing industry in China. The continuous growth of the urban population places increasing pressure on the urban transportation and the improvement of living standards has increased the market demand for quality travel in China. Traditional taxi service is limited, and the emerging online platforms have created good opportunities for the development of the online ride-hailing service market. According to the 49th Statistical report on Internet Development in China published in February 2022 by the China Internet Network Information Center (CNNIC), the number of online ride-hailing service users had reached 452 million by the end of 2021, increased by 24% from 2020, and took approximately 43.9% of the total number of Chinese internet users. The online ride-hailing industry is facing increasing competition in China and is attracting more capital investment. According to the MOT of the People’s Republic of China, as of March 31, 2022, approximately 267 online ride-hailing platforms have obtained booking taxi operating licenses and the total volume of online ride-hailing orders was approximately 539 million in March 2022 in China. Meanwhile, approximately 1.6 million online booking taxi transportation certificates and approximately 4.1 million online booking taxi driver’s licenses were issued nationwide in China. Since 2019, in addition to the traditional online ride-hailing platforms, automobile manufacturers, offline operation service companies, financial and map service providers, among others, have built cooperation relationships with each other to make the online ride-hailing industry a more aggregated industry.

The online ride-hailing industry may also be affected by, among other factors, the general economic conditions in China. The interest rates and unemployment rates may affect the demand of ride-hailing services and automobile purchasers’ willingness to seek credit from financial institutions. Adverse economic conditions could also reduce the number of qualified automobile purchasers and online ride-hailing drivers seeking credit from the financial institutions, as well as their ability to make payments. Should any of those negative situations occur, the volume and value of the automobile transactions we service will decline, and our revenue and financial condition will be negatively impacted.

In order to manage the rapidly growing ride-hailing service market and control relevant risks, on July 27, 2016, seven ministries and commissions in China, including the MOT, jointly promulgated the “Interim Measures for the Administration of Online Taxi Booking Business Operations and Services” (“Interim Measures”) and amended it on December 28, 2019, which legalizes online ride-hailing services such as Didi and requires the online ride-hailing services to meet the requirements set out by the measures and obtain taxi-booking service licenses and take full responsibility of the ride services to ensure the safety of riders.

On November 5, 2016, the Municipal Communications Commission of Chengdu City and a number of municipal departments jointly issued the “Implementation Rules for the Administration of Online Booking Taxi Management Services for Chengdu”, which was abolished and replaced by the updated version issued on July 26, 2021. On August 10, 2017, the Transportation Commission of Chengdu further issued the detailed guidance “Working Process for the Online Booking Taxi Drivers Qualification Examination and

Issuance” and the “Online Booking Taxi Transportation Certificate Issuance Process”. On November 28, 2016, Guangzhou Municipal People’s Government promulgated Interim Measures for the Management of Online Ride Hailing Operation and Service in Guangzhou, as amended on November 14, 2019. According to these regulations and guidelines, three licenses /certificates are required for operating the online ride-hailing business in Chengdu: (1) the ride-hailing service platform such as Didi should obtain the online booking taxi operating license; (2) the automobiles used for online ride-hailing should obtain the online booking taxi transportation certificate (“automobile certificate”); (3) the drivers should obtain the online booking taxi driver’s license (“driver’s license”). Besides, all the new cars used for online ride-hailing should be NEVs.

On July 23, 2018, the General Office of Changsha Municipal People’s Government issued the “Detailed Rules for the Administration of Online Booking Taxi Management Services for Changsha.” On June 12, 2019, the Municipal Communications Commission of Changsha City further issued “Transfer and Registration Procedures of Changsha Online Booking of Taxi.” According to the regulations and guidelines, to operate a ride-hailing business in Changsha requires similar licenses in Chengdu, except those automobiles used for online ride-hailing services are required to meet certain standards, including that the sales price (including taxes) is over RMB120,000 (approximately $17,000). In practice, Hunan Ruixi is also required to employ a safety administrator for every 50 automobiles used for online ride-hailing services and submit daily operation information of these automobiles such as traffic violation to the Transport Management Office of the Municipal Communications Commission of Changsha City every month.

In addition to the national online reservation taxi operating license, XXTX and its subsidiaries also obtained the online reservation taxi operating license in 25 cities, including Chengdu, Changsha, Guangzhou, Tianjin, Shenyang, Harbin, Nanchang, Haikou, Hezhou, two cities in Zhejiang, Shandong, and Guizhou Province, respectively, five cities in Jiangsu Province and other five cities in Sichuan Province from June 2020 to April 2022, to operate the online ride-hailing platform services.

However, approximately 45% of our ride-hailing drivers have not obtained the driver’s license as of March 31, 2022 while all of the cars used for online ride-hailing services which we provided management services have the automobile certificate. Without requisite automobile certificate or driver’s license, these drivers may be suspended from providing ride-hailing services, confiscated their illegal income and subject to fines of up to 10 times of their illegal income. Starting in December 2019, Didi began to enforce such limitation on drivers in Chengdu who have a driver’s license but operate automobiles without the automobile certificate.

Furthermore, according to the Interim Measures, no enterprise or individual is allowed to provide information for conducting online ride-hailing services to unqualified vehicles and drivers. Pursuant to the Interim Measures, XXTX and its subsidiaries may be fined between RMB5,000 to RMB30,000 (approximately $789 to $4,732) for violations of the Interim Measures, including providing online ride-hailing platform services to unqualified drivers or vehicles. During the year ended March 31, 2022, we have been fined by approximately $178,000 by Traffic Management Bureaus in Chengdu and Changsha, of which, approximately $16,000 was further compensated by drivers or cooperated third parties. If we are deemed in serious violation of the Interim Measures, our Online Ride-hailing Platform Services may be suspended and the relevant licenses may be revoked by certain government authorities.

We are in the process of assisting the drivers to obtain the required certificate and license both for our Automobile Transaction and Related Services and our Online Ride-hailing Platform Services. However, there is no guarantee that all of the drivers affiliated with us would be able to obtain all the certificates and licenses. Further, there is no assurance that each of the drivers who uses our platform or the cars can possess the requisite license or certificate. Our business and results of operations will be materially and adversely affected if our affiliated drivers are suspended from providing ride-hailing services or imposed substantial fines or if we are found to be in serious violation of the Interim Measures due to the drivers’ failure to obtain requite licenses and/or automobile certificates in connection with providing services through our platform.

The Chinese government has exercised and continued to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. For example, the Chinese cybersecurity regulator announced on July 2, 2021 that it had begun an investigation of Didi and two days later ordered that the company’s app be removed from smartphone app stores. We believe that our current operations are in compliance with the laws and regulations of the Chinese cybersecurity regulator. However, the Company’s operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry.

Results of Continuing Operations for the Year Ended March 31, 2022 Compared to the Year Ended March 31, 2021

	For the Years Ended
	March 31,
	2022	2021	Change
Revenues	$4,913,102	$2,188,840	$2,724,262
Cost of revenues	(6,511,031)	(1,984,079)	(4,526,952)
Gross profit (loss)	(1,597,929)	204,761	(1,802,690)
Operating expenses
Selling, general and administrative expenses	(9,525,408)	(5,905,579)	(3,619,829)
Provision for doubtful accounts	(235,279)	(299,658)	64,379
Impairments of inventories	(60,398)	—	(60,398)
Impairments of long-lived assets	(142,974)	(10,953)	(132,021)
Total operating expenses	(9,964,059)	(6,216,190)	(3,747,869)
Loss from operations	(11,561,988)	(6,011,429)	(5,550,559)
Other income (expenses), net	(107,444)	301,269	(408,713)
Interest expense	(5,893)	—	(5,893)
Interest expense on finance leases	(55,844)	(46,518)	(9,326)
Change in fair value of derivative liabilities	6,951,482	(1,710,415)	8,661,897
Issuance costs for issuing series A convertible preferred stock	(821,892)	—	(821,892)
Loss before income taxes	(5,601,579)	(7,467,093)	1,865,514
Income tax expenses	(4,566)	(8,332)	3,766
Net loss from continuing operations	$(5,606,145)	$(7,475,425)	$1,869,280

Revenues

We started generating revenue from Automobile Transaction and Related Services from our acquisition of Hunan Ruixi on November 22, 2018 and revenue from Online Ride-hailing Platform Services from our acquisition of XXTX on October 23, 2020, respectively.

Revenue for the year ended March 31, 2022 increased by $2,724,262, or approximately 124%, as compared with the year ended March 31, 2021. The increase was mainly due to the increase of operating lease revenues from automobile rentals and revenues from online ride-hailing platform services. In an effort to mitigate the negative impact on our daily cash flow resulting from the rendering of automobiles from drivers who exited the ride-hailing business due to the COVID-19 pandemic in China and develop the new business, we shifted our business focus to automobile rentals from facilitation of automobile transaction and financing since the fiscal year 2021. The online ride-hailing market has gradually recovered since April 15, 2020 as COVID-19 is generally under control in our operation areas in China and the sporadic local resurgences of COVID-19 did not have material impact on the local market. As a result, the number of additional automobiles rendered to us by the ride-hailing drivers exiting the business kept decreasing while the number of automobiles for operating leases increased during the year ended march 31, 2022 as compared with the year ended March 31, 2021. We had revenue of $1,722,480 from automobile rental and $2,665,457 from online ride-hailing platform services during the year ended March 31, 2022, which offset the negative impact of the decrease in our revenue in automobile sales and facilitation of automobile transaction and financing.

As we plan to focus more on our automobile rental and Online Ride-hailing Platform Services business, we expect revenue from our Online Ride-hailing Platform Services to keep stable and our revenue from automobile rental income to increase over the next twelve months. We also expect them to continuously account for a majority of our revenues. We plan to provide a series of product solutions to increase the number of our automobiles for operating leases.

The following table sets forth the breakdown of revenues by revenue source for the years ended March 31, 2022 and 2021:

	For the Years Ended
	March 31,
	2022	2021
Revenue from automobile transactions and related services	$2,247,645	$1,285,586
- Operating lease revenues from automobile rentals	1,722,480	224,590
- Service fees from NEVs leasing	126,227	—
- Financing revenues	101,828	184,115
- Service fees from automobile management and guarantee services	73,554	79,565
- Service fees from automobile purchase services	1,468	188,822
- Revenues from sales of automobiles	26,019	487,947
- Other service fees	196,069	120,547

Revenue from online ride-hailing platform services	2,665,457	903,254

Total Revenue	$4,913,102	$2,188,840

Revenue from Automobile Transactions and Related Services

Revenue from our automobile transaction and related services mainly includes operating lease revenues from automobile rentals, service fees from NEVs leasing, financing revenues (representing interest income from financial leasing), service fees from automobile management and guarantee services, sales revenue of automobiles, and other services fees, which accounted for approximately 76.6%, 5.6%, 4.5%, 3.3%, 1.2% and 8.8%, respectively, of the total revenue from automobile transaction and related services during the year ended March 31, 2022. Meanwhile, sales revenue of automobiles, operating lease revenues from automobile rentals, financing revenues, service fees from automobile purchase services, service fees from automobile management and guarantee services, and other services fees, which accounted for approximately 38.0%, 17.5%, 14.3%, 14.7%, 6.2% and 9.3%, respectively, of the total revenue from Automobile Transaction and Related Services during the year ended March 31, 2021.

Operating lease revenues from automobile rentals

We generate revenues from leasing our own automobiles, sub-leasing automobiles leased from third-parties or rendered by online ride-hailing drivers with their authorization for a lease term of no more than twelve months. The increase of rental income was due to the increased number of leased automobiles. We leased over 480 automobiles with an average monthly rental income of $485 per automobile, resulting in a rental income of $1,722,480, for the year ended March 31, 2022. While we leased over 80 automobiles with an average monthly rental income of $526 per automobile, resulting in a rental income of $224,590, for the year ended March 31, 2021.

Service fees from NEVs leasing

We generate revenues of $126,227 from leasing NEVs by charging leases service fees during the year ended March 31, 2022 in accordance with the increasing demand for NEVs in the online ride-hailing industry. The amount of services fees for NEVs leasing is based on our product solutions. We did not have this kind of revenue during the year ended March 31, 2021.

Financing revenues

We started our financial leasing business in March 2019 and began to generate interest income from providing financial leasing services to ride-hailing drivers in April 2019. We also charge the customers of our automobile financing facilitation services interest on their monthly payments which cover purchase price of automobile and our services fees and facilitation fees for terms of 36 or 48 months. We recognized a total interest income of $101,828 from an average monthly number of 75 automobiles and $184,115 from an average monthly number of 89 automobiles during the year ended March 31, 2022 and 2021, respectively. The decrease was further aggravated by the decrease in the monthly amortization of interest income for automobiles leased in prior periods.

Service fees from automobile management and guarantee services

The majority of our customers are online ride-hailing drivers. They also entered into affiliation service agreements with Hunan Ruixi in Changsha and Jinkailong in Chengdu, pursuant to which Hunan Ruixi provides and Jinkailong provided them post-transaction management services and guarantee services. The slight decrease of $6,011 was due to there was no significant change in the accumulated number of rendered automobiles which were subsequently rented to ride-hailing drivers whom Hunan Ruixi charges rent rather than charging management and guarantee services fee. Hunan Ruixi had management and guarantee services for over 210 and 230 automobiles during the year ended March 31, 2022 and 2021, respectively.

Service fees from automobile purchase services

Service fees from automobile purchase services decreased by $187,354 during the year ended March 31, 2022, mainly due to the decrease in the number of new automobile purchases facilitated by Hunan Ruixi. Hunan Ruixi generates and Jinkailong generated revenues from providing a series of automobile purchase services throughout the automobile purchase transaction process. Hunan Ruixi had revenue from only two new automobile transactions during the year ended March 31, 2022 while it serviced 62 new automobile transactions, including purchase, financial leasing and operating leases, with service fees ranging from approximately $140 to $3,550 per automobile during the year ended March 31, 2021.

Sales of automobiles

As we have shifted our business focus to automobile leasing, we sold one new and five used automobile with income of $26,019 during the year ended March 31, 2022. Meanwhile, we sold an aggregate of 36 new automobiles and earned income of $487,947 during the year ended March 31, 2021.

Other service fees

We generate other revenues such as monthly services commissions from insurance companies and other companies and other miscellaneous service fees charged to our customers, which accounted for approximately 53.4% and 46.6% of revenues from other service fees during the year ended March 31, 2022, respectively. The commissions from insurance companies and other miscellaneous service fees charged to the automobile purchasers, which accounted for approximately 78.3%, and 21.7% of revenues from other service fees during the year ended March 31, 2021, respectively. Other service fees increased by $75,522 mainly due to the increase of $70,711 in other miscellaneous service fees also increased in accordance with the expansion of our operating lease.

Revenue from online ride-hailing platform services

We generate revenue from providing services to online ride-hailing drivers to assist them in providing transportation service to the riders though our platform and earn commissions for each completed order equal to the difference between an upfront quoted fare and the amount earned by a driver based on actual time and distance for the ride charged to the rider since October 2020. During the year ended March 31, 2022, approximately 11.5 million rides with gross fare of approximately $37.3 million were completed through our Xixingtianxia platform and we earned online ride-hailing platform service fees of $2,665,457, netting off approximately $3.4 million incentives paid to Active Drivers.

Cost of Revenues

Cost of revenues represents the amortization, daily maintenance and insurance expense of automobiles leased to online ride-hailing drivers of $2,667,332, technical service charges, insurance and other expenses of online ride-hailing platform services of $3,806,143 and costs of automobiles sold of $37,556. Cost of revenues increased by $4,526,952, or approximately 228%, during the year ended March 31, 2022 as compared with last year, mainly due to the increase of $2,463,990 in costs of automobiles under operating leases and $2,482,999 in direct expense and technical service fees of Online Ride-hailing Platform Services, respectively, as a result of the expansion of those two businesses, partially offset by the decrease in costs of automobile sold of $420,036 as the number of automobiles sold decreased from 36 to 6.

Gross Profit (loss)

We had gross loss of $1,597,929 during the year ended March 31, 2022 as compared with the gross profit of $204,761 in the last year mainly due to the decreased number of automobile sales and facilitated new automobile purchases. The gross loss from automobile rentals from operating lease was $944,852 during the year ended March 31, 2022 as compared with the gross profit of $21,478 in the last year. The main reason was the Company leased and sub-leased approximately 400 automobiles to online ride-haling drivers through its former VIE, Jinkailong during the year ended March 31, 2022. The rental income amounted to approximately $1.3 million from Jinkailong was eliminated in the consolidated financial statements while the sub-leasing income from these automobiles of approximately $1.8 million was recorded in the loss of discontinued operations. The gross loss from our Online Ride-hailing Platform Services was $1,140,686, increased by $720,796 due to we paid excess driver incentives to attractive drivers to our platform in the six months ended September 30, 2022, especially from April to June 2021. Meanwhile, the gross profit generated from sales of automobiles and other revenues with no cost of revenues decreased by $115,565 during the year ended March 31, 2022 as compared with the same period in 2021.

Selling, General and Administrative Expenses

Selling, general and administrative expenses primarily consist of salary and employee benefits, office rental expense, travel expenses, and other costs. Selling, general and administrative expenses increased from $5,905,579 for the year ended March 31, 2021 to $9,525,408 for the year ended March 31, 2022, representing an increase of $3,619,829, or approximately 61.3%. The increase was attributable to more employees hired for business expansion for our new online ride-hailing platform services, the daily operations of our automobile transaction and related services business and the management of the increasing number of automobiles for sublease. The increase mainly consists of an increase of $1,510,876 in salary and employee benefits as the number of our employee increased from 120 to 199, an increase of $945,974 in offices rental and charges, an increase of $589,098 in advertising and promotion for the new online ride-hailing platform services, an increase of $165,851 in amortization of intangible assets and automobiles which were rendered to us but have not been sub-leased as we leased more automobiles, an increase of $159,084 in professional service fees such as financial, legal and market consulting, a liquidated damages compensation of $161,250 for investors in November 2021 Private Placement Warrants and a slight increase of $87,696 in other miscellaneous expenses during the year ended March 31, 20221 as compared with the same period in last year.

Provision for doubtful accounts

As a result of the fierce competition in the online ride-hailing markets in Chengdu and Changsha, and the negative impact of COVID-19, additional 25 online ride-hailing drivers we serviced rendered their automobiles to us for sublease or sale during the year ended March 31, 2022, which decreased by 75 as compared with the same period in 2021. We re-evaluated the possibility of collection of unsettled balances from those drivers and provided additional allowance for doubtful accounts of $123,744 for those receivables during the year ended March 31, 2022, decreased by $175,914 as compared with the same period in 2021. Besides, the Company also recognized allowance of $111,536 for a historical business cooperator who did not settle its balance on time.

Impairments of inventories

For the year ended March 31, 2022, we evaluated the net realizable value of our inventories and recognized an impairment loss of $60,398 for certain automobiles for sale based on their selling price in the market. For the year ended March 31, 2021, we did not recognized impairment for inventories.

Impairments of Long-lived Assets and Goodwill

For the year ended March 31, 2022, we evaluated the future cash flow of our right-of-use assets and our own vehicles used for operating leases during their remaining useful life and recognized an additional impairment loss of $3,044 for those assets that could not generate sufficient cash. Meanwhile, we performed impairment test on goodwill and fully recognized impairment of $139,930 against goodwill. We recognized the impairment loss due to regulatory changes in the online ride hailing industry, and forecast an insufficient future cashflow to support the valuation of our goodwill. For the year ended March 31, 2021, we recognized an impairment loss of $10,953 for certain right-of-use assets that could not generate sufficient cash.

Other income (expenses), net

For the year ended March 31, 2022, we had other expenses, net of $107,444, primarily consist of: (1) a donation by Hunan Ruixi of approximately $190,000 (RMB1,200,000) to a public welfare foundation in Changsha, China; (2) penalty fines of $97,000 for our served online ride-hailing drivers who failed to obtain the ride-hailing driver’s licenses approximately; which was offset by (2) income of approximately $198,000 from some leases. For the year ended March 31, 2021, we had other income, net of $301,269, mainly as a result of the receipt of a government subsidy of $147,000 from Sichuan Economic and Information Department for our initial public offering in 2018, and a special support fund of $80,000 for government industrial development from Chengdu Municipal people’s Government.

Interest Expense and Interest Expense on Finance Leases

Interest expense for the year ended March 31, 2022 was $5,893, resulting from the borrowings of Corenel from a financial institution for its automobile commercial insurance by installment.

Interest expense on finance leases for the year ended March 31, 2022 was $55,844, representing the interest expense accrued under financing leases for the leased automobiles rendered to us for sublease or sale by the online ride-hailing drivers who exited the ride-hailing business. Interest expense on finance leases increased by $9,326, or approximately 20%, as compared with the year ended March 31, 2021, mainly due to the weighted average number of rendered automobiles during the year ended March 31, 2022 increased.

Change in Fair Value of Derivative Liabilities

Warrants issued in our registered direct offerings that took place in June 2019, February 2021 and May 2021, and the August 2020 underwritten public offering were classified as liabilities under the caption “Derivative Liabilities” in the consolidated balance sheet and recorded at estimated fair value at each reporting date, computed using the Black-Scholes valuation model. The change in fair value of derivative liabilities the year ended March 31, 2022 was a gain of $6,951,482 in total as our stock price as of March 31, 2022 was lower than the price on March 31, 2021. The gain consists of a gain of $185,727 for the warrants issued in our June 2019 registered direct offering, a gain of $352,944 for the warrants issued in our August 2020 underwritten public offering, a gain of $572,018 for the warrants issued in our February 2021 registered direct offering, a gain of $2,725,530 for the warrants issued in our May 2021 registered direct offering, and a gain of $3,115,263 for the warrants issued in our November 2021 private placement.

The change in fair value of derivative liabilities for the year ended March 31, 2021 was a loss of $1,710,415 in total, mainly due to our stock price as of March 31, 2021 was higher than the price on March 31, 2020, resulting a loss of $1,372,966 for the warrants issued in our June 2019 registered direct offering, a loss of $455,162 for the warrants issued in our August 2020 underwritten public offering. It was offset by a gain of $117,713 for the warrants issued in our February 2021 underwritten public offering.

Issuance costs for issuing series A convertible preferred stock

Issuance costs for the series A convertible preferred stock in our November 2021 private placement in connection with the placement agent warrants, placement commission and other direct costs were expensed. Total issuance costs charged to expense for the year ended March 31, 2022 were $821,892. Issuance costs allocated to the series A convertible preferred (Mezzanie Equity) were recorded as a reduction of the share balance.

Gain on termination of a VIE

As fully described above, we terminated series of VIE agreements with other shareholders of our former VIEs. We had a gain of $23,554 from the termination of Youlu as it suffered loss during the year ended March 31, 2022. On March 23, 2022, Senmiao Consulting and other shareholders with 94.5% equity interests of Sichuan Senmiao terminated the VIE Agreements and purchased Sichuan Senmiao’s 94.5% equity interests with total consideration of zero. The gain of non-controlling interest from acquired equity interest of Sichuan Senmiao amounted to $366,604 was recognized in the consolidated statements of changes in stockholders’ equity.

Income Tax Expense

Generally, our subsidiaries and former VIEs in China are subject to enterprise income tax on their taxable income in China at a rate of 25%. The enterprise income tax is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards. Income tax expense of $4,566 and $8,332 for the year ended March 31, 2022 and 2021, respectively, mainly represented the provision of enterprise income tax resulting from the taxable income of $18,264 from Hunan Ruixi and $33,328 from Hunan Ruixi, and Yicheng, respectively.

Other subsidiaries in China incurred cumulative losses and no tax expense were recorded.

Net loss

As a result of the foregoing, net loss from our continuing operations for the year ended March 31, 2022 was $5,606,145, representing a decrease of $1,869,280 from net loss of $7,475,425 for the year ended March 31, 2021.

Results of Discontinued Operations for the Year Ended March 31, 2022 Compared to the Year Ended March 31, 2021

	For the Years Ended
	March 31,
	2022	2021	Change
Revenues	$6,830,116	3,978,847	$2,851,269
Cost of revenues	(5,183,806)	(3,985,413)	(1,198,393)
Gross profit (loss)	1,646,310	(6,566)	1,652,876
Operating expenses
Selling, general and administrative expenses	(4,139,800)	(4,455,967)	316,167
Recovery of (Provision for) doubtful accounts	(11,746)	328,016	(339,762)
Impairments of long-lived assets	(32,479)	(119,886)	87,407
Total operating expenses	(4,184,025)	(4,247,837)	63,812
Loss from operations	(2,537,715)	(4,254,403)	1,716,688
Other income (expenses), net	118,344	(191,916)	310,260
Interest expense	(50,472)	(47,916)	(2,556)
Interest expense on finance leases	(277,366)	(686,684)	409,318
Loss before income taxes	(2,747,209)	(5,180,919)	2,433,710
Income tax expenses	—	(6,295)	6,295
Loss from discontinued operations, net of applicable income taxes	(2,747,209)	(5,187,214)	2,440,005
Net gain from deconsolidation of VIEs - discontinued operations	10,975,101	—	10,975,101
Gain (loss) from discontinued operations	$8,227,892	(5,187,214)	$304,678

The results of discontinued operations mainly consist of the financial figures of our former VIE, Jinkailong. Its business result was included in our Automobile Transaction and Related Services before we deconsolidated its financial figures.

Revenues

Revenue for the year ended March 31, 2022 increased by $2,851,269, or approximately 71.7%, as compared with the year ended March 31, 2021. The increase was mainly due to the increase of operating lease revenues. The following table sets forth the breakdown of revenues by revenue source for the years ended March 31, 2022 and 2021:

	For the Years Ended
	March 31,
	2022	2021
Revenue from automobile transactions and related services (discontinued operations)	$6,830,116	$3,971,694
- Operating lease revenues from automobile rentals	5,452,483	3,207,781
- Commissions from online ride-hailing platforms	399,600	32,797
- Service fees from NEVs leasing	232,295	—
- Service fees from automobile management and guarantee services	217,838	206,248
- Financing revenues	15,855	43,744
- Facilitation fees from automobile transactions	—	1,665
- Other service fees	512,045	479,459

Revenue from Online Lending Services (discontinued operations)	—	7,153
- Transaction fee	—	3,488
- Service and others fees	—	3,665

Total revenues from discontinued operations	$6,830,116	$3,978,847

Revenue from Automobile Transactions and Related Services (discontinued operations)

Revenue from the automobile transaction and related services (discontinued operations) mainly included operating lease revenues from automobile rentals, commissions from online ride-hailing platforms, service fees from NEVs leasing, service fees from automobile management and guarantee services, and other revenues, which accounted for approximately 79.8%, 5.9%, 3.4%, 3.2% and 7.7%, respectively, of the total revenue from discontinued operations during the year ended March 31, 2022. Meanwhile, operating lease revenues from automobile rentals, service fees from automobile management and guarantee services, and other revenues accounted for 80.6%, 5.2% and 12.9%, respectively, of the total revenue during the year ended March 31, 2021.

Operating lease revenues from automobile rentals

Jinkailong generated revenues from leasing its own automobiles, sub-leasing automobiles leased from other companies or from rendered by online ride-hailing drivers with their authorization for a lease term of no more than twelve months. The increase of rental income of $2,244,707 was due to the increased number of leased automobiles. Jinkailong leased over 1,700 automobiles with an average monthly rental income of $442 per automobile, resulting in a rental income of $5,452,483, for the year ended March 31, 2022. Among them, approximately 400 automobiles were leased or sub-leased from Cornel, which brought rental income of approximately $1.8 million to Jinkailong. And the leasing costs of approximately $1.3 million was recorded as costs of revenue in the consolidated financial statements. Jinkailong leased over 1,100 automobiles with an average monthly rental income of $435 per automobile, resulting in a rental income of $3,207,781, for the year ended March 31, 2021.

Commissions from online ride-hailing platforms

Jinkailong earned commissions from online ride-hailing platforms, such as Meituan and XXTX for drivers serviced and introduced by Jinkailong, who ran their business through these platforms. During the year ended March 21, 2022, Jinkailong earned commissions of $399,600 from Meituan. Meanwhile, it earned commissions of $553,760 from XXTX, which was eliminated in the loss of discontinued operations of the consolidated financial statements. During the year ended March 21, 2021, Jinkailong earned commissions of $32,797 from XXTX, before our acquisition of XXTX.

Service fees from NEVs leasing

Jinkailong generated revenues of $232,295 from leasing NEVs by charging leases service fees during the year ended March 31, 2022 in accordance with the increasing demand for NEVs in the online ride-hailing industry in Chengdu. The amount of services fees for NEVs leasing is based on its product solutions. Jinkailong did not have this kind of revenue during the year ended March 31, 2021.

Service fees from automobile management and guarantee services

The majority of Jinkailong’s customers were online ride-hailing drivers. They also entered into affiliation service agreements with Jinkailong pursuant to which Jinkailong provided them post-transaction management services and guarantee services. The service fees from automobile management and guarantee services remained stable mainly attributed because the average number of automobiles which Jinkailong provided management and guarantee services for remained stable during the year ended March 31, 2022 and 2021 as the number of newly rendered automobiles did not increase significantly during the year ended March 31, 2022.

Other service fees

Jinkailong generated other revenues such as monthly services commissions from insurance companies, and other miscellaneous service fees charged to our customers, which accounted for approximately 41.1 and 58.9% of revenues from other service fees during the year ended March 31, 2022, respectively. The commissions from insurance companies and other miscellaneous service fees charged to the automobile purchasers, which accounted for approximately 77.7%, and 22.3% of revenues from other service fees during the year ended March 31, 2021, respectively. Other service fees increased by $32,586 mainly due to the increase of $194,743 of miscellaneous fees charged to leasees as Jinkailong tightened the daily management of them. If was offset by the decrease of $162,157 of commissions from insurance companies due to the unit commission for used automobiles decreased as compared with the year ended March 31, 2021.

Cost of Revenues

Cost of revenues represents the amortization and depreciation, daily maintenance and insurance expense, and rental costs of automobiles leased to online ride-hailing drivers. Cost of revenues increased by $1,198,393, or approximately 30.1%, during the year ended March 31, 2022 as compared with the same period of 2021, mainly due to the increase of $658,092 in daily maintenance and insurance expense as the average insurance premium and maintenance costs increased for automobiles with longer used ages. The rental costs increased by $341,434, mainly due to Jinkailong leased approximately another 500 automobiles, including 400 from Cornel, to expand leasing scale during the year ended March 31, 2022. Meanwhile, the rental costs of approximately $1.3 million belong to Corenel was eliminated in the loss of discontinued operations of the consolidated financial statements. Amortization and depreciation increased by $198,867, due to the utilization of rendered automobiles increased during the year ended March 31, 2022.

Selling, General and Administrative Expenses

Selling, general and administrative expenses primarily consist of salary and employee benefits, office rental expense, travel expenses, and other costs. Selling, general and administrative expenses decreased from $4,455,967 for the year ended March 31, 2021 to $4,139,800 for the year ended March 31, 2022, representing a decrease of $316,167, or approximately 7.1%. The decrease mainly consists of a decrease of $880,375 in amortization of rendered automobiles. The number of automobiles which were rendered to Jinkailong but have not been sub-leased decreased as Jinkailong sub-leased more automobiles during the year ended March 31, 2022 as compared with the same period in last year. The offices rental and charges also decreased by $258,104 due to costs control, which was offset by an increase of $822,312 in salary and employee benefits attributable to more employees with higher salary hired for expansion for the rental business.

Recovery of (Provision for) doubtful accounts

Jinkailong re-evaluated the possibility of collection of unsettled balances from additional 13 online ride-hailing drivers who rendered their automobiles and provided additional allowance for doubtful accounts of $11,746 for those receivables during the year ended March 31, 2022. While during year ended March 31, 2021, Jinkailong recovered allowance for doubtful accounts of $328,016 for those receivables during the year ended March 31, 2021 as some drivers who postpone the monthly installment at the beginning of year 2020 and repaid them in the first half of the year ended March 31, 2021 as the online ride-hailing market recovered since then. So Jinkailong re-evaluated and updated the provision amount.

Impairments of Long-lived Assets

For the year ended March 31, 2022, Jinkailong evaluated the future cash flow of our right-of-use assets and its own vehicles used for operating leases during their remaining useful life and recognized an additional impairment loss of $32,479 for those assets that could not generate sufficient cash. For the year ended March 31, 2021, Jinkailong recognized an impairment loss of $119,886 for certain right-of-use assets that could not generate sufficient cash.

Other income (expenses), net

For the year ended March 31, 2022, Jinkailong had other income, net of $118,344, primarily consist of the penalty income amounted to $302,131 from some online ride-hailing drivers for their violence on the contracts, which was offset by expenditures of approximately $159,000 such as penalty fines for served drivers who failed to obtain the ride-hailing driver’s licenses. The increase of $310,260 during the year ended March 31, 2022 as compared with the same period in 2021, was mainly due to the increase in penalty income of $158,728, a decrease of $79,927 in penalty fines and a $95,183 in guarantee expenses for drivers who rendered their automobiles as a result of the improvement in the daily management of drivers.

Interest Expense and Interest Expense on Finance Leases

Interest expense for the year ended March 31, 2022 was $50,472, resulting from the borrowings from financial institutions, which had no significant change as compared with the same period in 2021.

Interest expense on finance leases for the year ended March 31, 2022 was $277,366, representing the interest expense accrued under financing leases for the leased automobiles rendered to Jinkailong for sublease or sale by the online ride-hailing drivers who exited the ride-hailing business. Interest expense on finance leases decreased by $409,318 as compared with the year ended March 31, 2021, mainly due to the number of rendered automobiles decreasing over 90% during the year ended March 31, 2022, as well as the decrease in the number of automobiles which were rendered to us but have not been sub-leased as we leased more automobiles.

Loss from discontinued operations, net of applicable income taxes

As a result of the foregoing, net loss from our discontinued operations, net of applicable income taxes, for the year ended March 31, 2022 was $2,747,209, representing a decrease of $2,440,005 from net loss of $5,187,214 for the year ended March 31, 2021.

Net gain from deconsolidation of VIEs - discontinued operations

As fully described above, we terminated series of VIE agreements with other shareholders of our former VIEs. We had a gain of $10,951,545 from the termination of Jinkailong due to its accumulated loss in historical period. We had a gain of $23,556 from the termination of Youlu as it suffered loss during the year ended March 31, 2022. On March 23, 2022, Senmiao Consulting and other shareholders with 94.5% equity interests of Sichuan Senmiao terminated the VIE Agreements and purchased Sichuan Senmiao’s 94.5% equity interests with total consideration of zero. The gain of non-controlling interest from acquired equity interest of Sichuan Senmiao amounted to $366,604 was recognized in the consolidated statements of changes in stockholders’ equity. The detailed analysis were in Note 3 to our consolidated financial statements.

Liquidity and Capital Resources

We have financed our operations primarily through proceeds from our equity offerings, stockholder loans, commercial debt and cash flow from operations.

We had cash and cash equivalents of $1,185,221 as of March 31, 2022 as compared to $4,340,529 as of March 31, 2021 for our continuing operations. We primarily hold our excess unrestricted cash in short-term interest-bearing bank accounts at financial institutions.

On May 13, 2021, we closed a registered direct offering of 5,531,916 shares of our common stock at $1.175 per share, pursuant to a securities purchase agreement with certain accredited investors. As a result, we raised approximately $5.8 million, net of placement agent fees and offering expenses, to support our working capital requirements.

On November 10, 2021, we completed a private placement of 5,000 shares of our series A convertible preferred stock at $1,000 per share, pursuant to a securities purchase agreement with certain institutional investor. As a result, we raised approximately $4.4 million, net of placement agent fees and offering expenses, to support our working capital requirements.

Our business is capital intensive. We have considered whether there is substantial doubt about our ability to continue as a going concern due to (1) net loss of approximately $5.6 million from continuing operations for the year ended March 31, 2022; (2) accumulated deficit of approximately $34.9 million as of March 31, 2022; (3) the working capital deficit of approximately $0.6 million as of March 31, 2022; (4) net operating cash outflows of approximately $9.0 million and $0.1 million from continuing operations and discontinued operations, respectively, for the year ended March 31, 2022; and (5) the purchase commitment of approximately $1.7 million. As of March 31, 2022, we have entered into a purchase contract with an automobile dealer to purchase a total of 200 automobiles for the amount of approximately $3.4 million. As of the date of our Annual Report on Form 10-K for the year ended March 31, 2022, 100 automobiles of approximately $1.7 million have been purchased in cash and delivered to us and the remaining purchase commitment of approximately $1.7 million shall be completed with financing option through the dealer’s designated financial institutions.

We have determined there is substantial doubt about our ability to continue as a going concern. If we are unable to generate significant revenue, we may be required to cease or curtail our operations. We are trying to alleviate the going concern risk through the following sources:

●	will continue to seek equity financing to support our working capital;
●	other available sources of financing (including debt) from PRC banks and other financial institutions; and
●	financial support and credit guarantee commitments from our related parties.

Based on the above considerations, we are of the opinion that we will probably not have sufficient funds to meet its working capital requirements and debt obligations as they become due one year from the date of our Annual Report on Form 10-K for the year ended March 31, 2022, if we are unable to obtain additional financing. In addition, the maximum contingent liabilities for automobile purchasers we would be exposed to was approximately $0.8 million as of March 31, 2022, assuming all the automobile purchasers were in default. There is no assurance that we will be successful in implementing the foregoing plans or that additional financial will be available to us on commercially reasonable terms, or at all. There are a number of factors that could potentially arise and undermine our plans, such as (i) the impact of the COVID-19 pandemic on our business and areas of operations in China; (ii) changes in the demand for our services; (iii) PRC government policies; (iv) economic conditions in China and worldwide; (v) competitive pricing in the automobile transaction and related service and ride-hailing industries; (vi) changes in our relationships with key business partners; (vii) that financial institutions in China may not able to provide continued financial support to our customers; and (viii) the perception of PRC-based companies in the U.S. capital markets. Our inability to secure needed financing when required could require material changes to our business plans and could have a material adverse effect on our viability and results of operations.

	For the Years Ended
	March 31,
	2022	2021
Net Cash Used in Operating Activities	$(9,159,281)	$(3,936,067)
Net Cash Used in Investing Activities	(3,477,125)	(2,510,862)
Net Cash Provided by Financing Activities	9,755,410	10,259,777
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(381,858)	(208,800)
Cash and Cash Equivalents at Beginning of Period	4,448,075	844,027
Cash and Cash Equivalents at End of Period	1,185,221	4,448,075
Less: Cash and cash equivalents from discontinued operations	—	(107,546)
Cash and cash equivalents from continuing operations, end of years	$1,185,221	$4,340,529

Cash Flow in Operating Activities

For the year ended March 31, 2022, net cash used in operating activities was $9,159,281, which consists of outflows of $9,036,114 from continuing operations and $123,167 discontinued operations. While for the year ended March 31, 2021, net cash used in operating activities was $3,936,067, which consists of $3,196,138 from continuing operations and $739,929 from discontinued operations.

The total net cash used in operating activities from continuing operations primarily comprised of the payment of salary and employee benefits of $3,372,130, other operating costs of $5,505,972, and maintenance fees, insurance and other costs for automobiles and related transactions of $5,697,763, partially offset by revenue received of $4,905,648 and the net collection of $634,103 on automobiles used for financial lease to be collected within the lease terms. The increase of $5,839,976 in net cash used in operating activities from continuing operations for the year ended March 31, 2022 was primarily attributable to (1) decrease of $8,661,897 in the change of fair value of derivative liabilities as our stock price is running below our stock warrant’s exercise price; (2) decrease of $2,500,975 in the change of accrued expenses and other liabilities; (3) increase of $433,090 in the change of inventories; offset by (4) decrease of $1, 869,280 in net loss; (5) increase of $1,481,087 in depreciation and amortization of long-lived assets; (6) issuance cost for issuing series A convertible preferred stock of $821,892 in November 2021 private placement; (7) decrease of $1,394,978 in the change of prepayments, other receivables and other assets; and (8) increase of $192,419 in impairments of inventories and long-lived assets.

For the year ended March 31, 2021, net cash used in operating activities from discontinued operation was primarily the payment to investors of the discontinued P2P platform of $1.7 million, offset by the net cash inflow of approximately $1.0 million for the year ended March 31, 2021.

Cash Flow in Investing Activities

For the year ended March 31, 2022, we had net cash used in investing activities of $3,477,125, which consisted of the net cash used in investing activities of $3,365,915 from continuing operations and $111,210 from discontinued operations. The majority net cash used in investing was for the purchase of automobiles for operating lease purpose and expenditures on the licenses of online ride-hailing platforms in different cities in China.

For the year ended March 31, 2021, we had net cash used in investing activities of $2,510,862, which consisted of the net cash used in investing activities of $2,310,697 from continuing operations and $200,165 from discontinued operations. The majority net cash used in investing was for the purchase of automobiles for operating lease purpose.

Cash Flow in Financing Activities

For the year ended March 31, 2022, we had net cash provided by financing activities of $9,755,410, which primarily consisted of: (1) total net proceeds of approximately $5.8 million from our registered public offering in May 2021, approximately $4.4 million from our private placement in November 2021, and $22,015 from exercised warrants from investors, respectively; (2) borrowings from a financial institution of $183,390, partially offset by (3) principal payments made for finance lease liabilities of $433,611, and (4) repayments to related parties and the financial institution of $157,374.

For the year ended March 31, 2021, we had net cash provided by financing activities of $10,259,777, which primarily consisted of: (1) total net proceeds of $11.8 million from our underwritten public offering in August 2020 and registered public offering in February 2021; (2) $683,046 from exercised warrants from investors, respectively; partially offset by (3) principal payments made for finance lease liabilities of $2,230,765, (5) repayments to related parties of $138,587; and (5) Net cash received from borrowings from financial institutions of discontinued operations of $103,881.

Off-Balance Sheet Arrangements

As of the date of our Annual Report on Form 10-K for the year ended March 31, 2022, we have the following off-balance sheet arrangements that are likely to have a future effect on our financial condition, revenues or expenses, results of operations and liquidity:

●	Purchase Commitments

On February 22, 2021, we entered into one purchase contract with an automobile dealer to purchase a total of 200 automobiles for the amount of approximately $3.4 million. Pursuant to the contract, we are required to purchase 100 automobiles in cash with the amount of approximately $1.7 million. The remaining 100 automobiles purchase commitment with the amount of approximately $1.7 million shall be completed with financing option through the dealer’s designated financial institutions. As of the date of our Annual Report on Form 10-K for the year ended March 31, 2022, 100 automobiles of the contract signed in February 2021 have been purchased in cash and delivered to us. As we are in process of getting approval from the dealer’s designated financial institutions in financing the 100 automobiles’ purchase, there is no clear timing schedule for completing the remaining purchase commitment with this automobile dealer. However, we expect the purchase to be completed by December 31, 2022.

●	Contingent Liabilities

Hunan Ruixi is exposed to credit risk as we are required by certain financial institutions to provide guarantee on the lease/loan payments (including principal and interests) of the automobile purchasers referred by us. As of March 31, 2022, the maximum contingent liabilities Hunan Ruixi would be exposed to was approximately $0.8 million, assuming all the automobile purchasers were in default, which may cause an increase in guarantee expense and cash outflow in financing activities. Besides, the maximum contingent liabilities our former VIE, Jinkailong, would be exposed to was approximately $6.3 million, assuming all the automobile purchasers were in default, which may cause an increase in guarantee expense and cash outflow in its own financing activities. As Hunan Ruixi holds 35% of equity interest of Jinkailong and has not made any consideration towards to the investment, Hunan Ruixi will subject to the maximum amount of RMB3.5 million (approximately $570,000) of which is equivalent to 35% of liabilities in case Jinkailong is liquidated in accordance with PRC’s company registry compliance.

Inflation

We do not believe our business and operations have been materially affected by inflation.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with U.S GAAP. These accounting principles require us to make judgments, estimates and assumptions on the reported amounts of assets and liabilities at the end of each fiscal period, and the reported amounts of revenues and expenses during each fiscal period. We continually evaluate these judgments and estimates based on our past experience, knowledge and assessments of current business and other conditions, our expectations regarding the future based on available information and assumptions.

The selection of critical accounting policies, the judgments and other uncertainties affecting the application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. We believe the following accounting policies involve the most significant assumptions and estimates used in the preparation of our consolidated financial statements.

(a)Use of estimates

In presenting the consolidated financial statements in accordance with U.S. GAAP, management make estimates and assumptions that affect the amounts reported and related disclosures. Estimates, by their nature, are based on judgement and available information. Accordingly, actual results could differ from those estimates. On an ongoing basis, management reviews these estimates and assumptions using the currently available information. Changes in facts and circumstances may cause us to revise our estimates. we base our estimates on past experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Estimates are used when accounting for items and matters including, but not limited to, revenue recognition, residual values, lease classification and liabilities, finance lease receivables, inventory obsolescence, right-of-use assets, determinations of the useful lives and valuation of long-lived assets, estimates of allowances for doubtful accounts and prepayments, estimates of impairment of long-lived assets and goodwill, valuation of deferred tax assets, estimated fair value used in business acquisitions, valuation of derivative liabilities, allocation of fair value of derivative liabilities, issuance of common stock and warrants exercised and other provisions and contingencies.

(b)Fair values of financial instruments

Accounting Standards Codification (“ASC”) Topic 825, Financial Instruments (“Topic 825”) requires disclosure of fair value information of financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Topic 825 excludes certain financial instruments and all nonfinancial assets and liabilities from its disclosure requirements. Accordingly, the aggregate fair value amounts do not represent the underlying value of us. The three levels of valuation hierarchy are defined as follows:

Level 1Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3Inputs to the valuation methodology are unobservable and significant to the fair value.

(c)Property and equipment

Property and equipment primarily consist of automobiles, leasehold improvements, computers and other equipment, which is stated at cost less accumulated depreciation less any provision required for impairment in value. Depreciation is computed using the straight-line method with no residual value based on the estimated useful life.

(d)Mezzanine Equity (redeemable)

We evaluate our convertible preferred stock in accordance with ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20), and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, to determine if its convertible preferred stock should be treated as a liability or an equity. As a result, the convertible preferred stock should be treated as an equity as it did not meet the definition of liability instrument. In accordance with ASC 480-10-s99, the convertible preferred stock should be classified as a mezzanine equity, since it contained a change of control redemption right feature which is not solely within our control.

(e)Derivative liabilities

A contract is designated as an asset or a liability and is carried at fair value on a company’s balance sheet, with any changes in fair value recorded in a company’s results of operations. We then determine which options, warrants and embedded features require liability accounting and records the fair value as a derivative liability. The changes in the values of these instruments are shown in the accompanying unaudited condensed consolidated statements of operations and comprehensive loss as “change in fair value of derivative liabilities”.

(f)Revenue recognition

We recognize our revenue under ASC 606. ASC 606 establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. It also requires us to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer.

To achieve that core principle, we apply the five steps defined under ASC 606: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

We account for a contract with a customer when the contract is committed in writing, the rights of the parties, including payment terms, are identified, the contract has commercial substance and consideration to collect is substantially probable.

We have assessed the impact of the guidance by reviewing our existing customer contracts and current accounting policies and practices to identify differences that will result from applying the new requirements, including the evaluation of its performance obligations, transaction price, customer payments, transfer of control and principal versus agent considerations. Based on the assessment, we concluded that there was no change to the timing and pattern of revenue recognition for its current revenue streams in scope of ASC 606 and therefore there was no material changes to our unaudited condensed consolidated financial statements upon adoption of ASC 606.

Automobile Transaction and Related Services

Operating lease revenues from automobile rentals – We generate revenue from sub-leasing automobiles from some online ride-hailing drivers or leasing our own automobiles. We recognize revenue wherein an automobile is transferred to the lessee and the lessee has the ability to control the asset, is accounted for under ASC Topic 842. Rental transactions are satisfied over the rental period. Rental periods are short term in nature, generally are twelve months or less.

Financing revenues – Interest income from the lease arising from our sales-type leases and bundled lease arrangements is recognized in financing revenues over the lease term based on the effective rate of interest in the lease.

Service fees from management and guarantee services – Over 95% of our customers are online ride-hailing drivers. The drivers sign affiliation agreements with us, pursuant to which we provide them with management and guarantee services during the affiliation period. Service fees for management and guarantee services are paid by such automobile purchasers on a monthly basis for the management and guarantee services provided during the affiliation period. We recognize revenue over the affiliation period when performance obligations are completed.

Sales of automobiles – We generate revenue from sales of automobiles to the customers of Jinkailong and Hunan Ruixi. The control over the automobile is transferred to the purchaser along with the delivery of automobiles. The amount of the revenue is based on the sale price agreed by Hunan Ruixi or Jinkailong and their customers. We recognize revenues when an automobile is delivered and control is transferred to the purchaser. Accounts receivable related to the revenue are being collected over 36 to 48 months. The interest component is included in the non-current portion of the accounts receivable.

Service fees from NEVs leasing and automobile purchase services – Services fees from NEVs leasing and automobile purchase services are paid by lessees who rent new energy electric vehicles from us or automobile purchasers for a series of the services provided to them throughout the purchase process such as credit assessment, preparation of financing application materials, assistance with closing of financing transactions, license and plate registration, payment of taxes and fees, purchase of insurance, installment of GPS devices, ride-hailing driver qualification and other administrative procedures. The amount of services fees for NEVs leasing is based on the product solutions while these fees for purchase is based on the sales price of the automobiles and relevant services provided. We recognize revenue when all the services are completed and an automobile is delivered to the purchaser at a point in time. Accounts receivable related to the revenue from NEVs leasing is collected upon the NEVs are delivered to lessees while accounts receivables from purchase services are being collected over 36 to 48 months. The interest component is included in the non-current portion of the accounts receivable.

Online ride-hailing platform service revenue

We generate revenue from providing services to online ride-hailing drivers (“Drivers”) to assist them in providing transportation services to riders (“Riders”) looking for taxi/ride-hailing services. We earn commissions for each completed order in an amount equal to the difference between an upfront quoted fare and the amount earned by a Driver based on actual time and distance for the ride charged to the Rider. As a result, we bear a single performance obligation in the transaction of connecting Drivers with Riders to facilitate the completion of a successful transportation service for Riders. We recognize revenue upon completion of a ride as the single performance obligation is satisfied and we have the right to receive payment for the services rendered upon the completion of the ride. We evaluate the presentation of revenue on a gross or net basis based on whether we control the service provided to the Rider and are the principal (i.e., “gross”), or we arrange for other parties to provide the service to the Rider and are an agent (i.e., “net”). Since we are not primarily responsible for ride-hailing services provided to Riders, nor do we have inventory risk related to the services, we recognize revenue at net basis.

Leases

We account for leases in accordance with ASC 842. The two primary accounting provisions we use to classify transactions as sales-type or operating leases are: (i) a review of the lease term to determine if it is for the major part of the economic life of the underlying equipment (defined as greater than 75%); and (ii) a review of the present value of the lease payments to determine if they are equal to or greater than substantially all of the fair market value of the equipment at the inception of the lease (defined as greater than 90%). Automobiles included in arrangements meeting these conditions are accounted for as sales-type leases. Interest income from the lease is recognized in financing revenues over the lease term. Automobiles included in arrangements that do not meet these conditions are accounted for as operating leases and revenue is recognized over the term of the lease.

We exclude from the measurement of our lease revenues any tax assessed by a governmental authority that is both imposed on and concurrent with a specific revenue-producing transaction and collected from a customer.

We consider the economic life of most of automobile to be three to four years, since this represents the most frequent contractual lease term for its automobile and the automobile will be used for Didi driving services. We believe three to four years is representative of the period during which the automobile is expected to be economically usable, with normal service, for the purpose for which it is intended.

A portion of our direct sales of automobile to end customers are made through bundled lease arrangements which typically include automobile, services (automobile purchase services, facilitation fees, and management and guarantee services) and financing components where the customer pays a single negotiated fixed minimum monthly payment for all elements over the contractual lease term. Revenues under these bundled lease arrangements are allocated considering the relative standalone selling prices of the lease and non-lease deliverables included in the bundled arrangement and the financing components. Lease deliverables include the automobile and financing, while the non-lease deliverables generally consist of the services and repayment of advanced fees made on behalf of its customers. We consider the fixed payments for purposes of allocation to the lease elements of the contract. The fixed minimum monthly payments are multiplied by the number of months in the contract term to arrive at the total fixed lease payments that the customer is obligated to make over the lease term. Amounts allocated to the automobile and financing elements are then subjected to the accounting estimates under ASC 842 to ensure the values reflect standalone selling prices. The remainder of any fixed payments are allocated to non-lease elements (automobile purchase services, facilitation fees, and management and guarantee services), for which these revenues are recognized in a manner consistent with the guidance for service fees from automobile purchase services, facilitation fees from automobile transactions, and service fees from management and guarantee services as discussed above.

Our lease pricing interest rates, which are used in determining customer payments in a bundled lease arrangement, are developed based upon the local prevailing rates in the marketplace where its customer will be able to obtain an automobile loan under similar terms from the bank. We reassess our pricing interest rates quarterly based on changes in the local prevailing rates in the marketplace. As of March 31, 2022, our pricing interest rate was 6.0% per annum.

(g)Share-based awards

Share-based awards granted to our employees are measured at fair value on grant date and share-based compensation expense is recognized (i) immediately at the grant date if no vesting conditions are required, or (ii) using the accelerated attribution method, net of estimated forfeitures, over the requisite service period. The fair value of restricted shares is determined with reference to the fair value of the underlying shares.

At each date of measurement, we review internal and external sources of information to assist in the estimation of various attributes to determine the fair value of the share-based awards granted by us, including but not limited to the fair value of the underlying shares, expected life, expected volatility and expected forfeiture rates. We are required to consider many factors and make certain assumptions during this assessment. If any of the assumptions used to determine the fair value of the share-based awards changes significantly, share-based compensation expense may differ materially in the future from that recorded in the current reporting period.

(h)Leases

We account for leases in accordance with ASC 842. Beginning in the year ended March 31, 2020, we entered into certain agreements as a lessor under which we lease automobiles to short-term (usually under twelve months) car service drivers. We also enter into certain agreements as a lessee to lease automobiles and to conduct our automobiles rental operations. If any of the following criteria are met, we classify the lease as a finance lease (as a lessee) or as a direct financing or sales-type lease (both as a lessor):

●	The lease transfers ownership of the underlying asset to the lessee by the end of the lease term;
●	The lease grants the lessee an option to purchase the underlying asset that the Company is reasonably certain to exercise;
●	The lease term is for 75% or more of the remaining economic life of the underlying asset, unless the commencement date falls within the last 25% of the economic life of the underlying asset;
●	The present value of the sum of the lease payments equals or exceeds 90% of the fair value of the underlying asset; or
●	The underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

Leases that do not meet any of the above criteria are accounted for as operating leases.

We combine lease and non-lease components in its contracts under Topic 842, when permissible.

Finance and operating lease ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. Since the implicit rate for our leases is not readily determinable, we use our incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The incremental borrowing rate is the rate of interest that we would have to pay to borrow, on a collateralized basis, an amount equal to the lease payments, in a similar economic environment and over a similar term.

Lease terms used to calculate the present value of lease payments generally do not include any options to extend, renew, or terminate the lease, as we do not have reasonable certainty at lease inception that these options will be exercised. We generally consider the economic life of its operating lease ROU assets to be comparable to the useful life of similar owned assets. We have elected the short-term lease exception; therefore, operating lease ROU assets and liabilities do not include leases with a lease term of twelve months or less. The leases generally do not provide a residual guarantee. The operating lease ROU asset also excludes lease incentives. Lease expense is recognized on a straight-line basis over the lease term.

We review the impairment of our ROU assets consistent with the approach applied for our other long-lived assets. We review the recoverability of its long-lived assets when events or changes in circumstances occur, indicating that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. We have elected to include the carrying amount of operating lease liabilities in any tested asset group and include the associated operating lease payments in the undiscounted future pre-tax cash flows.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

Our current directors and officers are as follows:

Name	Age	Position
Xi Wen	40	Chief Executive Officer, Chairman of the Board, President and Secretary, Executive Director of Sichuan Senmiao
Xiaoyuan Zhang	35	Chief Financial Officer and Treasurer
Haitao Liu	51	Chief Operating Officer
Xiaojuan Lin	58	Director
Trent D. Davis	55	Director
Sichun Wang	35	Director
Jie Gao	44	Director

Xi Wen has been serving as President, Secretary and Director of the Company since June 2017, was appointed as Chairman of the board on July 20, 2017 and our Chief Executive Officer on August 1, 2018. Mr. Wen has over 10 years of experience in finance and investment management. He has been serving as Executive Director of Sichuan Senmiao since February 2017, in charge of all aspects of Senmiao’s operations. Immediately prior to joining Senmiao, Mr. Wen served as a director of Chenghexin, where he was responsible for overseeing the operations of the Aihongsen lending platform from May 2015 to February 2017. He also founded Chengdu Fubang Zhuoyue Investment Co. in September 2013 and served as General Manager until May 2015. From January 2009 to August 2013, Mr. Wen was the General Manager of Chengdu Haiyuan Trading Co., Ltd., in charge of the company’s daily operations. Mr. Wen holds a Bachelor’s degree in Business and Economics from Manchester Metropolitan University in Manchester, United Kingdom. Mr. Wen is qualified to serve on our board of directors due to his knowledge of our businesses and expertise in business management, finance and investment.

Xiaoyuan Zhang has been serving as our Chief Financial Officer since September 17, 2018. She has served as a director and the chairperson of the Audit Committee of Color Star Technology Co., Ltd. (Nasdaq: CSCW), a provider of online and offline education services in China, since July 2019 to March 29, 2021. Ms. Zhang previously served as Senior Auditor and Assurance Manager of Ernst & Young Hua Ming LLP, Chengdu Branch, from October 2010 to September 2018 where she participated in audits of several public companies listed in China, Hong Kong and Singapore, as well as large state-owned and foreign investment enterprises. Ms. Zhang received her dual bachelor’s degrees in accounting and law from Southwestern University of Finance and Economics in Chengdu, China. Ms. Zhang is an intermediate accountant and a Certified Public Accountant of the Chinese Institute of Certified Public Accountants.

Haitao Liu has been serving as the Chief Executive Officer of Sichuan Senmiao since August 1, 2018. On September 10, 2020, Mr. Haitao Liu tendered his voluntary resignation as Chief Executive Officer of Sichuan Senmiao. On the same date, the Board appointed Mr. Haitao Liu to serve as the Company’s Chief Operating Officer. Mr. Liu previously served as Chief Executive Officer of Shenzhen Qianhai Tuteng Internet Financial Services Co., Ltd., a peer-to-peer online lending company specialized in auto loans, from May 2015 to April 2018. Prior to that, he served as the Deputy General Manager of Chengdu High-Tech Zone Xingrui Microfinance Co., Ltd., a company offering loans to small businesses and individuals, from May 2012 to April 2015, as the Chief Financial Officer of Sichuan Information Industry Co., Ltd., an information technology company, from July 2006 to May 2012, and as the Deputy General Manager of Sichuan Zhongxin Hengde CPA Co., Ltd. from June 2000 to July 2006. He also served as a civil servant in Chenghua District People’s Government of Chengdu from June 1993 to June 2000. Mr. Liu received a master’s degree in EMBA (Finance) from Southwestern University of Finance and Economics, a bachelor’s degree in Business Administration from Southwest Jiaotong University and an associate degree in Commercial Economy from Southwestern University of Finance and Economics in China.

Xiaojuan Lin has been a director of the Company since July 20, 2017. Since March 2011, Ms. Lin has been the legal representative and Executive General Manager of Hunan Dinchentai Investment Co. Ltd. She previously served as Deputy General Manager and Finance Manager of Hunan Xinhongxin Group from April 2004 to February 2010 where she was in charge of the group’s finance, tax and accounting matters. From August 2000 to March 2004, Ms. Lin served as Finance Manager for Northwest Region at Tianjin Jiashijian Commercial Group, where she managed the group’s finance, tax and accounting matters. She also acted as Budgeting and Accounting Manager of Cygent Hotel from 1986 to 2000. Ms. Lin holds a Bachelor’s degree in Statistics from Hunan

Finance University in Hunan, China. She is a Certified Public Accountant in China. Ms. Lin is qualified to serve on our board of directors due to her expertise in accounting and finance.

Trent D. Davis has been a director of the Company since March 21, 2018. Mr. Davis is currently the Chief Executive Officer of Paulson Investment Company, LLC, which is a boutique investment firm specializing in private equity offerings for small to mid-cap markets. Formerly, from December 2014 to December 2018, Mr. Davis was President and Chief Operating Officer of Whitestone Investment Network, Inc., which specializes in providing executive advisory services to small entrepreneurial companies, as well as restructuring, recapitalizing, and making strategic investments in small to midsize companies. Currently, Mr. Davis is a Director for INVO Bioscience (OTC: INVOD), which is a medical device company focused on creating simplified, lower cost treatments for patients diagnosed with infertility. Formerly, from September 2016 to August 2019, Mr. Davis was Vice Chairman and Lead Director of Eastside Distilling Inc. (Nasdaq: EAST), a manufacturer of high-quality, master-crafted spirits. As the Lead Independent Director Dataram Corporation (Nasdaq: DRAM), which develops, manufactures, and markets memory products primarily used in enterprise servers and workstations worldwide, from July 2015 to April 2017, Mr. Davis helped the company successfully complete the reverse merger with U.S. Gold Corp (Nasdaq: USAU), a gold exploration and development company. Previously, from December 2014 to July 2015, Mr. Davis was Chairman of the Board for Majesco Entertainment Company (Nasdaq: COOL), an innovative developer, marketer, publisher, and distributor of interactive entertainment for consumers around the world. From November 2013 until July 2014, Mr. Davis served as the President and Director of Paulson Capital Corp. (Nasdaq: PLCC) until he successfully completed the reverse merger of Paulson with VBI Vaccines (Nasdaq: VBIV). He went on to serve as a member of its Board of Directors and Audit Committee until May 2016. Mr. Davis was also the Chief Executive Officer of Paulson Investment Company, Inc., a subsidiary of Paulson Capital Corp, from July 2005 to October 2014, and is credited with overseeing the syndication of approximately $600 million for over 50 client companies in both public and private transactions. In 2003, Mr. Davis served as Chairman of the Board of the National Investment Banking Association. Mr. Davis holds a B.S. in Business and Economics from Linfield College and an M.B.A. from University of Portland. Mr. Davis is qualified to serve on our board of directors because of his deep knowledge of finance and public company issues, capital market, advisory and entrepreneurial experiences, and extensive expertise in operational and executive management.

Sichun Wang has been a director of the Company since November 8, 2018. Ms. Wang has served as the senior investment manager and financial controller of SWHY SDH Equity Investment Management, an equity investment and management company, since October 2016, where she leads the financial department of the company and participated in several pre-initial-public offering, mergers and acquisitions and secondary offering projects. From February 2016 to April 2016, she served as the trust manager of JIC Trust Company Limited, a trust and financial company. Prior to that, Ms. Wang served as the assistant manager of KPMG Huazhen from September 2011 to January 2016, where she participated in audits of multiple companies and achieved Bravo Award for outstanding performance. Ms. Wang received her Bachelor of Arts degree in accounting with honors from Michigan State University in East Lansing, MI. She is a Certified Public Accountant in China. Ms. Wang is qualified to serve on our board of directors due to her expertise in accounting and auditing and her experience with capital market and corporate financing.

Jie Gao has served as a director of the Company since November 8, 2018. She has been the general manager of Hunan Ruixi, our majority owned subsidiary, since February 2018. She has also served as the executive director of Ruixi Leasing, a wholly owned subsidiary of Hunan Ruixi, since April 2018. Prior to that, she was the executive director of Guangdong Hu Mao Sheng Tang Fund Management Co., Ltd., a fund management company, from May 2017 to January 2018, where she was responsible for the establishment and management of the finance and investment department. She served as the project director of finance and investment department of Resgreen Biotechnology Group Co., Ltd., a biotechnology company, from October 2003 to March 2017. Before that, she also served in administrative positions in electronic technology companies in Changsha, Hunan, China. She received an associate’s degree in hotel secretary from Hunan University of Commerce in Changsha, Hunan, China. Ms. Gao is qualified to serve on our board of directors due to her experience in business management, investment and finance.

Chunhai Li had been serving as the Chief Technology Officer of the Company since July 20, 2017 and Chief Technology Officer of Sichuan Senmiao since September 2016. He resigned from his position since March 31, 2023.

Family Relationships

There are no family relationships, or other arrangements or understandings between or among any of the directors, executive officers or other persons pursuant to which such person was selected to serve as a director or officer.

Board Diversity

The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity. However, the Board of Directors and the Nominating and Corporate Governance Committee believe that it is essential that the members of the Board of Directors represent diverse viewpoints. In considering candidates for the Board of Directors, the Board of Directors and the Nominating and Corporate Governance Committee consider the entirety of each candidate’s credentials in the context of the factors mentioned above. The Company is currently in compliance with the diversity requirements of Nasdaq Rule 5605(f) and 5606, with three female Asian directors and one male Asian director.

Board Diversity Matrix (As of March 31, 2022)
Total Number of Directors	5
				Did Not
				Disclose
	Female	Male	Non-Binary	Gender
Part I: Gender Identity
Directors	3	2	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	3	1	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	0	1	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Board Committees

Our board of directors currently have an Audit Committee, Compensation Committee, and Nomination and Corporate Governance Committee. Each committee’s members and functions are described below.

Audit Committee.  Our audit committee consists of Ms. Lin, Mr. Davis and Ms. Wang, and is chaired by Ms. Wang. Each of our audit committee members satisfies the “independence” requirements of the Nasdaq listing rules of and meet the independence standards under Rule 10A-3 under the Exchange Act. We have determined that Ms. Lin qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

●	selecting the independent registered public accounting firm and pre-screening all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;
●	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;
●	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;
●	discussing the annual audited financial statements with management and the independent registered public accounting firm;
●	reviewing the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;
●	annually reviewing and reassessing the adequacy of our audit committee charter;
●	meeting separately and periodically with management and the independent registered public accounting firm; and
●	reporting to the board of directors.

Compensation Committee. Our compensation committee consists of Ms. Lin, Ms. Wang and Mr. Davis and is chaired by Ms. Lin. Each of the compensation committee members satisfies the “independence” requirements of the listing rules of Nasdaq. The compensation committee assists the board of directors in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our executive officers may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee is responsible for, among other things:

●	reviewing the total compensation package for our executive officers and making recommendations to the board of directors with respect to it;
●	approving and overseeing the total compensation package for our executives other than the three most senior executives;
●	reviewing the compensation of our directors and making recommendations to the board of directors with respect to it; and
●	periodically reviewing and approving any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, and employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee.  Our nominating and corporate governance committee consists of Ms. Lin, Ms. Wang and Mr. Davis, and is chaired by Ms. Lin. Each member of our nominating and corporate governance commit satisfies the “independence” requirements of the Nasdaq listing rules. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board of directors and its committees. The nominating and corporate governance committee is responsible for, among other things:

●	recommending nominees to the board of directors for election or re-election to the board of directors, or for appointment to fill any vacancy on the board of directors;
●	reviewing annually with the board of directors the current composition of the board of directors with regards to characteristics such as independence, age, skills, experience and availability of service to us;
●	selecting and recommending to the board of directors the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself; and
●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our Company. None of our officers and directors currently serves, or in the past years has served, as a member of the compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the year ended March 31, 2022 there were no delinquent filers.

Code of Ethics

We have adopted a written code of ethics that applies to all of our directors, officers and employees in accordance with the rules of the Nasdaq Stock Market and the SEC. We have filed copies of our code of ethics, our audit committee charter, our compensation committee charter and our nominating committee charter as exhibits to our registration statement in connection with our IPO. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request to us.

Involvement in Certain Legal Proceedings

None of our directors and executive officers have been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;
4.	being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
5.	being subject of, or a party to, any federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
6.	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to or earned by: (i) each individual who served as the executive officers of our company during the years ended March 31, 2022 and 2021. For purposes of this document, these individuals are collectively referred to as the “named executive officers” of the Company.

							Nonqualified
						Non-equity	deferred
Name and				Stock	Option	incentive plan	compensation	All other
principal		Salary	Bonus	awards	awards	compensation	earnings	compensation	Total
position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Xi Wen	2022	193,490	40,000	15,000	—	—	—	—	248,490
Chief Executive Officer, Chairman, President and Secretary (1)	2021	188,287	45,000	5,500	—	—	—	—	238,787

Xiaoyuan Zhang, Chief Financial	2022	84,172	—	11,250	—	—	—	—	95,422
Officer and Treasurer	2021	79,488	—	4,125	—	—	—	—	83,613

Chunhai Li, Chief Technology	2022	58,198	—	3,750	—	—	—	—	61,948
Officer	2021	55,013	—	1,375	—	—	—	—	56,388

Haitao Liu	2022	84,141	—	7,500	—	—	—	—	91,641
Chief Operating Officer (3)	2021	79,459	—	2,750	—	—	—	—	82,209

(1)	The amount represents the total compensation Mr. Wen received as the Company’s Chairman and executive officer. Mr. Wen did not receive any compensation for his services as President and Secretary until June 20, 2019.
(2)	Except Mr. Wen’s salaries paid for his services as Chief Executive Officer of the Company, other executive officers received their salaries in Renminbi which were translated into U.S. dollars at the average exchange rate used to translate statement of operations items, which was RMB6.4178 to US$1.00 for the year ended March 31, 2022 and RMB6.7960 to US$1.00 for the year ended March 31, 2021.
(3)	On September 10, 2020, Mr. Haitao Liu tendered his voluntary resignation as Chief Executive Officer of Sichuan Senmiao. On the same date, the Board appointed Mr. Haitao Liu to serve as the Company’s Chief Operating Officer.

Employment Agreements and Potential Payments Upon Termination

Xi Wen, Chief Executive Officer, Chairman of the Board, President and Secretary

On May 27, 2019, the Company and Mr. Wen entered into an employment agreement (the “Wen Agreement”) to memorialize the compensation arrangement and the other terms of Mr. Wen’s continuing employment with the Company and Sichuan Senmiao. Under the Wen Agreement, Mr. Wen is entitled to the following compensation: (i) an annual salary of US$100,000 for his service as Chief Executive Officer of the Company, payable quarterly in arrears, starting upon the Company’s receipt of proceeds from a financing of at least $1,000,000; (ii) an annual salary of RMB600,000 (approximately US$87,354) for his service as the Executive Director for Sichuan Senmiao, payable monthly in arrears starting upon the Company’s receipt of proceeds from a financing of at least $1 million; and (iii) a cash bonus of up to US$50,000 for his services as Chief Executive Officer of the Company for the fiscal year ended March 31, 2020 upon satisfaction of the performance targets as reviewed by the Compensation Committee.

Mr. Wen is also entitled to participate in the Company’s equity incentive plans and other Company benefits (including health insurance, vacation and expense reimbursement), each in accordance with the Company’s policies as determined by the Board from time to time. The Wen Agreement has an initial term of three years and is subject to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 30 days prior to the end of the applicable term.

Pursuant to the Wen Agreement, the Company may terminate Mr. Wen’s employment for cause (as defined in the Wen Agreement), at any time, without notice. Upon a termination for cause, Mr. Wen will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and his right to all other benefits will terminate, except as required by any applicable law.

The Company may also terminate Mr. Wen’s employment without cause upon 30 days’ advance written notice. In the case of such a termination by the Company, the Company is required to provide the following severance payments and benefits to Mr. Wen: (1) a lump sum cash payment equal to three (3) months of the base salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of his target annual bonus for the year immediately preceding the termination, if any; (3) payment of premiums for continued health benefits under the Company’s health plans for three (3) months following the termination, if any; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by Mr. Wen.

In addition, if the Company or its successor terminates the Wen Agreement upon a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, Mr. Wen shall be entitled to the following severance payments and benefits upon such termination: (1) a lump sum cash payment equal to three months of the base salary at a rate equal to the greater of his annual salary in effect immediately prior to the termination, or his then current annual salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of his target annual bonus for the year immediately preceding the termination; (3) payment of premiums for continued health benefits under the Company’s health plans for three months following the termination; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by Mr. Wen.

Pursuant to the Wen Agreement, Mr. Wen may terminate his employment at any time with 30 days’ advance written notice without cause or if there is any significant change in his authority, duties and responsibilities or a material reduction in his annual salary. In such case, Mr. Wen will be entitled to receive compensation equivalent to three months of his base salary.

In order to receive any severance benefits under the Wen Agreement, Mr. Wen will be required to execute and deliver to the Company a general release of claims in a form reasonably satisfactory to the Board.

The Wen Agreement also contains customary restrictive covenants relating to confidentiality, non-competition and non-solicitation.

Xiaoyuan Zhang, Chief Financial Officer and Treasurer

On September 17, 2018, the Company and Ms. Zhang entered into an employment agreement (the “Zhang Agreement”). Under the Zhang Agreement, Ms. Zhang is entitled to an annual salary of RMB540,000 (approximately $78,620) for her services as Chief Financial Officer and Treasurer of the Company. She is also entitled to participate in the Company’s equity incentive plans and other Company benefits, each as determined by the Board from time to time. Her employment has an initial term of one year and is subject to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 30 days prior to the end of the applicable term.

Pursuant to the Zhang Agreement, the Company may terminate Ms. Zhang’s employment for cause, at any time, without notice or remuneration, for certain acts, such as conviction or plea of guilty to a felony or grossly negligent or dishonest acts to the detriment of the Company, or misconduct or a failure to perform agreed duties. In such case, Ms. Zhang will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and her right to all other benefits will terminate, except as required by any applicable law. The Company may also terminate Ms. Zhang’s employment without cause upon 30 days’ advance written notice. In such case of termination by the Company, the Company is required to provide the following severance payments and benefits to Ms. Zhang: a cash payment of one month of base salary as of the date of such termination for each year (which is any period longer than six months but no more than one year) and a cash payment of half month of base salary as of the date of such termination for any period of employment no more than six months, provided that the total severance payments shall not exceed twelve months of base salary.

Pursuant to the Zhang Agreement, Ms. Zhang may terminate her employment at any time with 30 days’ advance written notice if there is any significant change in her duties and responsibilities or a material reduction in her annual salary. In such case, Ms. Zhang will be entitled to receive compensation equivalent to 3 months of her base salary. In addition, if the Company or its successor terminates the Zhang Agreement upon a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, Ms. Zhang shall be entitled to the following severance payments and benefits upon such termination: (1) a lump sum cash payment equal to 3 months of base salary at a rate equal to the greater of her annual salary in effect immediately prior to the termination, or her then current annual salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of target annual bonus for the year immediately preceding the termination; (3) payment of premiums for continued health benefits under the Company’s health plans for 3 months following the termination; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by Ms. Zhang.

The Zhang Agreement also contains customary restrictive covenants relating to confidentiality, non-competition and non-solicitation.

Chunhai Li, Chief Technology Officer

Mr. Li serves as Chief Technology Officer of the Company pursuant to an employment agreement dated July 20, 2017. Under his employment agreement, Mr. Li is entitled to an annual salary of $1.00 for his services Chief Technology Officer of the Company. His employment has an initial term of one year and is subject to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 30 days prior to the end of the applicable term.

We may terminate Mr. Li’s employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or grossly negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. In such case, Mr. Li will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and his right to all other benefits will terminate, except as required by any applicable law. We may also terminate Mr. Li’s employment without cause upon 30 days’ advance written notice. In such case of termination by us, we are required to provide the following severance payments and benefits to him: (1) a lump sum cash payment equal to 3 months of his base salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of his target annual bonus for the year immediately preceding the termination, if any; (3) payment of premiums for continued health benefits under the Company’s health plans for 3 months following the termination, if any; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by him.

Mr. Li may terminate his employment at any time with 30 days’ advance written notice if there is any significant change in his duties and responsibilities or a material reduction in his annual salary. In such case, Mr. Li will be entitled to receive compensation equivalent to three months of his base salary.

Mr. Li has agreed to hold, both during and after the termination of his employment agreement, in strict confidence and not to use, except as required in the performance of his duties in connection with the employment, any of our confidential information or proprietary information of any third party received by us and for which we have confidential obligations. In addition, he has agreed to be bound by non-competition and non-solicitation restrictions during the term of his employment and for one year following termination of his employment.

Mr. Li also serves as Chief Technology Officer of Sichuan Senmiao pursuant to an employment agreement with Sichuan Senmiao for a term of three years ending September 11, 2022. Pursuant to the renewed employment agreement with Sichuan Senmiao in September 2019, Mr. Li receives an annual salary of RMB374,004 (approximately US$53,835) for his services and is entitled to benefits under PRC government statutory employee benefit plans.

Haitao Liu, Chief Executive Officer of Sichuan Senmiao

Mr. Liu serves as the Chief Executive Officer of Sichuan Senmiao pursuant to his employment agreement with Sichuan Senmiao, dated August 1, 2018. The term of his employment was for one year, subject to a one-month probation period. He is entitled to a monthly salary of RMB45,000 (approximately US$6,551) except that he will receive RMB36,000 (approximately US$5,241) for his probation period. The employment may be terminated (i) by mutual consent, (ii) immediately for cause by Sichuan Senmiao, (iii) for incapacity after non-work related illness or injury by Sichuan Senmiao with a 30-day prior written notice or a one-month salary as severance payment, (iii) by a 30-day prior written notice from Mr. Liu and a three-day prior notice during the probation period, or

(iv) immediately for cause by Mr. Liu. In connection with the employment agreement, Mr. Liu and Sichuan Senmiao entered into a confidentiality agreement, pursuant to which Mr. Liu agreed not to release or disclose Sichuan Senmiao’s confidential information.

Despite the expiration of his employment agreement, Mr. Liu has agreed to continue to serve as the Chief Executive Officer of Sichuan Senmiao as well as assist to oversee our Automobile Transaction and Related Services after the discontinuation of our P2P business under the same terms of his employment agreement.

On September 10, 2020, Mr. Haitao Liu tendered his voluntary resignation as Chief Executive Officer of Sichuan Senmiao. On the same date, the Board appointed Mr. Haitao Liu to serve as the Company’s Chief Operating Officer. Effective September 11, 2020, the Company and Mr. Liu entered into an employment agreement (the “Liu Agreement”). Under the Liu Agreement, Mr. Liu is entitled to an annual salary of RMB540,000 (approximately $77,000) for his service as Chief Operating Officer of the Company. He is also entitled to participate in the Company’s equity incentive plans and other Company benefits, each as determined by the Board from time to time. His employment has an initial term of one year and is subject to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 30 days prior to the end of the applicable term.

Outstanding Equity Awards at Fiscal Year-End

As of Mach 31, 2023, there was no outstanding equity awards of executive officers.

Director Compensation

The following table sets forth certain information concerning the compensation of our then serving executive directors for the fiscal year ended March 31, 2022, except that the compensation of Xi Wen as a director is included in “– Summary Compensation Table”:

	Fees				Nonqualified
	earned			Non-equity	deferred
	or	Stock	Option	incentive plan	compensation	All other
	paid in	awards	awards	compensation	earnings	compensation	Total
	cash $	$	$	$	$	$	$
Xiaojuan Lin	20,000	15,000	—	—	—	—	35,000
Trent Davis	40,000	15,000	—	—	—	—	55,000
Sichun Wang	20,000	15,000	—	—	—	—	35,000
Jie Gao	20,000	15,000	—	—	—	—	35,000

Each of our directors receives an annual retainer of $20,000 except that Mr. Trent receives an annual retainer of $40,000. They will also be reimbursed for reasonable, pre-approved expenses in connection with the performance of their services.

On October 29, 2020, the Board approved the issuance of an aggregate of 127,273 RSUs to directors, officers and certain employees as stock compensation for their services for the year ending March 31, 2021. These RSUs will vest in four equal quarterly installments on January 29, 2021, April 29, 2021, July 29, 2021 and October 29, 2021 or in full upon the occurrence of a change in control of the Company, provided that the director, officer or the employee remains in service through the applicable vesting date. The RSUs will be settled by the Company’s issuance of shares of common stock in certificated or uncertificated form upon the earlier of (i) vesting date, (ii) a change in control and (ii) termination of the services of the director, officer or employee due to a “separation of service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, or the death or disability of such director, officer or employee.

As of March 31, 2022, all installment of RSUs with an aggregate of 12,727 (127,273 pre reverse split) was vested and 9,545 (95,457 pre reverse split) was settled by the Company. The Company accounted for the vested RSUs as expenses and charged to common stock.

The fair value of the vested RSUs is calculated at the grant date market price of the Company’s common stock multiplying by the number of vested shares. Total compensation expense for the year ended March 31, 2022 was $140,000. The Company expects to settle the vested RSUs by issuance of shares of common stock within December 2022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

RELATED STOCKHOLDER MATTERS

On May 19, 2023, there were 7,943,040 shares of common stock outstanding, which does not include the shares of common stock underlying the vested RSUs. The following table sets forth certain information known to us with respect to the beneficial ownership of common stock as of that date by (i) each of our directors, (ii) each of our executive officers, (iii) all of our directors and executive officers as a group, and (iv) each person, or group of affiliated persons, whom we know to beneficially own more than 5% of our common stock.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

	Amount and
	Nature of	Percentage of
	Beneficial	Outstanding
Name and Address of Beneficial Owner (1)	Ownership	Shares
5% Stockholders
Senmiao International Investment Group Limited (2)	1,057,500	13.3%
Officers and Directors
Xiaoyuan Zhang (3)	1,364	*
Haitao Liu (4)	909	*
Chunhai Li (5)	455	*
Xi Wen (6)	117,624	1.5%
Xiaojuan Lin (7)	5,349	*
Trent D. Davis (7)	5,349	*
Jie Gao (8)	4,849	*
Sichun Wang (8)	4,849	*
All directors and executive officers as a group (eight individuals)	140,748	1.8%

* Less than 1%.

(1)	Unless otherwise indicated, the business address of each of the individuals is 16F, Building A, Shihao Square, Middle Jiannan Avenue, High-Tech Zone, Chengdu, Sichuan, China.
(2)	Xiang Hu, through Senmiao International Investment Group Limited, a British Virgin Islands company wholly owned by him, owns 1,057,500 shares of common stock of the Company.
(3)

Represents 1,364 shares of common stock underlying 1,364 RSUs, of which, 341 RSUs have been vested but the underlying shares of common stock of which have not been issued as of the date of our Annual Report on Form 10-K for the year ended March 31, 2022.

(4)

Represents 909 shares of common stock underlying 909 RSUs, of which, 227 RSUs have been vested but the underlying shares of common stock of which have not been issued as of the date of our Annual Report on Form 10-K for the year ended March 31, 2022.

(5)

Represents 455 shares of common stock underlying 455 RSUs, of which, 114 RSUs have been vested but the underlying shares of common stock of which have not been issued as of the date of our Annual Report on Form 10-K for the year ended March 31, 2022.

(6)

Includes 112,275 shares of common stock of the Company held in the name of Mr. Wen’s spouse and 5,349 shares of common stock underlying 5,349 RSUs, of which, 455 RSUs have been vested but the underlying shares of common stock of which have not been issued as of the date of our Annual Report on Form 10-K for the year ended March 31, 2022.

(7)

Represents 5,349 shares of common stock underlying 5,349 RSUs, of which, 455 RSUs have been vested but the underlying shares of common stock of which have not been issued as of the date of our Annual Report on Form 10-K for the year ended March 31, 2022.

(8)

Represents 4,849 shares of common stock underlying 4,849 RSUs, of which, 455 RSUs have been vested but the underlying shares of common stock of which have not been issued as of the date of our Annual Report on Form 10-K for the year ended March 31, 2022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

Our audit committee must review and approve any related person transaction we propose to enter into which would need to be disclosed under Item 404(a) of Regulation S-K. Our audit committee charter details the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of our company and our stockholders.

In December 2017, Sichuan Senmiao entered into loan agreements with two stockholders, who agreed to grant lines of credit of approximating $955,000 and $159,000, respectively, to Sichuan Senmiao for five years. The lines of credit are non-interest bearing, effective from January 2017. As of March 31, 2022, the outstanding balances due to these two stockholders in the discontinued operations were $18,886 and $0, respectively.

Senmiao Consulting entered into two office lease agreements with a shareholder of Sichuan Senmiao. which were set to expire on January 1, 2020. On April 1, 2020, the two office leases were amended with a leasing term from April 1, 2020 to March 31, 2023. On March 1, 2021, Senmiao Consulting entered into an additional office lease with the shareholder, which was set to expire on February 1, 2026. For the years ended March 31, 2022, we incurred $237,968 in rental expenses to the shareholder.

In September 2019, Hunan Ruixi entered into an office lease agreement which was set to expire in October, 2023 with Hunan Dingchentai Investment Co., Ltd. (“Dingchentai”), a Company where one of our independent directors serves as legal representative and general manager. The rent was approximately $44,250 per year, payable on a quarterly basis. For the year ended March 31, 2022, we incurred expense of $45,651 in rent to Dingchentai.

In June 2019 and January 2020, our former VIE, Jinkailong, entered into two automobile maintenance services contracts with Sichuan Qihuaxin Automobile Services Co., Ltd and Sichuan Yousen Automobile Maintenance Service Co., Ltd, the companies which are controlled by one of the noncontrolling shareholder of Jinkailong. During the year ended March 31, 2022, Jinkailong incurred automobile maintenance service fees of an aggregate of $942,581 to those companies, respectively.

In July 28, 2021 and August 17, 2021, Xi Wen, Chief Executive Officer and President of the Company, signed two Loan Agreements with Senmiao, under which Xi Wen agreed to lend $500,000 and $300,000 to the Company for its operation of business, with a term of six months and three months, respectively. The loan is interest-free and may be repaid in advance. As of March 31, 2022, the loans were fully settled.

Director Independence

Our board of directors has determined that each of Mr. Davis, Ms. Lin and Ms. Wang qualifies as an “independent director” under the Nasdaq listing rules, which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

LEGAL MATTERS

The validity of the common stock registered for resale hereby has been passed upon for us by Flangas Law Group.

EXPERTS

The consolidated balance sheets of our Company and its subsidiaries as of March 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flow for the years then ended appearing in this registration statement have been included in the registration statement in reliance on the reports of Friedman LLP, given the authority of such firms as an expert in accounting and auditing. Friedman LLP was our independent auditor from 2019 until 2022. Friedman LLP’s address is One Liberty Plaza, 165 Broadway, 21st Floor, New York, NY 10006. Marcum Asia CPAs LLP has been our independent auditor since 2022. The change in auditors was due to the combination of Friedman LLP with Marcum LLP effective September 1, 2022.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

We maintain a website at www.senmiaotech.com. Webcasts of presentations we make at certain conferences may also be available on our website from time to time. The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus. We have included our web address as an inactive textual reference only.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

As a smaller reporting company, the SEC’s rules allow us to “incorporate by reference” information filed after the effective date of the registration statement into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC subsequent to the effective date of the registration statement. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a subsequently filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Senmiao Technology Limited

Chief Executive Officer

16F, Shihao Square, Middle Jiannan Blvd.

High-Tech Zone, Chengdu

Sichuan, People’s Republic of China

+86 28 61554399

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 11.   Information with Respect to the Registrant.

Unaudited Financial Statements as of December 31, 2022

SENMIAO TECHNOLOGY LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Expressed in U.S. dollar, except for the number of shares)

	December 31,	March 31,
	2022	2022
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,537,609	$1,185,221
Accounts receivable, net, current portion	204,763	418,022
Accounts receivable, a related party	9,816	—
Inventories	—	286,488
Finance lease receivables, net, current portion	170,337	314,264
Prepayments, other receivables and other assets, net	1,362,817	2,713,208
Due from related parties, current portion, net	659,299	682,335
Total current assets	3,944,641	5,599,538

Property and equipment, net	3,530,196	5,658,773

Other assets
Operating lease right-of-use assets, net	174,262	109,621
Operating lease right-of-use assets, net, related parties	139,787	515,906
Financing lease right-of-use assets, net	690,365	305,933
Intangible assets, net	819,671	959,551
Accounts receivable, net, noncurrent	—	69
Finance lease receivables, net, noncurrent	50,205	92,980
Due from a related party, noncurrent	5,351,735	6,635,746
Other non-current assets	837,731	—
Total other assets	8,063,756	8,619,806

Total assets	$15,538,593	$19,878,117

LIABILITIES, MEZZANNIE EQUITY AND EQUITY
Current liabilities
Borrowings from a financial institution	$22,857	$145,542
Accounts payable	61,090	14,446
Advances from customers	120,871	120,629
Accrued expenses and other liabilities	2,715,209	2,444,367
Due to related parties and affiliates	117,237	11,682
Operating lease liabilities	104,075	50,177
Operating lease liabilities - related parties	163,558	330,781
Financing lease liabilities	402,526	304,557
Derivative liabilities	572,021	2,215,204
Current liabilities - discontinued operations	485,736	528,426
Total current liabilities	4,765,180	6,165,811

Other liabilities
Operating lease liabilities, non-current	97,350	47,910
Operating lease liabilities, non-current - related parties	52,205	226,896
Financing lease liabilities, non-current	289,358	1,376
Deferred tax liability	42,746	46,386
Total other liabilities	481,659	322,568

Total liabilities	5,246,839	6,488,379

Commitments and contingencies

Mezzanine Equity
Series A convertible preferred stock (par value $1,000 per share, 5,000 shares authorized; 1,741 and 5,000 shares issued and outstanding at December 31, 2022 and March 31, 2022, respectively)	285,802	820,799

Stockholders’ equity
Common stock (par value $0.0001 per share, 10,000,000 shares authorized; 7,693,040 and 6,186,783 shares issued and outstanding at December 31, 2022 and March 31, 2022, respectively) *	782	630
Additional paid-in capital	43,339,412	42,803,033
Accumulated deficit	(36,323,523)	(34,601,545)
Accumulated other comprehensive loss	(1,327,692)	(109,454)
Total Senmiao Technology Limited stockholders’ equity	5,688,979	8,092,664

Non-controlling interests	4,316,973	4,476,275

Total equity	10,005,952	12,568,939

Total liabilities, mezzanine equity and equity	$15,538,593	$19,878,117

*Giving retroactive effect to the 1-for-10 reverse stock split effected on April 6, 2022

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements

SENMIAO TECHNOLOGY LIMITED

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Expressed in U.S. dollar, except for the number of shares)

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Revenues	$1,710,172	$1,660,119	$6,000,597	$3,152,592
Revenues, a related party	30,748	—	323,321	—
Total revenues	1,740,920	1,660,119	6,323,918	3,152,592

Cost of revenues
Cost of revenues	(1,372,916)	(1,457,589)	(5,038,614)	(5,378,411)
Cost of revenues, a related party	(185,254)	—	(333,756)	—
Total cost of revenues	(1,558,170)	(1,457,589)	(5,372,370)	(5,378,411)

Gross profit (loss)	182,750	202,530	951,548	(2,225,819)

Operating expenses
Selling, general and administrative expenses	(1,385,580)	(2,701,921)	(4,832,658)	(7,102,107)
Provision for doubtful accounts, net of recovery	(126,546)	(6,926)	(470,982)	(125,709)
Impairments of inventories	—	—	(3,085)	—
Impairments of long-lived assets and goodwill	—	(1,975)	—	(142,516)
Total operating expenses	(1,512,126)	(2,710,822)	(5,306,725)	(7,370,332)

Loss from operations	(1,329,376)	(2,508,292)	(4,355,177)	(9,596,151)

Other income (expense)
Other income, net	320,151	97,710	807,276	81,600
Interest expense	(6,975)	—	(6,975)	(5,872)
Interest expense on finance leases	(626)	(13,612)	(8,927)	(44,369)
Change in fair value of derivative liabilities	30,557	3,536,859	1,641,650	5,185,309
Issuance cost incurred for issuing series A convertible preferred stock	—	(821,892)	—	(821,892)

Total other income, net	343,107	2,799,065	2,433,024	4,394,776

Income (loss) before income taxes	(986,269)	290,773	(1,922,153)	(5,201,375)

Income tax expense	—	(4,539)	—	(4,550)

Net income (loss) from continuing operations	(986,269)	286,234	(1,922,153)	(5,205,925)

Loss from discontinued operations, net of applicable income taxes	—	(418,355)	—	(2,418,757)

Net loss	(986,269)	(132,121)	(1,922,153)	(7,624,682)

Net loss attributable to non-controlling interests from continuing operations	14,928	178,808	200,175	1,322,575
Net loss attributable to non-controlling interests from discontinued operations	—	108,772	—	628,877

Net income (loss) attributable to the Company’s stockholders	$(971,341)	$155,459	$(1,721,978)	$(5,673,230)

Net loss	$(986,269)	$(132,121)	$(1,922,153)	$(7,624,682)

Other comprehensive income (loss)
Foreign currency translation adjustment	328,208	70,638	(1,177,365)	48,458

Comprehensive loss	(658,061)	(61,483)	(3,099,518)	(7,576,224)

less: Total comprehensive loss attributable to noncontrolling interests	(75,611)	(303,768)	(159,302)	(1,984,990)

Total comprehensive income (loss) attributable to stockholders	$(582,450)	$242,285	$(2,940,216)	$(5,591,234)

Weighted average number of common stock
Basic and diluted*	7,689,406	5,922,655	7,016,860	5,579,271

Earning (loss) per share - basic and diluted*
Continuing operations	$(0.13)	$0.08	$(0.25)	$(0.70)
Discontinued operations	—	(0.05)	—	(0.32)
Total earnings (loss) per share - basic and diluted*	$(0.13)	$0.03	$(0.25)	$(1.02)

*Giving retroactive effect to the 1-for-10 reverse stock split effected on April 6, 2022

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements

SENMIAO TECHNOLOGY LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)

For the Nine Months Ended December 31, 2022 and 2021

(Expressed in U.S. dollar, except for the number of shares)

	For the Nine Months Ended December 31, 2021
					Accumulated
			Additional		other		Total
	Common stock		paid-in	Accumulated	comprehensive	Non-controlling	equity
	Shares*	Par value	capital	deficit	loss	interest	(deficiency)
BALANCE, March 31, 2021	4,978,073	$498	$40,759,807	$(34,064,921)	$(838,671)	$(3,284,143)	$2,572,570
Net loss	—	—	—	(6,248,615)	—	(1,122,021)	(7,370,636)
Exercise of Series A warrants into common stock	4,403	1	22,014	—	—	—	22,015
Fair value of derivative liabilities upon exercise of warrants	—	—	45,674	—	—	—	45,674
Issuance of common stock and warrants in a registered direct offering, net of issuance costs	553,192	55	2,208,594	—	—	—	2,208,649
Foreign currency translation adjustment	—	—	—	—	(7,237)	(11,335)	(18,572)
BALANCE, June 30, 2021 (Unaudited)	5,535,668	554	43,036,089	(40,313,536)	(845,908)	(4,417,499)	(2,540,300)
Net income (loss)	—	—	—	419,926	—	(541,851)	(121,925)
Issuance of restricted stock units	9,546	1	104,999	—	—	—	105,000
Foreign currency translation adjustment	—	—	—	—	2,407	(6,015)	(3,608)
BALANCE, September 30, 2021 (Unaudited)	5,545,214	$555	$43,141,088	$(39,893,610)	$(843,501)	$(4,965,365)	$(2,560,833)
Net income (loss)	—	—	—	155,459	—	(287,580)	(132,121)
Issuance of common stock in purchase of XXTX's remaining NCI	533,167	53	(1,357,637)	—	(21,762)	1,379,346	—
Issuance of common stock for consulting service	100,000	10	652,990	—	—	—	653,000
Foreign currency translation adjustment	—	—	—	—	86,826	(16,188)	70,638
BALANCE, December 31, 2021 (Unaudited)	6,178,381	$618	$42,436,441	$(39,738,151)	$(778,437)	$(3,889,787)	$(1,969,316)

	For the Nine Months Ended December 31, 2022
					Accumulated
			Additional		other
	Common stock		paid-in	Accumulated	comprehensive	Non-controlling	Total
	Shares*	Par value	capital	deficit	loss	interest	equity
BALANCE, March 31, 2022	6,186,783	$630	$42,803,033	$(34,601,545)	$(109,454)	$4,476,275	$12,568,939
Net income (loss)	—	—	—	332,853	—	(88,933)	243,920
Conversion of preferred stock into common stock	126,831	14	85,349	—	—	—	85,363
Foreign currency translation adjustment	—	—	—	—	(783,838)	(1,815)	(785,653)
BALANCE, June 30, 2022 (Unaudited)	6,313,614	644	42,888,382	(34,268,692)	(893,292)	4,385,527	12,112,569
Net loss	—	—	—	(1,083,490)	—	(96,314)	(1,179,804)
Conversion of preferred stock into common stock	1,369,294	138	449,497	—	—	—	449,635
Foreign currency translation adjustment	—	—	—	—	(823,291)	103,371	(719,920)
BALANCE, September 30, 2022 (Unaudited)	7,682,908	$782	$43,337,879	$(35,352,182)	$(1,716,583)	$4,392,584	$10,662,480
Net loss	—	—	—	(971,341)	—	(14,928)	(986,269)
Cashless exercise of November 2021 Investor warrants into common stock	10,132	—	—	—	—	—	—
Fair value of derivative liabilities upon exercise of warrants	—	—	1,533	—	—	—	1,533
Foreign currency translation adjustment	—	—	—	—	388,891	(60,683)	328,208
BALANCE, December 31, 2022 (Unaudited)	7,693,040	$782	$43,339,412	$(36,323,523)	$(1,327,692)	$4,316,973	$10,005,952

*Giving retroactive effect to the 1-for-10 reverse stock split effected on April 6, 2022

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements

SENMIAO TECHNOLOGY LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in U.S. dollar, except for the number of shares)

	For the Nine Months Ended December 31,
	2022	2021
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net loss	$(1,922,153)	$(7,624,682)
Net loss from discontinued operations	—	(2,418,757)
Net loss from continuing operations	(1,922,153)	(5,205,925)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	873,480	704,741
Stock compensation expense	—	653,000
Issuance costs for series A convertible preferred stock	—	821,892
Amortization of right-of-use assets	579,209	635,036
Amortization of intangible assets	128,538	104,829
Provision for doubtful accounts, net of recovery	470,982	125,709
Impairments of inventories	3,085	—
Impairments of long-lived assets	—	142,516
Gain on disposal of long-lived assets	(596,564)	—
Change in fair value of derivative liabilities	(1,641,650)	(5,185,309)
Change in operating assets and liabilities
Accounts receivable	177,273	8,693
Accounts receivable, a related party	(9,876)	—
Inventories	322,689	(93,172)
Prepayments, other receivables and other assets	1,115,661	683,439
Finance lease receivables	187,695	556,021
Accounts payable	48,108	76,877
Advances from customers	10,048	(1,812)
Accrued expenses and other liabilities	639,657	(664,848)
Operating lease liabilities	(37,872)	(113,238)
Operating lease liabilities - related parties	(99,023)	(124,143)
Net cash provided by (used in) operating activities from continuing operations	249,287	(6,875,694)
Net cash provided by operating activities from discontinued operations	—	416,522
Net Cash Provided by (Used in) Operating Activities	249,287	(6,459,172)

Cash Flows from Investing Activities:
Purchases of property and equipment	(1,213,996)	(3,484,051)
Cash procced from disposal of long-lived assets	1,527,550	—
Purchases of intangible assets	(26,408)	(76,637)
Net cash provided by (used in) investing activities from continuing operations	287,146	(3,560,688)
Net cash provided by investing activities from discontinued operations	—	22,586
Net Cash Provided by (Used in) Investing Activities	287,146	(3,538,102)

Cash Flows from Financing Activities:
Net proceeds from issuance of common stock in a registered direct offering	—	5,771,053
Net proceeds from issuance of common stock upon warrants exercised	—	22,015
Net proceeds from issuance of series A convertible preferred stock and warrants in a private placement offering	—	4,369,937
Borrowings from a financial institution	—	534,112
Loan to related parties	—	(232,751)
Repayment from related parties and affiliates	359,383	15,546
Repayments of current borrowings from financial institutions	(111,615)	(529,226)
Principal payments of finance lease liabilities	(349,140)	(333,480)
Net cash provided by (used in) financing activities from continuing operations	(101,372)	9,617,206
Net cash used in financing activities from discontinued operations	—	(1,439,919)
Net Cash Provided by (Used in) Financing Activities	(101,372)	8,177,287

Effect of exchange rate changes on cash and cash equivalents	(82,673)	173,623

Net increase (decrease) in cash and cash equivalents	352,388	(1,646,364)
Cash and cash equivalents, beginning of the period	1,185,221	4,448,075
Cash and cash equivalents, end of the period	1,537,609	2,801,711

Less: Cash and cash equivalents from discontinued operations	—	833,060

Cash and cash equivalents from continuing operations, end of period	$1,537,609	$1,968,651

Supplemental Cash Flow Information
Cash paid for interest expense	$6,975	$44,123
Non-cash Transaction in Investing and Financing Activities
Recognition of right-of-use assets and lease liabilities	$917,786	$196,671
Recognition of right-of-use assets and lease liabilities, related parties	$118,030	$180,973
Termination of right-of use assets and lease liabilities	54,546	—
Termination of right-of use assets and lease liabilities, related parties	252,939	—
Cashless exercise of November 2021 Investor warrants into common stock	$1,533	$—
Allocation of fair value of derivative liabilities for issuance of common stock	$—	$7,933,434
Allocation of fair value of derivative liabilities to additional paid in capital upon warrants exercised	$—	$45,674
Acquisition of XXTX'S minority interest with issuance of common stock at fair value	$—	$1,972,717

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements

SENMIAO TECHNOLOGY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     ORGANIZATION AND PRINCIPAL ACTIVITIES

Senmiao Technology Limited (the “Company”) is a U.S. holding company incorporated in the State of Nevada on June 8, 2017. The Company operates its business in two segments:

(i) automobile transaction and related services focusing on the online ride-hailing industry in the People’s Republic of China (“PRC” or “China”) through the Company’s wholly owned subsidiaries, Sichuan Senmiao Yicheng Assets Management Co., Ltd., formerly named Yicheng Financial Leasing Co., Ltd., a PRC limited liability company (“Yicheng”), Chengdu Corenel Technology Co., Ltd., a PRC limited liability company (“Corenel”), and its majority owned subsidiaries, Chengdu Jiekai Yunli Technology Co., Ltd. (“Jiekai”), and Hunan Ruixi Financial Leasing Co., Ltd., a PRC limited liability company (“Hunan Ruixi”), and its equity investee company (an entity 35% owned by Hunan Ruixi) and former variable interest entity (“VIE”), Sichuan Jinkailong Automobile Leasing Co., Ltd., a PRC limited liability company (“Jinkailong”).

(ii) online ride-hailing platform services through its own platform (known as Xixingtianxia) as described further below, since October 2020, through Hunan Xixingtianxia Technology Co., Ltd., a PRC limited liability company (“XXTX”), which is a wholly owned subsidiary of Sichuan Senmiao Zecheng Business Consulting Co., Ltd. (“Senmiao Consulting”), a PRC limited liability company and wholly-owned subsidiary of the Company. The Company’s ride hailing platform enables qualified ride-hailing drivers to provide transportation services in Chengdu, Changsha, Guangzhou, and other 23 cities in China as of the filing date of these unaudited condensed consolidated financial statements.

Hunan Ruixi holds a business license for automobile sales and financial leasing and has been engaged in automobile financial leasing services and automobile sales since March 2019 and January 2019, respectively. Yicheng holds a business license for automobiles sale and has been engaged in automobile sales since June 2019. Yicheng used to have a license of financial leasing, which has been terminated since June 2022. The Company also has been engaged in operating leasing services through Hunan Ruixi and its equity investee company, Jinkailong since March 2019. Jinkailong used to facilitate automobile sales and financing transactions for its clients, who are primarily ride-hailing drivers and provides them operating lease and relevant after-transaction services.

On September 11, 2020, Senmiao Consulting entered into an investment agreement relating to XXTX with all the original shareholders of XXTX (the “XXTX Investment Agreement”), pursuant to which Senmiao Consulting would make an investment of RMB3.16 million (approximately $0.44 million) in XXTX in cash and obtain a 51% equity interest. As of the filing date of these unaudited condensed consolidated financial statements, the Company had remitted the full amount of investment to XXTX pertained to above mentioned XXXT Investment Agreement.

On October 23, 2020, the registration procedures for the change in shareholders and registered capital were completed and XXTX became a majority owned subsidiary of Senmiao Consulting. On February 5, 2021, Senmiao Consulting and all the original shareholders of XXTX entered into a supplementary agreement related to XXTX’s Investment agreement (the “XXTX Increase Investment Agreement”). Under the XXTX Increase Investment Agreement, all the shareholders of XXTX agreed to increase the total registered capital of XXTX to RMB50.8 million (approximately $7.14 million). Senmiao Consulting shall pay another investment amounted to RMB36.84 million (approximately $5.18 million) in cash in exchange of additional 27.74% of XXTX’s equity interest. As of the filing date of these unaudited condensed consolidated financial statements, the Company had remit approximately RMB36.60 million ($5.30 million) to XXTX pertained to above mentioned XXTX Increase Investment Agreement.

On October 22, 2021, the Company, Senmiao Consulting, XXTX and its other shareholders further entered into a Share Swap Agreement (the “Share Swap Agreement”), pursuant to which the Company, through Senmiao Consulting, purchased all of the remaining equity interests the original shareholders hold in XXTX at a total purchase price of $3.5 million, payable in the Company’s shares of common stock, par value $0.0001 per share at a per share price of the average closing price of a share of common stock reported on the Nasdaq Capital Market for ten (10) trading days immediately preceding the date of the Share Swap Agreement. On November 9, 2021, the issuance of 533,167 (5,331,667 pre reverse split) shares of the Company’s common stock for this transaction has been completed and on December 31, 2021, the registration procedures for the change in shareholders was completed. As a result, XXTX became a wholly-owned subsidiary of Senmiao Consulting.

As of the filing date of these unaudited condensed consolidated financial statements, Senmiao Consulting has made a cumulative capital contribution of RMB39.76 million (approximately $5.76 million) to XXTX and the remaining amount is expected to be paid before December 31, 2025. As of December 31, 2022, XXTX had ten wholly owned subsidiaries and only one of them had operations.

In December 2020, Senmiao Consulting formed Corenel, with a registered capital of RMB10 million (approximately $1.6 million) in Chengdu City, Sichuan Province. Corenel is engaged in automobile operating leases since March 2021.

In December 2020, Hunan Ruixi and a third party jointly formed a subsidiary, Chengdu Xichuang Technology Service Co., Ltd. (“Xichuang”), with a registered capital of RMB200,000 (approximately $32,000) in Chengdu City, Sichuan Province. Hunan Ruixi holds 70% of the equity interests of Xichuang. In August 2021, Hunan Ruixi signed an equity transfer agreement with another shareholder of Xichuang. Pursuant to the equity transfer agreement, another shareholder of Xichuang would transfer 30% of its shares to Hunan Ruixi for a consideration of zero. However, in November 2021, Xichuang was dissolved. The dissolution of Xichuang did not have a material impact to the Company’s financial results.

In April 2021, the Company formed Senmiao Technology (Hong Kong)., Ltd. (“Senmiao HK”), with a registered capital of $10,000 in Hongkong. The Company holds 99.99% of the equity interests of Senmiao HK. As of the filing date of these unaudited condensed consolidated financial statements, Senmiao HK has no operations.

In March 2022, Corenel and another company in Chengdu formed Jiekai, with a registered capital of RMB500,000 (approximately $80,000). Corenel holds 51% of the equity interests of Jiekai. Jiekai is engaged in automobile operating lease business since April 2022.

The following diagram illustrates the Company’s corporate structure, including its subsidiaries and equity investee company, as of the filing date of these unaudited condensed consolidated financial statements:

Former VIE Agreements with Sichuan Senmiao

Senmiao Consulting, Sichuan Senmiao Ronglian Technology Co., Ltd. (“Sichuan Senmiao”) and all the shareholders of Sichuan Senmiao (the “Sichuan Senmiao Shareholders”) entered into an Equity Interest Pledge Agreement, an Exclusive Business Cooperation Agreement, an Exclusive Option Agreement, Power of Attorneys, and Timely Report Agreements in September 2017 (collectively, the “Sichuan Senmiao VIE Agreements”). For the details of such agreements, please refer to the audited financial statements contained in the annual report on Form 10-K filed with the SEC on July 15, 2022. According to the VIE Agreements, Senmiao Consulting was the primary beneficiary of Sichuan Senmiao and the financial statements of Sichuan Senmiao are consolidated in the accompanying unaudited condensed consolidated financial statements. Sichuan Senmiao suffered accumulated loss of approximately $18.0 million as of March 31, 2022 with shareholders’ deficiency of $7.6 million. Due to such loss from Sichuan Senmiao, on March

23, 2022, Senmiao Consulting and other shareholders with 94.5% equity interests of Sichuan Senmiao terminated the VIE Agreements and acquired Sichuan Senmiao’s 94.5% equity interests with total consideration of zero. Sichuan Senmiao became the majority owned subsidiary of Senmiao Consulting accordingly. The termination of the Sichuan Senmiao VIE Agreements had no significant impact on the consolidated financial statements.

Former Voting Agreements with Jinkailong’s Other Shareholders

Hunan Ruixi entered into two voting agreements signed in August 2018 and February 2020, respectively, as amended (the “Voting Agreements”), with Jinkailong and other Jinkailong’s shareholders holding an aggregate of 65% equity interests. Pursuant to the Voting Agreements, all other Jinkailong’s shareholders will vote in concert with Hunan Ruixi on all fundamental corporate transactions in the event of a disagreement for periods of 20 years and 18 years, respectively, ending on August 25, 2038.

On March 31, 2022, Ruixi entered into an Agreement for the Termination of the Agreement for Concerted Action by Shareholders of Jinkailong (the “Termination Agreement”), pursuant to which the Voting Agreements mentioned above was terminated as of the date of the Termination Agreement. The termination will not impair the past and future legitimate rights and interests of all parties in Jinkailong. As of December 31, 2022, the parties no longer maintain a concerted action relationship with respect to the decision required to take concerted action at its shareholders meetings as stipulated in the Voting Agreements. Each party shall independently express opinions and exercise various rights such as voting rights and perform relevant obligations in accordance with the provisions of laws, regulations, normative documents and the Jinkailong’s articles of association.

As a result of the Termination Agreement, the Company no longer has a controlling financial interest in Jinkailong and has determined that Jinkailong was deconsolidated from the Company’s Consolidated Financial Statements effective as of March 31, 2022. However, as Hunan Ruixi still holds 35% equity interests in Jinkailong, Jinkailong is the equity investee company of the Company since then. As of December 31, 2022 and March 31, 2022, the paid-in capital of Jinkailong is zero.

In connection with the deconsolidation and in accordance with ASC 810-10-40-5, the Company recorded a gain on deconsolidation of Jinkailong on March 31, 2022 as follows:

March 31,
2022
Carrying amount of net deficit of Jinkailong as of March 31, 2022	$15,227,359
Carrying amount of non-controlling interest	(3,605,156)
Cumulative currency translation adjustment removal	(670,658)
Net gain on deconsolidation of Jinkailong	$10,951,545

In addition, the Company recognized $7,298,208 of related party receivable from Jinkailong as of March 31, 2022, of which, $6,635,746 is required to be repaid over a period from April 2023 to December 2026 based on the agreement between the Company and Jinkailong, classified as due from related parties, noncurrent. Besides, the deconsolidation also excluded $31,263 receivables due from related parties, which was recorded by Jinkailong. As of December 31, 2022, the Company has outstanding balance due from Jinkailong amounted to $5,992,152, net of allowance, of which, $5,351,735 is to be repaid over a period from January 2024 to December 2026, classified as due from related party, noncurrent (refer to Note 4).

The Company determined that the deconsolidation of Jinkailong represented a major shift that will have a major effect on the Company’s operations and financial results, which triggers discontinued operations accounting in accordance with ASC 205-20-45 as discussed in note 4.

Former VIE Agreements with Youlu

On December 7, 2021, XXTX entered into a series of contractual arrangements (collectively, the “Youlu VIE Agreements”) with Youlu and each of its equity holders (“Youlu Shareholders”). The terms of Youlu VIE Agreements were similar to the Sichuan Senmiao VIE Agreements. According to the Youlu VIE Agreements, Youlu was obligated to pay XXTX service fees approximately equal to its net income. Youlu’s entire operations were, in fact, directly controlled by XXTX. There were no unrecognized revenue-producing assets that were held by Youlu. However, on March 31, 2022, the Youlu VIE Agreements were terminated by XXTX and Youlu Shareholders. As Youlu had limited operation, the termination had no significant impact on the consolidated financial statements. After Jinkailong and Youlu were deconsolidated from the Company’s consolidated financial statements at March 31, 2022, there were no assets and liabilities from the Company’s former VIEs included in the Company’s financial statements going forward.

Net revenue, loss from operations and net loss of the former VIEs that were included in the Company’s unaudited condensed consolidated financial statements for the three and nine months ended December 31, 2022 and 2021 are as follows:

	For the Three Months Ended		For the Nine Months Ended
	December 31,		December 31,
	2022	2021	2022	2021*
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenue from continuing operations	$—	$152	$—	$23,380
Net revenue from discontinued operations	$—	$1,882,930	$—	$5,096,441
Loss from operations from continuing operations	$—	$(57,616)	$—	$(107,802)
Loss from operations from discontinued operations	$—	$(390,710)	$—	$(2,182,402)
Net loss from continuing operations attributable to stockholders	$—	$(57,141)	$—	$(105,760)
Net loss from discontinued operations attributable to stockholders	—	(309,583)	—	(1,789,880)
Net loss attributable to stockholders	$—	$(366,724)	$—	$(1,895,640)

* Net revenue, loss from operations and net loss attributable to stockholders for the three and nine months ended December 31, 2021 were retroactively restated for comparative purpose.

2.      GOING CONCERN

In assessing the Company’s liquidity, the Company monitors and analyzes its cash on-hand and its operating and capital expenditure commitments. The Company’s liquidity needs are to meet its working capital requirements, operating expenses and capital expenditure obligations. Debt financing from financial institutions and equity financings have been utilized to finance the working capital requirements of the Company.

The Company’s business is capital intensive. The Company’s management has considered whether there is substantial doubt about its ability to continue as a going concern due to (1) the net loss of approximately $1.9 million for the nine months ended December 31, 2022; (2) accumulated deficit of approximately $36.3 million as of December 31, 2022; (3) the working capital deficit of approximately $0.8 million as of December 31, 2022; and (4) two purchase commitments of approximately $2.4 million for 200 automobiles. As of the filing date of these unaudited condensed consolidated financial statements, the Company has entered into two purchase contracts with two automobile dealers to purchase a total of 300 automobiles in the amount of approximately $4.7 million, of which, 100 automobiles of approximately $1.6 million have been purchased in cash and delivered to the Company, and approximately $0.7 million has been remitted as purchase deposit. The remaining purchase commitment of approximately $2.4 million of which approximately $1.6 million shall be completed with financing option through the dealer’s designated financial institutions, and approximately $0.8 million shall be remit in installment to be completed before March 31, 2023.

Management has determined there is substantial doubt about its ability to continue as a going concern. If the Company is unable to generate significant revenue, the Company may be required to curtail or cease its operations. Management is trying to alleviate the going concern risk through the following sources:

●	Equity financing to support its working capital;
●	Other available sources of financing (including debt) from PRC banks and other financial institutions; and
●	Financial support and credit guarantee commitments from the Company’s related parties.

Based on the above considerations, management is of the opinion that the Company will probably not have sufficient funds to meet its working capital requirements and debt obligations as they become due one year from the filing date of these unaudited condensed consolidated financial statements, if the Company is unable to obtain additional financing. In addition, the maximum contingent liabilities for automobile purchasers the Company would be exposed to was approximately $46,641 as of December 31, 2022, assuming all the automobile purchasers were in default. There is no assurance that the Company will be successful in implementing the foregoing plans or that additional financing will be available to the Company on commercially reasonable terms, or at all. There are a number of factors that could potentially arise that could undermine the Company’s plans, such as (i) the impact of the COVID-19 pandemic on the Company’s business and areas of operations in China, (ii) changes in the demand for the Company’s services, (iii) PRC government policies, (iv) economic conditions in China and worldwide, (v) competitive pricing in the automobile transaction and related service and ride-hailing industries, (vi) changes in the Company’s relationships with key business partners,

(vii) the ability of financial institutions in China to provide continued financial support to the Company’s customers, and (viii) the perception of PRC-based companies in the U.S. capital markets. The Company’s inability to secure needed financing when required could require material changes to the Company’s business plans and could have a material adverse effect on the Company’s viability and results of operations.

3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)   Basis of presentation

The accompanying interim unaudited condensed consolidated financial statements of the Company has been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The interim unaudited financial information as of December 31, 2022 and for the three and nine months ended December 31, 2022 and 2021 have been prepared without audit, pursuant to the rules and regulations of the SEC and pursuant to Regulation S-X. Certain information and footnote disclosures, which are normally included in annual financial statements prepared in accordance with U.S. GAAP, have been omitted pursuant to those rules and regulations. The interim unaudited financial information should be read in conjunction with the audited financial statements and the notes thereto, included in the Form 10-K for the fiscal year ended March 31, 2022, which was filed with the SEC on July 15, 2022.

In the opinion of management, all adjustments (including normal recurring adjustments) necessary to present a fair statement of the Company’s unaudited financial position as of December 31, 2022, its unaudited results of operations for the three and nine months ended December 31, 2022 and 2021, and its unaudited cash flows for the nine months ended December 31, 2022 and 2021, as applicable, have been made. The unaudited interim results of operations are not necessarily indicative of the operating results for the full fiscal year or any future periods.

(b)   Basis of consolidation

The unaudited condensed consolidated financial statements include the accounts of the Company and include the assets, liabilities, revenues and expenses of the subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation.

(c)   Foreign currency translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing on the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates on the date of the balance sheet. The resulting exchange differences are recorded in the statement of operations.

The reporting currency of the Company and its subsidiaries and former VIEs is U.S. dollars (“US$”) and the unaudited condensed consolidated financial statements have been expressed in US$. However, the Company maintains the books and records in its functional currency, Chinese Renminbi (“RMB”), being the functional currency of the economic environment in which its operations are conducted.

In general, for consolidation purposes, assets and liabilities of the Company and its subsidiaries whose functional currency is not the US$, are translated into US$, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of the Company and its subsidiaries and former VIEs are recorded as a separate component of accumulated other comprehensive loss within the unaudited condensed consolidated statements of changes in stockholders’ equity.

Translation of amounts from RMB into US$ has been made at the following exchange rates for the respective periods:

	December 31,	March 31,
	2022	2022
Balance sheet items, except for equity accounts	6.8972	6.3400

	For the Three Months Ended
	December 31,
	2022	2021
Items in the statements of operations and comprehensive loss	7.1120	6.3937

	For the Nine Months Ended December 31,
	2022	2021
Items in the statements of operations and comprehensive loss, and statements of cash flows	6.8547	6.4408

(d)   Use of estimates

In presenting the unaudited condensed consolidated financial statements in accordance with U.S. GAAP, management make estimates and assumptions that affect the amounts reported and related disclosures. Estimates, by their nature, are based on judgment and available information. Accordingly, actual results could differ from those estimates. On an ongoing basis, management reviews these estimates and assumptions using the currently available information. Changes in facts and circumstances may cause the Company to revise its estimates. The Company bases its estimates on past experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. The inputs into our judgments and estimates consider the economic implications of COVID-19 on the Company’s critical and significant accounting estimates. Estimates are used when accounting for items and matters including, but not limited to, revenue recognition, residual values, lease classification and liabilities, finance lease receivables, inventory obsolescence, right-of-use assets, determinations of the useful lives and valuation of long-lived assets, estimates of allowances for doubtful accounts and prepayments, estimates of impairment of long-lived assets and goodwill, valuation of deferred tax assets, estimated fair value used in business acquisitions, valuation of derivative liabilities, allocation of fair value of derivative liabilities, issuance of common stock and warrants exercised and other provisions and contingencies.

(e)   Fair values of financial instruments

Accounting Standards Codification (“ASC”) Topic 825, Financial Instruments (“Topic 825”) requires disclosure of fair value information of financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Topic 825 excludes certain financial instruments and all nonfinancial assets and liabilities from its disclosure requirements. Accordingly, the aggregate fair value amounts do not represent the underlying value of the Company. The three levels of valuation hierarchy are defined as follows:

Level 1    Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2    Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3    Inputs to the valuation methodology are unobservable and significant to the fair value.

The following table sets forth by level within the fair value hierarchy our financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2022 and March 31, 2022:

	Carrying Value as of	Fair Value Measurement as of
	December 31, 2022	December 31, 2022
	(Unaudited)	Level 1	Level 2	Level 3
Derivative liabilities	$572,021	$—	$—	$572,021

		Fair Value Measurement as of
	Carrying Value as of	March 31, 2022
	March 31, 2022	Level 1	Level 2	Level 3
Derivative liabilities	$2,215,204	$—	$—	$2,215,204

The following is a reconciliation of the beginning and ending balance of the assets and liabilities measured at fair value on a recurring basis for nine months ended December 31, 2022 and for the year ended March 31, 2022:

			August	February
			2020	2021
			Underwritten	Registered	May 2021		November 2021
	2019 Registered Direct Offering		Public	Direct	Registered Direct Offering		Private Placement
	Series A	Placement	Offering	Offering	Investors	Placement	Investors	Placement
	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants	Total
BALANCE as of March 31, 2021	$80,268	$163,572	$397,525	$637,561	$—	$—	$—	$—	$1,278,926
Derivative liabilities recognized at grant date	—	—	—	—	3,313,864	248,541	4,060,857	310,173	7,933,435
Change in fair value of derivative liabilities	(32,680)	(153,047)	(352,944)	(572,018)	(2,535,376)	(190,154)	(2,895,392)	(219,871)	(6,951,482)
Fair value of warrants exercised	(45,675)	—	—	—	—	—	—	—	(45,675)
BALANCE as of March 31, 2022	1,913	10,525	44,581	65,543	778,488	58,387	1,165,465	90,302	2,215,204
Change in fair value of derivative liabilities	(1,878)	(10,342)	(34,526)	(51,581)	(589,804)	(44,236)	(843,900)	(65,383)	(1,641,650)
Cashless exercise on November 2021 Investor warrant	—	—	—	—	—	—	(1,533)	—	(1,533)
BALANCE as of December 31, 2022 (Unaudited)	$35	$183	$10,055	$13,962	$188,684	$14,151	$320,032	$24,919	$572,021

The Company’s Series A and Series B warrants, the June 2019 Placement Agent Warrants, the Underwriters’ Warrants, the ROFR Warrants, the May 2021 Investors Warrants, the May 2021 Placement Agent Warrants, and the November 2021 Investors Warrants and November 2021 Placement Agent Warrants are not traded in an active securities market; therefore, the Company estimates the fair value to those warrants using the Black-Scholes valuation model on June 20, 2019 (the grant date), August 4, 2020 (the grant date), February 10, 2021 (the grant date), May 13, 2021 (the grant date), November 10, 2021 (the grant date), as of December 31, 2022 and March 31, 2022.

	June 20, 2019			August 4, 2020	February 10, 2021		May 13, 2021		November 10, 2021
	Series A	Series B	Placement Agent	Underwriters’	Placement Agent	ROFR	Investor	Placement Agent	Investor	Placement Agent
	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants
# of shares exercisable*	133,602	111,632	14,251	56,800	38,044	15,218	553,192	41,490	5,335,763	55,148
Valuation date	6/20/2019	6/20/2019	6/20/2019	8/4/2020	2/10/2021	2/10/2021	5/13/2021	5/13/2021	11/10/2021	11/10/2021
Exercise price*	$37.20	$37.20	$33.80	$6.30	$13.80	$17.30	$10.50	$10.50	$1.13	$6.80
Stock price*	$28.00	$28.00	$28.00	$5.10	$16.30	$16.30	$7.20	$7.20	$6.70	$6.70
Expected term (years)	4	1	4	5	5	5	5	5	5	5
Risk-free interest rate	1.77%	1.91%	1.77%	0.19%	0.46%	0.46%	0.84%	0.84%	1.23%	1.23%
Expected volatility	86%	91%	86%	129%	132%	132%	131%	131%	126%	126%

	As of December 31, 2022
			August 4,
	June 20, 2019		2020	February 10, 2021		May 13, 2021		November 10, 2021
		Placement		Placement			Placement		Placement
	Series A	Agent	Underwriters’	Agent	ROFR	Investor	Agent	Investor	Agent
Granted Date	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants
# of shares exercisable	2,590	14,251	31,808	38,044	15,218	553,192	41,490	5,310,763	55,148
Valuation date	12/31/2022	12/31/2022	12/31/2022	12/31/2022	12/31/2022	12/31/2022	12/31/2022	12/31/2022	12/31/2022
Exercise price	$5.00	$5.00	$6.30	$13.80	$17.30	$10.50	$10.50	$1.13	$6.80
Stock price	$0.09	$0.09	$0.09	$0.09	$0.09	$0.09	$0.09	$0.09	$0.09
Expected term (years)	0.47	0.47	2.59	3.12	3.12	3.37	3.37	3.86	3.86
Risk-free interest rate	2.22%	2.22%	4.35%	4.21%	4.21%	4.18%	4.18%	4.12%	4.12%
Expected volatility	122%	122%	122%	122%	122%	122%	122%	122%	122%

	As of March 31, 2022
	June 20,		August 4,	February 10,		May 13,		November 10,
	2019		2020	2021		2021		2021
		Placement		Placement			Placement		Placement
	Series A	Agent	Underwriters’	Agent	ROFR	Investor	Agent	Investor	Agent
Granted Date	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants
# of shares exercisable*	2,590	14,251	31,808	38,044	15,218	553,192	41,490	5,335,763	55,148
Valuation date	3/31/2022	3/31/2022	3/31/2022	3/31/2022	3/31/2022	3/31/2022	3/31/2022	3/31/2022	3/31/2022
Exercise price*	$5.00	$5.00	$6.30	$13.80	$17.30	$10.50	$10.50	$1.13	$6.80
Stock price*	$2.30	$2.30	$2.30	$2.30	$2.30	$2.30	$2.30	$2.30	$2.30
Expected term (years)	1.22	1.22	3.35	3.87	3.87	4.12	4.12	4.62	4.62
Risk-free interest rate	1.77%	1.77%	2.44%	2.44%	2.44%	2.43%	2.43%	2.43%	2.43%
Expected volatility	123%	123%	123%	123%	123%	123%	123%	123%	123%

*Giving retroactive effect to the 1-for-10 reverse stock split effected on April 6, 2022.

As of December 31, 2022 and March 31, 2022, financial instruments of the Company comprised primarily current assets and current liabilities including cash and cash equivalents, accounts receivable, inventories, finance lease receivables, prepayments, other receivables and other assets, due from related parties, borrowings from financial institutions, accounts payable, advance from customers, lease liabilities, accrued expenses and other liabilities, due to related parties and affiliates, and operating and financing lease liabilities, which approximate their fair values because of the short-term nature of these instruments, and non-current liabilities of borrowings from financial institutions, which approximate their fair values because of the stated loan interest rate to the rate charged by similar financial institutions.

The non-current portion of accounts receivables, finance lease receivables, and operating and financing lease liabilities were recorded at gross adjusted for the interest using the effective interest rate method. The Company believes that the effective interest rates underlying these instruments approximate their fair values because the Company used its incremental borrowing rate to recognize the present value of these instruments as of December 31, 2022 and March 31, 2022.

Other than as listed above, the Company did not identify any assets or liabilities that are required to be presented on the balance sheet at fair value.

(f)   Equity method investments

The Company accounts for investments in private company by using equity method as the Company determined that it does not have control over Jinkailong under either voting or VIE models in accordance with ASC 323 “Investments- Equity Method and Joint Ventures”. The Company records equity method investments initially at cost and subsequently records its share of the earnings or losses of the investee in the periods for which they are reported by the investee in its financial statements rather than in the period in which an investee declares a dividend. The Company adjusts the carrying amount of an investment for its share of the earnings or losses of the investee after the date of investment and share report the recognized earnings or loses in income. If an investment balance is reduced to zero as a result of cumulative losses, the Company will need to pause the recognition of losses until its share of earnings exceeds the accumulated losses resulting in the investment balance returning to zero. As of December 31, 2022 and March 31, 2022, the Company had equity investment in Jinkailong of 35%, and the carrying value of the investment is $0 for both periods presented.

(g)   Business combinations and non-controlling interests

The Company accounts for its business combinations using the acquisition method of accounting in accordance with ASC 805 “Business Combinations.” The cost of an acquisition is measured at the aggregate of the acquisition date fair value of the assets transferred to the sellers and liabilities incurred by the Company and equity instruments issued. Transaction costs directly attributable to the acquisition are expensed as incurred. Identifiable assets and liabilities acquired or assumed are measured separately at their fair values as of the acquisition date, irrespective of the extent of any non-controlling interests. The excess of (i) the total costs of acquisition, fair value of the non-controlling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the consolidated income statements. During the measurement period, which can be up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the consolidated income statements.

For the Company’s non-wholly owned subsidiaries, a non-controlling interest is recognized to reflect portion of equity that is not attributable, directly or indirectly, to the Company. The cumulative results of operations attributable to non-controlling interests are also recorded as non-controlling interests in the Company’s unaudited condensed consolidated balance sheets and unaudited condensed consolidated statements of operations and comprehensive loss. Cash flows related to transactions with non-controlling interests are presented under financing activities in the unaudited condensed consolidated statements of cash flows.

(h)   Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker (the “CODM”), which is comprised of certain members of the Company’s management team. During the year ended March 31, 2019 and 2021, the Company acquired Hunan Ruixi and XXTX, respectively. The Company evaluated how the CODM manages the businesses of the Company to maximize efficiency in allocating resources and assessing performance. Consequently, the Company presents two operating and reportable segments as set forth in Notes 1 and 20.

(i)   Cash and cash equivalents

Cash and cash equivalents primarily consist of bank deposits with original maturities of three months or less, which are unrestricted as to withdrawal and use. Cash and cash equivalents also consist of funds received from automobile purchasers as payments for automobiles, funds received from automobile lessees as payments for rentals, which were held at the third-party platforms’ fund accounts and which are unrestricted and immediately available for withdrawal and use.

(j)   Accounts receivable, net

Accounts receivable are recorded at the invoiced amount less an allowance for any uncollectible accounts and do not bear interest, and are due on demand. Management reviews the adequacy of the allowance for doubtful accounts on an ongoing basis, using historical collection trends and aging of receivables. Management also periodically evaluates individual customer’s financial condition, credit history and the current economic conditions to make adjustments in the allowance when necessary. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2022 and March 31, 2022, allowance for doubtful accounts amounted to $0 and $112,905, respectively.

(k)   Inventories

Inventories consist of automobiles which are held primarily for sale and for leasing purposes and are stated at lower of cost or net realizable value, as determined using the weighted average cost method. Management compares the cost of inventories with the net realizable value and if applicable, an allowance is made for writing down the inventory to its net realizable value, if lower than cost. On an ongoing basis, inventories are reviewed for potential write-down for estimated obsolescence or unmarketable inventories which equals the difference between the costs of inventories and the estimated net realizable value based upon forecasts for future demand and market conditions. When inventories are written-down to the lower of cost or net realizable value, it is not marked up subsequently based on changes in underlying facts and circumstances. For the three and nine months ended December 31, 2022, $0 and $3,085 impairment of inventories were provided from continuing operations, respectively.

(l)   Finance lease receivables, net

Finance lease receivables, which result from sales-type leases, are measured at discounted present value of (i) future minimum lease payments, (ii) any residual value not subject to a bargain purchase option as finance lease receivables on its balance sheet and (iii) accrued interest on the balance of the finance lease receivables based on the interest rate inherent in the applicable lease over the term of the lease. Management also periodically evaluates individual customer’s financial condition, credit history and the current economic conditions to make adjustments in the allowance when necessary. Finance lease receivables is charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2022 and March 31, 2022, the Company determined no allowance for doubtful accounts was necessary for finance lease receivables.

As of December 31, 2022 and March 31, 2022, finance lease receivables consisted of the following:

	December 31,	March 31,
	2022	2022
	(Unaudited)
Minimum lease payments receivable	$288,026	$511,030
Less: Unearned interest	(67,484)	(103,786)
Financing lease receivables, net	$220,542	$407,244
Finance lease receivables, net, current portion	$170,337	$314,264
Finance lease receivables, net, non-current portion	$50,205	$92,980

Future scheduled minimum lease payments for investments in sales-type leases as of December 31, 2022 are as follows:

Minimum future
payments receivable
Twelve months ending December 31, 2023	$196,715
Twelve months ending December 31, 2024	66,544
Twelve months ending December 31, 2025	24,767
Total	$288,026

(m)   Property and equipment, net

Property and equipment primarily consist of automobiles, leasehold improvements, computers and other equipment, which are stated at cost less accumulated depreciation less any provision required for impairment in value. Depreciation is computed using the straight-line method with no residual value based on the estimated useful life. The useful life of property and equipment is summarized as follows:

Categories	Useful life
Leasehold improvements	Shorter of the remaining lease terms or estimated useful lives
Computer equipment	2 - 5 years
Office equipment, fixture and furniture	3 - 5 years
Automobiles	3 - 5 years

The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An asset is considered impaired if its carrying amount exceeds the future net undiscounted cash flows that the asset is expected to generate. If such asset is considered to be impaired, the impairment recognized is the amount by which the carrying amount of the asset, if any, exceeds its fair value determined using a discounted cash flow model. For the three months ended December 31, 2022 and 2021, the impairment for property and equipment was $0 and $11 from continuing operations, respectively. For the nine months ended December 31, 2022 and 2021, the impairment for property and equipment was $0 and $2,936 from continuing operations, respectively. For the three and nine months ended December 31, 2021, the impairment for property and equipment was $6,007 and $35,609 from discontinued operations, respectively.

Costs of repairs and maintenance are expensed as incurred and asset improvements are capitalized. The cost and related accumulated depreciation of assets disposed of or retired are removed from the accounts, and any resulting gain or loss is reflected in the unaudited condensed consolidated statements of operations and comprehensive loss.

(n)   Intangible assets, net

Purchased intangible assets are recognized and measured at fair value upon acquisition. Separately identifiable intangible assets that have determinable lives continue to be amortized over their estimated useful lives using the straight-line method as follows:

Categories	Useful life
Software	5-10 years
Online ride-hailing platform operating license	2-10 years

Separately identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of any impairment loss for identifiable intangible assets is based on the amount by which the carrying amount of the assets exceeds the fair value of the assets. For the three and nine months ended December 31, 2022 and 2021, there was no impairment of intangible assets.

(o)   Goodwill

Goodwill represents the excess of the consideration paid of an acquisition over the fair value of the net identifiable assets of the acquired subsidiaries at the date of acquisition. Goodwill is not amortized and is tested for impairment at least annually, more often when circumstances indicate impairment may have occurred. Goodwill is carried at cost less accumulated impairment losses. If impairment exists, goodwill is immediately written off to its fair value and the loss is recognized in the unaudited condensed consolidated statements of operations and comprehensive loss. Impairment losses on goodwill are not reversed.

The Company reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist annually or more frequently if events and circumstances indicate that it is more likely than not that an impairment has occurred. The Company assesses qualitative factors to determine whether it is necessary to perform the two-step in accordance with ASC 350-20. If the Company believes, as a result of the qualitative carrying amount, the two-step quantitative impairment test described below is required.

The first step compares the fair values of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required.

If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business acquisition with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. Estimating fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow.

For the three and nine months ended December 31, 2022, the Company did not record impairment against goodwill. For the three and nine months ended December 31, 2021, the company recorded an impairment of $0 and $139,580 against goodwill, respectively.

(p) Earnings (loss) per share

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to stockholders by the weighted average number of outstanding shares of common stock, adjusted for outstanding shares of common stock that are subject to repurchase.

For the calculation of diluted income (loss) per share, net income (loss) attributable to stockholders for basic earnings (loss) per share is adjusted by the effect of dilutive securities, including share-based awards, under the treasury stock method and convertible securities under the if-converted method. Potentially dilutive securities, of which the amounts are insignificant, have been excluded from the computation of diluted net earnings (loss) per share if their inclusion is anti-dilutive.

As of December 31, 2022, the Company’s dilutive securities from the outstanding series A convertible preferred stock are convertible into approximately 870,706 shares of common stock. This amount is not included in the computation of dilutive loss per share because their impact is anti-dilutive.

(q)  Mezzanine Equity (redeemable)

The Company evaluates its convertible preferred stock in accordance with ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20), and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, to determine if its convertible preferred stock should be treated as a liability or an equity. As a result, the convertible preferred stock should be treated as an equity as it did not meet the definition of liability instrument. In accordance with ASC 480-10-S99, the convertible preferred stock should be classified as a mezzanine equity, since it contained a change of control redemption right feature which is not solely within the control of the Company.

(r)   Derivative liabilities

A contract is designated as an asset or a liability and is carried at fair value on the Company’s balance sheet, with any changes in fair value recorded in the Company’s results of operations. The Company then determines which options, warrants and embedded features require liability accounting and records the fair value as a derivative liability. The changes in the values of these instruments are shown in the unaudited condensed consolidated statements of operations and comprehensive loss as “change in fair value of derivative liabilities”.

(s)   Revenue recognition

The Company recognized its revenue under Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC 606). ASC 606 establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. It also requires the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer.

To achieve that core principle, the Company applies the five steps defined under ASC 606: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

The Company accounts for a contract with a customer when the contract is committed in writing, the rights of the parties, including payment terms, are identified, the contract has commercial substance and consideration to collect is substantially probable.

As of December 31, 2022, the Company had outstanding contracts for automobile transaction and related services amounting to $26,573, of which $24,558 is expected to be completed within twelve months after December 31, 2022, and $2,015 is expected to be completed after December 31, 2023.

Disaggregated information of revenues by business lines are as follows:

	For the Three Months Ended		For the Nine Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Automobile Transaction and Related Services (Continuing Operations)
- Operating lease revenues from automobile rentals	$781,210	$510,636	$2,570,959	$1,165,625
- Service fees from NEVs leasing	49,002	43,015	291,675	87,112
- Revenues from sales of automobiles	—	—	225,900	—
- Service fees from automobile purchase services	—	—	21,192	—
- Service fees from management and guarantee services	8,915	11,616	31,659	54,987
- Financing revenues	8,606	22,072	30,965	86,454
- Other service fees	82,892	55,624	181,050	140,960
Total revenues from Automobile Transaction and Related Services (Continuing Operations)	930,625	642,963	3,353,400	1,535,138
Online Ride-hailing Platform Services (Continuing Operations)	810,295	1,017,156	2,970,518	1,617,454
Total Revenues from Continuing Operations	1,740,920	1,660,119	6,323,918	3,152,592
Automobile Transaction and Related Services (Discontinued Operations)
-Operating lease revenues from automobile rentals	—	1,436,886	—	4,274,900
- Service fees from NEVs leasing	—	242	—	58,185
- Commission from Online Ride-hailing platforms	—	274,643	—	274,643
- Service fees from management and guarantee services	—	38,221	—	96,019
- Financing revenues	—	3,677	—	15,284
- Other service fees	—	129,261	—	377,410
Total revenues from Automobile Transaction and Related Services (Discontinued Operations)	—	1,882,930	—	5,096,441
Total revenues	$1,740,920	$3,543,049	$6,323,918	$8,249,033

Automobile transaction and related services

Operating lease revenues from automobile rentals –The Company generates revenue from sub-leasing automobiles from some online ride-hailing drivers or third-parties and leasing its own automobiles. The Company recognizes revenue wherein an automobile is transferred to the lessees and the lessees has the ability to control the asset, is accounted for under ASC Topic 842. Rental transactions are satisfied over the rental period and is recognized over time. Meanwhile, the Company recognized the revenue from operating lease by using the output method based on periodic settlement between the Company and the online ride-hailing drivers or third-parties and leasing its own automobiles. Rental periods are short term in nature, generally are twelve months or less.

Service fees from NEVs leasing and automobile purchase services – Services fees from NEVs leasing and automobile purchase services are paid by lessees who rent new energy electric vehicles from the Company or automobile purchasers for a series of the services provided to them throughout the purchase process such as credit assessment, preparation of financing application materials, assistance with closing of financing transactions, license and plate registration, payment of taxes and fees, purchase of insurance, installment of GPS devices, ride-hailing driver qualification and other administrative procedures. The amount of services fees for NEVs leasing is based on the product solutions while the fees for purchase is based on the sales price of the automobiles and relevant services provided. The Company recognizes revenue when all the services are completed and an automobile is delivered to the purchaser at a point in time. Accounts receivable related to the revenue from NEVs leasing is collected upon the NEVs are delivered to lessees while accounts receivables from purchase services are being collected over 36 to 48 months. The interest component is included in the non-current portion of the accounts receivable.

Sales of automobiles – The Company generated revenue from sales of automobiles to the customers of Hunan Ruixi. The control over the automobile is transferred to the purchaser along with the delivery of automobiles. The amount of the revenue is based on the sale price agreed by Hunan Ruixi and the customers. The Company recognizes revenues when an automobile is delivered and control is transferred to the purchaser at a point in time. Accounts receivable related to the revenue are being collected within 12 months.

Service fees from management and guarantee services – Over 95% of the Company’s customers are online ride-hailing drivers. Some of the drivers sign affiliation agreements with the Company, pursuant to which the Company provides them with management and guarantee services during the affiliation period. Service fees for management and guarantee services are paid by such automobile purchasers on a monthly basis for the management and guarantee services provided during the affiliation period. The Company recognizes revenue over the affiliation period when performance obligations are completed.

Financing revenues – Interest income from the lease arising from the Company’s sales-type leases and bundled lease arrangements are recognized as financing revenues over the lease term based on the effective rate of interest in the lease.

Online ride-hailing platform services

The Company generates revenue from providing services to online ride-hailing drivers (“Drivers”) to assist them in providing transportation services to riders (“Riders”) looking for taxi/ride-hailing services. The Company earns commissions for each completed ride in an amount equal to the difference between an upfront quoted fare and the amount earned by a Driver based on actual time and distance for the ride charged to the Rider. As a result, the Company bears a single performance obligation in the transaction of connecting Drivers with Riders to facilitate the completion of a successful transportation service for Riders. The Company recognizes revenue upon completion of a ride as the single performance obligation is satisfied and the Company has the right to receive payment for the services rendered upon the completion of the ride. The Company evaluates the presentation of revenue on a gross or net basis based on whether it controls the service provided to the Rider and is the principal (i.e., “gross”), or it arranges for other parties to provide the service to the Rider and is an agent (i.e., “net”). Since the Company is not primarily responsible for ride-hailing services provided to Riders, it does not have discretion in establishing the price of the online ride-hailing service and inventory risk related to the services as the Company earns commissions for each completed order as the difference between an upfront quote fare and the amount earned by a driver based on actual time and distance for ride charged to the rider. Thus, the Company recognizes revenue at a net basis.

Leases - Lessor

The Company recognized revenue as lessor in accordance with ASC 842. The two primary accounting provisions the Company uses to classify transactions as sales-type or operating leases are: (i) a review of the lease term to determine if it is for the major part of the economic life of the underlying equipment (defined as greater than 75)%; and (ii) a review of the present value of the lease payments to determine if they are equal to or greater than substantially all of the fair market value of the equipment at the inception of the lease (defined as greater than 90)%. Automobiles included in arrangements meeting these conditions are accounted for as sales-type leases. Interest income from the lease is recognized in financing revenues over the lease term. Automobile included in arrangements that do not meet these conditions are accounted for as operating leases and revenue is recognized over the term of the lease.

The Company excludes from the measurement of its lease revenues any tax assessed by a governmental authority that is both imposed on and concurrent with a specific revenue-producing transaction and collected from a customer.

The Company considers the economic life of most of the automobiles to be three to five years, since this represents the most common lease term for its automobiles and the automobiles will be used for ride-hailing services. The Company believes three to five years is representative of the period during which an automobile is expected to be economically usable, with normal service, for the purpose for which it is intended.

A portion of the Company’s direct sales of automobile to end customers are made through bundled lease arrangements which typically include automobile, services (automobile purchase services, facilitation services, and management and guarantee services) and financing components where the customer pays a single negotiated fixed minimum monthly payment for all elements over the contractual lease term. Revenues under these bundled lease arrangements are allocated considering the relative standalone selling prices of the lease and non-lease deliverables included in the bundled arrangement and the financing components. Lease deliverables include the automobile and financing, while the non-lease deliverables generally consist of the services and repayment of advanced fees made on behalf of its customers. The Company considers the fixed payments for purposes of allocation to the lease elements of the contract. The fixed minimum monthly payments are multiplied by the number of months in the contract term to arrive at the total fixed lease payments that the customer is obligated to make over the lease term. Amounts allocated to the automobile and financing elements are then subjected to the accounting estimates under ASC 842 to ensure the values reflect standalone selling prices. The remainder of any fixed payments are allocated to non-lease elements (automobile purchase services, facilitation fees, and management and guarantee services), for which these revenues are recognized in a manner consistent with the guidance for service fees from automobile purchase services, facilitation fees from automobile transactions, and service fees from management and guarantee services as discussed above.

The Company’s lease pricing interest rates, which are used in determining customer payments in a bundled lease arrangement, are developed based upon the local prevailing rates in the marketplace where its customer will be able to obtain an automobile loan under similar terms from the bank. The Company reassesses its pricing interest rates quarterly based on changes in the local prevailing rates in the marketplace. As of December 31, 2022, the Company’s pricing interest rate was 6.0% per annum.

(t)   Income taxes

Deferred income tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Provisions or benefits for income taxes consists of tax estimated from taxable income plus or minus deferred tax expenses (benefits) if applicable.

Deferred tax is calculated using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable income will be utilized with prior net operating loss carried forwards using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be utilized. Current income taxes are provided for in accordance with the laws of the relevant tax authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. The Company did not have any significant unrecognized uncertain tax positions or any unrecognized liabilities, interest or penalties associated with unrecognized tax benefit as of December 31, 2022 and March 31, 2022. As of December 31, 2022, the calendar years ended December 31, 2018 through 2022 for the Company’s PRC entities remain open for statutory examination by PRC tax authorities. The Company presents deferred tax assets and liabilities as non-current in the balance sheet based on an analysis of each taxpaying component within a jurisdiction.

(u)   Comprehensive loss

Comprehensive loss includes net loss and foreign currency adjustments. Comprehensive loss is reported in the unaudited condensed consolidated statements of operations and comprehensive loss. Accumulated other comprehensive loss, as presented on the unaudited condensed consolidated balance sheets are the cumulative foreign currency translation adjustments.

(v)   Share-based awards

Share-based awards granted to the Company’s employees are measured at fair value on grant date and share-based compensation expense is recognized (i) immediately at the grant date if no vesting conditions are required, or (ii) using the accelerated attribution method, net of estimated forfeitures, over the requisite service period. The fair value of restricted shares is determined with reference to the fair value of the underlying shares.

At each date of measurement, the Company reviews internal and external sources of information to assist in the estimation of various attributes to determine the fair value of the share-based awards granted by the Company, including but not limited to the fair value of the underlying shares, expected life, expected volatility and expected forfeiture rates. The Company is required to consider many factors and make certain assumptions during this assessment. If any of the assumptions used to determine the fair value of the share-based awards changes significantly, share-based compensation expense may differ materially in the future from that recorded in the current reporting period.

(w)   Leases - lessee

The Company accounts for leases in accordance with ASC 842. The Company enters into certain agreements as a lessee to lease automobiles and to conduct its automobiles rental operations. If any of the following criteria are met, the Company classifies the lease as a finance lease (as a lessee) or as a direct financing or sales-type lease (as a lessee):

●	The lease transfers ownership of the underlying asset to the lessee by the end of the lease term;

●	The lease grants the lessee an option to purchase the underlying asset that the Company is reasonably certain to exercise;
●	The lease term is for 75% or more of the remaining economic life of the underlying asset, unless the commencement date falls within the last 25% of the economic life of the underlying asset;
●	The present value of the sum of the lease payments equals or exceeds 90% of the fair value of the underlying asset; or
●	The underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

Leases that do not meet any of the above criteria are accounted for as operating leases.

The Company combines lease and non-lease components in its contracts under Topic 842, when permissible.

Finance and operating lease ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. Since the implicit rate for the Company’s leases is not readily determinable, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow, on a collateralized basis, an amount equal to the lease payments, in a similar economic environment and over a similar term.

Lease terms used to calculate the present value of lease payments generally do not include any options to extend, renew, or terminate the lease, as the Company does not have reasonable certainty at lease inception that these options will be exercised. The Company generally considers the economic life of its operating lease ROU assets to be comparable to the useful life of similar owned assets. The Company has elected the short-term lease exception, therefore operating lease ROU assets and liabilities do not include leases with a lease term of twelve months or less. Its leases generally do not provide a residual guarantee. The finance or operating lease ROU asset also excludes lease incentives. Lease expense is recognized on a straight-line basis over the lease term for operating lease. Meanwhile, the Company recognizes the finance leases ROU assets and interest on an amortized cost basis. The amortization of finance ROU assets is recognized on an accretion basis as amortization expense, while the lease liability is increased to reflect interest on the liability and decreased to reflect the lease payments made during the period. Interest expense on the lease liability is determined each period during the lease term as the amount that results in a constant periodic interest rate of the automobile loans on the remaining balance of the liability.

The Company reviews the impairment of its ROU assets consistent with the approach applied for its other long-lived assets. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Company has elected to include the carrying amount of finance and operating lease liabilities in any tested asset group and include the associated lease payments in the undiscounted future pre-tax cash flows. For the three and nine months ended December 31, 2022 and 2021, the Company recognized impairment loss of $0 and $1,964 on its finance lease ROU assets, respectively.

(x)  Significant risks and uncertainties

1)    Credit risk

a.    Assets that potentially subject the Company to significant concentration of credit risk primarily consist of cash and cash equivalents. The maximum exposure of these assets to credit risk is their carrying amounts as of the balance sheet dates. On December 31, 2022 and March 31, 2022, approximately $91,000 and $117,000, respectively, were deposited with a bank in the United States which is insured by the U.S. government up to $250,000. On December 31, 2022 and March 31, 2022, approximately $1,361,000 and $874,000, respectively, were deposited in financial institutions located in mainland China, which were insured by the government authority. Under the Deposit Insurance System in China, an enterprise’s deposits at one bank are insured for a maximum of approximately $70,000 (RMB500,000). To limit exposure to credit risk relating to deposits, the Company primarily places cash deposits with large financial institutions in China which management believes are of high credit quality.

The Company’s operations are carried out entirely in mainland China. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the social, political, economic and legal environments in the PRC as well as by the general state of the PRC economy. In addition, the Company’s business may be influenced by changes in PRC government laws, rules and policies with respect to, among other matters, the response to the COVID-19 pandemic, anti-inflationary measures, currency conversion and remittance of currency outside of China, rates and methods of taxation and other factors.

b.    In measuring the credit risk of accounts receivables due from the automobile purchasers (the “customers”), the Company mainly reflects the “probability of default” by the customer on its contractual obligations and considers the current financial position of the customer and the risk exposures to the customer and its likely future development.

Historically, most of the automobile purchasers would pay the Company their previously defaulted amounts within one to three months. As a result, the Company would provide full provisions on accounts receivable if the customers default on repayments for over three months. As of December 31, 2022 and March 31, 2022, allowance for doubtful accounts amounted to $0 and $112,905, respectively. For the nine months ended December 31, 2022 and 2021, the Company wrote off accounts receivable of $107,820 and $45,465 from continuing operations, respectively, which represent due from automobile purchasers from continuing operation. For the nine months ended December 31, 2021, the Company wrote off accounts receivable of $11,952 from discontinued operations, which represent due from automobile purchasers.

2)    Foreign currency risk

As of December 31, 2022 and March 31, 2022, substantially all of the Company’s operating activities and major assets and liabilities, except for the cash deposit of approximately $91,000 and $117,000, respectively, in U.S. dollars, are denominated in RMB, which are not freely convertible into foreign currencies. All foreign exchange transactions take place through either the People’s Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires a payment application together with invoices and signed contracts. The value of RMB is subject to change in central government policies and international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. When there is a significant change in value of RMB, the gains and losses resulting from translation of financial statements of a foreign subsidiary will be significantly affected. RMB depreciated from 6.34 RMB into US$1.00 on March 31, 2022 to 6.90 RMB into US$1.00 on December 31, 2022.

(y)   Reclassification

Certain items of operating expenses in the unaudited condensed consolidated statements of operations and comprehensive loss of comparative period have been reclassified to conform to the unaudited condensed consolidated financial statements for the current period. The reclassification has no impact on net loss.

(z)   Recently issued accounting standards

In June 2016, the FASB issued new accounting guidance ASU 2016-13 for recognition of credit losses on financial instruments, which is effective January 1, 2020, with early adoption permitted on January 1, 2019. The guidance introduces a new credit reserving model known as the Current Expected Credit Loss (“CECL”) model, which is based on expected losses, and differs significantly from the incurred loss approach used today. The CECL model requires measurement of expected credit losses not only based on historical experience and current conditions, but also by including reasonable and supportable forecasts incorporating forward-looking information and will likely result in earlier recognition of credit reserves. In November 2019, the FASB issued ASU No. 2019-10, which is to update the effective date of ASU No. 2016-13 for private companies, not-for-profit organizations and certain smaller reporting companies applying for credit losses standard. The new effective date for these preparers is for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company has not yet adopted this update and it will become effective on April 1, 2023, assuming the Company will remain eligible to be smaller reporting company. The Company is currently evaluating the impact of this new standard on Company’s consolidated financial statements and related disclosures.

CECL adoption will have broad impact on the financial statements of financial services firms, which will affect key profitability and solvency measures. Some of the more notable expected changes include:

-      Higher allowance on financial guarantee reserve and finance lease receivable levels and related deferred tax assets. While different asset types will be impacted differently, the expectation is that reserve levels will generally increase across the board for all financial firms.

-      Increased reserve levels may lead to a reduction in capital levels.

-      As a result of higher reserving levels, the expectation is that CECL will reduce cyclicality in financial firms’ results, as higher reserving in “good times” will mean that less dramatic reserve increases will be loan related income (which will continue to be recognized on a periodic basis based on the effective interest method) and the related credit losses (which will be recognized up front at origination). This will make periods of loan expansion seem less profitable due to the immediate recognition of expected credit losses. Periods of stable or declining loan levels will look comparatively profitable as the income trickles in for loans, where losses had been previously recognized.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the unaudited condensed consolidated financial position, statements of operations and cash flows of the Company.

4.     DISCONTINUED OPERATIONS

Discontinued operations- Online P2P lending services

On October 17, 2019, the Board approved the plan under which the Company has discontinued and is winding down its online P2P lending services business (the “Plan”). The Company determined that the operation of its online P2P lending services business was not viable in light of the tightened regulations on online peer-to-peer lending in China generally and the unofficial request from local regulator to reduce the Company’s online peer-to-peer lending transaction volume on a monthly basis. The Company also determined that the discontinuation of its online P2P lending services business would allow the Company to focus its resources on its automobile financing facilitation and transaction business. In connection with the Plan, the Company ceased facilitation of loan transactions on its online lending platform and assumed all the outstanding loans from investors on the platform. The decision and action taken by the Company of discontinuing the online lending services business represented a major shift that had a major effect on the Company’s operations and financial results, which triggers discontinued operations accounting in accordance with ASC 205-20-45.

The fair value of discontinued operations, determined as of October 17, 2019, includes estimated consideration expected to be received, less costs to sell. After consideration of the determination of fair value of the discontinued operations including the assumption of all the outstanding loans from investors on the platform, $143,668 of accounts receivable, $3,760,599 of other receivables, and $143,943 of prepayments for impaired intangible assets were indicated as of the date the Company’s Board of Directors approved the Plan on October 17, 2019, and the Company recognized $4,048,210 provision for doubtful accounts as of December 31, 2019 related to the Company’s online lending services business, while the Company did not recognize any additional provision for doubtful accounts for the three and nine months ended December 31, 2022.

The following table sets forth the reconciliation of the carrying amounts of major classes liabilities from discontinued operations of Online P2P lending services in unaudited condensed consolidated balance sheet as of December 31, 2022 and consolidated balance sheet as of March 31, 2022.

Carrying amounts of major classes of liabilities included as part of discontinued operations of Online P2P lending services:

	December 31,	March 31,
	2022	2022
	(Unaudited)
Current liabilities
Accrued expenses and other liabilities	$468,376	$509,540
Due to a stockholder	17,360	18,886
Total current liabilities	485,736	528,426

Discontinued operation- Jinkailong

On March 31, 2022, Ruixi, a majority owned subsidiary of the Company, holding 35% equity interest of Jinkailong, entered into an Agreement for the Termination of the Agreement for Concerted Action by Shareholders of Jinkailong (the “Termination Agreement”), pursuant to which the Agreement for Concerted Action by Shareholders with respect to Jinkailong signed on August 26, 2018 (“Voting Agreement No.1”) and the Agreement for Concerted Action by Shareholders with respect to Jinkailong signed on February 13, 2020 (“Voting Agreement No.2”, collectively, “Voting Agreements”) shall be terminated as of the date of the Termination Agreement. As a result, the Company no longer has a controlling financial interest in Jinkailong and has determined that Jinkailong was deconsolidated from the Company’s consolidated financial statements effective as of March 31, 2022. However, as Hunan Ruixi still holds 35% equity interests in Jinkailong, Jinkailong is the equity investee company of the Company since then. As of December 31, 2022, the paid-in capital of Jinkailong is zero.

The following table sets forth the reconciliation of the amounts of major classes of income and losses from discontinued operations of Jinkailong in the unaudited condensed consolidated statements of operations and comprehensive loss for the three and nine months ended December 31, 2022 and 2021.

	For the Three Months Ended		For the Nine Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$—	$1,882,930	$—	$5,096,441
Cost of revenue	—	(1,375,818)	—	(4,295,661)
Gross profit	—	507,112	—	800,780
Operating expenses
Selling, general and administrative expenses	—	(525,673)	—	(2,597,474)
Amortization of intangible assets	—	(395,398)	—	(395,398)
Impairments of intangible assets and goodwill	—	(6,007)	—	(35,609)
Recovery of bad debts expense	—	29,256	—	45,299
Total operating expenses	—	(897,822)	—	(2,983,182)
Loss from discontinued operations	—	(390,710)	—	(2,182,402)
Other expense, net	—	(27,645)	—	(236,355)
Income (loss) before income taxes	—	(418,355)	—	(2,418,757)
Income tax expenses	—	—	—	—
Net loss	—	(418,355)	—	(2,418,757)
Less: net loss from discontinued operations attributable to noncontrolling interest	—	(108,772)	—	(628,877)
Net loss attributable to stockholders	$—	$(309,583)	$—	$(1,789,880)

5.     ACCOUNTS RECEIVABLE, NET

Accounts receivable include a portion of bundled lease arrangements on fixed minimum monthly payments to be paid by the automobile purchasers arising from automobile sales and services fees, net of unearned interest income, discounted using the Company’s lease pricing interest rates.

As of December 31, 2022 and March 31, 2022, accounts receivables were comprised of the following:

	December 31,	March 31,
	2022	2022
	(Unaudited)
Receivables of automobile sales due from automobile purchasers	$107,246	$392,530
Receivables of service fees due from automobile purchasers	15,949	17,350
Receivables of online ride hailing fees from online ride-hailing drivers	46,848	121,116
Receivables of operating lease	34,720	—
Less: Allowance for doubtful accounts	—	(112,905)
Accounts receivable, net	$204,763	$418,091
Accounts receivable, net, current portion	$204,763	$418,022
Accounts receivable, net, non-current portion	$—	$69

Movement of allowance for doubtful accounts for December 31, 2022 and March 31, 2022 are as follows:

	December 31,	March 31,
	2022	2022
	(Unaudited)
Beginning balance	$112,905	$78,167
Addition	3,392	153,988
Write off	(107,820)	(44,227)
Deconsolidation of Jinkailong	—	(76,428)
Translation adjustment	(8,477)	1,405
Ending balance	$—	$112,905

6.     INVENTORIES

	December 31,	March 31,
	2022	2022
	(Unaudited)
Automobiles (i)	$—	$286,488
(i)	As of December 31, 2022 and March 31, 2022, the Company owned 0 and 36 automobiles with a total value of $0 and $286,488, net of impairment, for sale or sales-type leases, respectively.

At the end of each quarter, the Company compared the cost of automobiles with their net realizable value and recognized impairments of $0 and $3,085, respectively for certain automobiles for sale for the three and nine months ended December 31, 2022. For the three and nine months ended December 31, 2021, the Company did not recognized impairments for the inventories. As of March 31, 2022, an impairment of $60,398 was recognized for certain automobiles for sale.

7.     PREPAYMENTS, OTHER RECEIVABLES AND OTHER ASSETS

As of December 31, 2022 and March 31, 2022, the prepayments, receivables and other assets were comprised of the following:

	December 31,	March 31,
	2022	2022
	(Unaudited)
Deposits (i)	$618,689	$731,279
Receivables from aggregation platforms (ii)	253,168	163,384
Prepaid expenses (iii)	242,779	957,200
Due from automobile purchasers, net (iv)	103,333	238,421
Employee advances	8,951	11,054
Value added tax (“VAT”) recoverable (v)	93,214	597,884
Others	42,683	13,986
Total prepayments, receivables and other assets	$1,362,817	$2,713,208

(i)	Deposits

The balance of deposits mainly represented the security deposit made by the Company to various automobile leasing companies, financial institutions and Didi Chuxing Technology Co., Ltd., who runs an online ride-hailing platform.

(ii)	Receivables from aggregation platforms

The balance of receivables from aggregation platforms represented the amount due from the collaborated aggregation platforms based on the confirmed billings, which will be disbursed to the drivers who completed their rides through the Company’s online ride-hailing platform.

(iii)Prepaid expense

The balance of prepaid expense represented automobile liability insurance premium for automobiles for operating lease and other miscellaneous expense such as office lease, office remodel expense and etc. that will expire within one year.

(iv)Due from automobile purchasers, net

The balance due from automobile purchasers represented the payments of automobiles and related insurances and taxes made on behalf of the automobile purchasers. The balance is expected to be collected from the automobile purchasers in installments. As of December 31, 2022 and March 31, 2022, the Company did not record allowance against doubtful receivables.

During the nine months ended December 31, 2022, the Company did not recover allowances while during the nine months ended December 31, 2021, the Company recorded additional allowances of $55,459 and wrote off balance due from automobile purchasers of $32,201 from continuing operations. During the nine months ended December 31, 2021, the Company recorded additional allowances of $24,838, and recovered allowance against the balance due from automobile purchasers of $12,308 while wrote off balance due from automobile purchaser of $26,555 from discontinued operations.

(v)	Value added tax (“VAT”) recoverable

The balance represented the amount of VAT, which resulted from historical purchasing activities and could be further used for deducting future VAT in PRC.

8.     PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following:

	December 31,	March 31,
	2022	2022
	(Unaudited)
Leasehold improvements	$182,429	$198,463
Computer equipment	44,433	47,849
Office equipment, fixtures and furniture	78,036	81,898
Automobiles	4,652,593	6,463,698
Subtotal	4,957,491	6,791,908
Less: accumulated depreciation and amortization	(1,427,295)	(1,133,135)
Total property and equipment, net	$3,530,196	$5,658,773

Depreciation expense from continuing operations for the three and nine months ended December 31, 2022 were amounted to $266,998 and $873,480, respectively.

Depreciation expense from continuing operations for three and nine months ended December 31, 2021 amounted to $277,783 and $704,741, respectively. Depreciation expense from discontinued operations for three and nine months ended December 31, 2021 amounted to $50,768 and $144,901, respectively.

9.     OTHER NON-CURRENT ASSETS

	December 31,	March 31,
	2022	2022
	(Unaudited)
Prepayments of automobiles purchased (i)	$837,731	$—
(i)	In September and October 2022, the Company entered into two automobile purchase agreements (“Purchase Agreements”) with two third parties to purchase a total of 130 automobile which amounted to $2,098,533. As of December 31, 2022, the Company has received possession of 20 automobiles and made prepayments of $837,731 towards the remaining purchase pertaining to the Purchase Agreements. The Company expects to complete the remaining purchase by March 31, 2023.

10.   INTANGIBLE ASSETS, NET

Intangible assets consisted of the following:

	December 31,	March 31,
	2022	2022
	(Unaudited)
Software	$793,195	$796,042
Online ride-hailing platform operating licenses	439,662	450,701
Subtotal	1,232,857	1,246,743
Less: accumulated amortization	(413,186)	(287,192)
Total intangible assets, net	$819,671	$959,551

Amortization expense from continuing operations totaled $34,814 and $128,538 for the three and nine months ended December 31, 2022, respectively. Amortization expense from continuing operations totaled $30,186 and $104,829 for the three and nine months ended December 31, 2021, respectively.

The following table sets forth the Company’s amortization expense for the next five years ending:

Amortization
expenses
Twelve months ending December 31, 2023	$179,616
Twelve months ending December 31, 2024	169,528
Twelve months ending December 31, 2025	133,240
Twelve months ending December 31, 2026	85,157
Twelve months ending December 31, 2027	78,586
Thereafter	173,544
Total	$819,671

11.   BORROWINGS FROM A FINANCIAL INSTITUTION

The borrowings from a financial institution in China represented the short-term loans of $22,857 and $145,542 as of December 31, 2022 and March 31, 2022, respectively. Such borrowings bearing interest rate of 13.04% per annum as of December 31, 2022 and March 31, 2022, which are to be repaid within the next 12 months.

The interest expense for the three and nine months ended December 31, 2022 was $6,975 from continuing operations. The interest expense for the three and nine months ended December 31, 2021 was $0 and $5,872 from continuing operations. The interest expense for the three and nine months ended December 31, 2021 was $16,475 and $38,251 from discontinued operations.

12.   ACCRUED EXPENSES AND OTHER LIABILITIES

	December 31,	March 31,
	2022	2022
	(Unaudited)
Accrued payroll and welfare	$1,305,857	$1,176,442
Payables to drivers from aggregation platforms (i)	845,726	806,921
Deposits (ii)	555,513	783,830
Accrued expenses	261,085	94,106
Other taxes payable	113,083	5,260
Loan repayments received on behalf of financial institutions (iii)	63,989	28,704
Payables for expenditures on automobile transaction and related services	26,562	56,222
Other payables	11,770	2,422
Total accrued expenses and other liabilities	3,183,585	2,953,907
Total accrued expenses and other liabilities - discontinued operations	(468,376)	(509,540)
Total accrued expenses and other liabilities - continuing operations	$2,715,209	$2,444,367
(i)

The balance of payables to drivers from aggregation platforms represented the amount the Company collected on behalf of drivers who completed their transaction through the Company’s online ride-hailing platform base on the confirmed billings.

(ii)

The balance of deposits represented the security deposit from operating and finance lease customers to cover lease payment and related automobile expense in case the customers’ accounts are in default. The balance is refundable at the end of the lease term, after deducting any missed lease payment and applicable fee.

(iii)

The balance of loan repayments received on behalf of financial institutions represented the loan repayments made by the automobile purchasers to financial institutions through the Company, which has not been paid to the financial institutions.

13.   EMPLOYEE BENEFIT PLAN

The Company has made employee benefit plan in accordance with relevant PRC regulations, including retirement insurance, unemployment insurance, medical insurance, housing fund, work injury insurance and maternity insurance.

The contributions made by the Company were $107,638 and $338,279 for the three and nine months ended December 31, 2022, respectively, from continuing operations of the Company. The contributions made by the Company were $130,591 and $383,896 for the three and nine months ended December 31, 2021, respectively, for the Company’s continuing operations. The contributions made by the Company were $78,618 and $182,128 for the three and nine months ended December 31, 2021, respectively, for the Company’s discontinued operations.

As of December 31, 2022 and March 31, 2022, the Company did not make adequate employee benefit contributions in the amount of $885,967 and $963,824, respectively, from continuing operations of the Company.

14.   EQUITY

Warrants

IPO Warrants

The registration statement relating to the Company’s initial public offering also included the underwriters’ common stock purchase warrants to purchase 33,794 (337,940 pre reverse split) shares of common stock (“IPO Underwriter’s Warrants”). Each five-year warrant entitles warrant holder to purchase one share of the Company’s common stock at the price of $48.0 ($4.80 before reverse split) per share and is not exercisable for a period of 180 days from March 16, 2018. As of December 31, 2022, there were 3,794 (37,940 pre reverse split) IPO Underwriter’s Warrants outstanding.

Warrants in Offerings

The Company adopted the provisions of ASC 815 on determining what types of instruments or embedded features in an instrument held by a reporting entity can be considered indexed to its own stock for the purpose of evaluating the first criteria of the scope exception in ASC 815. Warrants issued in connection with the direct equity offering with exercise prices denominated in US dollars are no longer considered indexed to the Company’s stock, as their exercise prices are not in the Company’s functional currency (RMB), and therefore no longer qualify for the scope exception and must be accounted for as a derivative. These warrants are classified as liabilities under the caption “Derivative liabilities” in the unaudited condensed consolidated statements of balance sheets and recorded at estimated fair value at each reporting date, computed using the Black-Scholes valuation model. Changes in the liability from period to period are recorded in the unaudited condensed consolidated statements of operations and comprehensive loss under the caption “Change in fair value of derivative liabilities.”

2019 Registered Direct Offering Warrants

As of December 31, 2022 and March 31, 2022, there were 16,841 (168,411 pre reverse split) 2019 registered direct offering warrants outstanding, respectively. During the three and nine months ended December 31, 2022, the change of fair value was a gain of $524 and $12,220 in the unaudited condensed consolidated statements of operations and comprehensive loss based on the decrease in fair value of the liabilities since March 31, 2022, respectively. During the three and nine months ended December 31, 2021, the change of fair value was a gain of $32,150 and $168,230, respectively recognized in the accompanying unaudited condensed consolidated statements of operations and comprehensive loss based on the decrease in fair value of the liabilities since March 31, 2021. As of December 31, 2022 and March 31, 2022, the fair value of the derivative instrument totaled $218 and $12,438, respectively.

August 2020 Underwriters’ Warrants

As of December 31, 2022 and March 31, 2022, there were 31,808 (318,080 pre reverse split) underwriters’ warrants outstanding. During the three and nine months ended December 31, 2022, the change of fair value was a gain of $1,180 and $34,526 recognized in the unaudited condensed consolidated statements of operations and comprehensive loss based on the decrease in fair value of the liabilities since March 31, 2022, respectively. During the three and nine months ended December 31, 2021, the change of fair value was a gain of $64,140 and $315,393, respectively, recognized in the accompanying unaudited condensed consolidated statements of operations and comprehensive loss based on the decrease in fair value of the liabilities since March 31, 2021. As of December 31, 2022 and March 31, 2022, the fair value of the derivative instrument totaled $10,055 and $44,581, respectively.

February 2021 Registered Direct Offering Warrants

As of December 31, 2022 and March 31, 2022, there were 53,262 (532,609 pre reverse split) February 2021 registered direct offering warrants outstanding. During the three and nine months ended December 31, 2022, the change of fair value was a gain of $1,952 and $51,581 recognized in the unaudited condensed consolidated statements of operations and comprehensive loss based on the decrease in fair value of the liabilities since March 31, 2022, respectively. During the three and nine months ended December 31, 2021, the change of fair value was a gain of $102,568 and $514,123, respectively recognized in the accompanying unaudited condensed consolidated statements of operations and comprehensive loss based on the decrease in fair value of the liabilities since March 31, 2021. As of December 31, 2022 and March 31, 2022, the fair value of the derivative instrument totaled $13,962 and $65,543, respectively.

May 2021 Registered Direct Offering Warrants

As of December 31, 2022, there were 594,682 (5,946,810 pre reverse split) May 2021 registered direct offering warrants outstanding. During the three and nine months ended December 31, 2022, the change of fair value was a gain of $4,974 and $634,040 recognized in the unaudited condensed consolidated statements of operations and comprehensive loss based on the decrease in fair value of the liabilities since March 31, 2022. During the three and nine months ended December 31, 2021, the change of fair value was a gain of $1,186,878 and $2,036,440, respectively recognized in the accompanying unaudited condensed consolidated statements of operations and comprehensive loss based on the increase in fair value of the liabilities since issuance. As of December 31, 2022 and March 31, 2022, the fair value of the derivative instrument totaled $202,835 and $836,875, respectively.

November 2021 Private Placement Warrants

Pursuant to November 2021 Investors Warrants, if at any time and from time to time on or after the issuance date there occurs any stock split, stock dividend, stock combination recapitalization or other similar transaction involving the Common Stock (“Stock Combination Event”) and the Event Market Price (which is defined as with respect to any Stock Combination Event date, the quotient determined by dividing (x) the sum of the VWAP of the Common Stock for each of the five (5) lowest trading days during the twenty (20) consecutive trading day period ending and including the trading day immediately preceding the sixteenth (16th) trading day after such Stock Combination Event date, divided by (y) five (5)) is less than the original exercise price of $0.82 then in effect, then on the sixteenth (16th) trading day immediately following such Stock Combination Event, the exercise price then in effect on such sixteenth (16th) trading day shall be reduced (but in no event increased) to the event market price. As the 1-for-10 reverse stock split on the Company’s common stock became effective on April 6, 2022, the exercise price of the November 2021 Investors Warrants was adjusted to $1.13, the Event Market Price and the total number of shares of the November 2021 Investors Warrants was adjusted to 5,335,763.

As of December 31, 2022, there were 5,365,911 (7,869,961 pre reverse split) November 2021 Private Placement Warrants outstanding. During the three and nine months ended December 31, 2022, the change of fair value was a loss of $21,927 and $909,283 recognized in the unaudited condensed consolidated statements of operations and comprehensive loss based on the decrease in fair value of the liabilities since March 31, 2022. During the three and nine months ended December 31, 2021, the change of fair value was a gain of $ 2,151,123 recognized in the accompanying unaudited condensed consolidated statements of operations and comprehensive loss based on the decrease in fair value of the liabilities since issuance. On November 18, 2022, a holder of November 2021 private placement warrants exercised the warrants on a “cashless” basis. Upon exercise of above mentioned warrants, the Company reduced the fair value of the warrants and increased the additional paid in capital by $1,533. As of December 31, 2022 and March 31, 2022, the fair value of the derivative instrument totaled $344,951 and $1,255,767, respectively.

The Company has warrants outstanding as follows giving retroactive effect to the 1-for-10 reverse stock split effected on April 6, 2022:

			Weighted	Average
			Average	Remaining
	Warrants	Warrants	Exercise	Contractual
	Outstanding	Exercisable	Price	Life
Balance, March 31, 2021	110,107	110,107	$11.60	4.09
Granted	5,985,591	5,985,591	$2.11	5.00
Exercised	(4,400)	(4,400)	—	—
Balance, March 31, 2022	6,091,298	6,091,298	$2.28	4.32
Exercised	(25,000)	(25,000)	—	—
Balance, December 31, 2022 (Unaudited)	6,066,298	6,066,298	$2.29	3.81

Restricted Stock Units

On October 29, 2020, the Board approved the issuance of an aggregate of 127,273 restricted stock units (“RSUs”) to directors, officers and certain employees as stock compensation for their services for the nine months ended December 31, 2022. Total RSUs granted to these directors, officers and employees were valued at an aggregate fair value of $140,000. These RSUs will vest in four equal quarterly installments on January 29, 2021, April 29, 2021, July 29, 2021 and October 29, 2021 or in full upon the occurrence of a change in control of the Company, provided that the director, officer or the employee remains in service through the applicable vesting date. The RSUs will be settled by the Company’s issuance of shares of common stock in certificated or uncertificated form upon the earlier of (i) vesting date, (ii) a change in control and (ii) termination of the services of the director, officer or employee due to a “separation of service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, or the death or disability of such director, officer or employee. As of the filing date of these unaudited condensed consolidated financial statements, all installment of RSUs with an aggregate of 12,727 (127,273 pre reverse split) was vested and 9,545 (95,457 pre reverse split) was settled by the Company. The Company expects to settle the remaining vested RSUs by issuance of shares of common stock before March 31, 2023 and account for the vested RSUs as an addition to both expenses and additional paid-in capital.

Equity Incentive Plan

At the 2018 Annual Meeting of Stockholders of the Company held on November 8, 2018, the Company’s stockholders approved the Company’s 2018 Equity Incentive Plan for employees, officers, directors and consultants of the Company and its affiliates. A committee consisting of at least two independent directors would be appointed by the Board or in the absence of such a committee, the board of directors, will be responsible for the general administration of the Equity Incentive Plan. All awards granted under the Equity Incentive Plan will be governed by separate award agreements between the Company and the participants. As of December 31, 2022, the Company has granted an aggregate of RSUs and issued an aggregate of shares upon vest under the Equity Incentive Plan and RSUs were forfeited due to two directors ceased to serve on the board of the Company since November 8, 2018.

Exercise of November 2021 Private Placement Warrants

On November 18, 2022, a holder of November 2021 private placement warrants exercised the warrants on a “cashless” basis to purchase 10,132 shares of the Company’s common stock as determined in accordance with the formula indicated on the notice of exercise.

1-for- 10 shares reverse split on common stock

The Company considered the above transactions after giving a retroactive effect to a 1-for-10 reverse stock split of its common stock which became effective on April 6, 2022. The Company believed it is appropriate to reflect the above transactions on a retroactive basis similar to those after a stock split or dividend pursuant to ASC 260. All shares and per share amounts used herein and in the accompanying consolidated financial statements have been retroactively stated to reflect the effect of the reverse stock split. Upon execution of the 1-for-10 reverse stock split, the Company recognized additional 8,402 shares of common stock due to round up issue.

Conversion Price Adjustment for November 2021 Preferred Shares

Pursuant to the COD signed by the Company and certain institutional investors in November 2021 Private Placement, the initial conversion price of the series A convertible Preferred Shares was $0.68. If as of the applicable date the conversion price then in effect is greater than the greater of (1) $0.41 (the “floor Price”) (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events) and (2) 85% of the closing bid price on the applicable date (the “Adjustment Price”), the conversion price shall automatically lower to the Adjustment Price accordingly. As the 1-for-10 reverse stock split on the Company’s Common Stock became effective on April 6, 2022, the conversion price of the Preferred Shares was adjusted to $4.1. As of December 31, 2022 and March 31, 2022, there were 1,741 and 5,000 shares of Series A convertible preferred stock outstanding, respectively. During the nine months ended December 31, 2022, 3,259 shares of Series A convertible preferred stock was converted into 1,496,125 shares of the Company’s common stock. Further, on August 9, 2022, the Company and the investors agreed to reduce the conversion price of the series A convertible Preferred Shares from $4.10 to $2.00 and to increase the number of the shares of common stock that are available to be issued upon conversion of the Preferred Shares from 1,092,683 to 2,240,000.

Adjustments of Exercise Price and Warrant Shares for November 2021 Investors Warrants

Pursuant to November 2021 Investors Warrants, if at any time and from time to time on or after the issuance date there occurs any stock split, stock dividend, stock combination recapitalization or other similar transaction involving the Common Stock (“Stock Combination Event”) and the Event Market Price (which is defined as with respect to any Stock Combination Event date, the quotient determined by dividing (x) the sum of the VWAP of the Common Stock for each of the five (5) lowest trading days during the twenty (20) consecutive trading day period ending and including the trading day immediately preceding the sixteenth (16th) trading day after such Stock Combination Event date, divided by (y) five (5)) is less than the original exercise price of $0.82 then in effect, then on the sixteenth (16th) trading day immediately following such Stock Combination Event, the exercise price then in effect on such sixteenth (16th) trading day shall be reduced (but in no event increased) to the event market price. As the 1-for-10 reverse stock split on the Company’s common stock became effective on April 6, 2022, the exercise price of the November 2021 Investors Warrants was adjusted to $1.13, the Event Market Price and the total number of shares of the November 2021 Investors Warrants was adjusted to 5,335,763.

15.   INCOME TAXES

The United States of America

The Company is incorporated in the State of Nevada in the U.S., and is subject to U.S. federal corporate income taxes with tax rate of 21%. The State of Nevada does not impose any state corporate income tax.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act imposes a one-time transition tax on deemed repatriation of historical earnings of foreign subsidiaries, and future foreign earnings are subject to U.S. taxation. The Tax Act also stablished the Global Intangible Low-Taxed Income (GILTI), a new inclusion rule affecting non-routine income earned by foreign subsidiaries. For the nine months ended December 31, 2022 and 2021, the Company’s foreign subsidiaries in China were operating at loss on a consolidated basis which resulted in no GILTI tax.

The Company’s net operating loss for U.S. income taxes from U.S for the nine months ended December 31, 2022 amounted to approximately $0.4 million. As of December 31, 2022, the Company’s net operating loss carryforward for U.S. income taxes was approximately $7.1 million. The net operating loss carryforward will not expire and is available to reduce future years’ taxable income, but limited to 80% of income until utilized. Management believes that the utilization of the benefit from this loss appears uncertain due to the Company’s operating history. Accordingly, the Company has recorded a 100% valuation allowance on the deferred tax asset to reduce the deferred tax assets to zero on the consolidated balance sheets. As of December 31, 2022 and March 31, 2022, valuation allowances for deferred tax assets were approximately $1.5 million and $1.2 million, respectively. Management reviews the valuation allowance periodically and makes changes accordingly.

PRC

Senmiao Consulting, Sichuan Senmiao, Hunan Ruixi, Ruixi Leasing, Jinkailong (deconsolidated in the year ended March 31, 2022), Yicheng, Jiekai, Youlu and XXTX and its subsidiaries are subject to PRC Enterprise Income Tax (“EIT”) on the taxable income in accordance with the relevant PRC income tax laws. The EIT rate for companies operating in the PRC is 25%.

Income taxes in the PRC are consist of:

	For the Three Months ended		For the Nine Months ended
	December 31,		December 31,
	2022	2021	2022	2021

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Deferred income tax expenses	—	4,539	—	4,550
Total income tax expenses	$—	$4,539	$—	$4,550

As of December 31, 2022 and March 31, 2022, the Company’s PRC entities from continuing operations had net operating loss carryforwards of approximately $10.5 million and $8.5 million, respectively, which will expire starting from 2025 and ending in 2027. In addition, allowance for doubtful accounts must be approved by the Chinese tax authority prior to being deducted as an expense item on the tax return. The bad debt allowances are incurred in Company’s PRC subsidiaries and former VIEs which were operating at losses, the Company believes it is more likely than not that its PRC operations will be unable to fully utilize its deferred tax assets related to the net operating loss carryforwards in the PRC. As a result, the Company provided 100% allowance on all deferred tax assets on net operating loss carryforwards in the PRC of $2,732,507 and $2,315,793 related to its continuing operations in the PRC as of December 31, 2022 and March 31, 2022, respectively and provided 100% allowance on all deferred tax assets on allowance for doubtful account of $131,775 and $29,129 related to its continuing operations in the PRC as of December 31, 2022 and March 31, 2022, respectively.

The tax effects of temporary differences from continuing operations that give rise to the Company’s deferred tax assets and liabilities are as follows:

	December 31,	March 31,
	2022	2022
	(Unaudited)
Deferred Tax Assets
Net operating loss carryforwards in the PRC	$2,732,507	$2,315,793
Net operating loss carryforwards in the U.S.	1,508,215	1,234,789
Allowance for doubtful account	131,775	29,129
Less: valuation allowance	(4,372,497)	(3,579,711)
Deferred tax assets, net	$—	$—
Deferred tax liabilities:
Capitalized intangible assets cost	$42,746	$46,386
Deferred tax liabilities, net	$42,746	$46,386

As of December 31, 2022 and March 31, 2022, the Company’s PRC entities associated with discontinued operations had net operating loss carryforwards of approximately $10.3 million and $10.3 million, which will start to expire from 2024 to 2027. In addition, allowance for doubtful accounts must be approved by the Chinese tax authority prior to being deducted as an expense item on the tax return. The Company reviews deferred tax assets for a valuation allowance based upon whether it is more likely than not that the deferred tax asset will be fully realized. As of December 31, 2022 and March 31, 2022, full valuation allowance is provided against the deferred tax assets related to the Company’s discontinued operations based upon management’s assessment as to their realization.

The tax effects of temporary differences from discontinued operations that give rise to the Company’s deferred tax assets are as follows:

	December 31, 2022	March 31, 2022
	(Unaudited)
Net operating loss carry forwards in the PRC	$2,595,919	$2,595,919
Less: valuation allowance	(2,595,919)	(2,595,919)
Total	$—	$—

16.   CONCENTRATION

Major Suppliers

For the three months ended December 31, 2022, three suppliers accounted for approximately 19.7%, 12.0% and 11.8% of the total costs of revenue. For the nine months ended December 31, 2022, two suppliers accounted for approximately 20.3% and 12.0% of the total cost of revenues.

For the three months ended December 31, 2021, two suppliers accounted for approximately 35.1%, 19.8% of the total costs of revenue from continuing operations of the Company. For the nine months ended December 31, 2021, three suppliers accounted for approximately 30.1%, 18.1% and 16.9% of the total cost of revenues from continuing operations of the Company.

For the three and nine months ended December 31, 2021, one supplier accounted for approximately 18.1% and 17.4% of the total costs of revenue from discontinued operations of the Company.

17.   RELATED PARTY TRANSACTIONS AND BALANCES

1.     Related Party Balances

1)    Account receivable, a related party

As of December 31, 2022, account receivable from a related party from the Company’s continuing operations of $9,816 represented balance due from operating lease revenue recognized from Jinkailong, the Company’s equity investee company.

2)    Due from related parties

As of December 31, 2022, balances due from related parties from the Company’s continuing operations of $5,992,152, net of allowance, represented balance due from Jinkailong, the Company’s equity investee company as result of Jinkailong’s deconsolidation, of which, $5,351,735 is to be repaid over a period from January 2024 to December 2026, classified as due from related party, noncurrent (refer to Note 4). In addition, another $18,882 represented receivable due from Youlu, the Company’s former VIE as result of Youlu’s deconsolidation.

During the nine months ended December 31, 2022, the Company recorded additional allowances against the balance due from Jinkailong of $464,708.

3)    Due to a stockholder

Due to a stockholder comprised of amounts payable to a stockholder named below and are unsecured, interest free and due on demand.

	December 31,	March 31,
	2022	2022
	(Unaudited)
Jun Wang (Stockholder of the Company)*	$17,360	$18,886
Total due to a stockholder	17,360	18,886
Total due to a stockholder – discontinued operations	(17,360)	(18,886)
Total due to a stockholder – continuing operations	$—	$—

* In December 2017, the Company entered into a loan agreement with one stockholder, who agreed to grant lines of credit of approximating $159,000 to the Company for five years. The lines of credit are non-interest bearing, effective from January 2017.

4)    Due to related parties and affiliates

	December 31,	March 31,
	2022	2022
	(Unaudited)
Loan payable to a related party (i)	$114,425	$9,897
Others (ii)	2,812	1,785
Total due to related parties and affiliates	$117,237	$11,682
(i)	As of December 31, 2022 and March 31, 2022, the balances represented borrowings from Xi Wen, the CEO of the Company, of which, $114,425 and $9,897 are unsecured, interest free and due on demand, respectively.
(ii)	As of December 31, 2022 and March 31, 2022, the balances of $2,812 and $1,785, respectively, represented payables to Jinkailong, the Company’s equity investee company, for operational purposes.

Interest expense for the three and nine months ended December 31, 2022 and 2021 were $0.

4)    Operating lease right-of-use assets, net, related parties and Operating lease liabilities - related parties

	December 31,	March 31,
	2022	2022
	(Unaudited)
Lease I (i)	$27,519	$446,372
Lease II (ii)	112,268	69,534
Total Operating lease right-of-use assets - related parties	$139,787	$515,906

	December 31,	March 31,
	2022	2022
	(Unaudited)
Lease I (i)	$91,732	$246,516
Lease II (ii)	71,826	84,265
Total Operating lease liabilities, current - related parties	$163,558	$330,781

	December 31,	March 31,
	2022	2022
	(Unaudited)
Lease I (i)	$—	$211,953
Lease II (ii)	52,205	14,943
Total Operating lease liabilities, non-current - related parties	$52,205	$226,896
(i)

The Company entered into two office lease agreements with Hong Li, supervisor of Sichuan Senmiao, which were set to expire on January 1, 2020. On April 1, 2020, the two office leases were updated with a leasing term from April 1, 2020 to March 31, 2023. On March 1, 2021, the Company entered into an additional office lease which was set to expire on February 1, 2026. On April 1, 2021, the Company entered into another office lease which was set to expire on April 1, 2024. In October 2022, the Company terminated the leases signed on March 1, 2021 and April 1, 2021 as mentioned above.

(ii)

In November 2018, Hunan Ruixi entered into an office lease agreement with Hunan Dingchentai Investment Co., Ltd. (“Dingchentai”), a company where one of the Company’s independent directors serves as legal representative and general manager. The term of the lease agreement was from November 1, 2018 to October 31, 2023 and the rent was approximately $44,250 per year, payable on a quarterly basis. The original lease agreement with Dingchentai was terminated on July 1, 2019. The Company entered into another lease with Dingchentai on substantially similar terms on September 27, 2019, and a renewal lease contract was signed on June 2022 which extended the original lease to May 2025.

2.     Related Party Transactions

For the three and nine months ended December 31, 2022, the Company incurred $40,490 and $148,999, respectively, in rental expenses to Hong Li, supervisor of Sichuan Senmiao, pursuant to four office lease agreements. For the three and nine months ended December 31, 2021, the Company incurred $62,353 and $176,652, respectively, in rental expenses to this related party.

For the three and nine months ended December 31, 2022, the Company incurred $11,557 and $46,427, respectively, in rental expenses to Dingchentai, a company where one of the Company’s independent directors serves as legal representative and general manager. For the three and nine months ended December 31, 2021, the Company incurred $11,705 and $34,153, respectively, in rental expenses to this related party.

In June 2019 and January 2020, Jinkailong, the Company’s equity investee company entered into two automobile maintenance services contracts with Sichuan Qihuaxin Automobile Services Co., Ltd and Sichuan Yousen Automobile Maintenance Service Co., Ltd, which companies are controlled by one of the non-controlling shareholders of Jinkailong. During the three and nine months ended December 31, 2022, the Company did not incur automobile maintenance fees to those companies as mentioned above, respectively. During the three and nine months ended December 31, 2021, Jinkailong incurred automobile maintenance fees of $242,046 and $776,182 to those companies as mentioned above, respectively from discontinued operation.

The Company had reached cooperation with Jinkailong, the Company’s equity investee company that the drivers who leased automobile from Jinkailong completed their online ride-hailing requests and orders through the company’s ride-hailing platform, and the company will pay Jinkailong a certain promotion service fee. During the three and nine months ended December 31, 2022, the company incurred promotion fee of $19,483 and $87,692 to Jinkailong, respectively. During the three and nine months ended December 31, 2021, the company incurred promotion fee of $19,478 and $524,633 to Jinkailong, which was eliminated in the loss of continuing operations of the unaudited condensed consolidated financial statements.

During the three and nine months ended December 31, 2022, Corenel leased automobiles to Jinkailong, the Company’s equity investee company and generated revenues of $30,748 and $323,321, and Jiekai leased automobiles from Jinkailong and had a rental cost of $185,254 and $333,756, respectively. During the three and nine months ended December 31, 2021, Corenel and Yicheng leased 370 automobiles to Jinkailong and generated revenues of $362,529 and $914,513, respectively, which was eliminated in the loss of continuing operations of the unaudited condensed consolidated financial statements.

During the three and nine months ended December 31, 2021, Hunan Ruixi and Yicheng had loans due from Jinkailong, the Company’s equity investee company, and had interest income of $119,215 and $327,808, respectively which was eliminated in the loss of continuing operations of the unaudited condensed consolidated financial statements.

18.   LEASES

Lessor

The Company’s operating leases for automobile rentals have rental periods that are typically short term, generally is twelve months or less. Revenue recognition section of Note 3 (r), the Company discloses that revenue earned from automobile rentals, wherein an identified asset is transferred to the customer and the customer has the ability to control that asset, is accounted for under Topic 842 upon adoption for the year ended March 31, 2020.

Lessee

As of December 31, 2022 and March 31, 2022, the Company has engaged in offices and showroom leases which were classified as operating leases.

The Company leased automobiles under operating lease agreements with a term shorter than twelve months which it elected not to recognize lease assets and lease liabilities under ASC 842. Instead, the Company recognized the lease payments in profit or loss on a straight-line basis over the lease term and variable lease payments in the period in which the obligation for those payments is incurred. In addition, the Company had automobiles leases which were classified as finance lease.

The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The Company recognized lease expense on a straight-line basis over the lease term for operating lease. Meanwhile, the Company recognized the finance leases ROU assets and interest on an amortized cost basis. The amortization of finance ROU assets is recognized on an accretion basis as amortization expense, while the lease liability is increased to reflect interest on the liability and decreased to reflect the lease payments made during the period. Interest expense on the lease liability is determined each period during the lease term as the amount that results in a constant periodic interest rate of the automobile loans on the remaining balance of the liability.

The ROU assets and lease liabilities are determined based on the present value of the future minimum rental payments of the lease as of the adoption date, using an effective interest rate of 6.0%, which is determined using an incremental borrowing rate with similar term in the PRC. As of December 31, 2022, the weighted-average remaining operating and finance lease term of its existing leases is 2.41 and 2.75 years, respectively.

Operating and finance lease expenses consist of the following:

		For the Three Months Ended		For the Nine Months Ended
		December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
	Classification	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating lease cost
Automobile lease costs	Cost of revenues	$564,646	501,847	1,622,601	1,205,011
Lease expenses	Selling, general and administrative	88,493	165,263	313,753	434,733
Finance lease cost
Amortization of leased asset	Cost of revenue	73,991	834,807	203,044	2,419,695
Amortization of leased asset	General and administrative	62,255	76,187	196,890	522,605
Interest on lease liabilities	Interest expenses on finance leases	7,602	97,919	15,903	313,766
Total lease expenses		$796,987	1,676,023	2,352,191	4,895,810
Total Lease expenses – discontinued operations		—	989,573	—	3,240,386
Total Lease expenses- continuing operations		$796,987	686,450	2,352,191	1,655,424

Operating lease expenses for automobiles from continuing operations totaled $564,646 and $417,519 for the three months ended December 31, 2022 and 2021, respectively. Operating lease expenses for automobiles from continuing operations totaled $1,622,601 and $941,818 for the nine months ended December 31, 2022 and 2021, respectively. Operating lease expenses for automobiles from discontinued operations totaled $84,328 and $263,193 for the three and nine months ended December 31, 2021.

Operating lease expenses for offices and showroom leases from continuing operations totaled $88,493 and $313,753 for the three and nine months ended December 31, 2022, respectively. Operating lease expenses for offices and showroom leases from continuing operations totaled $141,208 and $367,690 for the three and nine months ended December 31, 2021, respectively. Operating lease expenses for offices and showroom leases from discontinued operations totaled $24,055 and $67,043 for the three and nine months ended December 31, 2021, respectively.

Interest expenses on finance leases from continuing operations totaled $7,602 and $15,903 for the three and nine months ended December 31, 2022, respectively. Interest expenses on finance leases from continuing operations totaled $13,612 and $44,369 for the three and nine months ended December 31, 2021, respectively. Interest expenses on finance leases from discontinued operations totaled $84,307 and $269,397 for the three and nine months ended December 31, 2021, respectively.

The following table sets forth the Company’s minimum lease payments in future periods:

	*Operating lease	Finance lease
	payments	payments	Total
Twelve months ending December 31, 2023	$265,601	278,610	544,211
Twelve months ending December 31, 2024	95,690	269,675	365,365
Twelve months ending December 31, 2025	63,120	202,256	265,376
Twelve months ending December 31, 2026	14,982	—	14,982
Total lease payments	439,393	750,541	1,189,934
Less: discount	(22,205)	(58,657)	(80,862)
Present value of lease liabilities	$417,188	691,884	1,109,072

*As of December 31, 2022, the outstanding balance of operating lease payments due to related parties was $215,763.

19.   COMMITMENTS AND CONTINGENCIES

Contingencies

In measuring the credit risk of guarantee services to automobile purchasers, the Company primarily reflects the “probability of default” by the automobile purchasers on its contractual obligations and considers the current financial position of the automobile purchasers and its likely future development.

The Company manages the credit risk of automobile purchasers by performing preliminary credit checks of each automobile purchaser and ongoing monitoring every month. By using the current credit loss model, management is of the opinion that the Company is bearing the credit risk to repay the principal and interests to the financial institutions if automobile purchasers’ default on their payments for more than three months. Management also periodically re-evaluates probability of default of automobile purchasers to make adjustments in the allowance, when necessary, as the Company is the guarantor of the loans.

Purchase commitments

On February 22, 2021, the Company entered into one purchase contract with an automobile dealer to purchase a total of 200 automobiles for the amount of approximately $3.2 million. Pursuant to the contract, the Company required to purchase 100 automobiles in cash with the amount of approximately $1.6 million. The remaining 100 automobiles purchase commitment with the amount of approximately $1.6 million shall be completed with financing option through the dealer’s designated financial institutions. As of the date of filing of this unaudited condensed consolidated financial statements, 100 automobiles of the contract signed in February 2021 have been purchased in cash and delivered to us. As the Company are in process of getting approval from the dealer’s designated financial institutions in financing the 100 automobiles’ purchase, there is no clear timing schedule for completing the remaining purchase commitment with this automobile dealer. However, the Company expects the purchase to be completed by June 30, 2023.

On September 23, 2022, the Company entered into a purchase contract with an automobile dealer to purchase a total of 100 automobiles for the amount of approximately $1.5 million. As of the date of filing of this unaudited condensed consolidated financial statements, the Company has remit approximately $0.7 million as purchase prepayments, and expect to fulfill the purchase commitment before March 31, 2023.

Contingent liabilities for automobile purchasers

Historically, most of the automobile purchasers would pay the Company their previous defaulted amounts within one to three months. In December 2019, a novel strain of coronavirus, or COVID-19, surfaced and it has spread rapidly to many parts of China and other parts of the world, including the United States. The epidemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and facilities in China and elsewhere. Because substantially all of the Company’s operations are conducted in China, the COVID-19 outbreak has materially and adversely affected, and may continue to affect, the Company’s business operations, financial condition and operating results for 2021 and 2022, including but not limited to decrease in revenues, slower collection of accounts receivables and additional allowance for doubtful accounts. Some of the Company’s customers exited the ride-hailing business and rendered their automobiles to the Company for sublease or sale to generate income or proceeds to cover payments owed to financial institutions and the Company. For the nine months ended December 31, 2022 and 2021, the Company recognized an estimated provision loss of approximately $7,284 and $15,005, respectively, for drivers who exited the ride-hailing business were not able to make the monthly payments from continuing operations. For the nine months ended December 31, 2021, the Company recognized an estimated provision loss of approximately $11,140, for the guarantee services for drivers who exited the ride-hailing business were not able to make the monthly payments from discontinued operations.

As of December 31, 2022, the maximum contingent liabilities Hunan Ruixi would be exposed to was approximately $47,000, assuming all the automobile purchasers were in default. Automobiles are used as collateral to secure the payment obligations of the automobile purchasers under the financing agreements. The Company estimated the fair market value of the collateral to be approximately $1,900 as of December 31, 2022, based on the market price and the useful life of such collateral, which represents approximately 4.1% of the maximum contingent liabilities.

Contingent liability of Jinkailong

As the Company holds 35% of equity interest of Jinkailong through Hunan Ruixi, and has not make any consideration towards to the investment. In accordance with PRC’s company registry compliance, the Company will subject to the maximum amount of RMB3.5 million (approximately $507,000) of which is equivalent to 35% of liabilities in case Jinkailong is liquidated.

As of December 31, 2022, the maximum contingent liabilities of Jinkailong, the Company’s equity investee company and former VIE, would be exposed to was approximately $4.8 million, assuming all the automobile purchasers were in default. Automobiles are used as collateral to secure the payment obligations of the automobile purchasers under the financing agreements. Jinkailong estimated the fair market value of the collateral to be approximately $2.8 million as of December 31, 2022, based on the market price and the useful life of such collateral, which represents approximately 59% of the maximum contingent liabilities. Meanwhile, approximately $3.5 million, including interests of approximately $281,000, due to financial institutions, of all the automobile purchases Jinkailong serviced were past due mainly due to the COVID-19 pandemic in China in prior years.

Besides, as of December 31, 2022, due to Jinkailong has undertaken the joint and several liability guarantee for all loans of Langyue Automobile Service Co., Ltd. from Chengdu Industrial Impawn Co., Ltd (“Impawn”) for certain historical business, Jinkailong may be required to pay all the outstanding balance of approximately $882,000 to Impawn in the future.

From time to time, the Company and its equity investee company may be subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. The total amount of reasonable possible losses with the respect to such matters, individually and in the aggregate, are not deemed to be material to the consolidated financial statements.

20.   SEGMENT INFORMATION

The Company presents segment information after elimination of inter-company transactions. In general, revenue, cost of revenue and operating expenses are directly attributable, or are allocated, to each segment. The Company allocates costs and expenses that are not directly attributable to a specific segment, such as those that support infrastructure across different segments, to different segments mainly on the basis of usage, revenue or headcount, depending on the nature of the relevant costs and expenses. The Company does not allocate assets to its segments as the CODM does not evaluate the performance of segments using asset information.

By assessing the qualitative and quantitative criteria established by Accounting Standards Codification (“ASC”) 280, “Segment Reporting”, the Company considers itself to be operating in two reportable segments which comprise of automobile transaction and related services and online ride-hailing platform. The segments are organized based on type of service offered.

The following tables present the summary of each segment’s revenue, loss from operations, loss before income taxes and net loss which is considered as a segment operating performance measure, for the three and nine months ended December 31, 2022 and 2021:

	For the Three Months ended December 31, 2022
	Automobile	Online ride-
	Transaction and	hailing
	Related	platform
	Services	Services	Unallocated	Consolidated
Revenues	$930,625	$810,295	$—	$1,740,920
Interest income	$467	$64	$13	$544
Depreciation and amortization	$429,419	$12,128	$21,638	$463,185
Loss from operations	$(999,958)	$(69,672)	$(259,746)	$(1,329,376)
Loss before income taxes	$(700,414)	$(56,667)	$(229,188)	$(986,269)
Net loss	$(700,414)	$(56,667)	$(229,188)	$(986,269)
Capital expenditure	$1,238,504	$—	$—	$1,238,504

	For the Nine Months ended December 31, 2022
		Online ride-
	Automobile	hailing
	Transaction and	platform
	Related Services	Services	Unallocated	Consolidated
Revenues	$3,353,400	$2,970,518	$—	$6,323,918
Interest income	$1,292	$168	$57	$1,517
Depreciation and amortization	$1,470,335	$47,594	$63,298	$1,581,227
Loss from operations	$(2,854,231)	$(262,097)	$(1,238,849)	$(4,355,177)
Income (loss) before income taxes	$(2,071,478)	$(253,477)	$402,802	$(1,922,153)
Net income (loss)	$(2,071,478)	$(253,477)	$402,802	$(1,922,153)
Capital expenditure	$1,240,404	$—	$—	$1,240,404

	For the three months ended December 31, 2021
		Online ride-
	Automobile	hailing
	Transaction and	platform			Discontinued	Continuing
	related service	services	Unallocated	Total	operations	operations
Revenues	$2,525,893	$1,017,156	$—	$3,543,049	$1,882,930	$1,660,119
Interest income	$618	$72	$81	$771	$288	$483
Interest expense	$16,451	$24	$—	$16,475	$16,475	$—
Depreciation and amortization	$1,425,441	$8,058	$3,179	$1,436,678	$886,651	$550,027
Loss from operations	$(1,289,884)	$(629,177)	$(979,941)	$(2,899,002)	$(390,710)	$(2,508,292)
Income (loss) before income taxes	$(1,069,871)	$(792,769)	$1,735,058	$(127,582)	$(418,355)	$290,773
Net income (loss)	$(1,074,410)	$(792,769)	$1,735,058	$(132,121)	$(418,355)	$286,234
Capital expenditure	$1,321,226	$—	$—	$1,321,226	$—	$1,321,226

	For the nine months ended December 31, 2021
		Online ride-
	Automobile	hailing
	Transaction and	platform			Discontinued	Continuing
	related service	services	Unallocated	Total	operations	operations
Revenues	$6,631,579	$1,617,454	$—	$8,249,033	$5,096,441	$3,152,592
Interest income	$1,198	$785	$389	$2,372	$514	$1,858
Interest expense	$37,587	$6,536	$—	$44,123	$38,251	$5,872
Depreciation and amortization	$4,269,755	$23,135	$9,580	$4,302,470	$2,857,864	$1,444,606
Loss from operations	$(3,606,376)	$(6,358,532)	$(1,813,645)	$(11,778,553)	$(2,182,402)	$(9,596,151)
Income (loss) before income taxes	$(3,520,754)	$(6,649,325)	$2,549,947	$(7,620,132)	$(2,418,757)	$(5,201,375)
Net income (loss)	$(3,525,304)	$(6,649,325)	$2,549,947	$(7,624,682)	$(2,418,757)	$(5,205,925)
Capital expenditure	$3,484,051	$—	$—	$3,484,051	$—	$3,484,051

The accounting principles for the Company’s revenue by segment are set out in Note 3(h).

As of December 31, 2022, the Company’s total assets were comprised of $14,004,591 for automobile transaction and related services, $816,024 for online ride-hailing platform services and $717,978 unallocated.

As of March 31, 2022, the Company’s total assets were comprised of $12,022,387 for automobile transaction and related services, $7,003,867 for online ride-hailing platform services and $851,863 unallocated.

As substantially all of the Company’s long-lived assets are located in the PRC and substantially all of the Company’s revenue is derived from within the PRC, no geographical information is presented.

21.   SUBSEQUENT EVENTS

The Company evaluated all events and transactions that occurred after December 31, 2022 up through February 14, 2023, the date the Company issued these unaudited condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Senmiao Technology Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Senmiao Technology Limited (collectively, the “Company”) as of March 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2022, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Consideration of the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company had incurred significant working capital deficiency and accumulated deficit at March 31, 2022, net loss from continuing operations and net operating cash flows for the year ended March 31, 2022. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 2. These consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties. If the Company is unable to successfully obtain the necessary additional financial support as specified in Note 2, there could be a material adverse effect on the Company.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2018.

New York, New York

July 14, 2022

SENMIAO TECHNOLOGY LIMITED

CONSOLIDATED BALANCE SHEETS

(Expressed in U.S. dollar, except for the number of shares)

	March 31,	March 31,
	2022	2021
ASSETS
Current assets
Cash, and cash equivalents	$1,185,221	$4,340,529
Accounts receivable, net, current portion	418,022	502,031
Inventories	286,488	127,933
Finance lease receivables, net, current portion	314,264	541,605
Prepayments, other receivables and other assets, net	2,713,208	2,660,083
Due from related parties, current portion	682,335	—
Current assets - discontinued operations	—	2,720,825
Total current assets	5,599,538	10,893,006

Property and equipment, net
Property and equipment, net	5,658,773	3,251,331
Property and equipment, net - discontinued operations	—	454,408
Total property and equipment, net	5,658,773	3,705,739

Other assets
Operating lease right-of-use assets, net	109,621	233,751
Operating lease right-of-use assets, net, related parties	515,906	580,367
Financing lease right-of-use assets, net	305,933	577,079
Intangible assets, net	959,551	968,131
Goodwill	—	135,388
Accounts receivable, net, noncurrent	69	61,943
Finance lease receivables, net, noncurrent	92,980	473,472
Due from a related party, noncurrent	6,635,746	—
Other assets - discontinued operations	—	4,674,403
Total other assets	8,619,806	7,704,534

Total assets	$19,878,117	$22,303,279

LIABILITIES, MEZZANNIE EQUITY AND EQUITY
Current liabilities
Borrowings from financial institution	$145,542	$—
Accounts payable	14,446	44,769
Advances from customers	120,629	110,173
Accrued expenses and other liabilities	2,444,367	2,873,227
Due to related parties and affiliates	11,682	82,909
Operating lease liabilities	50,177	109,813
Operating lease liabilities - related parties	330,781	243,726
Financing lease liabilities	304,557	358,135
Derivative liabilities	2,215,204	1,278,926
Current liabilities - discontinued operations	528,426	11,677,266
Total current liabilities	6,165,811	16,778,944

Other liabilities
Operating lease liabilities, non-current	47,910	95,886
Operating lease liabilities, non-current - related parties	226,896	341,549
Financing lease liabilities, non-current	1,376	218,944
Deferred tax liability	46,386	44,993
Other liabilities - discontinued operations	—	2,250,393
Total other liabilities	322,568	2,951,765

Total liabilities	6,488,379	19,730,709

Commitments and contingencies

Mezzanine Equity (redeemable)
Series A convertible preferred stock (par value $0.0001 per share, 5,000 shares authorized; 5,000 and 0 shares issued and outstanding at March 31, 2022 and 2021, respectively), net of issuance costs of $118,344	820,799	—

Stockholders’ equity
Common stock (par value $0.0001 per share, 10,000,000 shares authorized; 6,186,783 and 4,978,073 shares issued and outstanding at March 31, 2022 and 2021, respectively)*	630	498
Additional paid-in capital	42,803,033	40,759,807
Accumulated deficit	(34,601,545)	(34,064,921)
Accumulated other comprehensive loss	(109,454)	(838,671)
Total Senmiao Technology Limited stockholders’ equity	8,092,664	5,856,713

Non-controlling interests	4,476,275	(3,284,143)

Total equity	12,568,939	2,572,570

Total liabilities, mezzanine equity and equity	$19,878,117	$22,303,279

*Giving retroactive effect to the 1-for-10 reverse stock split effected on April 6, 2022

The accompanying notes are an integral part of the consolidated financial statements.

SENMIAO TECHNOLOGY LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Expressed in U.S. dollar, except for the number of shares)

	For the Year Ended March 31,
	2022	2021

Revenues	$4,913,102	$2,188,840
Cost of revenues	(6,511,031)	(1,984,079)
Gross profit (loss)	(1,597,929)	204,761

Operating expenses
Selling, general and administrative expenses	(9,525,408)	(5,905,579)
Provision for doubtful accounts, net of recovery	(235,279)	(299,658)
Impairments of inventories	(60,398)	—
Impairments of long-lived assets and goodwill	(142,974)	(10,953)
Total operating expenses	(9,964,059)	(6,216,190)

Loss from operations	(11,561,988)	(6,011,429)

Other income (expense)
Other income (expense), net	(107,444)	301,269
Interest expense	(5,893)	—
Interest expense on finance leases	(55,844)	(46,518)
Change in fair value of derivative liabilities	6,951,482	(1,710,415)
Issuance cost incurred for issuing series A convertible preferred stock	(821,892)	—
Total other income (expense), net	5,960,409	(1,455,664)

Loss before income taxes	(5,601,579)	(7,467,093)

Income tax expense	(4,566)	(8,332)

Net loss from continuing operations	(5,606,145)	(7,475,425)

Discontinued operation:
Loss from discontinued operations, net of applicable income taxes	(2,747,209)	(5,187,214)
Net gain from deconsolidation of VIEs - discontinued operations	10,975,101	—
Gain (loss) from discontinued operations	8,227,892	(5,187,214)

Net income (loss)	2,621,747	(12,662,639)

Net (income) loss attributable to non-controlling interests from continuing operations	(3,872,645)	970,019
Net loss attributable to non-controlling interests from discontinued operations	714,274	1,332,562

Net loss attributable to the Company’s stockholders	$(536,624)	$(10,360,058)

Net income (loss)	$2,621,747	$(12,662,639)

Other comprehensive loss
Foreign currency translation adjustment	64,470	(314,669)

Comprehensive income (loss)	2,686,217	(12,977,308)

less: Total comprehensive income (loss) attributable to noncontrolling interests	3,142,520	(2,286,057)

Total comprehensive loss attributable to stockholders	$(456,303)	$(10,691,251)

Weighted average number of common stock
Basic and diluted*	5,726,997	3,943,089

Earnings (loss) per share - basic and diluted*
Continuing operations	$(1.66)	$(1.65)
Discontinued operations	$1.56	$(0.98)

*Giving retroactive effect to the 1-for-10 reverse stock split effected on April 6, 2022

The accompanying notes are an integral part of the consolidated financial statements.

SENMIAO TECHNOLOGY LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years Ended March 31, 2022 and 2021

(Expressed in U.S. dollar, except for the number of shares)

					Accumulated
			Additional		other
	Common stock		paid-in	Accumulated	comprehensive	Non-controlling	Total
	Shares*	Par value	capital	deficit	loss	interest	equity
BALANCE, March 31, 2020	2,900,882	$290	$27,015,748	$(23,704,863)	$(507,478)	$(1,331,340)	$1,472,357
Net loss	—	—	—	(10,360,058)	—	(2,302,581)	(12,662,639)
Exercise of Series A warrants into common stock	126,609	13	683,033	—	—	—	683,046
Exercise of Placement warrants into common stock	13,335	1	(1)	—	—	—	—
Fair value of derivative liabilities upon exercise of warrants	—	—	1,769,841	—	—	—	1,769,841
Issuance of common stock and warrants in an underwritten direct offering, net of issuance costs	1,200,000	120	5,261,177	—	—	—	5,261,297
Issuance of common stock pursuant to exercise of underwriters’ over-allotment option, net of issuance costs	180,000	18	836,982	—	—	—	837,000
Issuance of common stock and warrants in a registered direct offering, net of issuance costs	507,247	51	5,743,854	—	—	—	5,743,905
Fair value of warrants allocated to derivative liabilities	—	—	(995,822)	—	—	—	(995,822)
Issuance of common stock and warrants in a registered direct offering, net of issuance costs	50,000	5	444,995	—	—	—	445,000
Acquisition of business entities	—	—	—	—	—	333,254	333,254
Foreign currency translation adjustment	—	—	—	—	(331,193)	16,524	(314,669)
BALANCE, March 31, 2021	4,978,073	$498	$40,759,807	$(34,064,921)	$(838,671)	$(3,284,143)	$2,572,570
Net income (loss)	—	—	—	(536,624)	—	3,158,371	2,621,747
Issuance of common stock and warrants in a registered direct offering, net of issuance costs	553,192	56	2,208,593	—	—	—	2,208,649
Issuance of restricted stock units	9,546	9	104,991	—	—	—	105,000
Exercise of Series A warrants into common stock	4,403	4	22,011	—	—	—	22,015
Fair value of derivative liabilities upon exercise of warrants	—	—	45,674	—	—	—	45,674
Issuance of common stock in purchase of XXTX’s remaining NCI	533,167	53	(1,357,637)	—	(21,762)	1,379,346	—
Issuance of common stock for consulting service	100,000	10	652,990	—	—	—	653,000
Foreign currency translation adjustment	—	—	—	—	80,321	(15,851)	64,470
Recognition of non-controlling interest from acquired equity interest of Sichuan Senmiao upon termination of the VIE agreement	—	—	366,604	—	—	(366,604)	—
Deconsolidation of discontinued operation	—	—	—	—	670,658	3,605,156	4,275,814
Additional shares of common stock round up adjustment due to retroactive effect of 1-for-10 reverse stock split	8,402	—	—	—	—	—	—
BALANCE, March 31, 2022	6,186,783	$630	$42,803,033	$(34,601,545)	$(109,454)	$4,476,275	$12,568,939

*Giving retroactive effect to the 1-for-10 reverse stock split effected on April 6, 2022

The accompanying notes are an integral part of the consolidated financial statements.

SENMIAO TECHNOLOGY LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in U.S. dollar, except for the number of shares)

	For the Years Ended March 31,
	2022	2021

Cash Flows from Operating Activities:
Net income (loss)	$2,621,747	$(12,662,639)
Net income (loss) from discontinued operations	8,227,892	(5,187,214)
Net loss from continuing operations	(5,606,145)	(7,475,425)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization of property and equipment	956,400	85,530
Stock compensation expense	653,000	445,000
Issuance cost incurred for issuing series A convertible preferred stock	821,892	-
Amortization of right-of-use assets	955,443	398,292
Amortization of intangible assets	160,831	107,765
Provision for doubtful accounts, net of recovery	235,279	299,658
Impairments of inventories	60,398	—
Impairments of long-lived assets	142,974	10,953
Gain on disposal of equipment	—	(425)
Change in fair value of derivative liabilities	(6,951,482)	1,710,415
Change in operating assets and liabilities	—	—
Accounts receivable	4,456	162,828
Inventories	(260,464)	172,626
Prepayments, other receivables and other assets	28,254	(1,366,724)
Finance lease receivables	634,103	348,919
Accounts payable	(31,434)	(6,067)
Advances from customers	6,678	47,895
Income tax payable	—	(168)
Accrued expenses and other liabilities	(377,965)	2,123,010
Operating lease liabilities	(240,051)	(64,701)
Operating lease liabilities - related parties	(228,281)	(195,519)
Net cash used in operating activities from continuing operations	(9,036,114)	(3,196,138)
Net cash used in operating activities from discontinued operations	(123,167)	(739,929)
Net Cash Used in Operating Activities	(9,159,281)	(3,936,067)

Cash Flows from Investing Activities:
Purchases of property and equipment	(3,223,992)	(2,293,415)
Purchases of intangible assets	(141,730)	(25,347)
Cash released upon termination of a VIE	(193)	—
Cash acquired from XXTX, net of cash paid to XXTX	—	8,065
Net cash used in investing activities from continuing operations	(3,365,915)	(2,310,697)
Net cash used in investing activities from discontinued operations	(111,210)	(200,165)
Net Cash Used in Investing Activities	(3,477,125)	(2,510,862)

Cash Flows from Financing Activities:
Net proceeds from issuance of common stock and warrants in a registered direct public offering	5,771,053	5,743,905
Net proceeds from issuance of common stock and warrants in an underwritten public offering	—	5,261,297
Net proceeds from issuance of common stock upon warrants exercised	22,015	683,046
Net proceeds from issuance of series A convertible preferred stock and warrants in a private placement offering	4,369,937	—
Net proceeds from exercise of underwriters’ over-allotment option	—	837,000
Borrowings from a financial institution	183,390	—
Loan to related parties	—	(101,142)
Repayments to related parties and affiliates	(117,761)	(37,445)
Repayments of current borrowings from financial institutions	(39,613)	—
Principal payments of finance lease liabilities	(433,611)	(2,230,765)
Net cash provided by financing activities from continuing operations	9,755,410	10,155,896
Net cash provided by financing activities from discontinued operations	—	103,881
Net Cash Provided by Financing Activities	9,755,410	10,259,777

Effect of exchange rate changes on cash and cash equivalents	(381,858)	(208,800)

Net (decrease) increase in cash and cash equivalents	(3,262,854)	3,604,048
Cash and cash equivalents, beginning of year	4,448,075	844,027
Cash and cash equivalents, end of year	1,185,221	4,448,075

Less: Cash and cash equivalents from discontinued operations	—	(107,546)

Cash and cash equivalents from continuing operations, end of year	$1,185,221	$4,340,529

Supplemental Cash Flow Information
Cash paid for interest expense	$5,893	$45,764
Non-cash Transaction in Investing and Financing Activities
Recognition of right-of-use assets and lease liabilities	$273,555	$3,785,526
Recognition of right-of-use assets and lease liabilities, related parties	$181,620	$—
Recognition of other receivables from Jinkailong upon deconsolidation	$7,298,208	$—
Acquisition of equipment through prepayment and financing lease receivables offset	$—	$941,263
Allocation of fair value of derivative liabilities for issuance of common stock	$7,932,341	$997,193
Allocation of fair value of derivative liabilities to additional paid in capital upon warrants exercised	$45,674	$1,771,213
Acquisition of XXTX with payables	$—	$317,835
Acquisition of XXTX’s minority interest with issuance of common stock	$1,972,717	$—

The accompanying notes are an integral part of the consolidated financial statements.

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     ORGANIZATION AND PRINCIPAL ACTIVITIES

Senmiao Technology Limited (the “Company”) is a U.S. holding company incorporated in the State of Nevada on June 8, 2017. The Company operates its business in two segments:

(i)automobile transaction and related services focusing on the online ride-hailing industry in the People’s Republic of China (“PRC” or “China”) through its wholly owned subsidiaries, Sichuan Senmiao Yicheng Assets Management Co., Ltd., formerly named Yicheng Financial Leasing Co., Ltd., a PRC limited liability company (“Yicheng”), Chengdu Corenel Technology Co., Ltd., a PRC limited liability company (“Corenel”), and its majority owned subsidiary, Hunan Ruixi Financial Leasing Co., Ltd., a PRC limited liability company (“Hunan Ruixi”), and its equity investee company and former variable interest entity (“VIE”), Sichuan Jinkailong Automobile Leasing Co., Ltd., a PRC limited liability company (“Jinkailong”).
(ii)online ride-hailing platform services through its own platform (known as Xixingtianxia) as described further below, since October 2020, through Hunan Xixingtianxia Technology Co., Ltd., a PRC limited liability company (“XXTX”), which is a wholly owned subsidiary of Sichuan Senmiao Zecheng Business Consulting Co., Ltd. (“Senmiao Consulting”), a PRC limited liability company and wholly-owned subsidiary of the Company. The Company’s ride hailing platform enables qualified ride-hailing drivers to provide transportation services in Chengdu, Changsha, Guangzhou, and other 18 cities in China as of the filing date of these consolidated financial statements.

Hunan Ruixi holds a business license for automobile sales and financial leasing and has been engaged in automobile financial leasing services and automobile sales since March 2019 and January 2019, respectively. Jinkailong facilitated automobile sales and financing transactions for its clients, who are primarily ride-hailing drivers and provides them operating lease and relevant after-transaction services. Yicheng holds a business license for automobiles sale and has been engaged in automobile sales since June 2019. Yicheng used to have a license of financial leasing, which was terminated since June 2022. The Company also has been engaged in operating leasing services through Jinkailong and Hunan Ruixi since March 2019.

On September 11, 2020, Senmiao Consulting entered into an investment agreement relating to XXTX with all the original shareholders of XXTX (the “XXTX Investment Agreement”), pursuant to which Senmiao Consulting would make an investment of RMB3.16 million (approximately $0.5 million) in XXTX in cash and obtain a 51% equity interest. On October 23, 2020, the registration procedures for the change in shareholders and registered capital were completed and XXTX became a majority owned subsidiary of Senmiao Consulting. On February 5, 2021, Senmiao Consulting and all the original shareholders of XXTX entered into a supplementary agreement related to XXTX’s Investment agreement (the “XXTX Increase Investment Agreement”). Under the XXTX Increase Investment Agreement, all shareholders of XXTX agreed to increase the total registered capital of XXTX to RMB50.8 million (approximately $7.8 million). Senmiao Consulting shall pay another investment amounted to RMB36.84 million (approximately $5.7 million) in cash in exchange of additional 27.74% of XXTX’s equity interest. On October 22, 2021, Senmiao Consulting further entered into a Share Swap Agreement (the “Share Swap Agreement”), pursuant to which Senmiao Consulting shall acquire all of the remaining equity interests the original shareholders hold in XXTX at a total purchase price of $3.5 million, payable in the Company’s shares of common stock, par value $0.0001 per share (the “Common Stock”) at a per share price of the average closing price of a share of Common Stock reported on the Nasdaq Capital Market for ten (10) trading days immediately preceding the date of the Share Swap Agreement. On November 9, 2021, the issuance of 533,167 (5,331,667 pre reverse split) shares of the Company’s common stock for this transaction has been completed and on December 31, 2021, the registration procedures for the change in shareholders have been completed. As a result, XXTX became a wholly-owned subsidiary of Senmiao Consulting.

As of the filing date of these consolidated financial statements, Senmiao Consulting has made a cumulative capital contribution of RMB36.86 million (approximately $5.81 million) to XXTX and the remaining amount is expected to be paid before December 31, 2025. As of March 31, 2022, XXTX had eight wholly owned subsidiaries and only one of them has operations.

In December 2020, Senmiao Consulting formed Corenel, with a registered capital of RMB10 million (approximately $1.6 million) in Chengdu City, Sichuan Province. Corenel is engaged in automobile operating leases since March 2021.

In December 2020, Hunan Ruixi and a third party jointly formed a subsidiary, Chengdu Xichuang Technology Service Co., Ltd. (“Xichuang”), with a registered capital of RMB200,000 (approximately $32,000) in Chengdu City, Sichuan Province. Hunan Ruixi holds 70% of the equity interests of Xichuang. In August 2021, Hunan Ruixi signed an equity transfer agreement with another

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

shareholder of Xichuang. Pursuant to the equity transfer agreement, another shareholder of Xichuang would transfer 30% of its shares to Hunan Ruixi for free. However, in November 2021, Xichuang was dissolved. The dissolution of Xichuang did not have a material impact to the Company’s financial results.

In April 2021, the Company formed Senmiao Technology (Hong Kong)., Ltd. (“Senmiao HK”), with a registered capital of $10,000 in Hongkong. The Company holds 99.99% of the equity interests of Senmiao HK. As of the filing date of these consolidated financial statements, Senmiao HK has no operations.

In March 2022, Corenel and another company in Chengdu formed Chengdu Jiekai Technology Ltd. (“Jiekai”), with a registered capital of RMB500,000 (approximately $80,000). Corenel holds 51% of the equity interests of Jiekai. Jiekai is engaged in automobile operating lease business.

The following diagram illustrates the Company’s corporate structure, including its subsidiaries and equity investee company, as of the filing date of these consolidated financial statements:

Former VIE Agreements with Sichuan Senmiao

Senmiao Consulting, Sichuan Senmiao and all the shareholders of Sichuan Senmiao (the “Sichuan Senmiao Shareholders”) entered into an Equity Interest Pledge Agreement, an Exclusive Business Cooperation Agreement, an Exclusive Option Agreement, Power of Attorneys, and Timely Report Agreements in September 2017 (collectively, the “Sichuan Senmiao VIE Agreements”). For the details of such agreements, please refer to the audited financial statements contained in the annual report on Form 10-K filed with the SEC on July 8, 2021. According to the VIE Agreements, Senmiao Consulting was the primary beneficiary of Sichuan Senmiao and the financial statements of Sichuan Senmiao are consolidated in the accompanying consolidated financial statements. On March 23, 2022, Senmiao Consulting and other shareholders with 94.5% equity interests of Sichuan Senmiao terminated the VIE Agreements and acquired Sichuan Senmiao’s 94.5% equity interests with total consideration of zero. Sichuan Senmiao became the majority owned subsidiary of Senmiao Consulting accordingly. The termination of the Sichuan Senmiao VIE Agreements have no significant impact on the consolidated financial statements.

Former Voting Agreements with Jinkailong’s Other Shareholders

Hunan Ruixi entered into two voting agreements signed in August 2018 and February 2020, respectively, as amended (the “Voting Agreements”), with Jinkailong and other Jinkailong’s shareholders holding an aggregate of 65% equity interests. Pursuant to the Voting Agreements, all other Jinkailong’s shareholders will vote in concert with Hunan Ruixi on all fundamental corporate transactions in the event of a disagreement for periods of 20 years and 18 years, respectively, ending on August 25, 2038.

On March 31, 2022, Ruixi entered into an Agreement for the Termination of the Agreement for Concerted Action by Shareholders of Jinkailong (the “Termination Agreement”), pursuant to which the Voting Agreements mentioned above shall be

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

terminated as of the date of the Termination Agreement. The termination will not impair the past and future legitimate rights and interests of all parties in Jinkailong. As of March 31, 2022, the parties no longer maintain a concerted action relationship with respect to the decision required to take concerted action at its shareholders meetings as stipulated in the Voting Agreements. Each party shall independently express opinions and exercise various rights such as voting rights and perform relevant obligations in accordance with the provisions of laws, regulations, normative documents and the Jinkailong’s articles of association (refer to Note 5).

As a result of the Termination Agreement, Jinkailong ceased to be a VIE to Ruixi. The Company, through Ruixi, retains its 35% equity interests in Jinkailong.

Former VIE Agreements with Youlu

On December 7, 2021, XXTX entered into a series of contractual arrangements (collectively, the “Youlu VIE Agreements”) with Youlu and each of its equity holders (“Youlu Shareholders”). The term of Youlu is similar to the Youlu VIE Agreements with Sichuan Senmiao as described above. According to the VIE Agreements, Youlu was obligated to pay XXTX service fees approximately equal to its net income. Youlu’s entire operations were, in fact, directly controlled by XXTX. There were no unrecognized revenue-producing assets that were held by Youlu. However, on March 31, 2022, the Youlu VIE Agreements were terminated by XXTX and Youlu Shareholders. As Youlu had limited operation, the termination had no significant impact on the consolidated financial statements.

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Total assets and total liabilities of the Company’s VIEs included in the Company’s consolidated financial statements as of March 31, 2022 and 2021 are as follows after Jinkailong and Youlu deconsolidated from the Company’s consolidated financial statements at March 31, 2022:

	March 31,	March 31,
	2022	2021

Current assets:
Cash and cash equivalents	$—	$27,229
Accounts receivable, net, current portion	—	—
Prepayments, other receivables and other assets, net	—	135
Other receivable- intercompany	—	1,718,343
Current assets - discontinued operations (1)	—	2,995,558
Total current assets	—	4,741,265

Property and equipment, net:
Property and equipment, net	—	—
Property and equipment, net - discontinued operations	—	454,228
Total property and equipment, net	—	454,228

Other assets:
Operating lease right-of-use assets, net, related parties	—	9,896
Other assets - discontinued operations	—	4,674,403
Total other assets	—	4,684,299

Total assets	$—	$9,879,792

Current liabilities:
Accrued expenses and other liabilities	$—	$581,126
Other payable - intercompany	—	2,715,847
Due to related parties and affiliates	—	82,908
Operating lease liabilities - related parties	—	4,989
Current liabilities - discontinued operations (2)	—	15,896,580
Total current liabilities	—	19,281,450

Other liabilities:
Operating lease liabilities, non-current - related parties	—	3,850
Other liabilities - discontinued operations	—	2,250,393
Total other liabilities	—	2,254,243

Total liabilities	$—	$21,535,693
(1)	Includes intercompany receivables of $0 and intercompany payables of $274,731 as of March 31, 2022 and March 31, 2021, respectively.

(2)	Includes intercompany payables of $0 and $4,203,454 as of March 31, 2022 and March 31, 2021, respectively.

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net revenue, loss from operations and net loss of the VIEs that were included in the Company’s consolidated financial statements for the years ended March 31, 2022 and 2021 are as follows:

	For the Years Ended
	March 31,
	2022	2021*
Net revenue from continuing operations	$32,817	$—
Net revenue from discontinued operations	$6,830,116	$3,978,847
Loss from operations from continuing operations	$(179,068)	$(532,455)
Loss from operations from discontinued operations	$(2,537,715)	$(4,254,403)
Net loss from continuing operations attributable to stockholders	$(175,283)	$(530,983)
Net loss from discontinued operations attributable to stockholders	$(2,032,934)	$(3,722,648)
Net loss attributable to stockholders	$(2,208,218)	$(4,253,630)
*	Net revenue, loss from operations and net loss attributable to stockholders for the year ended March 2021 were retroactively restated for comparative purpose.

2.      GOING CONCERN

In assessing the Company’s liquidity, the Company monitors and analyzes its cash on-hand and its operating and capital expenditure commitments. The Company’s liquidity needs are to meet its working capital requirements, operating expenses and capital expenditure obligations. Debt financing from financial institutions and equity financings have been utilized to finance the working capital requirements of the Company.

The Company’s business is capital intensive. The Company’s management has considered whether there is substantial doubt about its ability to continue as a going concern due to (1) net loss of approximately $5.6 million from continuing operations for the year ended March 31, 2022, (2) accumulated deficit of approximately $34.9 million as of March 31, 2022; (3) the working capital deficit of approximately $0.6 million as of March 31, 2022; (4) net operating cash outflows of approximately $9.0 million and $0.1 million from continuing operations and discontinued operations, respectively, for the year ended March 31, 2022; and (5) the purchase commitment of approximately $1.7 million for 100 automobiles. As of the filing date of these consolidated financial statements, the Company has entered into a purchase contract with an automobile dealer to purchase a total of 200 automobiles for the amount of approximately $3.4 million, of which, 100 automobiles of approximately $1.7 million have been purchased in cash and delivered to the Company and the remaining purchase commitment of approximately $1.7 million shall be completed with financing option through the dealer’s designated financial institutions.

Management has determined there is substantial doubt about its ability to continue as a going concern. If the Company is unable to generate significant revenue, the Company may be required to curtail or cease its operations. Management is trying to alleviate the going concern risk through the following sources:

●	the Company will continue to seek equity financing to support its working capital;
●	other available sources of financing (including debt) from PRC banks and other financial institutions; and
●	financial support and credit guarantee commitments from the Company’s related parties.

Based on the above considerations, management is of the opinion that the Company will probably not have sufficient funds to meet its working capital requirements and debt obligations as they become due one year from the filing date of these consolidated financial statements, if the Company is unable to obtain additional financing. In addition, the maximum contingent liabilities for automobile purchasers the Company would be exposed to was approximately $0.8 million as of March 31, 2022, assuming all the automobile purchasers were in default. There is no assurance that the Company will be successful in implementing the foregoing plans or that additional financing will be available to the Company on commercially reasonable terms, or at all. There are a number of factors that could potentially arise that could undermine the Company’s plans, such as (i) the impact of the COVID-19 pandemic on the Company’s business and areas of operations in China, (ii) changes in the demand for the Company’s services, (iii) PRC

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

government policies, (iv) economic conditions in China and worldwide, (v) competitive pricing in the automobile transaction and related service and ride-hailing industries, (vi) changes in the Company’s relationships with key business partners, (vii) the ability of financial institutions in China to provide continued financial support to the Company’s customers, and (viii) the perception of PRC-based companies in the U.S. capital markets. The Company’s inability to secure needed financing when required could require material changes to the Company’s business plans and could have a material adverse effect on the Company’s viability and results of operations.

3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)   Basis of presentation

The accompanying consolidated financial statements of the Company has been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(b)   Basis of consolidation

The consolidated financial statements include the accounts of the Company and include the assets, liabilities, revenues and expenses of the subsidiaries and VIEs. All inter-company accounts and transactions have been eliminated in consolidation.

(c)   Foreign currency translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing on the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates on the date of the balance sheet. The resulting exchange differences are recorded in the statement of operations.

The reporting currency of the Company and its subsidiaries and former VIEs is U.S. dollars (“US$”) and the consolidated financial statements have been expressed in US$. However, the Company maintains the books and records in its functional currency, Chinese Renminbi (“RMB”), being the functional currency of the economic environment in which its operations are conducted.

In general, for consolidation purposes, assets and liabilities of the Company and its subsidiaries whose functional currency is not the US$, are translated into US$, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of the Company and its subsidiaries and former VIEs are recorded as a separate component of accumulated other comprehensive loss within the consolidated statements of changes in stockholders’ equity.

Translation of amounts from RMB into US$ has been made at the following exchange rates for the respective periods:

	March 31,	March 31,
	2022	2021
Balance sheet items, except for equity accounts	6.3400	6.5527

	For the Years Ended March 31,
	2022	2021
Items in the statements of operations and comprehensive loss, and statements of cash flows	6.4178	6.7960

(d)   Use of estimates

In presenting the consolidated financial statements in accordance with U.S. GAAP, management make estimates and assumptions that affect the amounts reported and related disclosures. Estimates, by their nature, are based on judgment and available information. Accordingly, actual results could differ from those estimates. On an ongoing basis, management reviews these estimates and assumptions using the currently available information. Changes in facts and circumstances may cause the Company to revise its estimates. The Company bases its estimates on past experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. The inputs into our judgments and estimates consider the economic implications of COVID-19 on the Company’s critical and significant accounting

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

estimates. Estimates are used when accounting for items and matters including, but not limited to, revenue recognition, residual values, lease classification and liabilities, finance lease receivables, inventory obsolescence, right-of-use assets, determinations of the useful lives and valuation of long-lived assets and goodwill, estimates of allowances for doubtful accounts and prepayments, estimates of impairment of long-lived assets and goodwill, valuation of deferred tax assets, estimated fair value used in business acquisitions, valuation of derivative liabilities, allocation of fair value of derivative liabilities, issuance of common stock and warrants exercised and other provisions and contingencies.

(e)   Fair values of financial instruments

Accounting Standards Codification (“ASC”) Topic 825, Financial Instruments (“Topic 825”) requires disclosure of fair value information of financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Topic 825 excludes certain financial instruments and all nonfinancial assets and liabilities from its disclosure requirements. Accordingly, the aggregate fair value amounts do not represent the underlying value of the Company. The three levels of valuation hierarchy are defined as follows:

Level 1    Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2    Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3    Inputs to the valuation methodology are unobservable and significant to the fair value.

The following table sets forth by level within the fair value hierarchy our financial assets and liabilities that were accounted for at fair value on a recurring basis as of March 31, 2022 and March 31, 2021:

	Carrying Value at	Fair Value Measurement at
	March 31, 2022	March 31, 2022
		Level 1	Level 2	Level 3
Derivative liabilities	$2,215,204	$—	$—	$2,215,204

	Carrying Value at	Fair Value Measurement at
	March 31, 2021	March 31, 2021
		Level 1	Level 2	Level 3
Derivative liabilities	$1,278,926	$—	$—	$1,278,926

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a reconciliation of the beginning and ending balance of the assets and liabilities measured at fair value on a recurring basis for the years ended March 31, 2022 and 2021:

				August	February
				2020	2021
				Underwritten	Registered	May 2021		November 2021
	2019 Registered Direct Offering			Public	Direct	Registered Direct Offering		Private Placement
	Series A	Series B	Placement	Offering	Offering	Investors	Placement	Investors	Placement
	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants	Total
BALANCE as of March 31, 2020	$315,923	$1,371	$25,236	$—	$—	$—	$—	$—	$—	$342,530
Derivative liabilities recognized at grant date	—	—	—	241,919	755,274	—	—	—	—	997,193
Change in fair value of derivative liabilities	1,234,630	—	138,336	455,162	(117,713)	—	—	—	—	1,710,415
Fair value of warrants exercised	(1,470,285)	—	—	(299,556)	—	—	—	—	—	(1,769,841)
Warrant forfeited due to expiration	—	(1,371)	—	—	—	—	—	—	—	(1,371)
BALANCE as of March 31, 2021	80,268	—	163,572	397,525	637,561	—	—	—	—	1,278,926
Derivative liabilities recognized at grant date	—	—	—	—	—	3,313,864	248,541	4,060,857	310,173	7,933,435
Change in fair value of derivative liabilities	(32,680)	—	(153,047)	(352,944)	(572,018)	(2,535,376)	(190,154)	(2,895,392)	(219,871)	(6,951,482)
Fair value of warrants exercised	(45,675)	—	—	—	—	—	—	—	—	(45,675)
BALANCE as of March 31, 2022	$1,913	$—	$10,525	$44,581	$65,543	$778,488	$58,387	$1,165,465	$90,302	$2,215,204

On June 21, 2019, the Company closed a registered direct offering of an aggregate of 178,137 (1,781,361 pre reverse split) shares of common stock, and in connection therewith, issued to the investors (i) for no additional consideration, Series A warrants to purchase up to an aggregate of 133,603 (1,336,021 pre reverse split) shares of common stock, (ii) for nominal additional consideration, Series B warrants to purchase up to a maximum aggregate of 111,632 (1,116,320 pre reverse split) shares of common stock and (iii) placement agent warrants to purchase up to 14,251 (142,509 pre reverse split) shares of common stock (the “June 2019 Placement Agent Warrants”).

On August 6, 2020, the Company completed a public offering of 1,200,000 (12,000,000 pre reverse split) shares of the Company’s common stock at $5.0 ($0.50 pre-reverse split) per share (the “Offering Price”), pursuant to an underwriting agreement with The Benchmark Company, LLC and Axiom Capital Management, Inc., as representatives of the several underwriters (the “Underwriters”). On August 13, 2020, the Underwriters exercised their rights to purchase an additional 180,000 (1,800,000 pre reverse split) shares of common stock at the Offering Price. In connection with the offering, the Company issued the Underwriters, on a private placement basis, warrants to purchase up to 56,800 (568,000 pre reverse split) shares of common stock (the “Underwriters’ Warrants”). The Underwriters’ Warrants are exercisable for a period of five years commencing six months from August 4, 2020 at a price per share equal to 125% of the Offering Price and are exercisable on a “cashless” basis.

As the underwriting agreement indicated, the Underwriters have the right of first refusal to act as lead or joint investment banker, lead or join book-runner and /or joint placement agent, for each and every future public and private equity and debt offering, including all equity linked financings for the Company, or any successor to or any subsidiary of the Company for a period of twelve months following August 4, 2020, (the “ROFR”). The ROFR was terminated as of February 4, 2021 as disclosed in more details below.

On February 10, 2021, the Company completed a registered direct offering of 507,247 (5,072,465 pre reverse split) shares of the Company’s common stock at $13.8 ($1.38 pre-reverse split) per share, pursuant to a placement agency agreement with FT Global Capital, Inc., as exclusive placement agent in connection with this offering. In connection with the offering, the Company issued the placement agent warrants to purchase up to 38,044 (380,435 pre reverse split) shares of its common stock. These warrants are exercisable for a period of five years commencing 180 days from February 8, 2020 at a price of $13.8 ($1.38 pre-reverse split) per share and are exercisable on a “cashless” basis. In addition, the company issued to the Underwriters seven percent of the gross proceeds from the offering and warrants to purchase up to 15,218 (152,174 pre reverse split) shares of its common stock, in consideration for the termination of the ROFR as mentioned above. These warrants are exercisable for a period of five years from February 8, 2020 at a price of $17.25 ($1.725 pre-reverse split) per share.

On May 13, 2021, the Company completed a registered direct offering of 553,192 (5,531,916 pre-reverse split) shares of the Company’s common stock at $11.75 ($1.175 pre-reverse split) per share, pursuant to a securities purchase agreement with certain purchasers dated May 11, 2021. As a result, the Company raised approximately $5.8 million, net of placement agent fees and offering expenses, to support the Company’s working capital requirements. In connection with the offering, The Company also issued warrants

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

to the investors to purchase a total of 553,192 (5,531,916 pre-reverse split) shares of common stock at an exercise price of $10.5 ($1.05 pre-reverse split) per share (the “May 2021 Investors Warrants”). The warrants have a term of five years and are exercisable at any time on or after the issuance date. In connection with the offering, the Company paid the placement agent cash commission of approximately $487,500 and issued to it warrants to purchase up to 41,490 (414,894 pre-reverse split) shares of common stock at an exercise price of $10.5 ($1.05 pre reverse split) per share (the “May 2021 Placement Agent Warrants”), which warrants will be exercisable at any time on or after the issuance date and expire on the fifth-year anniversary of their issuance.

On November 10, 2021, the Company completed a private placement of 5,000 shares of the Company’s series A convertible preferred stock at $1,000 per share, pursuant to a securities purchase agreement with certain institutional investors. As a result, the Company raised approximately $4.4 million, net of placement agent fees and offering expenses, to support the Company’s working capital requirements. In connection with the offering, The Company also issued warrants to the investors to purchase a total of 735,295 (7,352,941 pre-reverse split) shares of common stock at an exercise price of $8.20 ($0.82 pre-reverse split) per share (the “November 2021 Investors Warrants”). The warrants have a term of five years and are exercisable at any time on or after the initial exercisability date. In connection with the offering, the Company paid the placement agent cash commission of approximately $375,000 and issued to it warrants to purchase up to 55,148 (551,471 pre-reverse split) shares of common stock at an exercise price of $6.80 ($0.68 pre-reverse split) per share (the “November 2021 Placement Agent Warrants”), which warrants will be exercisable at any time beginning from the date of six months from the closing of the Offering and expire on the fifth-year anniversary of their issuance. The Series A Convertible Preferred Stock is redeemable as change of control occur. A discount to the redemption amount of a contingently redeemable preferred share should be amortized only once it is probable the share will become redeemable. The Company determined that the redemption is uncertain as the cash redemption feature upon change of control is at the option of the holder, and the redemption date upon the change of control is uncertain.

The strike price of the Company’s Series A and Series B warrants, the placement agent warrants, the Underwriters’ Warrants, the ROFR warrants, and the investors warrants are denominated in US$ and the Company’s functional currency is RMB; therefore, those warrant shares are not considered indexed to the Company’s own stock which should be classified as derivative liability.

The Company’s Series A and Series B warrants, the June 2019 Placement Agent Warrants, the Underwriters’ Warrants, the ROFR Warrants, the May 2021 Investors Warrants, the May 2021 Placement Agent Warrants, and the November 2021 Investors Warrants and November 2021 Placement Agent Warrants are not traded in an active securities market; therefore, the Company estimates the fair value to those warrants using the Black-Scholes valuation model on June 20, 2019 (the grant date), August 4, 2020

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(the grant date), February 10, 2021 (the grant date), May 13, 2021 (the grant date), November 10, 2021 (the grant date), as of March 31, 2022 and March 31, 2021.

	June 20, 2019			August 4, 2020	February 10, 2021		May 13, 2021		November 10, 2021
	Series A	Series B	Placement Agent	Underwriters’	Placement Agent	ROFR	Investor	Placement Agent	Investor	Placement Agent
	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants
# of shares exercisable*	133,602	111,632	14,251	56,800	38,044	15,218	553,192	41,490	735,295	55,148
Valuation date	6/20/2019	6/20/2019	6/20/2019	8/4/2020	2/10/2021	2/10/2021	5/13/2021	5/13/2021	11/10/2021	11/10/2021
Exercise price*	$37.20	$37.20	$33.80	$6.30	$13.80	$17.30	$10.50	$10.50	$8.20	$6.80
Stock price*	$28.00	$28.00	$28.00	$5.10	$16.30	$16.30	$7.20	$7.20	$6.70	$6.70
Expected term (years)	4	1	4	5	5	5	5	5	5	5
Risk-free interest rate	1.77%	1.91%	1.77%	0.19%	0.46%	0.46%	0.84%	0.84%	1.23%	1.23%
Expected volatility	86%	91%	86%	129%	132%	132%	131%	131%	126%	126%

	As of March 31, 2022
			August 4,
	June 20, 2019		2020	February 10, 2021		May 13, 2021		November 10, 2021
		Placement		Placement			Placement		Placement
	Series A	Agent	Underwriters’	Agent	ROFR	Investor	Agent	Investor	Agent
Granted Date	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants
# of shares exercisable*	2,590	14,251	31,808	38,044	15,218	553,192	41,490	735,295	55,148
Valuation date	3/31/2022	3/31/2022	3/31/2022	3/31/2022	3/31/2022	3/31/2022	3/31/2022	3/31/2022	3/31/2022
Exercise price*	$5.00	$5.00	$6.30	$13.80	$17.30	$10.50	$10.50	$8.20	$6.80
Stock price*	$2.30	$2.30	$2.30	$2.30	$2.30	$2.30	$2.30	$2.30	$2.30
Expected term (years)	1.22	1.22	3.35	3.87	3.87	4.12	4.12	4.62	4.62
Risk-free interest rate	1.77%	1.77%	2.44%	2.44%	2.44%	2.43%	2.43%	2.43%	2.43%
Expected volatility	123%	123%	123%	123%	123%	123%	123%	123%	123%

	As of March 31, 2021
	June 20, 2019		August 4, 2020	February 10, 2021
	Series A	Placement Agent	Underwriters’	Placement Agent	ROFR
Granted Date	Warrants	Warrants	Warrants	Warrants	Warrants
# of shares exercisable*	6,993	14,251	31,808	38,044	15,218
Valuation date	3/31/2021	3/31/2021	3/31/2021	3/31/2021	3/31/2021
Exercise price*	$5.00	$5.00	$6.30	$13.80	$17.30
Stock price*	$14.00	$14.00	$14.00	$14.00	$14.00
Expected term (years)	2.22	2.22	4.35	4.87	4.87
Risk-free interest rate	0.20%	0.20%	0.73%	0.88%	0.88%
Expected volatility	132%	132%	132%	132%	132%

*Giving retroactive effect to the 1-for-10 reverse stock split effected on April 6, 2022

As of March 31, 2022 and 2021, financial instruments of the Company comprised primarily current assets and current liabilities including cash and cash equivalents, restricted cash, accounts receivable, inventories, finance lease receivables, prepayments, other receivables and other assets, due from related parties, borrowings from financial institutions, accounts payable, advance from customers, lease liabilities, accrued expenses and other liabilities, due to related parties and affiliates, and operating and financing lease liabilities, which approximate their fair values because of the short-term nature of these instruments, and non-current liabilities of borrowings from financial institutions, which approximate their fair values because of the stated loan interest rate to the rate charged by similar financial institutions.

The non-current portion of accounts receivables, finance lease receivables, and operating and financing lease liabilities were recorded at gross adjusted for the interest using the effective interest rate method. The Company believes that the effective interest rates underlying these instruments approximate their fair values because the Company used its incremental borrowing rate to recognize the present value of these instruments as of March 31, 2022 and March 31, 2021.

Other than as listed above, the Company did not identify any assets or liabilities that are required to be presented on the balance sheet at fair value.

(f)   Business combinations and non-controlling interests

The Company accounts for its business combinations using the acquisition method of accounting in accordance with ASC 805 “Business Combinations.” The cost of an acquisition is measured as the aggregate of the acquisition date fair value of the assets transferred to the sellers and liabilities incurred by the Company and equity instruments issued. Transaction costs directly attributable

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

to the acquisition are expensed as incurred. Identifiable assets and liabilities acquired or assumed are measured separately at their fair values as of the acquisition date, irrespective of the extent of any non-controlling interests. The excess of (i) the total costs of acquisition, fair value of the non-controlling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the consolidated income statements. During the measurement period, which can be up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the consolidated income statements.

For the Company’s non-wholly owned subsidiaries, a non-controlling interest is recognized to reflect portion of equity that is not attributable, directly or indirectly, to the Company. The cumulative results of operations attributable to non-controlling interests are also recorded as non-controlling interests in the Company’s consolidated balance sheets and consolidated statements of operations and comprehensive loss. Cash flows related to transactions with non-controlling interests are presented under financing activities in the consolidated statements of cash flows.

(g)   Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker (the “CODM”), which is comprised of certain members of the Company’s management team. During the year ended March 31, 2019 and 2021, the Company acquired Hunan Ruixi and XXTX, respectively. The Company evaluated how the CODM manages the businesses of the Company to maximize efficiency in allocating resources and assessing performance. Consequently, the Company presents two operating and reportable segments as set forth in Notes 1 and 20.

(h)   Cash and cash equivalents

Cash and cash equivalents primarily consist of bank deposits with original maturities of three months or less, which are unrestricted as to withdrawal and use. Cash and cash equivalents also consist of funds received from automobile purchasers as payment for automobiles, related insurances and taxes to be paid on behalf of the automobile purchasers, which funds were held at the third-party platforms’ fund accounts and which are unrestricted and immediately available for withdrawal and use.

(i)   Accounts receivable, net

Accounts receivable are recorded at the invoiced amount less an allowance for any uncollectible accounts and do not bear interest, and are due on demand. Management reviews the adequacy of the allowance for doubtful accounts on an ongoing basis, using historical collection trends and aging of receivables. Management also periodically evaluates individual customer’s financial condition, credit history and the current economic conditions to make adjustments in the allowance when necessary. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of March 31, 2022 and March 31, 2021, allowance for doubtful accounts amounted to $112,905 and $1,739, respectively, was provided for continuing operations. As of March 31, 2021, allowance for doubtful accounts amounted to $76,428 was provided for discontinued operations.

(j)   Inventories

Inventories consist of automobiles which are held primarily for sale and for leasing purposes, and are stated at lower of cost or net realizable value, as determined using the weighted average cost method. Management compares the cost of inventories with the net realizable value and if applicable, an allowance is made for writing down the inventory to its net realizable value, if lower than cost. On an ongoing basis, inventories are reviewed for potential write-down for estimated obsolescence or unmarketable inventories which equals the difference between the costs of inventories and the estimated net realizable value based upon forecasts for future demand and market conditions. When inventories are written-down to the lower of cost or net realizable value, it is not marked up subsequently based on changes in underlying facts and circumstances. As of March 31, 2022, impairments of inventories amounted to $60,398 was provided for certain vehicles held for sale.

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(k)   Finance lease receivables, net

Finance lease receivables, which result from sales-type leases, are measured at discounted present value of (i) future minimum lease payments, (ii) any residual value not subject to a bargain purchase option as a finance lease receivables on its balance sheet and (iii) accrued interest on the balance of the finance lease receivables based on the interest rate inherent in the applicable lease over the term of the lease. Management also periodically evaluates individual customer’s financial condition, credit history and the current economic conditions to make adjustments in the allowance when necessary. Finance lease receivables is charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of March 31, 2022 and March 31, 2021, the Company determined no allowance for doubtful accounts was necessary for finance lease receivables.

As of March 31, 2022 and March 31, 2021, finance lease receivables consisted of the following:

	March 31,	March 31,
	2022	2021
Minimum lease payments receivable	$511,030	$1,343,662
Less: Unearned interest	(103,786)	(328,585)
Financing lease receivables, net	$407,244	$1,015,077
Finance lease receivables, net, current portion	$314,264	$541,605
Finance lease receivables, net, non-current portion	$92,980	$473,472

Future scheduled minimum lease payments for investments in sales-type leases as of March 31, 2022 are as follows:

Minimum future
payments receivable
Twelve months ending March 31, 2023	$345,425
Twelve months ending March 31, 2024	150,633
Twelve months ending March 31, 2025	14,972
Total	$511,030

(l)   Property and equipment, net

Property and equipment primarily consist of automobiles, leasehold improvements, computers and other equipment, which is stated at cost less accumulated depreciation less any provision required for impairment in value. Depreciation is computed using the straight-line method with no residual value based on the estimated useful life. The useful life of property and equipment is summarized as follows:

Categories	Useful life
Leasehold improvements	Shorter of the remaining lease terms or estimated useful lives
Computer equipment	2 - 5 years
Office equipment	3 - 5 years
Automobiles	3 - 5 years

The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An asset is considered impaired if its carrying amount exceeds the future net undiscounted cash flows that the asset is expected to generate. If such asset is considered to be impaired, the impairment recognized is the amount by which the carrying amount of the asset, if any, exceeds its fair value determined using a discounted cash flow model. For the years ended March 31, 2022 and 2021, the Company did not recognize impairment for property and equipment from continuing operations. For the years ended March 31, 2022 and 2021, the impairment for property and equipment was $32,479 and $10,459 from discontinued operations, respectively.

Costs of repairs and maintenance are expensed as incurred and asset improvements are capitalized. The cost and related accumulated depreciation of assets disposed of or retired are removed from the accounts, and any resulting gain or loss is reflected in the consolidated statements of operations and comprehensive loss.

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(m)   Intangible assets, net

Purchased intangible assets are recognized and measured at fair value upon acquisition. Separately identifiable intangible assets that have determinable lives continue to be amortized over their estimated useful lives using the straight-line method as follows:

Categories	Useful life
Software	5-10 years
Online ride-hailing platform operating license	2-10 years

Separately identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of any impairment loss for identifiable intangible assets is based on the amount by which the carrying amount of the assets exceeds the fair value of the assets. For the years ended March 31, 2022 and 2021, there was no impairment of intangible assets.

(n)   Goodwill

Goodwill represents the excess of the consideration paid of an acquisition over the fair value of the net identifiable assets of the acquired subsidiaries at the date of acquisition. Goodwill is not amortized and is tested for impairment at least annually, more often when circumstances indicate impairment may have occurred. Goodwill is carried at cost less accumulated impairment losses. If impairment exists, goodwill is immediately written off to its fair value and the loss is recognized in the consolidated statements of operations and comprehensive loss. Impairment losses on goodwill are not reversed.

The Company reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist annually or more frequently if events and circumstances indicate that it is more likely than not that an impairment has occurred. The Company assesses qualitative factors to determine whether it is necessary to perform the two-step in accordance with ASC 350-20. If the Company believes, as a result of the qualitative carrying amount, the two-step quantitative impairment test described below is required.

The first step compares the fair values of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required.

If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business acquisition with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. Estimating fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow.

For the years ended March 31, 2022 and 2021, the Company recorded an impairment of $139,930 and $0 against goodwill, respectively.

(o)  Earnings (loss) per share

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to stockholders by the weighted average number of outstanding shares of common stock, adjusted for outstanding shares of common stock that are subject to repurchase.

For the calculation of diluted income (loss) per share, net income (loss) attributable to stockholders for basic earnings (loss) per share is adjusted by the effect of dilutive securities, including share-based awards, under the treasury stock method and convertible

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

securities under the if-converted method. Potentially dilutive securities, of which the amounts are insignificant, have been excluded from the computation of diluted net earnings (loss) per share if their inclusion is anti-dilutive.

As of March 31, 2022, the Company’s dilutive securities from series A convertible preferred stock are convertible into approximately 735,295 (7,352,941 pre-reverse split) shares of common stock. This amount is not included in the computation of dilutive loss per share because their impact is anti-dilutive.

(p)  Mezzanine Equity (redeemable)

The Company evaluates its convertible preferred stock in accordance with ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20), and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, to determine if its convertible preferred stock should be treated as a liability or an equity. As a result, the convertible preferred stock should be treated as an equity as it did not meet the definition of liability instrument. In accordance with ASC 480-10-s99, the convertible preferred stock should be classified as a mezzanine equity, since it contained a change of control redemption right feature which is not solely within the control of the Company.

(q)    Derivative liabilities

A contract is designated as an asset or a liability and is carried at fair value on the Company’s balance sheet, with any changes in fair value recorded in the Company’s results of operations. The Company then determines which options, warrants and embedded features require liability accounting and records the fair value as a derivative liability. The changes in the values of these instruments are shown in the consolidated statements of operations and comprehensive loss as “change in fair value of derivative liabilities”.

(r)   Revenue recognition

The Company recognized its revenue under Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC 606). ASC 606 establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. It also requires the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer.

To achieve that core principle, the Company applies the five steps defined under ASC 606: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

The Company accounts for a contract with a customer when the contract is committed in writing, the rights of the parties, including payment terms, are identified, the contract has commercial substance and consideration to collect is substantially probable.

As of March 31, 2022, the Company had outstanding contracts for automobile transaction and related services amounting to $136,418, of which $91,448 is expected to be completed within twelve months after March 31, 2022, and $44,971 is expected to be completed after March 31, 2023.

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Disaggregated information of revenues by business lines are as follows:

	For the Years Ended
	March 31,
	2022	2021
Automobile Transaction and Related Services (Continuing Operations)
- Operating lease revenues from automobile rentals	$1,722,480	$224,590
- Service fees from NEVs leasing	126,227	—
- Financing revenues	101,828	184,115
- Service fees from management and guarantee services	73,554	79,565
- Service fees from automobile purchase services	1,468	188,822
- Revenues from sales of automobiles	26,019	487,947
- Other service fees	196,069	120,547
Total revenues from Automobile Transaction and Related Services (Continuing Operations)	2,247,645	1,285,586
Online Ride-hailing Platform Services (Continuing Operations)	2,665,457	903,254
Total Revenues from Continuing Operations	4,913,102	2,188,840
Online Lending Services (Discontinued Operations)
-Transaction fees	—	3,488
- Service fees	—	3,665
Total revenues from Online Lending Services (Discontinued Operations)	—	7,153
Automobile Transaction and Related Services (Discontinued Operations)
-Operating lease revenues from automobile rentals	5,452,483	3,207,781
- Commissions from online ride-hailing platforms	399,600	32,797
- Service fees from NEVs leasing	232,295	—
-Financing revenues	15,855	43,744
-Service fees from management and guarantee services	217,838	206,248
-Facilitation fees from automobile transactions	—	1,665
-Other service fees	512,045	479,459
Total revenues from Automobile Transaction and Related Services (Discontinued Operations)	6,830,116	3,971,694
Total Revenues from Discontinued Operations	6,830,116	3,978,847
Total revenues	$11,743,218	$6,167,687

Automobile transaction and related services

Operating lease revenues from automobile rentals –The Company generates revenue from sub-leasing automobiles from some online ride-hailing drivers or third-parties and leasing its own automobiles. The Company recognizes revenue wherein an automobile is transferred to the lessees and the lessees has the ability to control the asset, is accounted for under ASC Topic 842. Rental transactions are satisfied over the rental period. Rental periods are short term in nature, generally are twelve months or less.

Financing revenues – Interest income from the lease arising from the Company’s sales-type leases and bundled lease arrangements are recognized as financing revenues over the lease term based on the effective rate of interest in the lease.

Service fees from management and guarantee services – Over 95% of the Company’s customers are online ride-hailing drivers. The drivers sign affiliation agreements with the Company, pursuant to which the Company provides them with management and guarantee services during the affiliation period. Service fees for management and guarantee services are paid by such automobile purchasers on a monthly basis for the management and guarantee services provided during the affiliation period. The Company recognizes revenue over the affiliation period when performance obligations are completed.

Sales of automobiles – The Company generated revenue from sales of automobiles to the customers of Jinkailong and Hunan Ruixi. The control over the automobile is transferred to the purchaser along with the delivery of automobiles. The amount of the revenue is based on the sale price agreed by Hunan Ruixi or Jinkailong and the customers. The Company recognizes revenues when an automobile is delivered and control is transferred to the purchaser at a point in time. Accounts receivable related to the revenue are being collected over 36 to 48 months. The interest component is included in the non-current portion of the accounts receivable.

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Service fees from NEVs leasing and automobile purchase services – Services fees from NEVs leasing and automobile purchase services are paid by lessees who rent new energy electric vehicles from the Company or automobile purchasers for a series of the services provided to them throughout the purchase process such as credit assessment, preparation of financing application materials, assistance with closing of financing transactions, license and plate registration, payment of taxes and fees, purchase of insurance, installment of GPS devices, ride-hailing driver qualification and other administrative procedures. The amount of services fees for NEVs leasing is based on the product solutions while the fees for purchase is based on the sales price of the automobiles and relevant services provided. The Company recognizes revenue when all the services are completed and an automobile is delivered to the purchaser at a point in time. Accounts receivable related to the revenue from NEVs leasing is collected upon the NEVs are delivered to lessees while accounts receivables from purchase services are being collected over 36 to 48 months. The interest component is included in the non-current portion of the accounts receivable.

Online ride-hailing platform services

The Company generates revenue from providing services to online ride-hailing drivers (“Drivers”) to assist them in providing transportation services to riders (“Riders”) looking for taxi/ride-hailing services. The Company earns commissions for each completed ride in an amount equal to the difference between an upfront quoted fare and the amount earned by a Driver based on actual time and distance for the ride charged to the Rider. As a result, the Company bears a single performance obligation in the transaction of connecting Drivers with Riders to facilitate the completion of a successful transportation service for Riders. The Company recognizes revenue upon completion of a ride as the single performance obligation is satisfied and the Company has the right to receive payment for the services rendered upon the completion of the ride. The Company evaluates the presentation of revenue on a gross or net basis based on whether it controls the service provided to the Rider and is the principal (i.e., “gross”), or it arranges for other parties to provide the service to the Rider and is an agent (i.e., “net”). Since the Company is not primarily responsible for ride-hailing services provided to Riders, it does not have inventory risk related to the services. Thus, the Company recognizes revenue at a net basis.

Leases

The Company accounts for leases in accordance with ASC 842.

The two primary accounting provisions the Company uses to classify transactions as sales-type or operating leases are: (i) a review of the lease term to determine if it is for the major part of the economic life of the underlying equipment (defined as greater than 75%); and (ii) a review of the present value of the lease payments to determine if they are equal to or greater than substantially all of the fair market value of the equipment at the inception of the lease (defined as greater than 90%). Automobiles included in arrangements meeting these conditions are accounted for as sales-type leases. Interest income from the lease is recognized in financing revenues over the lease term. Automobile included in arrangements that do not meet these conditions are accounted for as operating leases and revenue is recognized over the term of the lease.

The Company excludes from the measurement of its lease revenues any tax assessed by a governmental authority that is both imposed on and concurrent with a specific revenue-producing transaction and collected from a customer.

The Company considers the economic life of most of the automobiles to be three to five years, since this represents the most common lease term for its automobiles and the automobiles will be used for ride-hailing services. The Company believes three to five years is representative of the period during which an automobile is expected to be economically usable, with normal service, for the purpose for which it is intended.

A portion of the Company’s direct sales of automobile to end customers are made through bundled lease arrangements which typically include automobile, services (automobile purchase services, facilitation services, and management and guarantee services) and financing components where the customer pays a single negotiated fixed minimum monthly payment for all elements over the contractual lease term. Revenues under these bundled lease arrangements are allocated considering the relative standalone selling prices of the lease and non-lease deliverables included in the bundled arrangement and the financing components. Lease deliverables include the automobile and financing, while the non-lease deliverables generally consist of the services and repayment of advanced fees made on behalf of its customers. The Company considers the fixed payments for purposes of allocation to the lease elements of the contract. The fixed minimum monthly payments are multiplied by the number of months in the contract term to arrive at the total fixed lease payments that the customer is obligated to make over the lease term. Amounts allocated to the automobile and financing

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

elements are then subjected to the accounting estimates under ASC 842 to ensure the values reflect standalone selling prices. The remainder of any fixed payments are allocated to non-lease elements (automobile purchase services, facilitation fees, and management and guarantee services), for which these revenues are recognized in a manner consistent with the guidance for service fees from automobile purchase services, facilitation fees from automobile transactions, and service fees from management and guarantee services as discussed above.

The Company’s lease pricing interest rates, which are used in determining customer payments in a bundled lease arrangement, are developed based upon the local prevailing rates in the marketplace where its customer will be able to obtain an automobile loan under similar terms from the bank. The Company reassesses its pricing interest rates quarterly based on changes in the local prevailing rates in the marketplace. As of March 31, 2022, the Company’s pricing interest rate was 6.0% per annum.

(s)   Income taxes

Deferred income tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Provisions or benefits for income taxes consists of tax estimated from taxable income plus or minus deferred tax expenses (benefits) if applicable.

Deferred tax is calculated using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable income will be utilized with prior net operating loss carried forwards using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be utilized. Current income taxes are provided for in accordance with the laws of the relevant tax authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. The Company did not have any significant unrecognized uncertain tax positions or any unrecognized liabilities, interest or penalties associated with unrecognized tax benefit as of March 31, 2022 and March 31, 2021. As of March 31, 2022, the calendar years ended December 31, 2016 through 2020 for the Company’s PRC entities remain open for statutory examination by PRC tax authorities. The Company presents deferred tax assets and liabilities as non-current in the balance sheet based on an analysis of each taxpaying component within a jurisdiction.

(t)   Comprehensive income (loss)

Comprehensive income (loss) includes net income (loss) and foreign currency adjustments. Comprehensive income (loss) is reported in the consolidated statements of operations and comprehensive income (loss). Accumulated other comprehensive income (loss), as presented on the consolidated balance sheets are the cumulative foreign currency translation adjustments.

(u)   Share-based awards

Share-based awards granted to the Company’s employees are measured at fair value on grant date and share-based compensation expense is recognized (i) immediately at the grant date if no vesting conditions are required, or (ii) using the accelerated attribution method, net of estimated forfeitures, over the requisite service period. The fair value of restricted shares is determined with reference to the fair value of the underlying shares.

At each date of measurement, the Company reviews internal and external sources of information to assist in the estimation of various attributes to determine the fair value of the share-based awards granted by the Company, including but not limited to the fair value of the underlying shares, expected life, expected volatility and expected forfeiture rates. The Company is required to consider many factors and make certain assumptions during this assessment. If any of the assumptions used to determine the fair value of the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

share-based awards changes significantly, share-based compensation expense may differ materially in the future from that recorded in the current reporting period.

(v)   Leases

The Company accounts for leases in accordance with ASC 842. Beginning in the fiscal year ended March 31, 2020, the Company entered into certain agreements as a lessor under which it leased automobiles for a short-term period (usually under 12 months) to ride-hailing car service drivers. The Company also entered into certain agreements as a lessee to lease automobiles and to conduct its automobiles rental operations. If any of the following criteria are met, the Company classifies the lease as a finance lease (as a lessee) or as a direct financing or sales-type lease (both as a lessor):

●	The lease transfers ownership of the underlying asset to the lessee by the end of the lease term;
●	The lease grants the lessee an option to purchase the underlying asset that the Company is reasonably certain to exercise;
●	The lease term is for 75% or more of the remaining economic life of the underlying asset, unless the commencement date falls within the last 25% of the economic life of the underlying asset;
●	The present value of the sum of the lease payments equals or exceeds 90% of the fair value of the underlying asset; or
●	The underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

Leases that do not meet any of the above criteria are accounted for as operating leases.

The Company combines lease and non-lease components in its contracts under Topic 842, when permissible.

Finance and operating lease ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. Since the implicit rate for the Company’s leases is not readily determinable, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow, on a collateralized basis, an amount equal to the lease payments, in a similar economic environment and over a similar term.

Lease terms used to calculate the present value of lease payments generally do not include any options to extend, renew, or terminate the lease, as the Company does not have reasonable certainty at lease inception that these options will be exercised. The Company generally considers the economic life of its operating lease ROU assets to be comparable to the useful life of similar owned assets. The Company has elected the short-term lease exception, therefore operating lease ROU assets and liabilities do not include leases with a lease term of twelve months or less. Its leases generally do not provide a residual guarantee. The finance or operating lease ROU asset also excludes lease incentives. Lease expense is recognized on a straight-line basis over the lease term for operating lease. Meanwhile, the Company recognizes the finance leases ROU assets and interest on an amortized cost basis. The amortization of finance ROU assets is recognized on an accretion basis as amortization expense, while the lease liability is increased to reflect interest on the liability and decreased to reflect the lease payments made during the period. Interest expense on the lease liability is determined each period during the lease term as the amount that results in a constant periodic interest rate of the automobile loans on the remaining balance of the liability.

The Company reviews the impairment of its ROU assets consistent with the approach applied for its other long-lived assets. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Company has elected to include the carrying amount of finance and operating lease liabilities in any tested asset group and include the associated lease payments in the undiscounted future pre-tax cash flows. For the years ended March 31, 2022 and 2021, the Company recognized impairment loss on its finance lease ROU assets of $3,044 and $10,953, respectively, from its continuing operations. For the years

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ended March 31, 2022 and 2021, the Company recognized impairment loss of $0 and $109,427 on its finance lease ROU assets from its discontinued operations, respectively.

(w)  Significant risks and uncertainties

1)    Credit risk

a.    Assets that potentially subject the Company to significant concentration of credit risk primarily consist of cash and cash equivalents. The maximum exposure of these assets to credit risk is their carrying amounts as of the balance sheet dates. On March 31, 2022 and March 31, 2021, approximately $117,000 and $1,560,000, respectively, were deposited with a bank in the United States which is insured by the U.S. government up to $250,000. On March 31, 2022 and March 31, 2021, approximately $874,000 and $2,339,000, respectively, were deposited in financial institutions located in mainland China, which were insured by the government authority. Under the Deposit Insurance System in China, an enterprise’s deposits at one bank are insured for a maximum of approximately $80,000 (RMB500,000). To limit exposure to credit risk relating to deposits, the Company primarily places cash deposits with large financial institutions in China which management believes are of high credit quality.

The Company’s operations are carried out entirely in mainland China. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the social, political, economic and legal environments in the PRC as well as by the general state of the PRC economy. In addition, the Company’s business may be influenced by changes in PRC government laws, rules and policies with respect to, among other matters, the response to the COVID-19 pandemic, anti-inflationary measures, currency conversion and remittance of currency outside of China, rates and methods of taxation and other factors.

b.    In measuring the credit risk of accounts receivables due from the automobile purchasers (the “customers”), the Company mainly reflects the “probability of default” by the customer on its contractual obligations and considers the current financial position of the customer and the risk exposures to the customer and its likely future development.

Historically, most of the automobile purchasers would pay the Company their previously defaulted amounts within one to three months. As a result, the Company would provide full provisions on accounts receivable if the customers default on repayments for over three months. As of March 31, 2022 and March 31, 2021, allowance for doubtful accounts amounted to $112,905 and $1,739 was provided for continuing operations, respectively. As of March 31, 2021, allowance for doubtful accounts amounted to $76,428 was provided for discontinued operations. For the years ended March 31, 2022 and 2021, the Company wrote off accounts receivable of $44,227 and $89,921 from continuing operations, respectively, which represent due from automobile purchasers from continuing operation. For the years ended March 31, 2022 and 2021, the Company wrote off accounts receivable of $16,273 and $395,463 from discontinued operations, respectively, which represent due from automobile purchasers.

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2)   Foreign currency risk

As of March 31, 2022 and March 31, 2021, substantially all of the Company’s operating activities and major assets and liabilities, except for the cash deposit of approximately $117,000 and $2,073,000, respectively, in U.S. dollars, are denominated in RMB, which are not freely convertible into foreign currencies. All foreign exchange transactions take place through either the People’s Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires a payment application together with invoices and signed contracts. The value of RMB is subject to change in central government policies and international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. When there is a significant change in value of RMB, the gains and losses resulting from translation of financial statements of a foreign subsidiary will be significantly affected. RMB was appreciated from 6.55 RMB into US$1.00 on March 31, 2021 to 6.34 RMB into US$1.00 on March 31, 2022.

(x) Reclassification

Certain items of operating expenses in the consolidated statements of operations and comprehensive of comparative period have been reclassified to conform to the consolidated financial statements for the current period. The reclassification has no impact on net loss.

(y)   Recently issued accounting standards

In June 2016, the FASB issued new accounting guidance ASU 2016-13 for recognition of credit losses on financial instruments, which is effective January 1, 2020, with early adoption permitted on January 1, 2019. The guidance introduces a new credit reserving model known as the Current Expected Credit Loss (“CECL”) model, which is based on expected losses, and differs significantly from the incurred loss approach used today. The CECL model requires measurement of expected credit losses not only based on historical experience and current conditions, but also by including reasonable and supportable forecasts incorporating forward-looking information and will likely result in earlier recognition of credit reserves. In November 2019, the FASB issued ASU No. 2019-10, which is to update the effective date of ASU No. 2016-13 for private companies, not-for-profit organizations and certain smaller reporting companies applying for credit losses standard. The new effective date for these preparers is for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company has not yet adopted this update and it will become effective on April 1, 2023, assuming the Company will remain eligible to be smaller reporting company. The Company is currently evaluating the impact of this new standard on Company’s consolidated financial statements and related disclosures.

CECL adoption will have broad impact on the financial statements of financial services firms, which will affect key profitability and solvency measures. Some of the more notable expected changes include:

-      Higher allowance on financial guarantee reserve and finance lease receivable levels and related deferred tax assets. While different asset types will be impacted differently, the expectation is that reserve levels will generally increase across the board for all financial firms.

-      Increased reserve levels may lead to a reduction in capital levels.

-      As a result of higher reserving levels, the expectation is that CECL will reduce cyclicality in financial firms’ results, as higher reserving in “good times” will mean that less dramatic reserve increases will be loan related income (which will continue to be recognized on a periodic basis based on the effective interest method) and the related credit losses (which will be recognized up front at origination). This will make periods of loan expansion seem less profitable due to the immediate recognition of expected credit losses. Periods of stable or declining loan levels will look comparatively profitable as the income trickles in for loans, where losses had been previously recognized.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”. The amendments in this Update simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted, including adoption in any interim period for (1) public business entities for periods for which financial statements have not yet been issued and (2) all other entities for periods for which financial statements have not yet been made available for issuance. An entity that elects to early adopt the amendments in an interim period should reflect any adjustments as of the beginning of the annual period that includes that interim period. Additionally, an entity that elects early adoption must adopt all the amendments in the same period. The adoption of this standard on April 1, 2021 did not have a material impact on its consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, “Debt – Debt Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40)”. The amendment in this Update is to address issues identified as a result of the complexity associated with applying generally accepted accounting principles (GAAP) for certain financial instruments with characteristics of liabilities and equity. For convertible instruments, the Board decided to reduce the number of accounting models for convertible debt instruments and convertible preferred stock. Limiting the accounting models results in fewer embedded conversion features being separately recognized from the host contract as compared with current GAAP. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. The amendments in this Update are effective for public business entities that meet the definition of a Securities and Exchange Commission (SEC) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Board specified that an entity should adopt the guidance as of the beginning of its annual fiscal year. The Company has adopted this standard for the fiscal year beginning April 1, 2021.

In May 2021, The FASB issued ASU 2021-04, “Earnings Per Share (Topic 260), Debt— Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40)”. The amendments in this Update provide the following guidance for a modification or an exchange of a freestanding equity-classified written call option that is not within the scope of another Topic: (1) An entity should treat a modification of the terms or conditions or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange as an exchange of the original instrument for a new instrument. (2) An entity should measure the effect of a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange as follows: a. For a modification or an exchange that is a part of or directly related to a modification or an exchange of an existing debt instrument or line-of-credit or revolving-debt arrangements (hereinafter, referred to as a “debt” or “debt instrument”), as the difference between the fair value of the modified or exchanged written call option and the fair value of that written call option immediately before it is modified or exchanged. Specifically, an entity should consider: a. An increase or a decrease in the fair value of the modified or exchanged written call option in applying the 10 percent cash flow test and/or calculating the fees between debtor and creditor in accordance with Subtopic 470-50, Debt—Modifications and Extinguishments. ii. An increase (but not a decrease) in the fair value of the modified or exchanged written call option in calculating the third-party costs in accordance with Subtopic 470-50. b. For all other modifications or exchanges, as the excess, if any, of the fair value of the modified or exchanged written call option over the fair value of that written call option immediately before it is modified or exchanged. c. An entity should recognize the effect of a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange on the basis of the substance of the transaction, in the same manner as if cash had been paid as consideration, as follows: a. A financing transaction to raise equity. The effect should be recognized as an equity issuance cost in accordance with the guidance in Topic 340, Other Assets and Deferred Costs. b. A financing transaction to raise or modify debt. The effect should be recognized as a cost in accordance with the guidance in Topic 470, Debt, and Topic 835, Interest. c. Other modifications or exchanges that are not related to financings or compensation for goods or services or other exchange 3 transactions within the scope of another Topic. The effect should be recognized as a dividend. For entities that present EPS in accordance with Topic 260, that dividend should be an adjustment to net income (or net loss) in the basic EPS calculation. An entity should recognize the effect of a modification or an exchange of a freestanding equity-classified written call option to compensate for goods or services in accordance with the guidance in Topic 718, Compensation—Stock Compensation. In a multiple-element transaction (for example, one that includes both debt financing and equity financing), the total effect of the modification should be allocated to the respective elements in the transaction. The amendments in this Update are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The Company is currently evaluating the impact of this new standard on Company’s consolidated

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

financial statements and related disclosures. The Company is currently evaluating the impact of this new standard on Company’s consolidated financial statements and related disclosures. Adoption of this new update will not materially impact the Company’s consolidated financial statements and related disclosures.

In July 2021, The FASB issued ASU 2021-05, “Leases (Topic 842): Lessors—Certain Leases with Variable Lease Payments” The amendments in this Update affect lessors with lease contracts that (1) have variable lease payments that do not depend on a reference index or a rate and (2) would have resulted in the recognition of a selling loss at lease commencement if classified as sales-type or direct financing. The amendments amend the lease classification requirements for lessors to align them with practice under Topic 840. Lessors should classify and account for a lease with variable lease payments that do not depend on a reference index or a rate as an operating lease if both of the following criteria are met: (1) The lease would have been classified as a sales-type lease or a direct financing lease in accordance with the classification criteria in paragraphs 842-10-25-2 through 25-3. (2) The lessor would have otherwise recognized a day-one loss. When a lease is classified as operating, the lessor does not recognize a net investment in the lease, does not derecognize the underlying asset, and, therefore, does not recognize a selling profit or loss. The leased asset continues to be subject to the measurement and impairment requirements under other applicable GAAP 3 before and after the lease transaction (for example, Topic 360, Property, Plant, and Equipment). The amendments are effective for fiscal years beginning after December 15, 2021, for all entities, and interim periods within those fiscal years for public business entities and interim periods within fiscal years beginning after December 15, 2022, for all other entities. Adoption of this new update will not materially impact the Company’s consolidated financial statements and related disclosures.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated financial position, statements of operations and cash flows of the Company.

4.     BUSINESS COMBINATION

On September 11, 2020, Senmiao Consulting entered into an investment agreement (“XXTX Investment Agreement”) relating to XXTX with all the original shareholders of XXTX, pursuant to which Senmiao Consulting agreed to make an investment of RMB3.16 million (approximately $0.5 million) in XXTX in cash in exchange for a 51% equity interest. On October 23, 2020, the registration procedures for the change in shareholders and registered capital were completed and XXTX became a majority-owned subsidiary of Senmiao Consulting. On February 5, 2021, Senmiao Consulting and all the original shareholders of XXTX entered into XXTX Increase Investment Agreement, a supplementary agreement related to XXTX Investment Agreement. Under the XXTX Increase Investment Agreement, all shareholders of XXTX agreed to increase the total registered capital of XXTX to RMB50.8 million (approximately $7.8 million). Senmiao Consulting shall pay another investment amounted to RMB36.84 million (approximately $5.7 million) in cash in exchange of additional 27.74% of XXTX’s equity interest.

In October 2021, The Company, Senmiao Consulting, XXTX and its shareholders entered into a Share Swap Agreement, pursuant to which the Company, through Senmiao Consulting, purchased all of the equity shares of XXTX held by its shareholders by issuing a total of 533,167 (5,331,667 pre reverse split) shares of the Company’s common stock to XXTX’s Shareholders. Upon closing, the Company, through Senmiao Consulting, owns 100% of the equity interests in XXTX. On November 9, 2021, the issuance of 533,167 (5,331,667 pre reverse split) shares of the Company’s common stock for this transaction has been completed and on March 31, 2022, the registration procedures for the change in shareholders have been completed. As of the filing date of these consolidated financial statements, Senmiao Consulting has made a capital contribution of RMB36.86 million (approximately $5.81 million) to XXTX and the remaining amount is expected to be paid before December 31, 2025.

The Company’s acquisition of XXTX was accounted for as a business combination in accordance with ASC 805. The Company has allocated the purchase price of XXTX based upon the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date. The Company estimated the fair values of the assets acquired and liabilities assumed at the acquisition date in accordance with the business combination standard issued by the FASB with the valuation methodologies using level 3 inputs, except for other current assets and current liabilities were valued using the cost approach. Management of the Company is responsible for determining the fair value of assets acquired, liabilities assumed and intangible assets identified as of the acquisition date and considered a number of factors including valuations from independent appraisers. Acquisition-related costs incurred for the acquisitions are not material and have been expensed as incurred in general and administrative expense.

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date, which represents the net purchase price allocation on the date of the acquisition of XXTX based on valuation performed by an independent valuation firm engaged by the Company and translated the fair value from RMB to USD using the exchange rate on October 23, 2020 at the rate of USD 1.00 to RMB 6.69.

As of March 31, 2022, the Company acquired $8,065 in cash, net of cash paid to XXTX in the acquisition of XXTX. The remaining purchase consideration of approximately $0.3 million from XXTX Investment Agreement signed on September 11, 2020 and approximately $5.7 million additional capital investment from XXTX Increase Investment Agreement signed on February 5, 2021 mentioned above are expected to be paid by the Company by December 31, 2025.

Under ASC 805-30-30-1, goodwill is calculated as follows as of March 31, 2022:

Fair value
Purchase consideration paid	$472,573
Fair value of non-controlling interest	326,570
Less: fair value of nets assets of XXTX:
Cash and cash equivalents	105,386
Other current assets	525,005
Plant and equipment	790
Intangible assets	265,536
Total assets	896,717
Total liabilities	(230,247)
Total fair value of net assets of XXTX	666,470
Goodwill as of the acquisition date	132,673
Effect of exchange rate changes on goodwill	7,257
Less: impairment loss of goodwill	(139,930)
Goodwill as of March 31, 2022	$—

5.     DISCONTINUED OPERATIONS

Discontinued operations- Online P2P lending services

On October 17, 2019, the Board approved the Plan under which the Company has discontinued and is winding down its online P2P lending services business. The Company determined that the operation of its online P2P lending services business was not viable in light of the tightened regulations on online peer-to-peer lending in China generally and the unofficial request from local regulator to reduce the Company’s online peer-to-peer lending transaction volume on a monthly basis. The Company also determined that the discontinuation of its online P2P lending services business would allow the Company to focus its resources on its automobile financing facilitation and transaction business. In connection with the Plan, the Company ceased facilitation of loan transactions on its online lending platform and assumed all the outstanding loans from investors on the platform. The decision and action taken by the Company of discontinuing the online lending services business represented a major shift that will have a major effect on the Company’s operations and financial results, which triggers discontinued operations accounting in accordance with ASC 205-20-45.

The fair value of discontinued operations, determined as of October 17, 2019, includes estimated consideration expected to be received, less costs to sell. After consideration of the determination of fair value of the discontinued operations including the assumption of all the outstanding loans from investors on the platform, $143,668 of accounts receivable, $3,760,599 of other receivables, and $143,943 of prepayments for impaired intangible assets were indicated as of the date the Company’s Board of Directors approved the Plan on October 17, 2019, and the Company recognized $4,048,210 provision for doubtful accounts as of September 30, 2019 related to the Company’s online lending services business, while the Company did not recognize any additional provision for doubtful accounts for the year ended March 31, 2022.

The following table sets forth the reconciliation of the carrying amounts of major classes of assets and liabilities from discontinued operations of Online P2P lending services in consolidated balance sheet as of March 31, 2022 and March 31, 2021.

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Carrying amounts of major classes of assets included as part of discontinued operations of Online P2P lending services:

	March 31,	March 31,
	2022	2021
Current assets
Prepayments, other receivables and other assets, net	$—	$393,348
Total current assets	—	393,348

Property and equipment, net	—	5,592

Total assets	$—	$398,940

Carrying amounts of major classes of liabilities included as part of discontinued operations of Online P2P lending services:

	March 31,	March 31,
	2022	2021
Current liabilities
Accrued expenses and other liabilities	$509,540	$2,288,066
Due to a stockholder	18,886	48,795
Total current liabilities	528,426	2,336,861

Total liabilities	$528,426	$2,336,861

The following table sets forth the reconciliation of the amounts of major classes of income and losses from discontinued operations of Online P2P lending services in the consolidated statements of operations and comprehensive loss for the years ended March 31, 2022 and 2021.

	For the Years Ended
	March 31,
	2022	2021
Revenues	$—	$7,153

Operating expenses
Selling, general and administrative expenses	—	(88,438)
Total operating expenses	—	(88,438)

Loss from discontinued operations	—	(81,285)

Other income, net	—	19,309

Loss before income taxes	—	(61,976)

Income tax expenses	—	—

Net loss attributable to stockholders	$—	$(61,976)

Discontinued operation- Jinkailong

On March 31, 2022, Ruixi, a majority owned subsidiary of the Company, holding 35% equity interest of Jinkailong, entered into an Agreement for the Termination of the Agreement for Concerted Action by Shareholders of Jinkailong (the “Termination Agreement”), pursuant to which the Agreement for Concerted Action by Shareholders with respect to Jinkailong signed on August 26, 2018 (“Voting Agreement No.1”) and the Agreement for Concerted Action by Shareholders with respect to Jinkailong signed on February 13, 2020 (“Voting Agreement No.2”, collectively, “Voting Agreements”) shall be terminated as of the date of the Termination Agreement. As a result, the Company no longer has a controlling financial interest in Jinkailong and has determined that

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Jinkailong was deconsolidated from the Company’s Consolidated Financial Statements effective as of March 31, 2022. However, as Hunan Ruixi still holds 35% equity interests in Jinkailong, Jinkailong is the equity investee company of the Company since then. As of March 31, 2022, the paid-in capital of Jinkailong is zero.

In connection with the deconsolidation and in accordance with ASC 810-10-40-5, the Company recorded a gain on deconsolidation of Jinkailong as follows:

	Consolidation included
	Jinkailong as of	Deconsolidation	Consolidation as of
	March 31, 2022	of Jinkailong	March 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$1,241,452	$(56,231)	$1,185,221
Accounts receivable, net, current portion	766,373	(348,351)	418,022
Inventories	286,488	—	286,488
Finance lease receivables, net, current portion	314,264	—	314,264
Prepayments, other receivables and other assets, net	3,699,361	(986,153)	2,713,208
Due from related parties, current portion (1)	51,135	631,200	682,335
Total current assets	6,359,073	(759,535)	5,599,538

Property and equipment, net
Property and equipment, net	5,916,327	(257,554)	5,658,773
Total property and equipment, net	5,916,327	(257,554)	5,658,773

Other assets
Operating lease right-of-use assets, net	306,330	(196,709)	109,621
Operating lease right-of-use assets, net, related parties	515,906	—	515,906
Financing lease right-of-use assets, net	1,349,922	(1,043,989)	305,933
Intangible assets, net	959,551	—	959,551
Accounts receivable, net, noncurrent	2,732	(2,663)	69
Finance lease receivables, net, noncurrent	92,980	—	92,980
Due from a related party, noncurrent (1)	—	6,635,746	6,635,746
Total other assets	3,227,421	5,392,385	8,619,806

Total assets	$15,502,821	$4,375,296	$19,878,117

LIABILITIES AND EQUITY (DEFICIENCY)
Current liabilities
Borrowings from financial institutions	$471,913	$(326,371)	$145,542
Accounts payable	14,446	-	14,446
Advances from customers	1,087,928	(967,299)	120,629
Income tax payable	17,992	(17,992)	—
Accrued expenses and other liabilities	7,316,269	(4,871,902)	2,444,367
Due to related parties and affiliates	478,825	(467,143)	11,682
Operating lease liabilities	164,321	(114,144)	50,177
Operating lease liabilities - related parties	330,781	—	330,781
Financing lease liabilities	3,502,481	(3,197,924)	304,557
Derivative liabilities	2,215,204	—	2,215,204
Current liabilities - discontinued operations	528,426	—	528,426
Total current liabilities	16,128,586	(9,962,775)	6,165,811

Other liabilities
Borrowings from financial institutions, noncurrent	9,271	(9,271)	—
Operating lease liabilities, non-current	135,323	(87,413)	47,910
Operating lease liabilities, non-current - related parties	226,896	—	226,896
Financing lease liabilities, non-current	793,980	(792,604)	1,376
Deferred tax liability	46,386	—	46,386
Total other liabilities	1,211,856	(889,288)	322,568

Total liabilities	17,340,442	(10,852,063)	6,488,379

Commitments and contingencies

Mezzanine Equity (redeemable)
Series A convertible preferred stock (par value $0.0001 per share, 5,000 shares authorized; 5,000 shares issued and outstanding at December 31, 2021), net of issuance costs of $118,344	820,799	—	820,799

Stockholders’ equity (deficiency)
Common stock (par value $0.0001 per share, 10,000,000 shares authorized; 6,186,783 shares issued and outstanding at March 31, 2022.) (2)	630	—	630
Additional paid-in capital	42,803,033	—	42,803,033
Accumulated deficit	(45,553,090)	10,951,545	(34,601,545)
Accumulated other comprehensive income (loss)	(780,112)	670,658	(109,454)
Total Senmiao Technology Limited stockholders’ equity (deficiency)	(3,529,539)	11,622,203	8,092,664

Non-controlling interests	871,119	3,605,156	4,476,275

Total equity (deficiency)	2,658,420	15,227,359	12,568,939

Total liabilities and equity (deficiency)	$15,502,821	$4,375,296	$19,878,117
(1)

As result of deconsolidation, the Company recognized $7,298,208 of related party receivable from Jinkailong, of which, $6,635,746 is to be repaid over a period from April 2023 to December 2026, classified as due from related parties, noncurrent. Besides, the deconsolidation also excluded $31,263 receivables due from related parties, which was recorded by Jinkailong.

(2)	Giving retroactive effect to the 1-for-10 reverse stock split effected on April 6, 2022.

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The gain on deconsolidation of Jinkailong was calculated as follows:

March 31,
2022
Carrying amount of net deficit of Jinkailong as of March 31, 2022	$15,227,359
Carrying amount of non-controlling interest	(3,605,156)
Cumulative currency translation adjustment removal	(670,658)
Net gain on deconsolidation of Jinkailong	$10,951,545

The Company determined that the deconsolidation of Jinkailong represented a major shift that will have a major effect on the Company’s operations and financial results, which triggers discontinued operations accounting in accordance with ASC 205-20-45.

The following table sets forth the reconciliation of the carrying amounts of major classes of assets and liabilities from discontinued operations of Jinkailong in consolidated balance sheet as of March 31, 2022 and March 31, 2021.

Carrying amounts of major classes of assets included as part of discontinued operations of Jinkailong:

	March 31,	March 31,
	2022	2021
Current assets
Cash and cash equivalents	$—	$107,546
Accounts receivable, net	—	935,164
Prepayments, receivables and other assets, net	—	1,245,195
Due from related parties	—	39,572
Total current assets	—	2,327,477

Property and equipment, net	—	448,816

Other assets
Operating lease right-of-use assets, net	—	265,470
Financing lease right-of use assets, net	—	4,201,693
Accounts receivable, net, noncurrent	—	207,240
Total other assets	—	4,674,403

Total assets	$—	$7,450,696

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Carrying amounts of major classes of liabilities included as part of discontinued operations of Jinkailong:

	March 31,	March 31,
	2022	2021
Current liabilities
Borrowings from financial institutions	$—	$310,662
Advance from customers	—	45,413
Income tax payable	—	17,408
Accrued expenses and other liabilities	—	3,782,365
Due to related parties and affiliates	—	269,918
Operating lease liabilities	—	99,831
Finance lease liabilities	—	4,814,808
Total current liabilities	—	9,340,405

Other liabilities
Borrowings from financial institutions, noncurrent	—	44,962
Operating lease liabilities, non-current	—	167,822
Financing lease liabilities, non-current	—	2,037,609
Total other liabilities	—	2,250,393

Total liabilities	$—	$11,590,798

The following table sets forth the reconciliation of the amounts of major classes of income and losses from discontinued operations of Jinkailong in the consolidated statements of operations and comprehensive loss for the years ended March 31, 2022 and 2021.

	For the Years Ended
	March 31,
	2022	2021
Revenues	$6,830,116	$3,971,694
Cost of revenues	(5,183,806)	(3,985,413)
Gross profit	1,646,310	(13,719)

Operating expenses
Selling, general and administrative expenses	(4,139,800)	(4,367,529)
Long live assets impairment	(32,479)	(119,886)
Recovery of (Provision for) doubtful account	(11,746)	328,016
Total operating expenses	(4,184,025)	(4,159,399)

Loss from discontinued operations	(2,537,715)	(4,173,118)

Other expense, net	(209,494)	(945,825)

Loss before income taxes	(2,747,209)	(5,118,943)
Income tax expenses	—	(6,295)
Net Loss	(2,747,209)	(5,125,238)
Less: net loss from discontinued operations attributable to noncontrolling interest	714,274	1,332,562
Net loss attributable to stockholders	$(2,032,935)	$(3,792,676)

Discontinued operation- Youlu

On March 31, 2022, the Youlu VIE Agreements were terminated by XXTX and Youlu Shareholders. As Youlu had limited operation, the Company recognized a gain of $ 23,556 from the termination.

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.     ACCOUNTS RECEIVABLE, NET

Accounts receivable include a portion of bundled lease arrangements on fixed minimum monthly payments to be paid by the automobile purchasers arising from automobile sales and services fees, net of unearned interest income, discounted using the Company’s lease pricing interest rates.

As of March 31, 2022 and March 31, 2021, accounts receivable were comprised of the following:

	March 31,	March 31,
	2022	2021
Receivables of automobile sales due from automobile purchasers	$392,530	$760,126
Receivables of service fees due from automobile purchasers	17,350	731,962
Receivables of online ride hailing fees from online ride-hailing drivers	121,116	162,197
Receivables of operating lease	—	170,707
Less: Unearned interest	—	(40,447)
Less: Allowance for doubtful accounts	(112,905)	(78,167)
Accounts receivable, net	418,091	1,706,378
Accounts receivable, net – discontinued operations	—	(1,142,404)
Accounts receivable, net – continuing operations	$418,091	$563,974

Accounts receivable, net, current portion – continuing operations	$418,022	$502,031
Accounts receivable, net, non-current portion – continuing operations	69	61,943
Accounts receivable, net, current portion – discontinued operations	—	935,164
Accounts receivable, net, non-current portion – discontinued operations	$—	$207,240

Movement of allowance for doubtful accounts for March 31, 2022 and March 31, 2021 are as follows:

	March 31,	March 31,
	2022	2021
Beginning balance	$78,167	$379,689
Addition	153,988	374,785
Recovery	—	(209,723)
Write off	(44,227)	(485,384)
Deconsolidation of Jinkailong	(76,428)	—
Translation adjustment	1,405	18,800
Ending balance	$112,905	$78,167

7.     INVENTORIES

	March 31,	March 31,
	2022	2021
Automobiles (i)	$286,488	$127,933
(i)

As of March 31, 2022, the Company owned 36 automobiles with a total value of $346,886 for sale or sales-type leases. As of March 31, 2021, the Company owned three automobiles with a total value of $47,410 for sale, and six automobiles with a total value of $80,523 for either leasing or sale.

As of March 31, 2022 and March 31, 2021, management compared the cost of automobiles with their net realizable value and recognized impairments of $60,398 and $0 for certain automobiles for sale, respectively.

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.     PREPAYMENTS, OTHER RECEIVABLES AND OTHER ASSETS

As of March 31, 2022 and March 31, 2021, the prepayments, receivables and other assets were comprised of the following:

	March 31,	March 31,
	2022	2021
Receivables from borrowers of online lending platform, net (i)	$—	$393,348
Prepaid expenses (ii)	957,200	829,032
Deposits (iii)	731,279	537,619
Value added tax (“VAT”) recoverable	597,884	99,445
Due from automobile purchasers, net (iv)	238,421	504,792
Receivables from aggregation platforms (v)	163,384	867,614
Prepayments for automobiles (vi)	—	1,026,802
Employee advances	11,054	9,739
Others	13,986	30,235
Total prepayments, receivables and other assets	2,713,208	4,298,626
Total prepayments, receivables and other assets - discontinued operations	—	(1,638,543)
Total prepayments, receivables and other assets - continuing operations	$2,713,208	$2,660,083

(i)     Receivables from borrowers of online lending platform, net

The balance of receivables from borrowers of online lending platform represented the outstanding loans the Company assumed from investors on the Company’s discontinued P2P lending platform, which will be collected from related borrowers. As of March 31, 2022 and March 31, 2021, the Company recorded allowance of $4,024,651 and $3,894,011, respectively, against doubtful receivables.

(ii)    Prepaid expense

The balance of prepaid expense represented automobile liability insurance premium for automobiles for operating lease and other miscellaneous expense such as office lease, office remodel expense and etc. that will expire within one year.

(iii)   Deposits

The balance of deposits mainly represented the security deposit made by the Company to various automobile leasing companies, financial institutions and Didi Chuxing Technology Co., Ltd., who runs an online ride-hailing platform.

(iv)   Due from automobile purchasers, net

The balance due from automobile purchasers represented the payment of automobiles and related insurances and taxes made on behalf of the automobile purchasers. The balance is expected to be collected from the automobile purchasers in installments. As of March 31, 2022 and 2021, the Company recorded allowance of $0 and $3,240, from continuing operations, respectively, against doubtful receivables. As of March 31, 2021, the Company recorded allowance of $38,519 from discontinued operations against doubtful receivables.

During the years ended March 31, 2022 and 2021, the Company recorded additional allowances of $84,600 and $175,460, respectively, while wrote off balance due from automobile purchasers of $84,600 and $172,336, respectively, and recovered allowance against the balance due from automobile purchasers of $3,308 and $0, respectively from continuing operations. During the years ended March 31, 2022 and 2021, the Company recorded additional allowances of $35,983 and $93,246, respectively, while wrote off balance due from automobile purchasers of $1,134 and $295,741, respectively, and recovered allowance against the balance due from automobile purchasers of $12,352 and $125,940, respectively from discontinued operations.

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(v)    Receivables from aggregation platforms

The balance of receivables from aggregation platforms represented the amount due from the collaborated aggregation platforms based on the confirmed billings, which will be disbursed to the drivers who completed their rides through the Company’s online ride-hailing platform.

(vi)   Prepayments for automobiles

The balance represented advanced payments in purchasing automobiles from auto dealers or other parties.

9.     PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following:

	March 31,	March 31,
	2022	2021
Leasehold improvements	$198,463	$192,020
Electronic devices	47,849	53,200
Office equipment, fixtures and furniture	81,898	104,735
Vehicles	6,463,698	3,778,811
Subtotal	6,791,908	4,128,766
Less: accumulated depreciation and amortization	(1,133,135)	(423,027)
Total property and equipment, net	5,658,773	3,705,739
Total property and equipment, net - discontinued operations	—	(454,408)
Total property and equipment, net - continuing operations	$5,658,773	$3,251,331

Depreciation expense from continuing operations for the years ended March 31, 2022 and 2021 amounted to $956,400 and $85,530, respectively. Depreciation expense from discontinued operations for the years ended March 31, 2022 and 2021 amounted to $170,177 and $183,683, respectively.

10.   INTANGIBLE ASSETS, NET

Intangible assets consisted of the following:

	March 31,	March 31,
	2022	2021
Software	$796,042	$794,548
Online ride-hailing platform operating licenses	450,701	297,258
Less: Accumulated amortization	(287,192)	(123,675)
Total intangible assets, net	$959,551	$968,131

Amortization expense from continuing operations totaled $160,831 and $107,765 for the years ended March 31, 2022 and 2021, respectively.

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth the Company’s amortization expense for the next five years ending:

Amortization
expenses
Twelve months ending March 31, 2023	$186,772
Twelve months ending March 31, 2024	178,660
Twelve months ending March 31, 2025	171,289
Twelve months ending March 31, 2026	111,011
Twelve months ending March 31, 2027	79,563
Thereafter	232,256
Total	$959,551

11.   BORROWINGS FROM A FINANCIAL INSTITUTIONS

The borrowings from a certain financial institution in China represented the short-term loans of $145,542 as of March 31, 2022. Such borrowings bearing interest rate of 13.04% per annum as of March 31, 2022, which is to be repaid within the next 12 months, were classified as borrowings from financial institutions, current.

The interest expense for the years ended March 31, 2022 and 2021 was $5,893 and $0, from continuing operations, respectively. The interest expense for the years ended March 31, 2022 and 2021 was $501,361 and $579,870 from discontinued operations, respectively, of which, $450,889 and $531,954 were due to continuing operations and eliminated in the consolidation statements of operations and comprehensive loss.

12.   ACCRUED EXPENSES AND OTHER LIABILITIES

	March 31,	March 31,
	2022	2021
Payables to investors of online lending platform (i)	$—	$1,795,066
Accrued payroll and welfare	1,176,442	1,306,509
Payables to drivers from aggregation platforms (ii)	806,921	2,352,264
Deposits (iii)	783,830	1,639,681
Accrued expenses	94,106	6,090
Payables for expenditures on automobile transaction and related services	56,222	159,388
Loan repayments received on behalf of financial institutions (iv)	28,704	839,770
Other taxes payable	5,260	398,220
Other payables (v)	2,422	446,670
Total accrued expenses and other liabilities	2,953,907	8,943,658
Total accrued expenses and other liabilities - discontinued operations	(509,540)	(6,070,431)
Total accrued expenses and other liabilities - continuing operations	$2,444,367	$2,873,227
(i)

The balance of payables to investors of online lending platform represented the outstanding loans from investors on the Company’s discontinued P2P lending platform, which was assumed by the Company in connection with the Plan to discontinue its online lending services business. As of March 31, 2022, the Company has fully settled the outstanding loans.

(ii)

The balance of payables to drivers from aggregation platforms represented the amount the Company collected on behalf of drivers who completed their transaction through the Company’s online ride-hailing platform base on the confirmed billings.

(iii)

The balance of deposits represented the security deposit from operating and finance lease customers to cover lease payment and related automobile expense in case the customers’ accounts are in default. The balance is refundable at the end of the lease term, after deducting any missed lease payment and applicable fee.

(iv)

The balance of loan repayments received on behalf of financial institutions represented the loan repayments made by the automobile purchasers to financial institutions through the Company, which has not been paid to the financial institutions.

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(v)	The balance of other payables represented amount due to suppliers and vendors for operations purposes.

13.   EMPLOYEE BENEFIT PLAN

The Company has made employee benefit plan in accordance with relevant PRC regulations, including retirement insurance, unemployment insurance, medical insurance, housing fund, work injury insurance and maternity insurance.

The contributions made by the Company were $602,641 and $73,047 for the years ended March 31, 2022 and 2021, respectively, from continuing operations of the Company. The contributions made by the Company were $464,159 and $340,517 for the years ended March 31, 2022 and 2021, respectively, for the Company’s discontinued operations.

As of March 31, 2022 and March 31, 2021, the Company did not make adequate employee benefit contributions in the amount of $963,824 and $111,534, respectively, from continuing operations of the Company. As of March 31, 2021, the Company did not make adequate employee benefit contributions in the amount of $897,091 from discontinued operations of the Company. The Company accrued the amount in accrued payroll and welfare.

14.   EQUITY

Warrants

IPO Warrants

The registration statement relating to the Company’s initial public offering also included the underwriters’ common stock purchase warrants to purchase 33,794 (337,940 pre reverse split) shares of common stock (“IPO Underwriter’s Warrants”). Each five-year warrant entitles warrant holder to purchase one share of the Company’s common stock at the price of $48.0 ($4.80 pre reverse split) per share and is not exercisable for a period of 180 days from March 16, 2018. As of March 31, 2022, there were 3,794 (37,940 pre reverse split) IPO Underwriter’s Warrants outstanding.

Warrants in Offerings

The Company adopted the provisions of ASC 815 on determining what types of instruments or embedded features in an instrument held by a reporting entity can be considered indexed to its own stock for the purpose of evaluating the first criteria of the scope exception in ASC 815. Warrants issued in connection with the direct equity offering with exercise prices denominated in US dollars are no longer considered indexed to the Company’s stock, as their exercise prices are not in the Company’s functional currency (RMB), and therefore no longer qualify for the scope exception and must be accounted for as a derivative. These warrants are classified as liabilities under the caption “Derivative liabilities” in the consolidated statements of balance sheets and recorded at estimated fair value at each reporting date, computed using the Black-Scholes valuation model. Changes in the liability from period to period are recorded in the consolidated statements of operations and comprehensive loss under the caption “Change in fair value of derivative liabilities.”

2019 Registered Direct Offering Warrants

As of March 31, 2022 and March 31, 2021, there were 16,841 (168,411 pre reverse split) and 21,244 (212,440 pre reverse split) 2019 registered direct offering warrants outstanding, respectively. During the year ended March 31, 2022, the change of fair value was a gain of $185,727 recognized in the consolidated statements of operations and comprehensive loss based on the decrease in fair value of the liabilities since March 31, 2021. During the year ended March 31, 2021, the change of fair value was a loss of $1,372,966 recognized in the accompanying consolidated statements of operations and comprehensive loss based on the increase in fair value of the liabilities since March 31, 2020. As of March 31, 2022 and March 31, 2021, the fair value of the derivative instrument totaled $12,438 and $243,840, respectively.

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

August 2020 Underwriters’ Warrants

As of March 31, 2022 and March 31, 2021, there were 31,808 (318,080 pre reverse split) underwriters’ warrants outstanding. During the year ended March 31, 2022, the change of fair value was a gain of $352,944 recognized in the consolidated statements of operations and comprehensive loss based on the decrease in fair value of the liabilities since March 31, 2021. During the year ended March 31, 2021, the change of fair value was a loss of $455,162, recognized in the accompanying consolidated statements of operations and comprehensive loss based on the increase in fair value of the liabilities since issuance. As of March 31, 2022 and March 31, 2021, the fair value of the derivative instrument totaled $44,581 and $397,525, respectively.

February 2021 Registered Direct Offering Warrants

As of March 31, 2022 and 2021, there were 53,262 (532,609 pre reverse split) February 2021 registered direct offering warrants outstanding. During the year ended March 31, 2022, the change of fair value was a gain of $572,018 recognized in the consolidated statements of operations and comprehensive loss based on the decrease in fair value of the liabilities since March 31, 2021. During the year ended March 31, 2021, the change of fair value was a gain of $117,713 recognized in the accompanying consolidated statements of operations and comprehensive loss based on the increase in fair value of the liabilities since issuance. As of March 31, 2022 and March 31, 2021, the fair value of the derivative instrument totaled $65,543 and $637,561, respectively.

May 2021 Registered Direct Offering Warrants

The Company allocated the proceeds received between the common stock and warrants first to warrants based on the fair value on the date the proceeds were received with the balance to common stock. The value of the warrants was determined using the Black-Scholes valuation model using the following assumptions: volatility 131%; risk free interest rate 0.84%; dividend yield of 0% and expected term of 5 years of the investors Warrants and placement agent Warrants. The volatility of the Company’s common stock was estimated by management based on the historical volatility of its common stock, the risk-free interest rate was based on Treasury Constant Maturity Rates published by the U.S. Federal Reserve for periods applicable to the expected life of the warrants. The expected dividend yield was based on the Company’s current and expected dividend policy and the expected term is equal to the contractual life of the warrants. The value of the warrants was based on the Company’s common stock closing price of $7.2 ($0.72 pre reverse split) on May 13, 2021 which was the date the warrants were issued. Net proceeds were allocated as the follows:

Fair value of the warrants	$3,562,404
Common stock	2,208,649
Total net proceeds	$5,771,053

Subsequent to the initial recording, the change in the fair value of the warrants, determined under the Black-Scholes valuation model, on each reporting date will result in either an increase or decrease the amount recorded as liability, based on the fluctuations with the Company’s stock price with a corresponding adjustment to other income (or expense). As of March 31, 2022, there were 594,682 (5,946,810 pre reverse split) May 2021 registered direct offering warrants outstanding. During the year ended March 31, 2022, the change of fair value was a gain of $2,725,530 recognized in the consolidated statements of operations and comprehensive loss based on the decrease in fair value of the liabilities since issuance. As of March 31, 2022, the fair value of the derivative instrument totaled $836,875.

November 2021 Private Placement Warrants

In connection with November 2021 private placement, the company issued 735,295 (7,352,941 pre reverse split) and 55,148 (551,471 pre reverse split) warrants to the investors and placement agents, respectively.

The Company allocated the gross proceeds received between the Series A Preferred Stock and warrants issued to the Investors 735,295 (7,352,941 pre reverse split) shares in connection of the sale of Series A Preferred Stock first to warrants based on the fair

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

value on the date the proceeds were received with the remaining balance to Series A Preferred Stock, gross proceeds were allocated as the follows:

Fair value of Investor warrants	$4,060,857
Series A Preferred Stock	939,143
Total gross proceeds	5,000,000
Issuance cost	(630,063)
Total net proceeds	$4,369,937

The value of the warrants to the investors and placement agents was determined using the Black-Scholes valuation model using the following assumptions: volatility 126%; risk free interest rate 1.23%; dividend yield of 0% and expected term of 5 years of the Placement Warrants and Investor Warrants. The volatility of the Company’s common stock was estimated by management based on the historical volatility of our common stock, the risk-free interest rate was based on Treasury Constant Maturity Rates published by the U.S. Federal Reserve for periods applicable to the expected life of the warrants, the expected dividend yield was based on the Company’s current and expected dividend policy and the expected term is equal to the contractual life of the warrants. The value of the warrants was based on the Company’s common stock closing price of $6.7 ($0.67 pre reverse split) on the date the warrants were issued. The value of the warrants allocated to derivative liabilities was recorded on insertion date as following:

Fair value of investor warrants	$4,060,857
Fair value of placement agent warrants (i)	310,173
Total fair value of warrants allocated to derivative liabilities	$4,371,030
(i)	The issuance costs for placement agent warrants which was classified as liability were immediately expensed.

Subsequent to the initial recording, the change in the fair value of the warrants, determined under the Black-Scholes valuation model, on each reporting date will result in either an increase or decrease the amount recorded as liability, based on the fluctuations with the Company’s stock price with a corresponding adjustment to other income (or expense). During the year ended March 31, 2022, the change of fair value was a gain of $3,115,263 recognized in the consolidated statements of operations and comprehensive loss based on the increase in fair value of the liabilities since issuance. As of March 31, 2022, the fair value of the derivative instrument totaled $1,255,767.

The Company has warrants outstanding, pre reverse split, as follows:

			Weighted	Average
			Average	Remaining
	Warrants	Warrants	Exercise	Contractual
	Outstanding	Exercisable	Price	Life
Balance, March 31, 2020	1,519,602	1,519,602	$1.76	3.21
Granted	1,100,609	1,100,609	$1.48	5.00
Forfeited	(3,132)	(3,132)	—	—
Exercised	(1,516,010)	(1,516,010)	—	—
Balance, March 31, 2021	1,101,069	1,101,069	$1.16	4.09
Granted	13,851,222	13,851,222	$0.91	5.00
Exercised	(44,029)	(44,029)	—	—
Balance, March 31, 2022	14,908,262	14,908,262	$0.93	4.32

Restricted Stock Units

On October 29, 2020, the Board approved the issuance of an aggregate of 127,273 restricted stock units (“RSUs”) to directors, officers and certain employees as stock compensation for their services for the twelve months ended March 31, 2022. Total RSUs granted to these directors, officers and employees were valued at an aggregate fair value of $140,000. These RSUs will vest in four equal quarterly installments on January 29, 2021, April 29, 2021, July 29, 2021 and October 29, 2021 or in full upon the occurrence of a change in control of the Company, provided that the director, officer or the employee remains in service through the applicable

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

vesting date. The RSUs will be settled by the Company’s issuance of shares of common stock in certificated or uncertificated form upon the earlier of (i) vesting date, (ii) a change in control and (ii) termination of the services of the director, officer or employee due to a “separation of service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, or the death or disability of such director, officer or employee. As of the filing date of these consolidated financial statements, all installment of RSUs with an aggregate of 12,727 (127,273 pre reverse split) was vested and 9,545 (95,457 pre reverse split) was settled by the Company. The Company expects to settle the remaining vested RSUs by issuance of shares of common stock within 2022 and account for the vested RSUs as an addition to both expenses and additional paid-in capital.

Equity Incentive Plan

At the 2018 Annual Meeting of Stockholders of the Company held on November 8, 2018, the Company’s stockholders approved the Company’s 2018 Equity Incentive Plan for employees, officers, directors and consultants of the Company and its affiliates. A committee consisting of at least two independent directors would be appointed by the Board or in the absence of such a committee, the board of directors, will be responsible for the general administration of the Equity Incentive Plan. All awards granted under the Equity Incentive Plan will be governed by separate award agreements between the Company and the participants. As of March 31, 2022, the Company has granted an aggregate of RSUs and issued an aggregate of shares upon vest under the Equity Incentive Plan. And RSUs were forfeited due to two directors ceased to serve on the board of the Company since November 8, 2018.

Exercise of 2019 Registered Direct Offering Warrants

On April 23, 2021, one of the holders of Series A warrants exercised the warrants to purchase 4,403 (44,029 pre reverse split) shares of the Company’s common stock at an exercise price of $5.0 ($0.50 pre reverse split) per share generating gross proceeds of $22,015 to the Company.

May 2021 Registered Direct Offering

On May 11, 2021, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain purchasers (the “Investors”) pursuant to which the Company will sell to the Investors, in a registered direct offering, an aggregate of 553,192 (5,531,916 pre reverse split) units (the “Units”), each consisting of 0.1 (one pre reverse split) share (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”) and a warrant to purchase 0.1 (one pre reverse split) share of the Company’s Common Stock (the “Warrants”), at a purchase price of $1.175 per unit, for aggregate gross proceeds to the Company of $6,500,000, before deducting fees to the placement agent and other estimated offering expenses payable by the Company. On May 13, 2021, the Company completed the registered direct offering. The net proceeds to the Company from this offering, after deducting the underwriting discounts and commissions and other estimated offering expenses payable by the Company, were approximately $5.8 million.

The Warrants have a term of five years and are exercisable by the holders at any time after the date of issuance at an exercise price of $10.5 ($1.05 pre reverse split) per share. The exercise price and the number of shares issuable upon exercise of the Warrants are subject to an adjustment upon the occurrence of certain events, including, but not limited to, stock splits or dividends, business combinations, sale of assets, similar recapitalization transactions, or other similar transactions. The exercise price of the Warrants is also subject to an adjustment in the event that the Company issues or is deemed to issue shares of Common Stock for less than the applicable exercise price of such Warrants. However, the exercise price of the Warrants shall not be lower than $10.5 ($1.05 pre reverse split) as a result of an adjustment, unless the Company has obtained the stockholder approval. The exercisability of the Warrants may be limited if, upon exercise, the holder or any of its affiliates would beneficially own more than 4.99%.

FT Global Capital, Inc. (“FT Global Capital”) acted as the exclusive placement agent in connection with this offering pursuant to the terms of a placement agency agreement, dated May 11, 2021, between the Company and FT Global Capital (the “Placement Agent Agreement”). Pursuant to the Placement Agent Agreement, the Company agreed to pay FT Global Capital a cash fee equal to seven point five percent (7.5%) of the aggregate proceeds received by the Company from the sale of its securities to the investors introduced to the Company by FT Global Capital. FT Global Capital is also entitled to additional tail compensation for any financings consummated within the 12-month period following the termination of the Placement Agent Agreement to the extent that such financing is provided to the Company by investors that FT Global Capita had introduced to the Company. In addition to the cash fees, the Company agreed to issue to the Placement Agent warrants to purchase an aggregate of up to seven point five percent (7.5%) of the

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

aggregate number of shares of our Common Stock sold in the offering (the “Placement Agent Warrants”). The Placement Agent Warrants shall generally be on the same terms and conditions as the Warrants, exercisable at a price of $10.5 ($1.05 pre reverse split) per share, provided that Placement Agent Warrants will not provide for certain anti-dilution protections included in the Warrants.

In connection with the offering, the Company issued the investors warrants and placement agent warrants to purchase up to 553,192 (5,531,916 pre reverse split) and 41,490 (414,894 pre reverse split) shares of its common stock, respectively. These warrants are exercisable at any time on or after the issuance date and expire on the fifth-year anniversary of their issuance.

November 2021 Private Placement

On November 8, 2021, the Company, entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors (the “Investors”) pursuant to which the Company will sell to the Investors, in a private placement (the “Private Placement”), an aggregate of $5,000,000 worth of securities of the Company, consisting of up to 5,000 shares (the “Preferred Shares”) of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) and warrants (the “Investor Warrants”) to initially acquire up to an aggregate number of shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”) that equals to the number of shares of Common Stock to be issued upon conversion of the Preferred Shares at $0.68 per share (the “Initial Conversion Price”) (as converted into the Conversion Shares as defined below, collectively with the shares of the Common Stock from the exercise of the Investor Warrants, the “Warrant Shares”, collectively, the “Warrant Shares”). The purchase price for the Preferred Shares was $1,000 per each Preferred Share (and related Investor Warrant). On November 10, 2021, the Company completed the Private Placement. The net proceeds to the Company from the Private Placement, after deducting the placement agent commissions and other estimated offering expenses payable by the Company, were approximately $4.4 million. The Series A Convertible Preferred Stock is included in mezzanine equity on the consolidated balance sheets, because it is redeemable by the holders upon events of change of control which are not within the Company’s control. A discount to the redemption amount of a contingently redeemable preferred share should be amortized only once it is probable the share will become redeemable. The Company determined that the redemption is uncertain as the cash redemption feature upon change of control is at the option of the holder, and the redemption date upon the change of control is uncertain.

Pursuant to the certificate of designations for the Series A Preferred Stock (the “COD”), at any time after the initial issuance date, each holder shall be entitled to convert any portion of the outstanding Preferred Shares held by such holder into shares of Common Stock (the “Conversion Shares”) at Initial Conversion Price, which shall be adjusted to the greater of $0.41 per share or 85% of the closing bid price of the Company’s Common Stock reported on the NASDAQ Capital Market on the Applicable Date, which is the earlier of the first date on which the registration statement covering the resale of the Conversion Shares and Warrant Shares is declared effective by the SEC or the first date on which all such shares are eligible to be resold by the Investors pursuant to Rule 144 or Rule 144A promulgated under the Securities Act.

The Investor Warrants have a term of five years and are exercisable by the holders at any time after six months and one day of the date of issuance at an exercise price of $8.2 ($0.82 pre reverse split) per share. The exercise price and the number of shares issuable upon exercise of the Investor Warrants are subject to an adjustment upon the occurrence of certain events, including, but not limited to, stock splits or dividends, business combinations, sale of assets, similar recapitalization transactions, or other similar transactions. The exercise price of the Investor Warrants is also subject to an adjustment in the event that the Company issues or is deemed to issue shares of Common Stock for less than the applicable exercise price of such Investor Warrants. However, the exercise price of the Investor Warrants shall not be lower than $7.1 ($0.7125 pre reverse split) as a result of an adjustment, unless the Company has obtained the stockholders’ approval. The exercisability of the Investor Warrants may be limited if, upon exercise, the holder or any of its affiliates would beneficially own more than 4.99% or 9.99% as the Investor chooses.

FT Global Capital acted as the exclusive placement agent in connection with this Private Placement pursuant to the terms of a placement agency agreement, dated November 7, 2021, between the Company and FT Global Capital (the “Placement Agent Agreement”). Pursuant to the Placement Agent Agreement, the Company agreed to pay FT Global Capital a cash fee equal to 7.5% of the aggregate proceeds received by the Company from the sale of its securities to the Investors. FT Global Capital is also entitled to additional tail compensation for any financings consummated within the 12-month period following the termination of the Placement Agent Agreement to the extent that such financing is provided to the Company by Investors that FT Global Capital had introduced to the Company. In addition to the cash fees, the Company agreed to issue to the Placement Agent warrants to purchase an aggregate of

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

up to 7.5% of the aggregate number of the Conversion Shares (the “Placement Agent Warrants”). The Placement Agent Warrants shall generally be on the same terms and conditions as the Investor Warrants, exercisable at a price of $6.8 ($0.68 pre reverse split) per share, provided that Placement Agent Warrants will not provide for certain anti-dilution protections included in the Investor Warrants.

In connection with the Private Placement, the Company issued warrants to the Investors to purchase up to an aggregate number of shares of common stock that equals to the number of shares of common stock to be issued upon conversion of the Series A Preferred Stock at the Initial Conversion Price. Meanwhile, the Company paid the placement agent cash commission of approximately $375,000 and issued to it warrants to purchase up to 55,148 (551,471 pre reverse split)shares of common stock at an exercise price of $6.8 ($0.68 pre reverse split) per share, which warrants will be exercisable at any time on or after the date of six months from the issuance date and expire on the fifth-year anniversary of their issuance.

Share Swap in purchase of XXTX’s remaining minority interest

In October 2021, The Company, Senmiao Consulting, XXTX and its shareholders entered into a Share Swap Agreement, pursuant to which the Company, through Senmiao Consulting, purchased all of the equity shares of XXTX held by its shareholders by issuing a total of 533,167 (5,331,667 pre reverse split) shares of the Company’s common stock to XXTX’s Shareholders. Upon closing, the Company, through Senmiao Consulting, owns 100% of the equity interests in XXTX.

Common stock issued for consulting services

On October 22, 2021, the Company entered into a consulting agreement (the “Consulting Agreement”) with Jolly Good River Group Limited. (the “Consultant”), pursuant to which the Company engaged the Consultant to provide certain market research and business development advisory services for a period of twelve months. As compensation for the services, the Company agreed to issue the Consultant an aggregate of 100,000 (1,000,000 pre reverse split) shares of the Common Stock, par value $0.0001, payable within ten working days from the signing of the Consulting Agreement. As of November 9, 2021, the issuance of 100,000 (1,000,000 pre reverse split)shares of the Company’s common stock has been completed and the Company recorded the consulting fee of $653,000 pursuant to the fair value on November 3, 2021, the grant date.

1-for- 10 shares reverse split on common stock

The Company considered the above transactions after giving a retroactive effect to a 1-for-10 reverse stock split of its common stock which became effective on April 6, 2022. The Company believed it is appropriate to reflect the above transactions on a retroactive basis similar to those after a stock split or dividend pursuant to ASC 260. All shares and per share amounts used herein and in the accompanying consolidated financial statements have been retroactively stated to reflect the effect of the reverse stock split. Upon execution of the 1-for-10 reverse stock split, the Company recognized additional 8,402 shares of common stock due to round up issue.

Change of ownership interest in a subsidiary

On March 23, 2022, Senmiao Consulting, the Company’s 100% owned subsidary terminated the VIE Agreements and purchased Sichuan Senmiao’s 94.5% equity interests with total consideration of zero. As a result, the Company reduce its equity interest in Sichuan Senmiao to 94.5%, and recongnized 5.5% of noncontrolling interest. As no consideration was received, $366,604 which is the difference between the fair value of the consideration received and the amount by which the noncontrolling interest is adjusted was recognized as an addition in additional paid-in capital in accordance with ASC 810-10-45-23 “Change in a parent’s ownership interest in a subsidiary”.

15.   INCOME TAXES

The United States of America

The Company is incorporated in the State of Nevada in the U.S., and is subject to U.S. federal corporate income taxes with tax rate of 21%. The State of Nevada does not impose any state corporate income tax.

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act imposes a one-time transition tax on deemed repatriation of historical earnings of foreign subsidiaries, and future foreign earnings are subject to U.S. taxation. The Tax Act also stablished the Global Intangible Low-Taxed Income (GILTI), a new inclusion rule affecting non-routine income earned by foreign subsidiaries. For the years ended March 31, 2022 and 2021, the Company’s foreign subsidiaries in China were operating at loss on a consolidated basis which resulted in no GILTI tax.

The Company’s net operating loss for U.S. income taxes from U.S for the year ended March 31, 2022 amounted to approximately $2.3 million. As of March 31, 2022, the Company’s net operating loss carryforward for U.S. income taxes was approximately $5.9 million. The net operating loss carryforward will not expire and is available to reduce future years’ taxable income, but limited to 80% of income until utilized. Management believes that the utilization of the benefit from this loss appears uncertain due to the Company’s operating history. Accordingly, the Company has recorded a 100% valuation allowance on the deferred tax asset to reduce the deferred tax assets to zero on the consolidated balance sheets. As of March 31, 2022 and 2021, valuation allowances for deferred tax assets were approximately $1.23 million and $0.80 million, respectively. Management reviews the valuation allowance periodically and makes changes accordingly.

PRC

Senmiao Consulting, Sichuan Senmiao, Hunan Ruixi, Ruixi Leasing, Jinkailong (deconsolidated for the year ended March 31, 2022), Yicheng, Jiekai, Youlu and XXTX and its subsidiaries are subject to PRC Enterprise Income Tax (“EIT”) on the taxable income in accordance with the relevant PRC income tax laws. The EIT rate for companies operating in the PRC is 25%.

Income taxes in the PRC are consist of:

	For the Years ended
	March 31,
	2022	2021
Current income tax expenses	$4,566	$8,332
Deferred income tax expenses	—	—
Total income tax expenses	$4,566	$8,332

Below is a reconciliation of the statutory tax rate to the effective tax rate:

	For the Years Ended
	March 31,
	2022	2021
U.S. Statutory tax rate	21.0%	21.0%
Differential of PRC statutory tax rate	4.0%	4.0%
Permanent difference of write-off of receivables from guarantee of loans	(0.5)%	(2.4)%
Permanent difference of US (income) expenses not (taxable) deductible in PRC	17.8%	(3.7)%
Valuation allowance on deferred income tax asset	(43.6)%	(17.2)%
Others	1.2%	(1.8)%
Effective tax rate	(0.1)%	(0.1)%

As of March 31, 2022 and 2021, the Company’s PRC entities from continuing operations had net operating loss carryforwards of approximately $8.5 million and $1.7 million, respectively, which will expire starting from 2024 and ending in 2026. In addition, allowance for doubtful accounts must be approved by the Chinese tax authority prior to being deducted as an expense item on the tax return. The bad debt allowances are incurred in Company’s PRC subsidiaries and former VIEs which were operating at losses, the Company believes it is more likely than not that its PRC operations will be unable to fully utilize its deferred tax assets related to the net operating loss carryforwards in the PRC. As a result, the Company provided 100% allowance on all deferred tax assets on net operating loss carryforwards in the PRC of $2,315,793 and $415,533 related to its continuing operations in the PRC as of March 31,

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2022 and March 31, 2021, respectively and provided 100% allowance on all deferred tax assets on allowance for doubtful account of $29,129 and $1,245 related to its continuing operations in the PRC as of March 31, 2022 and March 31, 2021, respectively.

The tax effects of temporary differences from continuing operations that give rise to the Company’s deferred tax assets and liabilities are as follows:

	March 31,	March 31,
	2022	2021
Deferred Tax Assets
Net operating loss carryforwards in the PRC	$2,315,793	$415,533
Net operating loss carryforwards in the U.S.	1,234,789	754,502
Allowance for doubtful account	29,129	1,245
Less: valuation allowance	(3,579,711)	(1,171,280)
Deferred tax assets, net	$—	$—
Deferred tax liabilities:
Capitalized intangible assets cost	$46,386	$45,146
Deferred tax liabilities, net	$46,386	$45,146

As of March 31, 2022 and March 31, 2021, the Company’s PRC entities associated with discontinued operations had net operating loss carryforwards of approximately $17.8 million and $15.3 million, which will expire in 2023 to 2026. In addition, allowance for doubtful accounts must be approved by the Chinese tax authority prior to being deducted as an expense item on the tax return. The Company reviews deferred tax assets for a valuation allowance based upon whether it is more likely than not that the deferred tax asset will be fully realized. As of March 31, 2022 and March 31, 2021, full valuation allowance is provided against the deferred tax assets related to the Company’s discontinued operations based upon management’s assessment as to their realization.

The tax effects of temporary differences from discontinued operations that give rise to the Company’s deferred tax assets are as follows:

	March 31, 2022	March 31, 2021
Net operating loss carryforwards in the PRC	$2,595,919	$3,802,496
Allowance for doubtful accounts	—	20,190
Less: valuation allowance	(2,595,919)	(3,822,686)
	$—	$—

16.   CONCENTRATION

Major Suppliers

For the year ended March 31, 2022, three suppliers accounted for approximately 25.43%,14.97%, and 14.17% of the total costs of revenue from continuing operations of the Company, and one supplier accounted for approximately 18.18% of the total cost of revenues for discontinued operations of the Company.

17.   RELATED PARTY TRANSACTIONS AND BALANCES

1.     Related Party Balances

1)    Due from related parties

As of March 31, 2022, balances due from related parties from the Company’s continuing operations of $7,298,208 represented balance due from Jinkailong as result of Jinkailong’s deconsolidation, of which, $6,635,746 is to be repaid over a period from April 2023 to December 2026, classified as due from related parties, noncurrent (refer to Note 5). In addition, another $19,874 represented receivable due from Youlu as result of Youlu’s deconsolidation.

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2021, balances due from related parties of $24,311 from the Company’s discontinued operation represented operation costs of three related parties paid by the Company on their behalf, amounts received by the Company on behalf of a related party for refund of insurance claims, and amounts collected by a related party on behalf of the Company from the automobile purchasers, including certain installment payments and facilitation fees. In addition, another $15,261 represent advances to a non-controlling shareholder of Hunan Ruixi for operational purposes as of March 31, 2021. The balances due from related parties were all non-interest bearing and due on demand.

2)    Due to a stockholder

Due to a stockholder comprised of amounts payable to a stockholder named below and are unsecured, interest free and due on demand.

	March 31,	March 31,
	2022	2021
Jun Wang	$18,886	$48,795
Total due to a stockholder	18,886	48,795
Total due to a stockholder – discontinued operations	(18,886)	(48,795)
Total due to a stockholder – continuing operations	$—	$—

3)    Due to related parties and affiliates

	March 31,	March 31,
	2022	2021
Loan payable to related parties (i)	$9,897	$182,281
Others (ii)	1,785	170,546
Total due to related parties and affiliates	11,682	352,827
Total due to related parties and affiliates – discontinued operations	—	(269,918)
Total due to related parties and affiliates – continuing operations	$11,682	$82,909
(i)	As of March 31, 2022 and March 31, 2021, the balances represented borrowings from a related party, of which, $9,897 and $78,708 are unsecured, interest free and due on demand, respectively, from the Company’s continuing operations. In addition, as of March 31, 2021, the balances of $103,574 represented borrowings from two related parties, which are unsecured, interest free and due on demand, respectively, from the Company’s discontinued operations.
(ii)	As of March 31, 2022 and March 31, 2021, the balances of $1,785 and $4,201, respectively, represented payables to a related party for operational purposes from the Company’s continuing operations. In addition, as of March 31, 2021, the balances of $166,345 represented payables to four other related parties for operational purposes from the Company’s continuing operations. These balances are interest free and due on demand.

Interest expense for the years ended March 31, 2022 and 2021 were $0.

2.     Related Party Transactions

In December 2017, the Company entered into loan agreements with two stockholders, who agreed to grant lines of credit of approximating $955,000 and $159,000, respectively, to the Company for five years. The lines of credit are non-interest bearing, effective from January 2017. The Company has fully settled the loan due to one of them as of March 31, 2021. As of March 31, 2022 and 2021, the outstanding balances due to the other stockholder in the discontinued operations were $18,886 and $48,795, respectively.

On July 28 and August 17, 2021, the Company entered into two loan agreements with its CEO, who agreed to loan $800,000 in total to the Company. The loans are non-interest bearing, effective from July 28, 2021 and August 17, 2021, which shall be paid within six months and three months, respectively. As of March 31, 2022, the loans were fully settled.

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company entered into two office lease agreements with a stockholder of Sichuan Senmiao, which were set to expire on January 1, 2020. On April 1, 2020, the two office leases were amended with a leasing term from April 1, 2020 to March 31, 2023. On March 1, 2021, the Company entered into an additional office lease which was set to expire on February 1, 2026. On April 1, 2021, the Company entered into another office lease which was set to expire on April 1, 2024. As of March 31, 2022 and March 31, 2021, operating lease right-of-use assets of these leases amounted to $446,372 and $475,408, respectively. As of March 31, 2022 and March 31, 2021, current leases liabilities of these leases amounted to $246,516 and $161,818, respectively. Non-current lease liabilities of these leases amounted to $211,953 and $285,371 as of March 31, 2022 and March 31, 2021, respectively. For the years ended March 31, 2022 and 2021, the Company incurred $237,968 and $121,012, respectively, in rental expenses to this related party.

In November 2018, Hunan Ruixi entered into an office lease agreement with Hunan Dingchentai Investment Co., Ltd. (“Dingchentai”), a company where one of our independent directors serves as legal representative and general manager. The term of the lease agreement was from November 1, 2018 to October 31, 2023 and the rent was approximately $44,250 per year, payable on a quarterly basis. The original lease agreement with Dingchentai was terminated on July 1, 2019. The Company entered into another lease with Dingchentai on substantially similar terms on September 27, 2019. As of March 31, 2022 and March 31, 2021, operating lease right-of-use assets of this lease amounted $69,534 and $104,959, respectively. As of March 31, 2022, current leases liabilities and non-current leases liabilities of this lease amounted $84,265 and $14,943, respectively. As of March 31, 2021, current leases liabilities and non-current leases liabilities of this lease in the continuing operations amounted $81,908 and $56,178, respectively. For the years ended March 31, 2022 and 2021, the Company incurred $45,651 and $44,169, respectively, in rental expenses to this related party.

In June 2019 and January 2020, the Company’s former VIE entered into two automobile maintenance services contracts with Sichuan Qihuaxin Automobile Services Co., Ltd and Sichuan Yousen Automobile Maintenance Service Co., Ltd, which companies are controlled by one of the non-controlling shareholders of Jinkailong. During the years ended March 31, 2022 and March 31, 2021, the Company incurred automobile maintenance fees of $942,581 and $575,136 to those companies as mentioned above, respectively.

18.   LEASES

Lessor

The Company’s operating leases for automobile rentals have rental periods that are typically short term, generally is twelve months or less. Revenue recognition section of Note 3 (r), the Company discloses that revenue earned from automobile rentals, wherein an identified asset is transferred to the customer and the customer has the ability to control that asset, is accounted for under Topic 842 upon adoption for the year ended March 31, 2020.

Lessee

As of March 31, 2022 and March 31, 2021, the Company has engaged in offices and showroom leases which were classified as operating leases.

The Company leased automobiles under operating lease agreements with a term shorter than twelve months which it elected not to recognize lease assets and lease liabilities under ASC 842. Instead, the Company recognized the lease payments in profit or loss on a straight-line basis over the lease term and variable lease payments in the period in which the obligation for those payments is incurred. In addition, the Company had automobiles leases which were classified as finance lease.

The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The Company recognized lease expense on a straight-line basis over the lease term for operating lease. Meanwhile, the Company recognized the finance leases ROU assets and interest on an amortized cost basis. The amortization of finance ROU assets is recognized on an accretion basis as amortization expense, while the lease liability is increased to reflect interest on the liability and decreased to reflect the lease payments made during the period. Interest expense on the lease liability is determined each period during the lease term as the amount that results in a constant periodic interest rate of the automobile loans on the remaining balance of the liability.

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The ROU assets and lease liabilities are determined based on the present value of the future minimum rental payments of the lease as of the adoption date, using an effective interest rate of 6.0%, which is determined using an incremental borrowing rate with similar term in the PRC. As of March 31, 2022, the average remaining operating and finance lease term of its existing leases is 1.16 and 1.09 years, respectively.

Operating and finance lease expenses consist of the following:

		For the Years Ended
	Classification	March 31, 2022	March 31, 2021
Operating lease cost
Automobile lease costs	Cost of revenues	1,749,959	42,306
Lease expenses	Selling, general and administrative	$585,719	$396,276
Finance lease cost
Amortization of leased asset	Cost of revenues	2,844,167	2,441,873
Amortization of leased asset	General and administrative	974,422	1,656,336
Interest on lease liabilities	Interest expenses on finance leases	333,210	733,202
Total lease expenses		6,487,477	5,269,993
Total lease expenses – discontinued operations		4,150,972	4,748,180
Total Lease expenses- continuing operations		$2,336,505	$521,813

Operating lease expenses for automobiles from continuing operations totaled $1,390,767 and $42,306 for the year ended March 31, 2022 and 2021, respectively. Operating lease expenses for automobiles from discontinued operations totaled $359,192 and $0 for the year ended March 31, 2022 and 2021, respectively.

Operating lease expenses for offices and showroom leases from continuing operations totaled $460,209 and $245,376 for the years ended March 31, 2022 and 2021, respectively. Operating lease expenses offices and showroom leases from discontinued operations totaled $125,510 and $150,900 for the years ended March 31, 2022 and 2021, respectively.

Interest expenses on finance leases from continuing operations totaled $55,844 and $46,518 for the years ended March 31, 2022 and 2021, respectively. Interest expenses on finance leases from continuing operations totaled $277,366 and $686,684 for the years ended March 31, 2022 and 2021, respectively.

The following table sets forth the Company’s minimum lease payments in future periods:

	*Operating lease	Finance lease
	payments	payments	Total
Twelve months ending March 31, 2023	$386,942	$317,499	$704,441
Twelve months ending March 31, 2024	194,311	1,403	195,714
Twelve months ending March 31, 2025	64,268	—	64,268
Twelve months ending March 31, 2026	52,585	—	52,585
Total lease payments	698,106	318,902	1,017,008
Less: discount	(42,342)	(12,969)	(55,311)
Present value of lease liabilities	$655,764	$305,933	$961,697

*As of March 31, 2022, the outstanding balance of operating lease payments due to related parties was $557,677.

19.   COMMITMENTS AND CONTINGENCIES

Contingencies

In measuring the credit risk of guarantee services to automobile purchasers, the Company primarily reflects the “probability of default” by the automobile purchasers on its contractual obligations and considers the current financial position of the automobile purchasers and its likely future development.

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company manages the credit risk of automobile purchasers by performing preliminary credit checks of each automobile purchaser and ongoing monitoring every month. By using the current credit loss model, management is of the opinion that the Company is bearing the credit risk to repay the principal and interests to the financial institutions if automobile purchasers default on their payments for more than three months. Management also periodically re-evaluates probability of default of automobile purchasers to make adjustments in the allowance, when necessary, as the Company is the guarantor of the loans.

Contingent liabilities for automobile purchasers

Historically, most of the automobile purchasers would pay the Company their previous defaulted amounts within one to three months. In December 2019, a novel strain of coronavirus, or COVID-19, surfaced and it has spread rapidly to many parts of China and other parts of the world, including the United States. The epidemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and facilities in China and elsewhere. Because substantially all of the Company’s operations are conducted in China, the COVID-19 outbreak has materially and adversely affected, and may continue to affect, the Company’s business operations, financial condition and operating results for 2021 and 2022, including but not limited to decrease in revenues, slower collection of accounts receivables and additional allowance for doubtful accounts. Some of the Company’s customers exited the ride-hailing business and rendered their automobiles to the Company for sublease or sale to generate income or proceeds to cover payments owed to financial institutions and the Company. For the years ended March 31, 2022 and 2021, the Company recognized an estimated provision loss of approximately $8,000 and $40,504, respectively, for drivers who exited the ride-hailing business were not able to make the monthly payments from continuing operations. For the years ended March 31, 2022 and 2021, the Company recognized an estimated provision loss of approximately $716 and $158,100, respectively, for the guarantee services for drivers who exited the ride-hailing business were not able to make the monthly payments from discontinued operations.

As of March 31, 2022, the maximum contingent liabilities Hunan Ruixi would be exposed to was approximately $0.8 million, assuming all the automobile purchasers were in default. Automobiles are used as collateral to secure the payment obligations of the automobile purchasers under the financing agreements. The Company estimated the fair market value of the collateral to be approximately $0.7 million as of March 31, 2022, based on the market price and the useful life of such collateral, which represents approximately 90% of the maximum contingent liabilities.

Contingent liability of Jinkailong

As of March 31, 2022, the maximum contingent liabilities of Jinkailong, the Company’s equity investee company and former VIE, would be exposed to was approximately $6.3 million, assuming all the automobile purchasers were in default. Automobiles are used as collateral to secure the payment obligations of the automobile purchasers under the financing agreements. Jinkailong estimated the fair market value of the collateral to be approximately $4.2 million as of March 31, 2022, based on the market price and the useful life of such collateral, which represents approximately 66% of the maximum contingent liabilities. Meanwhile, approximately $4.8 million, including interests of approximately $286,000, due to financial institutions, of all the automobile purchases Jinkailong serviced were past due mainly due to the COVID-19 pandemic in China in prior years.

On May 25, 2018, Chengdu Industrial Impawn Co., Ltd (“Impawn”) signed a pledge and pawn contract (the “Master Contact”) with Langyue, pursuant to which, Impawn shall provide loans to Langyue up to RMB20 million (approximately $2.9 million). In connection with the Master Contract, Jinkailong entered into a guaranty with Impawn and agreed to provide guarantee on all the payments (including principal, interests, compensations and other expenses) of Langyue jointly and severally with seven other guarantors, one of which is a shareholder of Jinkailong. Langyue used RMB7,019,652 (approximately $1,003,000) of the loans from Impawn and re-loaned it to automobile purchasers referred by Jinkailong from June 2018 to September 2018, which were also guaranteed by Jinkailong.

Langyue did not pay Impawn the monthly installment of June 2020 timely. In July 2020, Impawn sent the Collection Letter and Notice to Langyue to demand payment of the interest and penalty of RMB100,300 (approximately $14,330). On September 18, 2020, Impawn initiated a legal action with the People’s Court of Sichuan Pilot Free Trade Zone (the “Court”) for an order to collect and enforce the repayment of the total outstanding principal, interest and penalty for an aggregate of RMB9,992,728 (approximately $1,428,000) and other expenses by freezing all bank accounts of Langyue and all related guarantors. On October 14, 2020, the cash in the bank accounts of Jinkailong, totaling RMB175,335 (approximately $25,050) was frozen by the Court and became restricted cash accordingly. On January 7, 2021, frozen bank account mentioned above has been fully released.

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On December 24, 2020, Jinkailong, a shareholder of Jinkailong and Impawn signed a settlement agreement (“Settlement Agreement”). Impawn agreed to release the pledge of Jinkailong’s 75 automobiles, provided that Jinkailong and such shareholder repay an aggregate of RMB4,026,594 (approximately $635,000) in monthly installments over 35 months. In addition, upon the initial payment of RMB600,000 (approximately $94,000) by Jinkailong and such shareholder, Impawn will request the court to release the frozen bank accounts of Jinkailong. The Settlement Agreement further provided that it did not release the guarantee obligations of Jinkailong and in the event Langyue’s loan was not fully repaid at the end of the 35 months, Impawn reserved the right to pursue further actions against Jinkailong and such shareholder for the outstanding balance of the loan. As of March 31, 2022, the original maximum contingent liabilities related to the loans from Langyue to automobile purchasers which Jinkailong would be exposed to was approximately RMB350,000 (approximately $55,000), which has been included in the amount of contingent liabilities of automobile purchasers as mentioned above. Jinkailong will collect monthly installment payments from online ride-hailing drivers who lease those 75 automobiles to repay for the remaining balance of Impawns and recognize guarantee expenses if any. However, as Jinkailong has undertaken the joint and several liability guarantee for all of Langyue’s loans from Impawn, Jinkailong may be required to pay all the outstanding balance of approximately $1,032,000 to Impawn in the future.

As the Company holds 35% of equity interest of Jinkailong through Hunan Ruixi, and has not make any consideration towards to the investment. In accordance with PRC’s company registry compliance, the Company will subject to the maximum amount of RMB3.5 million (approximately $570,000) of which is equivalent to 35% of liabilities in case Jinkailong is liquidated.

From time to time, the Company and its equity investee company may be subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. The total amount of reasonable possible losses with the respect to such matters, individually and in the aggregate, are not deemed to be material to the consolidated financial statements.

20.   SEGMENT INFORMATION

The Company presents segment information after elimination of inter-company transactions. In general, revenue, cost of revenue and operating expenses are directly attributable, or are allocated, to each segment. The Company allocates costs and expenses that are not directly attributable to a specific segment, such as those that support infrastructure across different segments, to different segments mainly on the basis of usage, revenue or headcount, depending on the nature of the relevant costs and expenses. The Company does not allocate assets to its segments as the CODM does not evaluate the performance of segments using asset information.

The following tables present the summary of each segment’s revenue, loss from operations, loss before income taxes and net loss which is considered as a segment operating performance measure, for the years ended March 31, 2022 and 2021:

	For the year ended March 31, 2022
	Automobile
	Transaction and	Online ride-
	related	hailing platform			Discontinued	Continuing
	service	services	Unallocated	Total	operations	operations
Revenues	$9,077,761	$2,665,457	$—	$11,743,218	$6,830,116	$4,913,102
Loss from operations	$(3,957,831)	$(6,962,113)	$(3,179,759)	$(14,099,703)	$(2,537,715)	$(11,561,988)
loss before income taxes	$(4,682,007)	$(7,438,693)	$3,771,912	$(8,348,788)	$(2,747,209)	$(5,601,579)
Net income (loss)	$(4,686,573)	$(7,438,693)	$3,771,912	$(8,353,354)	$(2,747,209)	$(5,606,145)

	For the year ended March 31, 2021
		Online ride-
	Automobile	hailing
	Transaction and	platform	Discontinued			Discontinued	Continuing
	Related services	services	P2P Business	Unallocated	Total	operations	operations
Revenues	$5,257,280	$903,254	$7,153	$—	$6,167,687	$3,978,847	$2,188,840
Loss from operations	$(6,126,494)	$(1,894,971)	$(81,285)	$(2,163,082)	$(10,265,832)	$(4,254,403)	$(6,011,429)
loss before income taxes	$(7,009,570)	$(1,703,551)	$(61,976)	$(3,872,915)	$(12,648,012)	$(5,180,919)	$(7,467,093)
Net income (loss)	$(7,024,200)	$(1,703,551)	$(61,976)	$(3,872,912)	$(12,662,639)	$(5,187,214)	$(7,475,425)

The accounting principles for the Company’s revenue by segment are set out in Note 3(g).

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2022, the Company’s total assets were comprised of $12,022,387 for automobile transaction and related services, $7,003,867 for online ride-hailing platform services and $851,863 unallocated.

As of March 31, 2021, the Company’s total assets were comprised of $8,777,138, $7,450,698 and $398,940 for automobile transaction and related services from continuing and discontinued sections, and discontinued operations of P2P Business, respectively, $3,254,822 for online ride-hailing platform services and $2,421,681 unallocated.

As substantially all of the Company’s long-lived assets are located in the PRC and substantially all of the Company’s revenue is derived from within the PRC, no geographical information is presented.

21.   PARENT-ONLY FINANCIALS

SENMIAO TECHNOLOGY LIMITED

CONDENSED BALANCE SHEETS

	March 31,	March 31,
	2022	2021
ASSETS
Current Assets
Cash and cash equivalents	$116,613	$1,609,778
Due from subsidiaries	12,587,739	8,170,057
Prepayments, other receivables and other assets, net	135,252	136,901
Total Current Assets	12,839,604	9,916,736

Other Assets
Intangible assets	600,000	675,000
Total Assets	$13,439,604	$10,591,736

LIABILITIES AND EQUITY
Current Liabilities
Accrued expenses and other liabilities	$—	$—
Derivative liabilities	2,215,204	1,278,926
Total Current Liabilities	2,215,204	1,278,926

Other Liabilities
Excess of investments in subsidiaries	2,310,937	3,456,097
Total Liabilities	4,526,141	4,735,023

Commitments and Contingencies
Mezzanine Equity (redeemable)
Series A convertible preferred stock (par value $0.0001 per share, 5,000 shares authorized; 5,000 shares issued and outstanding at December 31, 2021), net of issuance costs of $118,344	820,799	—

Stockholders’ Equity
Common stock (par value $0.0001 per share, 10,000,000 shares authorized; 6,186,783 and 4,978,073 shares issued and outstanding at March 31, 2022 and 2021, respectively)*	630	498
Additional paid-in capital	42,803,033	40,759,807
Accumulated deficit	(34,601,545)	(34,064,921)
Accumulated other comprehensive loss	(109,454)	(838,671)
Total Senmiao Technology Limited Stockholders’ Equity	8,092,664	5,856,713
Total Liabilities, Mezzanine Equity and Equity	$13,439,604	10,591,736

*Giving retroactive effect to the 1-for-10 reverse stock split effected on April 6, 2022

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SENMIAO TECHNOLOGY LIMITED

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Years Ended March 31,
	2022	2021
General and administrative expenses	$(2,339,378)	$(2,070,303)
Other Income, net	16,189	582
Change in fair value of derivative liabilities	6,951,482	(1,710,415)
Issuance costs for issuing series A convertible preferred stock	(821,892)	—
Equity of losses in subsidiaries	(4,343,025)	(6,579,922)
Net loss	(536,624)	(10,360,058)
Foreign currency translation adjustment	80,321	(331,193)
Comprehensive loss attributable to stockholders	$(456,303)	$(10,691,251)

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SENMIAO TECHNOLOGY LIMITED

CONDENSED STATEMENTS OF CASH FLOWS

	For the Years Ended March 31,
	2022	2021
Cash Flows from Operating Activities:
Net loss	$(536,624)	$(10,360,058)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity of loss of subsidiaries	4,343,025	6,579,922
Amortization of intangible asset	75,000	75,000
Issuance cost incurred for issuing series A convertible preferred stock	821,892	—
Stock compensation expense	653,000	445,000
Change in fair value of derivative liabilities	(6,951,482)	1,710,415
Prepayments, receivables and other assets	1,651	(44,526)
Accrued expenses and other liabilities	175,008	(65,495)
Net Cash Used in Operating Activities	(1,418,530)	(1,659,742)

Cash Flows from Investing Activities:
Working capital contribution for subsidiaries	(5,749,950)	(3,600,000)
Net Cash Used in Investing Activities	(5,749,950)	(3,600,000)

Cash Flows from Financing Activities:
Net proceeds from issuance of common stock and warrants in a registered direct public offering	5,771,053	5,743,905
Net proceeds from issuance of common stock in an underwritten public offering	—	5,261,297
Net proceeds from issuance of common stock upon warrants exercised	22,015	683,046
Net proceeds from exercise of underwriters’ over-allotment option	—	837,000
Net proceeds from issuance of series A convertible preferred stock and warrants in a private placement offering	4,369,937	—
Borrowings to subsidiaries	(4,487,690)	(5,658,318)
Net Cash Provided by Financing Activities	5,675,315	6,866,930

Net increase (decrease) in cash and cash equivalents	(1,493,165)	1,607,188
Cash and cash equivalents, beginning of year	1,609,778	2,590
Cash and cash equivalents, end of year	$116,613	$1,609,778

Supplemental Cash Flow Information
Cash paid for interest expense	$—	$—
Cash paid for income tax	$—	$—

Non-cash Transaction in Investing and Financing Activities
Prepayments in exchange of intangible assets	$—	$—
Allocation of fair value of derivative liabilities for issuance of common stock proceeds	$7,932,341	$997,193
Allocation of fair value of derivative liabilities to additional paid in capital upon warrants exercised	$45,674	$1,771,213
Issuance of restricted stock units from accrued expenses and other liabilities	$—	$—

a)   Basis of presentation

The condensed financial information of Senmiao Technology Limited, has been prepared using the same accounting policies as set out in the consolidated financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted by reference to the consolidated financial statements.

b)   Investments in subsidiaries and equity of loss in subsidiaries

The investments in subsidiaries consist of investments in Senmiao Consulting, Hunan Ruixi and Yicheng. The equity losses in subsidiaries consist of equity loss in Senmiao Consulting, Hunan Ruixi and Yicheng.

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

c)   Stockholders’ equity

Restricted Stock Units

On October 29, 2020, the Board approved the issuance of an aggregate of 127,273 restricted stock units (“RSUs”) to directors, officers and certain employees as stock compensation for their services for the twelve months ended March 31, 2022. Total RSUs granted to these directors, officers and employees were valued at an aggregate fair value of $140,000. These RSUs will vest in four equal quarterly installments on January 29, 2021, April 29, 2021, July 29, 2021 and October 29, 2021 or in full upon the occurrence of a change in control of the Company, provided that the director, officer or the employee remains in service through the applicable vesting date. The RSUs will be settled by the Company’s issuance of shares of common stock in certificated or uncertificated form upon the earlier of (i) vesting date, (ii) a change in control and (ii) termination of the services of the director, officer or employee due to a “separation of service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, or the death or disability of such director, officer or employee. As of the filing date of these consolidated financial statements, all installment of RSUs with an aggregate of 12,727 (127,273 pre reverse split) was vested and 9,545 (95,457 pre reverse split)was settled by the Company. The Company expects to settle the remaining vested RSUs by issuance of shares of common stock within 2022 and account for the vested RSUs as an addition to both expenses and additional paid-in capital.

2019 Registered Direct Offering

On April 15, 2019, the SEC declared effective the Company’s Registration Statement on Form S-3, pursuant to which, along with the accompanying prospectus, the Company registered up to $80,000,000 in aggregate principal amount of its common stock, preferred stock, debt securities, warrants, rights and/or units. On June 21, 2019, the Company closed a registered direct offering of an aggregate of 178,136 (1,781,360 pre reverse split) shares of its common stock, and in connection therewith, issued to the investors (i) for no additional consideration, Series A warrants to purchase up to an aggregate of 133,602 (1,336,021 pre reverse split) shares of common stock and (iii) for nominal additional consideration, Series B warrants to purchase up to a maximum aggregate of 111,632 (1,116,320 pre reverse split) shares of common stock. The Company sold the shares of common stock at a price of $33.8 ($3.38 pre reverse split) per share (the “Share Purchase Price”). The Company received gross proceeds from the offering of approximately $6.0 million, and net proceeds from the offering of approximately $5.1 million after deducting estimated offering expenses payable by the Company.

The Series A warrants are exercisable immediately upon issuance at an exercise price of $37.2 ($3.72 pre reverse split) per share and will expire on the fourth (4th) anniversary of the original issue date. In the event that on December 20, 2019, the exercise price is greater than the Six Month Adjustment Price as defined below, on the trading day immediately following December 20, 2019 (the “Six Month Measuring Date”), the exercise price shall automatically adjust to the Six Month Adjustment Price (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events). Six Month Adjustment Price means the greater of (x) $15.0 ($1.50 pre reverse split) (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction) and (y) 100% of the quotient of (I) the sum of the five lowest VWAPs of the common stock during the ten consecutive trading day period ending and including the Six Month Measuring Date, divided by (II) five. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during such period. The exercise price of the Series A warrant was adjusted pursuant to this formula from $37.2 ($3.72 pre reverse split) to $15.00 ($1.50 pre reverse split) per share on December 20, 2019. The Company used the adjusted exercise price to value its derivative liability on its December 31, 2019 financial statements and reporting periods onwards with changes in fair value of warrant liabilities from period to period are recorded in the consolidated statements of operations and comprehensive loss under the caption “Change in fair value of derivative liabilities”. The exercise price of the Series A warrant was further adjusted to $5.0 ($0.50 pre reverse split) per share on August 7, 2020 as a result of the Company’s issuance of shares of common stock in its underwritten public offering in August 2020, which has been recorded in the financial statements in the year ended March 31, 2021. In addition, the exercise price of the placement agent warrants from the June 2019 registered direct offering was voluntarily adjusted by the Company from $37.2 ($3.72 pre reverse split) to $5.0 ($0.50 pre reverse split) per share on August 18, 2020.

The Series B warrants are pre-funded warrants and were issued as a true-up with respect to the shares of common stock. The maximum aggregate number of shares of common stock issuable upon exercise of the Series B warrants is 111,632 (1,116,320 pre reverse split). Initially, the Series B warrants shall not be exercisable for any shares of common stock. In the event that on the fiftieth (50th) day after the closing date (the “Adjustment Measuring Time”), the closing price of the common stock is less than the Share

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Purchase Price, then the number of shares of common stock issuable upon exercise of the Series B warrants shall be adjusted (upward or downward, as applicable) to the greater of (i) zero (0) and (ii) such aggregate number of shares of common stock equal to fifty percent (50%) of the difference of (A) the quotient of (x) the Share Purchase Price divided by (y) the Market Price (as defined in Purchase Agreement) as of the Adjustment Measuring Time, less (B) the aggregate number of shares of common stock issued to the investors at the closing (as adjusted for share splits, share dividends, share combinations, recapitalizations and similar events). The exercise price of the Series B warrant was adjusted from $37.2 ($3.72 pre reverse split) to $0.001 ($0.0001 pre reverse split) per share on August 12, 2019. The Company used the adjusted exercise price to value its derivative liability on its September 30, 2019 financial statements and reporting period onwards with changes in fair value of warrant liabilities from period to period are recorded in the consolidated statements of operations and comprehensive loss under the caption “Change in fair value of derivative liabilities. As of March 31, 2021, the Company has issued an aggregate of 111,319 (1,113,188 pre reverse split) shares of common stock to certain investors in the June 2019 offering upon exercise of the pre-funded Series B warrants for a total consideration of $111.

Underwritten Public Offering and Exercise of the Over-Allotment Option

On August 4, 2020, the Company entered into an underwriting agreement with The Benchmark Company, LLC and Axiom Capital Management, Inc., as representatives of the Underwriters, relating to an underwritten public offering of 1,200,000 (12,000,000 pre reverse split) shares of the Company’s common stock at the Offering Price. Pursuant to the terms of the Underwriting Agreement, the Company granted the Underwriters a 45-day option to purchase up to an additional 180,000 (1,800,000 pre reverse split)shares of common stock to cover over-allotments, if any, at the Offering Price less the underwriting discounts and commissions. An underwriting discount of 7% was applied to the Offering Price, except for shares of common stock purchased by certain existing investors of the Company (the “Excluded Investors”), an underwriting discount of 6% was applied. On August 6, 2020, the Company completed the underwritten offering. The net proceeds to the Company from this offering, after deducting the underwriting discounts and commissions and other estimated offering expenses payable by the Company, were approximately $5.3 million.

On August 13, 2020, the Underwriters exercised their over-allotment option to purchase an additional 180,000 (1,800,000 pre reverse split) shares of common stock at $5.0 ($0.50 pre reverse split) per share. This transaction was completed on August 13, 2020. Net proceeds from the exercise of the underwriters’ over-allotment option were approximately $0.8 million net of underwriting discounts and commissions and offering expenses.

In connection with the underwritten offering, the Company issued the Underwriters or their permitted designees, on a private placement basis, the Underwriters’ Warrants to purchase up to 56,800 (568,000 pre reverse split) shares of common stock. These warrants are valid for a period of five years and exercisable commencing six months from August 4, 2020 at a price per share equal to 125% of the Offering Price and are exercisable on a “cashless” basis.

February 2021 Registered Direct Offering

On February 8, 2021, the Company entered into a placement agency agreement with FT Global Capital, Inc., to act as exclusive placement agent in connection with the registered direct public offering. Pursuant to the terms of the placement agency agreement, the Company agreed to pay the Placement Agent a cash fee equal to 7.5% of the gross proceeds raised in the Offering, and to reimburse the Placement Agent for certain expenses, including legal fees and expenses, up to $60,000 in the aggregate. The Placement Agent is also entitled to additional tail compensation for any financings consummated within the 12-month period following the termination of the Placement Agent Agreement to the extent that such financing is provided to the Company by investors that the Placement Agent had introduced to the Company. On February 10, 2021, the Company completed the registered direct offering. The net proceeds to the Company from this offering, after deducting the underwriting discounts and commissions and other estimated offering expenses payable by the Company, were approximately $5.7 million.

In connection with the offering, the Company issued the placement agent warrants to purchase up to 38,044 (380,435 pre reverse split) shares of its common stock. These warrants are exercisable for a period of five years commencing 180 days from February 8, 2020 at a price of $13.8 ($1.38 pre reverse split) per share and are exercisable on a “cashless” basis. In addition, the company issued The Benchmark Company, LLC and Axiom Capital Management, Inc. ss from the offering and warrants to purchase up to 15,218 (152,174 pre reverse split) shares of its common stock, in consideration for the termination of the ROFR. These warrants are exercisable for a period of five years from February 8, 2020 at a price of $17.25 ($1.725 pre reverse split) per share.

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

May 2021 Registered Direct Offering

On May 11, 2021, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain purchasers (the “Investors”) pursuant to which the Company will sell to the Investors, in a registered direct offering, an aggregate of 553,192 (5,531,916 pre reverse split) units (the “Units”), each consisting of 0.1 (one pre reverse split) share (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”) and a warrant to purchase 0.1 (one pre reverse split) share of the Company’s Common Stock (the “Warrants”), at a purchase price of $1.175 per unit, for aggregate gross proceeds to the Company of $6,500,000, before deducting fees to the placement agent and other estimated offering expenses payable by the Company. On May 13, 2021, the Company completed the registered direct offering. The net proceeds to the Company from this offering, after deducting the underwriting discounts and commissions and other estimated offering expenses payable by the Company, were approximately $5.8 million.

The Warrants have a term of five years and are exercisable by the holders at any time after the date of issuance at an exercise price of $10.5 ($1.05 pre reverse split) per share. The exercise price and the number of shares issuable upon exercise of the Warrants are subject to an adjustment upon the occurrence of certain events, including, but not limited to, stock splits or dividends, business combinations, sale of assets, similar recapitalization transactions, or other similar transactions. The exercise price of the Warrants is also subject to an adjustment in the event that the Company issues or is deemed to issue shares of Common Stock for less than the applicable exercise price of such Warrants. However, the exercise price of the Warrants shall not be lower than $10.5 ($1.05 pre reverse split) as a result of an adjustment, unless the Company has obtained the stockholder approval. The exercisability of the Warrants may be limited if, upon exercise, the holder or any of its affiliates would beneficially own more than 4.99%.

FT Global Capital, Inc. (“FT Global Capital”) acted as the exclusive placement agent in connection with this offering pursuant to the terms of a placement agency agreement, dated May 11, 2021, between the Company and FT Global Capital (the “Placement Agent Agreement”). Pursuant to the Placement Agent Agreement, the Company agreed to pay FT Global Capital a cash fee equal to seven point five percent (7.5%) of the aggregate proceeds received by the Company from the sale of its securities to the investors introduced to the Company by FT Global Capital. FT Global Capital is also entitled to additional tail compensation for any financings consummated within the 12-month period following the termination of the Placement Agent Agreement to the extent that such financing is provided to the Company by investors that FT Global Capita had introduced to the Company. In addition to the cash fees, the Company agreed to issue to the Placement Agent warrants to purchase an aggregate of up to seven point five percent (7.5%) of the aggregate number of shares of our Common Stock sold in the offering (the “Placement Agent Warrants”). The Placement Agent Warrants shall generally be on the same terms and conditions as the Warrants, exercisable at a price of $10.5 ($1.05 pre reverse split) per share, provided that Placement Agent Warrants will not provide for certain anti-dilution protections included in the Warrants.

In connection with the offering, the Company issued the investors warrants and placement agent warrants to purchase up to 553,192 (5,531,916 pre reverse split) and 41,490 (414,894 pre reverse split) shares of its common stock, respectively. These warrants are exercisable at any time on or after the issuance date and expire on the fifth-year anniversary of their issuance.

November 2021 Private Placement

On November 8, 2021, the Company, entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors (the “Investors”) pursuant to which the Company will sell to the Investors, in a private placement (the “Private Placement”), an aggregate of $5,000,000 worth of securities of the Company, consisting of up to 5,000 shares (the “Preferred Shares”) of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) and warrants (the “Investor Warrants”) to initially acquire up to an aggregate number of shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”) that equals to the number of shares of Common Stock to be issued upon conversion of the Preferred Shares at $0.68 per share (the “Initial Conversion Price”) (as exercised, collectively, the “Warrant Shares”). The purchase price for the Preferred Shares shall be $1,000 per each Preferred Share (and related Investor Warrant). On November 10, 2021, the Company completed the Private Placement. The net proceeds to the Company from this offering, after deducting the placement agent commissions and other estimated offering expenses payable by the Company, were approximately $4.4 million. The Series A Convertible Preferred Stock is included in mezzanine equity on the consolidated balance sheets, because it is redeemable by the holders upon events of change of control which are not within the Company’s control. A discount to the redemption amount of a contingently redeemable preferred share should be amortized only once it is probable the share will become redeemable. The Company determined that the redemption is

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

uncertain as the cash redemption feature upon change of control is at the option of the holder, and the redemption date upon the change of control is uncertain.

Pursuant to the certificate of designations for the Series A Preferred Stock (the “COD”), at any time after the initial issuance date, each holder shall be entitled to convert any portion of the outstanding Preferred Shares held by such holder into shares of Common Stock (the “Conversion Shares”) at Initial Conversion Price, which shall be adjusted to the greater of $0.41 per share or 85% of the closing bid price of the Company’s Common Stock reported on the NASDAQ Capital Market on the Applicable Date, which is the earlier of the first date on which the registration statement covering the resale of the Conversion Shares and Warrant Shares is declared effective by the SEC or the first date on which all such shares are eligible to be resold by the Investors pursuant to Rule 144 or Rule 144A promulgated under the Securities Act.

The Investor Warrants have a term of five years and are exercisable by the holders at any time after six months and one day of the date of issuance at an exercise price of $8.2 ($0.82 pre reverse split) per share. The exercise price and the number of shares issuable upon exercise of the Investor Warrants are subject to an adjustment upon the occurrence of certain events, including, but not limited to, stock splits or dividends, business combinations, sale of assets, similar recapitalization transactions, or other similar transactions. The exercise price of the Investor Warrants are also subject to an adjustment in the event that the Company issues or is deemed to issue shares of Common Stock for less than the applicable exercise price of such Investor Warrants. However, the exercise price of the Investor Warrants shall not be lower than $7.1 ($0.7125 pre reverse split) as a result of an adjustment, unless the Company has obtained the stockholder approval. The exercisability of the Investor Warrants may be limited if, upon exercise, the holder or any of its affiliates would beneficially own more than 4.99% or 9.99% as the Investor chooses.

FT Global Capital acted as the exclusive placement agent in connection with this Private Placement pursuant to the terms of a placement agency agreement, dated November 7, 2021, between the Company and FT Global Capital (the “Placement Agent Agreement”). Pursuant to the Placement Agent Agreement, the Company agreed to pay FT Global Capital a cash fee equal to 7.5% of the aggregate proceeds received by the Company from the sale of its securities to the Investors. FT Global Capital is also entitled to additional tail compensation for any financings consummated within the 12-month period following the termination of the Placement Agent Agreement to the extent that such financing is provided to the Company by investors that FT Global Capital had introduced to the Company. In addition to the cash fees, the Company agreed to issue to the Placement Agent warrants to purchase an aggregate of up to 7.5% of the aggregate number of the Conversion Shares (the “Placement Agent Warrants”). The Placement Agent Warrants shall generally be on the same terms and conditions as the Investor Warrants, exercisable at a price of $6.8 ($0.68 pre reverse split) per share, provided that Placement Agent Warrants will not provide for certain anti-dilution protections included in the Investor Warrants.

In connection with the Private Placement, the Company issued warrants to the Investors to purchase up to an aggregate number of shares of common stock that equals to the number of shares of common stock to be issued upon conversion of the Series A Preferred Stock at the Initial Conversion Price. Meanwhile, the Company paid the placement agent cash commission of approximately $375,000 and issued to it warrants to purchase up to 55,148 (551,471 pre reverse split) shares of common stock at an exercise price of $6.8 ($0.68 pre reverse split) per share, which warrants will be exercisable at any time on or after the date of six months from the issuance date and expire on the fifth-year anniversary of their issuance.

Share Swap in purchase of XXTX’s remaining minority interest

In October 2021, the Company, Senmiao Consulting, XXTX and its shareholders entered into a Share Swap Agreement, pursuant to which the Company, through Senmiao Consulting, shall purchase all of the equity shares of XXTX held by its shareholders by issuing a total of 533,167 (5,331,667 pre reverse split) shares of the Company’s common stock to XXTX’s Shareholders. Upon closing, the Company, through Senmiao Consulting, shall own 100% of the equity interests in XXTX.

Common stock issued for consulting services

On October 22, 2021, the Company entered into a consulting agreement (the “Consulting Agreement”) with Jolly Good River Group Limited. (the “Consultant”), pursuant to which the Company engaged the Consultant to provide certain market research and business development advisory services for a period of twelve months. As compensation for the services, the Company agreed to issue the Consultant an aggregate of 100,000 (1,000,000 pre reverse split) shares of the Common Stock, par value $0.0001, payable within ten working days from the signing of the Consulting Agreement. As of November 9, 2021, the issuance of 100,000 (1,000,000

SENMIAO TECHNOLOGY LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

pre reverse split) shares of the Company’s common stock has been completed and the Company recorded the consulting fee of $653,000 pursuant to the fair value on November 3, 2021, the grant date.

1-for-10 shares reverse split on common stock

The Company considered the above transactions after giving a retroactive effect to a 1-for-10 reverse stock split of its common stock which became effective on April 6, 2022. The Company believed it is appropriate to reflect the above transactions on a retroactive basis similar to those after a stock split or dividend pursuant to ASC 260. All shares and per share amounts used herein and in the accompanying consolidated financial statements have been retroactively stated to reflect the effect of the reverse stock split. Upon execution of the 1-for-10 reverse stock split, the Company recognized additional 8,402 shares of common stock due to round up issue.

22.   SUBSEQUENT EVENTS

Conversion Price Adjustment for November 2021 Preferred Shares

Pursuant to the COD signed by the Company and certain institutional investors in November 2021 Private Placement, the initial conversion price of the series A convertible Preferred Shares was $0.68. If as of the applicable date the conversion price then in effect is greater than the greater of (x) $0.41 (the “floor Price”) (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events) and (y) 85% of the closing bid price on the applicable date (the “Adjustment Price”), the conversion price shall automatically lower to the Adjustment Price accordingly. As the 1-for-10 reverse stock split on the Company’s Common Stock became effective on April 6, 2022, the conversion price of the Preferred Shares was adjusted to $4.1. As of the filing date of these consolidated financial statements, 520 shares of the Series A Convertible Preferred Stock have been converted to 126,831 shares of Common Stock.

Adjustments of Exercise Price and Warrant Shares for November 2021 Investors Warrants

Pursuant to November 2021 Investors Warrants, if at any time and from time to time on or after the issuance date there occurs any stock split, stock dividend, stock combination recapitalization or other similar transaction involving the Common Stock (“Stock Combination Event”) and the Event Market Price (which is defined as with respect to any Stock Combination Event date, the quotient determined by dividing (x) the sum of the VWAP of the Common Stock for each of the five (5) lowest trading days during the twenty (20) consecutive trading day period ending and including the trading day immediately preceding the sixteenth (16th) trading day after such Stock Combination Event date, divided by (y) five (5)) is less than the original exercise price of $0.82 then in effect, then on the sixteenth (16th) trading day immediately following such Stock Combination Event, the exercise price then in effect on such sixteenth (16th) trading day shall be reduced (but in no event increased) to the event market price. As the 1-for-10 reverse stock split on the Company’s common stock became effective on April 6, 2022, the exercise price of the November 2021 Investors Warrants was adjusted to $1.13, the Event Market Price and the total number of shares of the November 2021 Investors Warrants was adjusted to 5,335,763.

Item 14. Other expenses of issuance and distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by us in connection with this offering. All the amounts shown are estimates except for the SEC registration fee and FINRA fee.

SEC registration fee		$1,249.65
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous fees and expenses	$	*
Total	$	*

*	Estimated expenses are presently not known and cannot be estimated.

Item 15. Indemnification of Directors and Officers.

Nevada Law

Section 78.7502 of the Nevada Revised Statutes provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he is not liable under Section 78.138 of the Nevada Revised Statutes for breach of his or her fiduciary duties to the corporation or he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.7502 further provides a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he is not liable under Section 78.138 of the Nevada Revised Statutes for breach of his or her fiduciary duties to the corporation or he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any non-derivative proceeding or any derivative proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.

Further, Nevada law permits a Nevada corporation to purchase and maintain insurance or to make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expenses.

Charter Provisions of the Company

The Company’s articles of incorporation provide that the Company shall provide indemnification to its directors and officers to the maximum extent permitted by law. The Company shall pay advancements of expenses in advance of the final disposition of the action, suit or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount even if it is ultimately determined that he or she is not entitled to indemnification by the Company. The Company is permitted by the articles of incorporation to purchase and maintain insurance in connection with its indemnification obligations. Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, we have been advised that the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits.

See the Exhibit Index attached to this registration statement and incorporated herein by reference.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;
(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)	That, for purposes of determining any liability of the registrant under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7)	If the securities to be registered are to be offered to existing security holders pursuant to warrants or rights and any securities not taken by security holders are to be reoffered to the public, to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.
(8)	(i) To use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of section 10(a) of the Act, and relating to the securities offered at competitive bidding, as contained in the registration statement, together with any supplements thereto, and (ii) to file an amendment to the registration statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.
(9)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(10)	To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.
(11)	That:
(i)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and
(ii)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description
3.1	Articles of Incorporation of the Company, incorporated herein by reference to Exhibit 3.1 to the Amendment No.7 to Registration Statement on Form S-1 filed with the SEC on March 14, 2018

3.2

Certificate of Amendment to Articles of Incorporation of the Company, incorporated herein by reference to Exhibit 3.2 to the Amendment No.7 to Registration Statement on Form S-1 filed with the SEC on March 14, 2018

3.3	Certificate of Change of the Company, incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on April 6, 2022.

3.4	Certificate of Correction of the Company, incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the SEC on April 6, 2022.

3.5	Bylaws of the Company, incorporated herein by reference to Exhibit 3.2 to the Registration Statement on Form S-1 filed by the Company with the SEC on October 30, 2017.

3.6	Amendment to Bylaws, effective as of August 12, 2021, incorporated herein by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed with the SEC on August 16, 2021

3.7	Certificate of Designations of Series A Convertible Preferred Stock, incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on November 8, 2021

4.1	Form of Series A Warrant, incorporated herein by reference to Exhibit 4.1 on the Current Report on Form 8-K filed by the Company with the SEC on June 18, 2019

4.2	Form of Series B Warrant, incorporated herein by reference to Exhibit 4.2 on the Current Report on Form 8-K filed by the Company with the SEC on June 18, 2019

4.3	Form of Placement Agent Warrant, incorporated herein by reference to Exhibit 4.3 on the Current Report on Form 8-K filed by the Company with the SEC on June 18, 2019

4.4

Description of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, incorporated herein by reference to Exhibit 4.4 on the Annual Report on Form 10-K filed by the Company with the SEC on July 9, 2020

4.5	Form of Warrant relating to the August 2020 offering, incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on August 4, 2020

4.6	Form of Placement Agent Warrant relating to the February 2021 offering, incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on February 9, 2021

4.7

Form of the Investor’s Common Stock Purchase Warrant relating to the May 2021 offering, incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on May 11, 2021

4.8

Form of the Placement Agent’s Common Stock Purchase Warrant relating to the May 2021 offering, incorporated herein by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the SEC on May 11, 2021

4.9

Form of the Investor Warrant in connection with November 2021 Private Placement, incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on November 8, 2021

4.10

Form of the Placement Agent Warrant in connection with November 2021 Private Placement, incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on November 12, 2021

5.1	Legal Opinion of Flangas Law Group

10.1

Exclusive Business Cooperation Agreement, dated September 18, 2017, by and between Sichuan Senmiao Zecheng Business Consulting Co., Ltd. and Sichuan Senmiao Ronglian Technology Co., Ltd., incorporated herein by reference to Exhibit 10.1 to the Amendment No. 7 to Registration Statement on Form S-1 filed with the SEC on March 14, 2018

10.2

Form of Equity Interest Pledge Agreement by and among Sichuan Senmiao Zecheng Business Consulting Co., Ltd., Sichuan Senmiao Ronglian Technology Co., Ltd. and each equity holder of Sichuan Senmiao Ronglian Technology Co., Ltd., incorporated herein by reference to Exhibit 10.2 to the Amendment No. 7 to Registration Statement on Form S-1 filed with the SEC on March 14, 2018

10.3

Exclusive Option Agreement, dated September 18, 2017, by and among Sichuan Senmiao Zecheng Business Consulting Co., Ltd., Sichuan Senmiao Ronglian Technology Co., Ltd. and each equity holder of Sichuan Senmiao Ronglian Technology Co., Ltd., incorporated herein by reference to Exhibit 10.3 to the Amendment No. 7 to Registration Statement on Form S-1 filed with the SEC on March 14, 2018

10.4	Form of Power of Attorney, incorporated herein by reference to Exhibit 10.4 to the Amendment No. 7 to Registration Statement on Form S-1 filed with the SEC on March 14, 2018

10.5

Timely Reporting Agreement, dated September 18, 2017, by and between Sichuan Senmiao Ronglian Technology Co., Ltd. and the Company, incorporated herein by reference to Exhibit 10.5 to the Amendment No. 7 to Registration Statement on Form S-1 filed with the SEC on March 14, 2018

10.7

Lease Agreement, dated April 1, 2018, by and between Xiaodong Yang, Pin Li and Hong Li, as landlord, and Senmiao Consulting, as tenant, incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed with the SEC on August 14, 2018

10.8

Lease Agreement, dated April 1, 2018, by and between Xiaodong Yang, Pin Li and Hong Li, as landlord, and Sichuan Senmiao, as tenant, incorporated herein by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q filed with the SEC on August 14, 2018

10.9	Employment Agreement, dated August 1, 2018, by and between Sichuan Senmiao and Haitao Liu, incorporated herein Exhibit 10.5 to the Quarterly Report on Form 10-Q filed with the SEC on August 14, 2018

10.10

Employment Agreement between the Company and Chunhai Li, incorporated herein by reference to Exhibit 10.18 to the Amendment No. 7 to Registration Statement on Form S-1 filed with the SEC on March 14, 2018

10.11	Form of Director Offer Letter, incorporated herein by reference to Exhibit 10.19 to the Amendment No. 7 to Registration Statement on Form S-1 filed with the SEC on March 14, 2018

10.12

Loan Agreement, effective January 1, 2017, by and between Xiang Hu and Sichuan Senmiao Ronglian Technology Co., Ltd., incorporated herein by reference to Exhibit 10.22 to the Amendment No. 7 to Registration Statement on Form S-1 filed with the SEC on March 14, 2018

10.13

Loan Agreement, effective January 1, 2017, by and between Jun Wang and Sichuan Senmiao Ronglian Technology Co., Ltd., incorporated herein by reference to Exhibit 10.23 to the Amendment No. 7 to Registration Statement on Form S-1 filed with the SEC on March 14, 2018

10.14

Investment and Equity Transfer Agreement, dated as of November 21, 2018, by and among Senmiao Technology Limited, Hunan Ruixi Financial Leasing Co., Ltd., Hunan Ruipin Cultural Industry Co., Ltd., Luziyun International Group (Southeast Asia) Shares Limited and Chengdu Little Monkey Information and Technology Co., Ltd. incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the SEC on November 28, 2018

10.15

Business Cooperation Agreement and Valuation Adjustment Mechanism and Indemnification Agreement, dated August 26, 2018, by and among Sichuan Jinkailong Automobile Leasing Co., Ltd., Hunan Ruixi Financial Leasing Co., Ltd., Xiaoliang Chen, Xi Yang, Yiqiang He and Xiaohui Luo, incorporated herein by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q filed by the Company with the SEC on February 19, 2019

10.16

Amendment to Business Cooperation Agreement and Valuation Adjustment Mechanism and Indemnification Agreement, dated October 16, 2018, by and among Sichuan Jinkailong Automobile Leasing Co., Ltd., Hunan Ruixi Financial Leasing Co., Ltd., Xiaoliang Chen, Xi Yang, Yiqiang He and Xiaohui Luo, incorporated herein by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q filed by the Company with the SEC on February 19, 2019

10.17

Collaboration Agreement, dated August 13, 2019, by and between Didi Chuxing Technology Co., Ltd. and Sichuan Jinkailong Automobile Leasing Co., Ltd., incorporated herein by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q filed with the SEC on February 14, 2020

10.18

Collaboration Agreement, dated December 6, 2019, by and between Didi Chuxing Technology Co., Ltd. and Hunan Ruixi Financial Leasing Co., Ltd., incorporated herein by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q filed with the SEC on February 14, 2020

10.19

Consulting Service Agreement, dated March 26, 2019, by and between Didi Chuxing Technology Co., Ltd. and Sichuan Jinkailong Automobile Leasing Co., Ltd., incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed with the SEC on February 14, 2020

10.20

Voting Agreement, dated August 26, 2018, by and among Hunan Ruixi Financial Leasing Co., Ltd. and certain shareholders of Sichuan Jinkailong Automobile Leasing Co., Ltd., incorporated herein by reference to Exhibit 10.7 to the Quarterly Report on Form 10-Q filed by the Company with the SEC on February 19, 2019

10.21

Amendment to the Voting Agreement, dated November 11, 2018, by and among Hunan Ruixi Financial Leasing Co., Ltd. and certain shareholders of Sichuan Jinkailong Automobile Leasing Co., Ltd., incorporated herein by reference to Exhibit 10.8 to the Quarterly Report on Form 10-Q filed by the Company with the SEC on February 19, 2019

10.22

Employment Agreement, dated as of May 27, 2019, by and between Senmiao Technology Limited and Xi Wen, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on May 30, 2019

10.23

Employment Agreement, dated as of September 17, 2018, by and between the Company and Xiaoyuan Zhang, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on September 20, 2018

10.24	Form of Securities Purchase Agreement, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on June 18, 2019

10.25	Form of Lock-Up Agreement, incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on June 18, 2019

10.26	Form of Leak-Out Agreement, incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on June 18, 2019

10.27	Form of Hunan Ruixi Financial Leasing Contract, incorporated herein by reference to Exhibit 10.30 to the Annual Report on Form 10-K filed with the SEC on July 5, 2019

10.28	Form of Hunan Ruixi Service Agreement, incorporated herein by reference to Exhibit 10.31 to the Annual Report on Form 10-K filed with the SEC on July 5, 2019

10.29	Form of Jinkailong Automobile Affiliation Agreement, incorporated herein by reference to Exhibit 10.32 to the Annual Report on Form 10-K filed with the SEC on July 5, 2019

10.30

Voting Agreement, dated February 13, 2020, by and between Hunan Ruixi Financial Leasing Co., Ltd. and Chengdu Simushi Technology Co., Ltd., incorporated herein by reference to Exhibit 10.30 to the Annual Report on Form 10-K filed with the SEC on July 9, 2020

10.31

English Translation to Investment Agreement, dated July 4, 2020, by and among Hongyi Industrial Group Co., Ltd., Hunan Ruixi Financial Leasing Co., Ltd., Sichuan Jinkailong Automobile Leasing Co., Ltd. and other shareholders of Jinkailong, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on July 8, 2020

10.32

Employment Agreement, dated as of September 11, 2020, by and between the Company and Haitao Liu, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on September 14, 2020

10.33

English Translation to Investment Agreement, dated July 4, 2020, by and among Hongyi Industrial Group Co., Ltd., Hunan Ruixi Financial Leasing Co., Ltd., Sichuan Jinkailong Automobile Leasing Co., Ltd. and other shareholders of Jinkailong, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on July 8, 2020

10.34

Underwriting Agreement, dated August 4, 2020, by and among Senmiao Technology Limited, The Benchmark Company, LLC and Axiom Capital Management, Inc., incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on August 4, 2020

10.35	Form of Placement Agent Agreement relating to the February 2021 offering, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on February 9, 2021

10.36	Form of Securities Purchase Agreement relating to the February 2021 offering, incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on February 9, 2021

10.37	Form of Lock-up Agreement relating to the February 2021 offering, incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on February 9, 2021

10.38	Form of Securities Purchase Agreement relating to the May 2021 offering, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on May 11, 2021

10.39

Placement Agency Agreement dated May 11, 2021 (including Form of Lock-Up Agreement in the exhibit) relating to the May 2021 offering, incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on May 11, 2021

10.40

English Translation of the Investment Agreement, dated September 11, 2020, by and among Sichuan Senmiao Zecheng Business Consulting Co., Ltd., Hunan Xixingtianxia Technology Co., Ltd. and its shareholders, incorporated herein by reference to Exhibit 10.40 of the 10-K filed on July 15, 2022.

10.41

English Translation of the Supplementary Agreement to the Investment Agreement, dated February 5, 2021, by and among Sichuan Senmiao Zecheng Business Consulting Co., Ltd., Hunan Xixingtianxia Technology Co., Ltd. and its shareholders, incorporated herein by reference to Exhibit 10.41 of the 10-K filed on July 15, 2022.

10.42

English Translation of the Termination Agreement of the Investment Agreement, dated July 2, 2021, by and among Hongyi Industry Group Co., Ltd., Sichuan Jinkailong Automobile Leasing Co., Ltd. and its shareholders, incorporated herein by reference to Exhibit 10.42 of the 10-K filed on July 15, 2022.

10.43

Share Swap Agreement, dated October 22, 2021, by and among Senmiao Technology Limited, Sichuan Senmiao Zecheng Business Consulting Co., Ltd., Hunan Xixingtianxia Technology Co., Ltd. and the shareholders of Hunan Xixingtianxia Technology Co., Ltd., incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on October 28, 2021

10.44

Form of Securities Purchase Agreement in connection with the November 2021 Private Placement, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on November 8, 2021

10.45

Form of Registration Rights Agreement in connection with the November 2021 Private Placement, incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on November 8, 2021

10.46

Placement Agent Agreement dated November 7, 2021 in connection with the November 2021 Private Placement, incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on November 8, 2021.

10.47

English Translation of Agreement for the Termination of the Agreement for Concerted Action by Shareholders of Jinkailong, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on April 6, 2022.

14.1	Code of Ethics, incorporated herein by reference to Exhibit 14.1 to the Amendment No. 7 to Registration Statement on Form S-1 filed with the SEC on March 14, 2018

21.1	List of Subsidiaries, incorporated herein by reference to Exhibit 21.1 of the 10-K filed on July 15, 2022.

23.1	Consent of Friedman LLP

23.2	Consent of Flangas Law Group (included in Exhibit 5.1) *

24.1	Power of Attorney (included on signature page) *

107	Filing Fee Table *
*	Filed previously

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the registration statement on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chengdu, People’s Republic of China, on the 22nd day of May 2023.

SENMIAO TECHNOLOGY LIMITED

By:	/s/ Xi Wen
Xi Wen
Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the foregoing Power of Attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Xi Wen	Chairman of the Board, President,	May 22, 2023
Xi Wen	Chief Executive Officer and Secretary (Principal Executive Officer)

/s/ Xiaoyuan Zhang	Chief Financial Officer and Treasurer	May 22, 2023
Xiaoyuan Zhang	(Principal Financial Officer and Principal Accounting Officer)

*	Director	May 22, 2023
Trent D. Davis

*	Director	May 22, 2023
Xiaojuan Lin

*	Director	May 22, 2023
Sichun Wang

*	Director	May 22, 2023
Jie Gao

*By:	/s/ Xi Wen
Xi Wen
Attorney-in-fact